Exhibit 99.1

ARRANGEMENT

involving

TUNDRA SEMICONDUCTOR CORPORATION

and

4440471 CANADA INC.

a corporation wholly-owned by

INTEGRATED DEVICE TECHNOLOGY, INC.

SPECIAL MEETING OF SHAREHOLDERS OF

TUNDRA SEMICONDUCTOR CORPORATION

TO BE HELD ON JUNE 15, 2009

NOTICE OF SPECIAL MEETING AND

MANAGEMENT PROXY CIRCULAR

May 15, 2009

The Directors of Tundra recommend that Shareholders

vote FOR the Arrangement Resolution.

These materials are important and require your immediate attention. They require shareholders of Tundra Semiconductor Corporation to make important decisions. If you are in doubt as to how to make your decisions, please contact your financial, legal or other professional advisors. If you have any questions or require more information with regard to the procedures for voting or completing your transmittal documentation or have questions regarding the arrangement described in this Notice of Special Meeting and Management Proxy Circular, please contact Georgeson Shareholder Communications Canada Inc., toll-free, at 1-866-413-8829.

May 15, 2009

Dear Tundra Shareholder:

On behalf of the Board of Directors (the “Directors”) of Tundra Semiconductor Corporation (“Tundra”), we would like to invite you to join us at the special meeting of shareholders of Tundra (the “Meeting”) that will be held on June 15, 2009, at 11:00 a.m. (Toronto time), at The Marshes Golf Club, 320 Terry Fox Drive, Ottawa (Kanata), Ontario, Canada, K2K 3L1.

At the meeting, you will be asked to consider and, if deemed advisable, approve an arrangement under the Canada Business Corporations Act, whereby 4440471 Canada Inc. (“Acquisition Sub”), a wholly-owned Canadian acquisition subsidiary of Integrated Device Technology, Inc. (“IDT”), will acquire all of the issued and outstanding common shares of Tundra (“Tundra Shares”) for consideration of $6.25 in cash for each Tundra Share owned.

The Directors (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision), based in part on the unanimous recommendation of the special committee of Tundra comprised of independent Directors (the “Special Committee”), have determined unanimously that the arrangement is fair to the shareholders of Tundra and in the best interests of Tundra and recommend that shareholders vote FOR the arrangement.

In making their determinations, the Special Committee and the Directors considered, among other things, a fairness opinion delivered by Citigroup Global Markets Inc. to the Special Committee, to the effect that, as of April 25, 2009 and based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the fairness opinion, the consideration to be received by holders of Tundra Shares under the arrangement was fair, from a financial point of view, to the holders of Tundra Shares. A copy of Citigroup’s fairness opinion is included as Appendix D to the Management Proxy Circular dated May 15, 2009 (the “Circular”) which accompanies this letter.

To become effective, the resolution approving the arrangement must be approved by at least 66 2/3% of the votes cast by holders of Tundra Shares present in person, or represented by proxy, and entitled to vote at the Meeting. The arrangement is also subject to certain usual and customary conditions and the approval of the Ontario Superior Court of Justice.

All of the Directors and executive officers of Tundra have entered into a voting support agreement with IDT and Acquisition Sub pursuant to which they have agreed to vote their Tundra Shares in favour of the arrangement.

The accompanying notice of special meeting of shareholders and Circular describe the arrangement and include certain other information (including the full text of the arrangement agreement relating to the arrangement and the fairness opinion) to assist you in considering how to vote on the arrangement. You are urged to read this information carefully and, if you require assistance, to consult your financial, legal, tax or other professional advisor. You may also obtain more information about Tundra at the SEDAR website maintained by the Canadian Securities Administrators at www.sedar.com and about IDT at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

Also included is a form of proxy (printed on white paper) to be used to vote on the arrangement and a Letter of Transmittal (printed on green paper) for Registered Shareholders. These documents will also be available at www.sedar.com.

Your vote is important regardless of how many Tundra Shares you own. We hope that you will be able to attend the Meeting or submit a proxy. If you are a registered holder, whether or not you plan to attend the Meeting in person, please vote by completing the enclosed form of proxy (printed on white paper) and returning it in the envelope provided for this purpose, or by following the procedures for either fax, telephone or internet voting provided in the accompanying form of proxy, before 5:00 p.m. (Toronto time), on June 11, 2009 (or the date that is two business days immediately preceding the date set for any adjournment or postponement of the Meeting).

Registered Shareholders of Tundra can submit their proxy to Tundra (i) by delivering the proxy to Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1; (ii) by fax to Tundra c/o Computershare Investor Services Inc. at 416-263-9524 or 1-866-249-7775 (toll free in North America); (iii) over the Internet by going to www.investorvote.com and following the instructions provided; or (iv) by telephone by calling toll free 1-866-732-VOTE (8683) or 312-588-4290 and following the instructions provided.

If, like most shareholders, you hold your Tundra Shares through a broker, investment dealer, bank, trust company or other intermediary, you should follow the instructions provided by your intermediary to ensure your vote is counted at the Meeting and you should arrange for your intermediary to complete the necessary transmittal documents to ensure that you receive cash for your Tundra Shares if the proposed arrangement is completed.

You will be asked at the Meeting to make important decisions. If you are in doubt as to how to make your decisions please contact your financial, legal or other professional advisor. If you have any questions or require more information with regard to the procedures for voting or completing your transmittal documentation, please contact Georgeson Shareholder Communications Canada Inc., Tundra’s proxy solicitation agent, toll-free, at 1-866-413-8829.

If the shareholders of Tundra approve the arrangement and all of the conditions to the arrangement are satisfied, or where permitted, waived, it is anticipated that the arrangement will be completed on or about June 29, 2009.

On behalf of the Directors, we would like to take this opportunity to thank you for the support you have shown as a shareholder of Tundra.

Yours very truly,

Dr. Adam Chowaniec	Daniel Hoste
Chairman	President, Chief Executive Officer and Director

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Tundra Shares”) in the capital of Tundra Semiconductor Corporation (“Tundra”) will be held on June 15, 2009 commencing at 11:00 a.m. (Toronto time) at The Marshes Golf Club, 320 Terry Fox Drive, Ottawa (Kanata), Ontario, Canada, K2K 3L1 for the following purposes:

1.	to consider, pursuant to an interim order of the Ontario Superior Court of Justice (Commercial List) dated May 15, 2009, as the same may be amended (the “Interim Order”), and, if deemed advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is attached to the accompanying management proxy circular (the “Circular”) as Appendix A, approving an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving, among other things, the acquisition by 4440471 Canada Inc., a wholly-owned Canadian acquisition subsidiary of Integrated Device Technology, Inc., of all of the issued and outstanding Tundra Shares, all as more fully set forth in the Circular; and

2.	to transact such other business as may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.

The full text of the arrangement agreement entered into in respect of the Arrangement, the plan of arrangement implementing the Arrangement (the “Plan of Arrangement”) and the Interim Order are attached to the Circular as Appendix B, Appendix C and Appendix E, respectively.

The directors of Tundra (other than Mr. Shlapak, who is an interested Director and who did not participate in the decision) unanimously recommend that Shareholders vote FOR the Arrangement Resolution. Shareholders of record as of 5:00 p.m. (Toronto time) on May 15, 2009, the record date for the Meeting, are entitled to notice of, and to vote at, the Meeting or any postponement(s) or adjournment(s) thereof.

If you are a Registered Shareholder, whether or not you plan to attend the Meeting in person, please vote by completing the enclosed form of proxy and returning it in the envelope provided for this purpose, or by following the procedures for either fax, telephone or internet voting provided in the accompanying Circular, before 5:00 p.m. (Toronto time), on June 11, 2009 (or the date that is two business days immediately preceding the date set for any adjournment or postponement of the Meeting). Registered Shareholders of Tundra can submit their proxy to Tundra (i) by delivering the proxy to Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1; (ii) by fax to Tundra c/o Computershare Investor Services Inc. at 416-263-9524 or 1-866-249-7775 (toll free in North America); (iii) over the Internet by going to www.investorvote.com and following the instructions provided; or (iv) by telephone by calling toll free 1-866-732-VOTE (8683) or 312-588-4290 and following the instructions provided.

If you are a Non-Registered Shareholder, you must follow the instructions provided by your broker, investment dealer, bank, trust company or other intermediary to ensure that your vote is counted at the Meeting and you should contact your broker, investment dealer, bank, trust company or other intermediary to instruct them to deliver your Tundra Shares to the depositary under the Arrangement.

If you do not vote, or do not instruct your broker, investment dealer, bank, trust company or other intermediary how to vote, you will not be considered to be represented by proxy for the purpose of approving the Arrangement Resolution. The Tundra Shares represented by a properly executed proxy will be voted on any ballot that may be conducted at the Meeting in accordance with your instructions and, if you specify a choice with respect to any matter to be acted upon, your Tundra Shares will be voted accordingly. In the absence of instructions, your Tundra Shares will be voted FOR the Arrangement Resolution.

Registered Shareholders have a right to dissent in respect of the Arrangement Resolution and to be paid an amount equal to the fair value of their Tundra Shares, subject to certain conditions. This right is described in the Circular. The dissent procedures require that a Registered Shareholder who wishes to dissent must send to Tundra: (a) at 603 March Road, Ottawa, Ontario, K2K 2M5 or (b) by facsimile transmission to (613) 592-7120, in either case to be received by Tundra not later than 5:00 p.m. (Toronto time) on June 11, 2009 (or the date that is two business days immediately preceding the date set for any adjournment or postponement of the Meeting), a written notice of objection to the Arrangement Resolution and must otherwise comply strictly with the dissent procedures described in the Circular. Failure to comply strictly with the dissent procedures may result in the loss or unavailability of the right to dissent. See “Dissenting Registered Shareholders’ Rights” in the Circular and

Appendix G to the Circular. Non-Registered Shareholders who wish to dissent should be aware that ONLY REGISTERED SHAREHOLDERS ARE ENTITLED TO DISSENT.

The Circular provides additional information relating to matters to be dealt with at the Meeting and is deemed to form part of this notice. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by Tundra before the Meeting or by the chairman of the Meeting at the Meeting.

If you have any questions or require more information regarding the procedures for voting or completing your proxy or transmittal documentation, please contact Georgeson Shareholder Communications Canada Inc., Tundra’s proxy solicitation agent, toll-free, at 1-866-413-8829.

DATED at Ottawa, Ontario on May 15, 2009.

BY ORDER OF THE BOARD OF DIRECTORS OF

TUNDRA SEMICONDUCTOR CORPORATION

Daniel Hoste

President, Chief Executive Officer and Director

i

TUNDRA SEMICONDUCTOR CORPORATION

MANAGEMENT PROXY CIRCULAR

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Tundra. The accompanying form of proxy is for use at the Meeting and at any adjournment(s) or postponement(s) of the Meeting and for the purposes set forth in the accompanying Notice of Meeting. A glossary of certain terms used in this Circular can be found on pages 71 to 79 of this Circular.

NOTICE TO SECURITYHOLDERS IN JURISDICTIONS OUTSIDE CANADA

NEITHER THE ARRANGEMENT NOR THE REPLACEMENT OPTIONS ISSUABLE IN CONNECTION WITH THE ARRANGEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE OF THE UNITED STATES. NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE OF THE UNITED STATES PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

THE SECURITIES TO BE ISSUED PURSUANT TO THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES AUTHORITY NOR HAS ANY SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Replacement Options issued pursuant to the Arrangement have not been and will not be registered under the 1933 Act and are being issued to holders of Out-Of-The-Money Tundra Options, in reliance on the exemption from the registration requirements of the 1933 Act set forth in Section 3(a)(10) of the 1933 Act on the basis of the approval of the Court as described under “Principal Legal Matters — United States Securities Laws Considerations” in this Circular, and available exemptions from the requirements of state securities laws.

Tundra and 4440471 Canada Inc. (“Acquisition Sub”) are corporations governed by the CBCA. The solicitation of proxies by Tundra hereunder is not subject to the proxy solicitation rules of the 1934 Act and the disclosure in this Circular differs from that of a company subject to the disclosure requirements of Section 14(a) of the 1934 Act.

Financial statements included or incorporated by reference in this Circular have been prepared in accordance with Canadian GAAP, which differs from U.S. GAAP in certain material respects, and thus they may not be comparable to financial statements of U.S. companies. See “Reporting Currencies and Accounting Principles” in this Circular.

Tundra securityholders should be aware that the acquisition by Acquisition Sub of their Tundra Shares pursuant to the Arrangement may have tax consequences in both the United States and Canada. See “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations” and “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations” in this Circular.

The enforcement by Tundra securityholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Tundra and Acquisition Sub are governed by the CBCA, and that some or all of their respective directors and executive officers and the experts named in this Circular are not residents of the United States and that all or a substantial portion of their respective assets are located outside the United States. As a result, it may be difficult or impossible for U.S. Securityholders to effect service of process within the United States upon Tundra or Acquisition Sub, their respective executive officers or directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, U.S. Securityholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

THIS CIRCULAR DOES NOT CONSTITUTE AN OFFER TO BUY, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. ANY RESPONSIBILITY OF TUNDRA OR IDT FOR ANY THIRD PARTY’S NON-COMPLIANCE WITH THE LAWS IN SUCH JURISDICTION IS EXPRESSLY DISCLAIMED.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Circular, including the information incorporated by reference in this Circular or included in Appendices to this Circular, contain “forward-looking statements” and “forward-looking information” under applicable Securities Laws (collectively, the “forward-looking statements”) relating, but not limited to, the expected timetable for completing the Arrangement, benefits and synergies of the Arrangement, future opportunities for the combined company and products and any other statements regarding Tundra’s expectations, intentions, plans and beliefs. Forward-looking statements can often be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “intend”, “estimate”, “optimize”, “may”, “will” or similar words suggesting future outcomes or other expectations, intentions, plans, beliefs, objectives, assumptions or statements about future events or performance.

Tundra Shareholders are cautioned not to place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. In evaluating these statements, Tundra Shareholders should specifically consider various factors, including the risks outlined under the headings “Information Concerning Tundra —Risk Factors Related to Tundra” and “Risk Factors Related to the Arrangement” in this Circular and those incorporated by reference herein, which risks may cause actual results to differ materially from any forward-looking statement.

Assumptions upon which forward-looking statements related to the Arrangement are based include, without limitation, (a) that the Tundra Shareholders will approve the Arrangement Resolution in the manner required by the Interim Order; (b) that the Court will approve the Arrangement; and (c) that all other conditions to the completion of the Arrangement will be satisfied or waived. Many of these assumptions are based on factors and events that are not within the control of Tundra and may not prove to be correct.

Factors that could cause actual results of Tundra to vary materially from results anticipated by such forward looking statements include, but are not limited to, the parties’ ability to consummate the Arrangement; the conditions to the completion of the Arrangement, including the receipt of shareholder approval and Court approval required for the Arrangement (which may not be obtained or may not be obtained on the terms expected or on the anticipated schedule); the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatment of the Arrangement; Tundra is subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in Tundra’s annual information form for its year ended April 30, 2008, and its recent annual and quarterly financial reports, all of which are available on the SEDAR website maintained by the Canadian Securities Administrators at www.sedar.com.

Certain of the forward-looking statements and other information contained in this Circular, including information incorporated in this Circular by reference or included in Appendices to this Circular, concerning Tundra and the semiconductor industry and Tundra’s general expectations concerning the semiconductor industry are based on estimates prepared by Tundra using data from publicly available industry sources as well as from market research and industry analysis, and on assumptions based on data and knowledge of this industry which Tundra believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, these data are inherently imprecise.

Without limiting the generality of the other provisions of this cautionary statement, the Fairness Opinion attached as Appendix D to this Circular may contain or refer to forward-looking information and is subject to certain assumptions, limitations, risks and uncertainties as described herein and therein.

The reader is further cautioned that the preparation of financial statements in accordance with Canadian GAAP requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, including the value of investments currently held by Tundra. These estimates may change, having either a negative or positive effect on net earnings, as further information becomes available, and as the economic environment and values of these investments change.

Tundra cautions that the list of forward-looking statements, risks and assumptions set forth or referred to above is not exhaustive. All forward-looking statements in this Circular, including the information incorporated by reference in this Circular or included in Appendices to this Circular, are qualified by these cautionary statements. Some of the risks, uncertainties and other factors which negatively affect the reliability of forward-looking statements are discussed in Tundra’s public filings with the Canadian Securities Administrators. These statements are made as of the date of this Circular and Tundra does not undertake to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent expressly required by Law. Tundra does not undertake any obligation to comment on analyses, expectations or statements made by third parties in respect of Tundra, its financial or operating results or its securities.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” and “CDN$” in this Circular refer to Canadian dollars, and all references to “US$” in this Circular refer to U.S. dollars. The Tundra Financial Statements incorporated by reference in this Circular are reported in Canadian dollars and are prepared in accordance with Canadian GAAP.

EXCHANGE RATES

The following table sets forth (a) the noon rates of exchange for the Canadian dollar, expressed in Canadian dollars per U.S. dollar, in effect at the end of the periods indicated, (b) the average noon rates of exchange for such periods, and (c) the high and low noon rates of exchange during such periods, in each case based on the noon rates of exchange as quoted by the Bank of Canada.

	Quarter Ended
	January 1, 2009 through May 15, 2009		Year Ended
Canadian Dollar per U.S. Dollar		February 1, 2009	April 30, 2008	April 30, 2007
Noon rate at end of period	1.1756	1.2364	1.0095	1.1067
Average noon rate for period	1.2323	1.2266	1.0225	1.1377
High noon rate for period	1.3000	1.2969	1.1135	1.1853
Low noon rate for period	1.1581	1.1499	0.9170	1.0990

On April 29, 2009, the last trading day before the announcement of the Arrangement, the rate of exchange was US$1.00 to CDN$1.2008, based on the noon rate of exchange as quoted by the Bank of Canada.

On May 15, 2009, the rate of exchange was US$1.00 to CDN$1.1756 based on the noon rate of exchange as quoted by the Bank of Canada.

REFERENCE TO ADDITIONAL INFORMATION

This Circular incorporates by reference important business and financial information about Tundra from documents that are not included in or delivered with this Circular. For a listing of the documents incorporated by reference into this Circular, see “Tundra Documents Incorporated by Reference” and “Where You Can Find More Information” in this Circular.

v

You can obtain documents related to Tundra that are incorporated by reference into this Circular, without charge, from the SEDAR website at www.sedar.com. You can also obtain documents related to Tundra by requesting them from the Corporate Secretary of Tundra.

INFORMATION CONTAINED IN THIS CIRCULAR

The information contained in this Circular is given as at May 15, 2009, except where otherwise noted and except that information in documents incorporated by reference is given as of the dates noted in those documents.

No person has been authorized by Tundra, IDT or Acquisition Sub to give information or to make any representations in connection with the Arrangement other than those contained or incorporated by reference in this Circular and, if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the Arrangement Resolution.

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Any responsibility of Tundra or IDT for any third party’s non-compliance with the laws in such jurisdiction is expressly disclaimed.

All summaries of, and references to, the Arrangement, the Arrangement Agreement and the Voting Support Agreement in this Circular are qualified in their entirety by reference, in the case of the Arrangement, to the complete text of the Plan of Arrangement attached as Appendix C to this Circular and, in the case of the Arrangement Agreement, to the complete text of the Arrangement Agreement attached as Appendix B to this Circular, each of which is filed on SEDAR at www.sedar.com and in the case of the Voting Support Agreement, to the complete text of the Voting Support Agreement filed on SEDAR at www.sedar.com.

Tundra Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors in considering the relevant legal, tax, financial or other matters contained in this Circular.

If you hold Tundra Shares through a broker, investment dealer, bank, trust company or other Intermediary, you should contact your Intermediary for instructions and assistance in voting and surrendering the Tundra Shares that you beneficially own.

THE SECURITIES TO BE ISSUED PURSUANT TO THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES AUTHORITY. NOR HAS ANY SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

INFORMATION PERTAINING TO IDT AND ACQUISITION SUB

Certain information pertaining to IDT and Acquisition Sub including, but not limited to, information pertaining to IDT and Acquisition Sub under “Information Concerning IDT and Acquisition Sub” has been furnished by IDT and Acquisition Sub or is based on publicly available documents and records on file with the SEC and other public sources. Although Tundra does not have any knowledge that would indicate that any such information is untrue or incomplete, neither Tundra nor any of its Directors, executive officers or advisors assumes any responsibility for the accuracy or completeness of such information, nor for any failure by IDT or Acquisition Sub to disclose events which may have occurred or which may affect the completeness or accuracy of such information but which is unknown to them.

FREQUENTLY ASKED QUESTIONS ABOUT THE ARRANGEMENT

This Circular is provided in connection with the solicitation of proxies by Tundra management for use at the Meeting. In the Circular, “you” and “your” refers to the Tundra Shareholders. The following are some questions that you may have regarding the Meeting and the proposed Arrangement and answers to such questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this Circular. You are urged to read this entire Circular, its Appendices and the documents referred to and incorporated by reference in this Circular before making any decisions.

Q:	What am I voting on?

A:	You are being asked to vote FOR the Arrangement Resolution approving the Arrangement, which provides for, among other things, Acquisition Sub acquiring all of the issued and outstanding Tundra Shares. Once the Arrangement Resolution is approved by Tundra Shareholders and all necessary conditions to closing of the Arrangement Agreement have been satisfied or waived, including Court approval, Tundra will become a wholly-owned indirect subsidiary of IDT.

Q:	When and where is the Meeting?

A:	The Meeting will take place on June 15, 2009 at 11:00 a.m. (Toronto time), at The Marshes Golf Club, 320 Terry Fox Drive, Ottawa (Kanata), Ontario, Canada, K2K 3L1.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by management of Tundra. This Circular is furnished in connection with that solicitation. The solicitation of proxies for the Meeting will be made primarily by mail, and may be supplemented by telephone or other means of communication by the Directors, executive officers, employees or agents of Tundra retained to assist in the solicitation of proxies. Georgeson Shareholder Communications Canada Inc. is acting as Tundra’s proxy solicitation agent. The fees and expenses of Georgeson Shareholder Communications Canada Inc. will be paid by Tundra.

Q:	Who can attend and vote at the Meeting and what is the quorum for the Meeting?

A:	Tundra Shareholders of record at 5:00 p.m. (Toronto time) on May 15, 2009, the record date for the Meeting, are entitled to receive notice of and to attend, and to vote at the Meeting or any adjournment(s) or postponement(s) of the Meeting.

The Meeting Materials are being sent by Tundra to Registered Shareholders directly and to Intermediaries for distribution to Non-Registered Shareholders. If you are a Registered Shareholder, please see “Information Concerning Voting at the Meeting — Registered Shareholders” in this Circular. If you are a Non-Registered Shareholder, please see “Information Concerning Voting at the Meeting — Non-Registered Shareholders” in this Circular.

The quorum for the transaction of business at the Meeting will be two individuals present or represented by proxy at the Meeting and together holding at least 25% of the Tundra Shares entitled to vote at the Meeting, each being a Tundra Shareholder entitled to vote at the Meeting.

Q:	How many Tundra Shares are entitled to vote?

A:	As of May 15, 2009, 19,326,053 Tundra Shares are entitled to vote at the Meeting.

Q:	What will I receive in the Arrangement?

A:	Under the Arrangement, Tundra Shareholders (other than Dissenting Shareholders) will receive $6.25 in cash for each Tundra Share owned, less applicable withholdings.

Q:	How does the Consideration offered for Tundra Shares compare to the market price of the Tundra Shares before the Arrangement was announced?

A:	The Consideration values Tundra at $6.25 per Tundra Share, a premium of 12.9% to Tundra’s 5-day volume weighted average price on the TSX ended April 24, 2009, the day before the IDT offer was submitted to Tundra, and a 108.3% premium to Tundra’s 5-day volume weighted average price on the TSX ended on March 18, 2009, the day before the announcement of Gennum’s initial offer.

Q:	What vote is required at the Meeting to approve the Arrangement Resolution?

A:

The Arrangement Resolution must be passed by the affirmative vote of at least 66 2/3% of the votes cast at the Meeting by Tundra Shareholders present in person, or represented by proxy, and entitled to vote at the Meeting.

All of the Directors and executive officers of Tundra have committed to vote all of the Tundra Shares held by such Directors and executive officers in favour of the Arrangement Resolution pursuant to the Voting Support Agreement.

Q:	What are the recommendations of the Special Committee and the Directors?

A:	The Special Committee unanimously recommended that the Directors approve the Arrangement and recommend that Tundra Shareholders vote for the Arrangement Resolution. The Directors, acting on such unanimous recommendation, unanimously (other than Mr. Fred Shlapak, who is an interested Director and did not participate in the decision) have determined that the Consideration payable to Tundra Shareholders is fair and that the Arrangement is in the best interests of Tundra, and recommend that Tundra Shareholders vote FOR the Arrangement Resolution to approve the Arrangement.

Q:	Why are the Special Committee and the Directors making this recommendation?

A:	In reaching their conclusion that the Arrangement is fair to the Tundra Shareholders, and that the Arrangement is in the best interests of Tundra, the Special Committee considered and relied upon a number of factors, including those described under the heading “The Arrangement — Reasons for the Arrangement” in this Circular and the Directors relied upon a number of factors, including the recommendation of the Special Committee. See “The Arrangement — Recommendation of the Special Committee” and “The Arrangement — Recommendation of the Directors” in this Circular.

Q:	In addition to the approval of Tundra Shareholders, are there any other approvals required for the Arrangement?

A:	Yes, the Arrangement requires the approval of the Court. See “Principal Legal Matters — Court Approval of the Arrangement and Completion of the Arrangement” in this Circular.

Q:	Do any Directors and executive officers of Tundra have any interests in the Arrangement that are different from, or in addition to, those of the Tundra Shareholders?

A:	Certain Directors and executive officers of Tundra may have interests in the Arrangement that differ from those of Tundra Shareholders. See “The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement” in this Circular.

Q.	How will Tundra Options and Tundra RSUs be treated under the Arrangement?

A:

At the Effective Time, Tundra will accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan. Immediately following the acceleration, each unexercised In-The-Money Tundra Option, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in the Plan of Arrangement, will be transferred by the holder thereof to Tundra in consideration for the appropriate cash payment determined in accordance with the Plan of Arrangement, less applicable withholdings. Each unexercised In-The-Money Tundra Option issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled.

At the time specified in the Plan of Arrangement, without any further action on behalf of any holder of a Tundra RSU and without any payment except as provided in the Plan of Arrangement, Tundra will accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra will deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the appropriate cash payment determined in accordance with the Plan of Arrangement in settlement of each such Tundra RSU, less applicable withholdings. Each Tundra RSU issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled.

At the time specified in the Plan of Arrangement, each Out-Of-The-Money Tundra Option, whether vested or not, without any further action on behalf of the holder of the Out-Of-The-Money Tundra Option, will be exchanged for an option to acquire an appropriate number of IDT Shares determined in accordance with the Plan of Arrangement.

Q:	Will the Tundra Shares continue to be listed on the TSX after the Arrangement?

A:	No. The Tundra Shares will all be owned by Acquisition Sub and trading in Tundra Shares will cease shortly after completion of the Arrangement.

Q:	Should I send my Tundra Share certificates now?

A:	You are not required to send your certificates representing Tundra Shares to validly cast your vote in respect of the Arrangement Resolution. However, each Registered Shareholder must complete, sign, date and return the enclosed Letter of Transmittal (printed on green paper), together with your Tundra Share certificate(s), to the Depositary by June 11, 2009 in order to receive the Consideration for such Tundra Shares. See “The Arrangement — Arrangement Mechanics” in this Circular for more information.

Q:	When can I expect to receive the Consideration for my Tundra Shares?

A:	In the case of a Registered Shareholder, as soon as possible after the Effective Date, assuming due delivery of the required documentation, including the applicable Tundra Share certificate(s) and a properly completed and duly executed Letter of Transmittal, the Depositary will forward a cheque (or other form of immediately available funds) representing the amount of cash such Registered Shareholder is entitled to receive under the Arrangement, less any amounts withheld, by first class mail, postage prepaid, to the address of such Registered Shareholder as shown on the register maintained by the Transfer Agent or as directed in the Letter of Transmittal, unless such Registered Shareholder indicates in the Letter of Transmittal that it wishes to pick up the cheque. Under no circumstances will interest accrue or be paid by Tundra, IDT, Acquisition Sub or the Depositary to persons depositing Tundra Shares pursuant to the Arrangement regardless of any delay in making such payment.

Q:	How will the votes be counted?

A:	The Transfer Agent counts and tabulates the proxies. Proxies are counted and tabulated by the Transfer Agent in such a manner as to preserve the confidentiality of the voting instructions of Registered Shareholders subject to a limited number of exceptions.

Q:	Are there risks I should consider in deciding whether to vote for the Arrangement Resolution?

A:	Yes. Some of these risks include the following:

•

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, or as to the timing of their satisfaction or waiver. Failure to complete the Arrangement could negatively impact the market price of the Tundra Shares.

•	The Arrangement Agreement may be terminated by Tundra or Acquisition Sub, in certain circumstances.

•	The Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire Tundra.

•

Tundra believes that it is likely that it will be classified as a PFIC for U.S. federal income tax purposes for its taxable year ending April 30, 2009 and may be a PFIC for its taxable year that includes the Effective Date. Additionally, there can be no assurance that Tundra has not been classified as a PFIC in prior years. If Tundra has been classified as a PFIC for any taxable year during a U.S. Holder’s holding period of Tundra Shares, a U.S. Holder may be subject to adverse U.S. federal income tax consequences in connection with a disposition of Tundra Shares, including a disposition of Tundra Shares pursuant to the Arrangement. See “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations” in this Circular. You should consult your own tax advisor regarding the potential application of the PFIC rules, which are extremely complex.

See “Cautionary Statement Regarding Forward Looking Statements”, “Information Concerning Tundra —Risk Factors Related to Tundra” and “Risk Factors Related to the Arrangement” in this Circular.

Q:	What are the Canadian income tax consequences of the Arrangement?

A:	If you are a resident of Canada for purposes of the Tax Act and dispose of Tundra Shares, you will generally realize a capital gain (or capital loss) in an amount equal to the amount by which the cash received by you under the Arrangement exceeds (or is less than) the adjusted cost base to you of the Tundra Shares disposed of and any reasonable costs of disposition.

If you are not resident in Canada for purposes of the Tax Act, you will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of Tundra Shares unless the Tundra Shares are “taxable Canadian property” (as defined by the Tax Act) to you and the gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty.

You should review the detailed discussion of the material Canadian federal income tax considerations generally applicable to Tundra Shareholders in connection with the Arrangement under the headings “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations”. Your tax consequences will depend on your particular situation. You should consult your own tax advisor for a full understanding of the applicable federal, provincial, territorial, state, local, foreign and other tax consequences to you resulting from the Arrangement.

Q:	What are the U.S. federal income tax consequences of the Arrangement to a U.S. Holder?

A:	The exchange of Tundra Shares for cash pursuant to the Arrangement will constitute a taxable transaction to U.S. Holders for U.S. federal income tax purposes. Accordingly, if you are a U.S. Holder of Tundra Shares, you will recognize gain or loss equal to the difference, if any, between (a) the U.S. dollar value of the Canadian currency received pursuant to the Arrangement, and (b) your adjusted tax basis, as determined in U.S. dollars, in the Tundra Shares surrendered pursuant to the Arrangement. Due to the likelihood of Tundra’s classification as a “passive foreign investment company,” or PFIC, for certain taxable years, the gain recognized may be subject to adverse U.S. federal income tax consequences.

You should review the detailed discussion of certain U.S. federal income tax considerations generally applicable to U.S. Holders in connection with the Arrangement under the headings “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations”. Your tax consequences will depend on your particular situation. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the Arrangement, including the potential application of the PFIC rules, which are extremely complex.

x

Q:	Am I entitled to Dissent Rights?

A:	The Plan of Arrangement, the Interim Order and the Final Order will provide Registered Shareholders with dissent rights in connection with the Arrangement that will be available in the event that the Arrangement Resolution is approved by the Tundra Shareholders and the Arrangement is effected. Registered Shareholders considering exercising Dissent Rights should seek the advice of their own legal counsel and tax and investment advisors and should carefully review the description of such rights set forth in the Circular, as well as in the Plan of Arrangement, the Interim Order and the Final Order, and comply strictly with the provisions of Section 190 of the CBCA, the full text of which is set out in Appendix G to this Circular, as modified by the Plan of Arrangement, the Interim Order and the Final Order. See “Dissenting Registered Shareholders’ Rights” in the Circular.

Beneficial owners of Tundra Shares registered in the name of a broker, investment dealer, bank, trust company, trustee or other Intermediary who wish to dissent should be aware that only Registered Shareholders are entitled to dissent and, accordingly, they should contact such Intermediary to exercise Dissent Rights.

Q:	What will happen to the Tundra Shares that I currently own after completion of the Arrangement?

A:	Upon completion of the Arrangement, a certificate representing Tundra Shares will represent only the right of a Tundra Shareholder to receive $6.25 in cash, less applicable withholdings, for each Tundra Share held by such Registered Shareholder until the sixth anniversary of the Effective Date. Trading in Tundra Shares on the TSX will cease shortly after completion of the Arrangement and IDT will seek to have Tundra be deemed to have ceased to be a reporting issuer under Canadian Securities Laws and cease to be required to file reports with the applicable Canadian Securities Administrators.

Under the Plan of Arrangement, any certificate which immediately before the Effective Time represented Tundra Shares and which has not been surrendered, together with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim by or interest of any Former Tundra Shareholder of any kind or nature against or in Tundra, IDT or Acquisition Sub. Accordingly, persons who deposit certificates for Tundra Shares after the sixth anniversary of the Effective Date will not receive cash and will not own any interest in Tundra, IDT or Acquisition Sub.

Q:	Who can I contact if I have questions?

A:	Tundra Shareholders who have additional questions about the Arrangement, including the procedures for voting, should contact Georgeson Shareholder Communications Canada Inc., Tundra’s proxy solicitation agent, toll-free, at 1-866-413-8829. Tundra Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors.

SUMMARY

The following is a summary of information contained elsewhere in this Circular. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this Circular, including the Appendices and documents or portions of documents incorporated by reference in this Circular. Certain capitalized words and terms used in this summary and elsewhere in this Circular are defined in the Glossary of Terms found on pages 71 to 79.

The Companies

Tundra Semiconductor Corporation

Tundra is a corporation governed by the CBCA. Tundra is a reporting issuer (or its equivalent) in all of the provinces of Canada. The Tundra Shares trade on the TSX under the symbol “TUN”. For additional information regarding Tundra, see “Information Concerning Tundra” in this Circular or its public filings accessed at www.sedar.com.

Integrated Device Technology, Inc.

IDT is a Delaware corporation. The shares of IDT trade on the NASDAQ Global Select Market under the symbol “IDTI”. For additional information regarding IDT, see “Information Concerning IDT” in this Circular or its public filings with the SEC accessed at www.sec.gov.

4440471 Canada Inc.

Acquisition Sub is a corporation governed by the CBCA. Acquisition Sub was incorporated solely for the purpose of entering into the Arrangement Agreement with Tundra and IDT and completing the Arrangement and has not conducted any business operations prior to the date of this Circular. Acquisition Sub is a wholly-owned subsidiary of IDT.

Date, Time and Place of the Meeting

The Meeting will be held on June 15, 2009 at 11:00 a.m. (Toronto time), at The Marshes Golf Club, 320 Terry Fox Drive, Ottawa (Kanata), Ontario, Canada, K2K 3L1.

Record Date, Meeting Materials and Voting of Proxies for Shareholders

Tundra Shareholders of record as of 5:00 p.m. (Toronto time) on May 15, 2009, the record date for the Meeting, are entitled to receive notice of and to attend, and to vote at, the Meeting or any adjournment(s) or postponement(s) of the Meeting. For additional information, see “Information Concerning Voting at the Meeting” in this Circular.

The Meeting Materials are being sent by Tundra to Registered Shareholders directly and to Intermediaries for distribution to Non-Registered Shareholders. Only Registered Shareholders or the persons they appoint as their proxyholders are permitted to vote at the Meeting. Voting procedures for Registered Shareholders are described under “Information Concerning Voting at the Meeting — Registered Shareholders” in this Circular.

Most Tundra Shareholders are Non-Registered Shareholders. Applicable Securities Laws require Intermediaries to seek voting instructions from Non-Registered Shareholders in advance of the Meeting. Tundra Shares held through Intermediaries can only be voted in accordance with the instructions received from the Non-Registered Shareholders. In the absence of having obtained specific voting instructions, Intermediaries are prohibited from voting Tundra Shares held by Non-Registered Shareholders. If you are a Non-Registered Shareholder, please see “Information Concerning Voting at the Meeting — Non-Registered Shareholders” in this Circular.

Purpose of the Meeting

At the Meeting, Tundra Shareholders will be asked to vote on the Arrangement Resolution as required by the Interim Order, in the form attached as Appendix A to this Circular.

Voting Procedures and Revocation of Proxies for Tundra Shareholders

The procedures by which Tundra Shareholders may exercise their rights to vote with respect to matters at the Meeting will vary depending on whether Tundra Shareholders are Registered Shareholders or Non-Registered Shareholders.

Registered Shareholders

In order to vote with respect to matters being considered at the Meeting, Registered Shareholders must either:

•	attend the Meeting in person;

•

complete, sign, date and return the enclosed form of proxy (printed on white paper), or such other proper form of proxy prepared for use at the Meeting which is acceptable to the Transfer Agent and Tundra; or

•	otherwise communicate their voting instructions in accordance with the instructions set out in the enclosed form of proxy or through the use of another acceptable and proper form of proxy.

If you are a Registered Shareholder, you should carefully review the information set forth under “Information Concerning Voting at the Meeting — Registered Shareholders” in this Circular.

Non-Registered Shareholders

A substantial number of Tundra Shareholders do not hold Tundra Shares in their own names. Tundra Shares may be beneficially owned by a person but registered either:

•	in the name of an Intermediary; or

•	in the name of a clearing agency (such as CDS, Depository Trust Company or similar entities) of which the Intermediary is a participant.

If Tundra Shares are shown in an account statement provided to a Non-Registered Shareholder by an Intermediary, then in almost all cases the name of such Non-Registered Shareholder will not appear in the share register of Tundra. Please note that only proxies received from Registered Shareholders can be recognized and acted upon at the Meeting. If you are a Non-Registered Shareholder, you should carefully review the information set forth under “Information Concerning Voting at the Meeting — Non-Registered Shareholders” in this Circular.

Voting Generally

The Tundra Shares represented by a properly executed proxy will be voted on any ballot that may be called for at the Meeting in accordance with the instructions of the Registered Shareholder and if the Registered Shareholder specifies a choice with respect to any matter to be acted upon, the Tundra Shares will be voted accordingly. In the absence of instructions, such Tundra Shares will be voted FOR the Arrangement Resolution. To be used at the Meeting, proxies must be received by Computershare Investor Services, before 5:00 p.m. (Toronto time), on June 11, 2009 (or the date that is two business days immediately preceding the date set for any adjournment or postponement of the Meeting). Registered Shareholders of Tundra can submit their proxy to Tundra (i) by delivering the proxy to Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1; (ii) by fax to Tundra c/o Computershare Investor Services Inc. at 416-263-9524 or 1-866-249-7775 (toll free in North America); (iii) over the Internet by going to www.investorvote.com and following the instructions provided; or (iv) by telephone by calling toll free 1-866-732-VOTE (8683) or 312-588-4290 and following the instructions provided.

If you do not vote or do not instruct your broker, investment dealer, bank, trust company or other Intermediary how to vote, you will not be considered represented by proxy for the purpose of approving the Arrangement Resolution.

In addition to revocation in any other manner permitted by Law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the Registered Shareholder or by such Registered Shareholder’s attorney authorized in writing or, if the Registered Shareholder is a corporation, by an officer or attorney thereof duly authorized. If a Registered Shareholder submits more than one proxy by any of mail (or hand delivery), fax, Internet or telephone, the latest proxy will revoke all earlier proxies. The instrument revoking the proxy must be deposited with the Transfer Agent or at the registered office of Tundra no later than 5:00 pm (Toronto time) on the business day prior to the date of the Meeting, or any adjournment or postponement thereof, or with the Corporate Secretary of Tundra or the chairman of the Meeting on the day of the Meeting (or any adjournment or postponement of the Meeting) prior to the exercise of such proxy at the Meeting. Only Registered Shareholders have the right to revoke a proxy. The execution by a Registered Shareholder of a proxy will not affect such Registered Shareholder’s right to attend the Meeting and vote in person provided that the proxy is revoked prior to the commencement of the Meeting in the manner described above.

Non-Registered Shareholders who wish to change their vote must arrange for their respective Intermediaries to revoke the proxy on their behalf.

See “Information Concerning Voting at the Meeting” in this Circular.

The Arrangement

If the Arrangement is completed, Acquisition Sub will acquire all of the issued and outstanding Tundra Shares pursuant to the Arrangement and Tundra will become a wholly-owned, indirect subsidiary of IDT. As a result of the Arrangement, Tundra Shareholders (other than Dissenting Shareholders) will receive $6.25 in cash for each Tundra Share owned, less applicable withholdings. If the Arrangement Resolution is approved, the Arrangement will be implemented by way of a Court approved plan of arrangement under the CBCA.

See “The Arrangement” in this Circular.

Recommendation of the Special Committee

Having undertaken a thorough review of, and carefully considered, the Arrangement, including consulting with financial and independent legal advisors, the Special Committee unanimously concluded that the Arrangement is fair to the Tundra Shareholders and in the best interests of Tundra and unanimously recommended that the Directors approve the Arrangement and recommend that the Tundra Shareholders vote FOR the Arrangement.

See “The Arrangement — Recommendation of the Special Committee” in this Circular.

Recommendation of the Directors

Having received and considered the recommendation of the Special Committee, the Directors (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision), have unanimously concluded that the Arrangement is fair to the Tundra Shareholders and in the best interests of Tundra and have authorized the submission of the Arrangement to the Tundra Shareholders for their approval at the Meeting. The Directors have determined unanimously (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision) to recommend to the Tundra Shareholders that they vote FOR the Arrangement Resolution. Each Director has agreed to vote his Tundra Shares, if any, FOR the Arrangement Resolution.

See “The Arrangement — Recommendation of the Directors” in this Circular.

Reasons for the Arrangement

In evaluating and approving the Arrangement, the Special Committee and the Directors (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision) considered and relied upon a number of factors including the following:

•

The Consideration values Tundra at $6.25 per Tundra Share, a premium of 12.9% to Tundra’s 5-day volume weighted average price on the TSX ended April 24, 2009, the day before the IDT offer was submitted to Tundra, and a 108.3% premium to Tundra’s 5-day volume weighted average price on the TSX ended on March 18, 2009, the day before the announcement of Gennum’s initial offer.

•

The IDT offer constitutes a premium of 12% over Gennum’s amended offer, based on Gennum’s 5-day volume weighted average price on the TSX ended April 24, 2009 of $4.5904 per Gennum common share and a premium of 13% over Gennum’s amended offer, based on the closing price on the TSX of $4.48 per Gennum common share on April 24, 2009.

•

Tundra lacks the scale to effectively compete with larger competitors in its sectors and to drive long term growth and, due to its small scale, is unable to design products at 0.45 nm as the cost of development to 0.45 nm or less would be prohibitive relative to the R&D budget of Tundra. The size of IDT is expected to permit such development costs and strengthen competitive positioning.

•

The opinion of the Special Committee’s financial advisor, Citigroup, to the effect that, as of April 25, 2009, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the Consideration to be received under the Arrangement is fair, from a financial point of view, to the Tundra Shareholders.

•	The terms of the Arrangement Agreement were the result of arm’s length negotiations with IDT and the Special Committee was kept apprised of the status of such negotiations.

•	The Special Committee received the advice and guidance of external legal counsel, Osler, and Tundra’s financial advisor, Citigroup, throughout the process.

•

Tundra Shareholders will receive a fixed amount of cash as payment of the Consideration which provides certainty of value compared to a transaction in which shareholders would receive all or part of the consideration in shares.

•

Holders of In-The-Money Tundra Options and Tundra RSUs will receive cash payments substantially equivalent to the value of such security based on the consideration to be received for each Tundra Share under the Arrangement.

•	Holders of Out-Of-The-Money Tundra Options will receive Replacement Options having an economic value substantially equivalent on a per option basis to the value of the Out-Of-The-Money Tundra Options.

•

The lack of any required approval by IDT’s shareholders to complete the Arrangement, and the determination that IDT has the available resources, ability and desire to complete the Arrangement in a timely manner.

•	It is unlikely that a third party will offer a more compelling alternative than the Arrangement.

•	The Arrangement Resolution must be approved by 66 2/3% of Tundra Shareholders present in person, or represented by proxy, at the Meeting.

•

Registered Tundra Shareholders who do not vote in favour of the Arrangement will have the right to require a judicial appraisal of their Tundra Shares and obtain “fair value” pursuant to the exercise of the Dissent Rights under the Arrangement.

•	The absence of any material competition or other regulatory issues expected to arise in connection with the Arrangement so as to prevent its completion.

•	Completion of the Arrangement will be subject to approval of the Court which will consider, among other things, the fairness of the Arrangement to Tundra Shareholders.

•

Under the Arrangement Agreement, the Directors are able to respond, in accordance with their fiduciary duties, to an unsolicited Acquisition Proposal that the Directors determine could reasonably be expected to constitute a Superior Proposal. The terms of the Arrangement Agreement, including the Termination Fee payable to Acquisition Sub in certain circumstances, are reasonable and not, in the opinion of the Special Committee, preclusive of other proposals.

The Special Committee and the Directors (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision) also considered a number of risks and potential negative factors relating to the Arrangement including the following:

•

The risks to Tundra if the Arrangement is not completed, including the costs to Tundra in pursuing the Arrangement and the diversion of management’s attention away from the conduct of Tundra’s business in the ordinary course. In addition, if Tundra is required to pay the Termination Fee to Acquisition Sub and an alternative transaction is not concluded, Tundra’s financial condition may be materially and adversely affected.

•	IDT’s and Acquisition Sub’s obligations under the Arrangement are subject to certain conditions and Acquisition Sub has the right to terminate the Arrangement Agreement in certain circumstances.

•

If the Arrangement Agreement is terminated and the Directors decide to seek another business combination, Tundra may be unable to find a party willing to pay greater or equivalent value compared to the Consideration available to Tundra Shareholders under the Arrangement.

•	If the Arrangement is successfully completed, Tundra will no longer exist as a public company.

See “The Arrangement — Reasons for the Arrangement” in this Circular.

Fairness Opinion

Tundra engaged Citigroup to provide a fairness opinion in connection with the Arrangement. Based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the Fairness Opinion (the full text of which is attached as Appendix D to this Circular), Citigroup was of the opinion that, as of April 25, 2009, the consideration for each Tundra Share to be received under the Arrangement by Tundra Shareholders was fair, from a financial point of view, to the Tundra Shareholders. The Fairness Opinion does not constitute and is not intended to constitute a recommendation as to how the Tundra Shareholders should vote at the Meeting. The summary of the Fairness Opinion in this Circular is qualified in its entirety by the full text of the Fairness Opinion. Tundra Shareholders are urged to read the Fairness Opinion in its entirety.

See “The Arrangement — Fairness Opinion” in this Circular.

Arrangement Mechanics

The Steps of the Arrangement

The following transactions, among others, will occur and will be deemed to occur in the order and at the times set out in the Plan of Arrangement commencing at the Effective Time, if all conditions to the implementation of the Arrangement have been satisfied or waived:

•

Tundra will accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each unexercised In-The-Money Tundra Option, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in the Plan of Arrangement and subject to applicable withholdings, will be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra equal to the product obtained by multiplying the number of Tundra Shares underlying such In-The-Money Tundra Option by the amount by which the Consideration per Tundra Share exceeds the exercise price of such In-The-Money Tundra Option. Each In-The-Money

Tundra Option issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled.

•

Notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, and without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in the Plan of Arrangement, Tundra will accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra will, subject to applicable withholdings, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in cash in settlement of each such Tundra RSU. Each Tundra RSU issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled and all Tundra RSU agreements related thereto will be immediately terminated.

•

Each Tundra Share held by a Dissenting Shareholder immediately prior to the Effective Time will be deemed to be transferred by the holder thereof, without any act or formality on its part, free and clear of all liens, to Acquisition Sub and Acquisition Sub will thereupon be obliged to pay the amount therefor determined and payable in accordance with the procedure described below under “Dissenting Registered Shareholders’ Rights”, and the name of such holder will be removed from the register of holders of Tundra Shares and Acquisition Sub will be recorded as the registered holder of the Tundra Shares so transferred and will be deemed to be the legal and beneficial owner of such Tundra Shares.

•

Each Tundra Share (other than those held by a Dissenting Shareholder or Acquisition Sub) outstanding immediately prior to the Effective Time will be transferred to Acquisition Sub and each holder thereof will be entitled to receive $6.25 in cash, less applicable withholdings, for each Tundra Share held and the names of the holders of the Tundra Shares transferred to Acquisition Sub will be removed from the register of holders of Tundra Shares, and Acquisition Sub will be recorded as the registered holder of the Tundra Shares so acquired and will be the legal and beneficial owner thereof.

•

Each Out-Of-The-Money Tundra Option that is outstanding and that has not been duly exercised prior to the Effective Time, whether or not vested, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, will be exchanged for a Replacement Option to purchase from IDT the number of IDT Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The-Money Tundra Option will immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange. Such Replacement Option will provide for an exercise price per IDT Share (rounded up to the nearest whole cent) in U.S. dollars equal to (a) the quotient obtained by dividing (i) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (ii) the Exchange Ratio, divided by (b) the Currency Exchange Rate and, except as otherwise set out in the Plan of Arrangement, each Out-Of-The-Money Tundra Option will continue to be governed by the terms and conditions of the applicable Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule).

Deposit of Tundra Share Certificates

A Letter of Transmittal (printed on green paper) is enclosed with this Circular for use by Registered Shareholders for the purpose of the surrender of Tundra Share certificates in connection with the Arrangement in exchange for the Consideration. The details for the surrender of Tundra Share certificates to the Depositary and the address of the Depositary are set out in the Letter of Transmittal. The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. Provided that a Registered Shareholder has delivered and surrendered to the Depositary all Tundra Share certificates, together with a Letter of Transmittal properly completed and duly executed in accordance with the instructions of such Letter of Transmittal, and any additional documents as IDT or the Depositary may reasonably require, the

Registered Shareholder will be entitled to receive, and Acquisition Sub will cause the Depositary to deliver (or hold for pick-up, as instructed by the Registered Shareholder in the Letter of Transmittal), after the Effective Time, a cheque (or other immediately available form of funds) representing the Consideration to which the Registered Shareholder is entitled. After the Effective Time, the Tundra Share certificates will only represent the right of a Registered Shareholder to receive, upon the surrender of such certificates, the cash to which such holder is entitled under the Arrangement. You can request additional copies of the Letter of Transmittal by contacting the Depositary. The Letter of Transmittal is also available at the website maintained by the Canadian Securities Administrators at www.sedar.com. See “The Arrangement — Arrangement Mechanics” in this Circular.

Cancellation of Rights after Six Years

In accordance with the Plan of Arrangement, any certificate which immediately before the Effective Time represented Tundra Shares and which has not been surrendered, together with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim by or interest of any Former Tundra Shareholder of any kind or nature against or in Tundra, IDT or Acquisition Sub.

Delivery of the Consideration

In the case of a Registered Shareholder, as soon as possible after the Effective Date, assuming delivery of the required documentation, including the applicable Tundra Share certificate(s) and a properly completed and duly executed Letter of Transmittal, the Depositary will forward a cheque (or other form of immediately available funds) representing the amount of cash such Registered Shareholder is entitled to receive under the Arrangement for its Tundra Shares, less any amounts withheld, by first class mail, postage prepaid, to the address of such Registered Shareholder as shown on the register maintained by the Transfer Agent or as directed in the Letter of Transmittal, unless such Registered Shareholder indicates in the Letter of Transmittal that it wishes to pick up the cheque. Under no circumstances will interest accrue or be paid by Tundra, IDT, Acquisition Sub or the Depositary to persons depositing Tundra Shares pursuant to the Arrangement regardless of any delay in making such payment.

Non-Registered Shareholders should contact their Intermediaries regarding delivery of the Consideration.

Certain Effects of the Arrangement

Upon completion of the Arrangement, Acquisition Sub, will acquire all of the issued and outstanding Tundra Shares and Tundra will be a wholly-owned, indirect subsidiary of IDT. Shortly after completion of the Arrangement, the Tundra Shares will cease to be listed on the TSX and trading of the Tundra Shares in the public market will no longer be possible. IDT will seek to have Tundra be deemed to have ceased to be a reporting issuer under Canadian Securities Laws. Tundra will also cease to be required to file continuous disclosure documents with Canadian Securities Administrators upon ceasing to be a reporting issuer in Canada.

In addition, holders of Out-Of-The-Money Tundra Options will receive Replacement Options exercisable for IDT Shares in accordance with the procedures described above under “Arrangement Mechanics”. Based on the Consideration payable per Tundra Share, Tundra would have 1,022,177 Out-Of-The-Money Tundra Options issued and outstanding at the Effective Time, each of which would be exchanged for a Replacement Option to purchase a number of IDT Shares determined in accordance with the formula described above under “Arrangement Mechanics — The Steps of the Arrangement”. Immediately after the Effective Time, the 1,022,177 Replacement Options would be exercisable (based on the May 15 Assumed IDT VWAP and the Currency Exchange Rate as of May 15, 2009), in the aggregate, for approximately 1,008,371 IDT Shares at a weighted average exercise price of US$11.83 per IDT Share, subject to vesting and other provisions thereof. See “The Arrangement — Agreement Mechanics” and “Information Concerning IDT — Description of IDT’s Capital Structure — Replacement Options” in this Circular for a description of the treatment of Tundra Options.

Tundra Shareholder Approval

At the Meeting, Tundra Shareholders will be asked to vote to approve the Arrangement Resolution. Pursuant to the Interim Order, the Arrangement Resolution must be approved by the affirmative vote of at least 66 2/3% of the votes cast at the Meeting by Tundra Shareholders present in person, or represented by proxy, and entitled to vote at the Meeting. The Arrangement Resolution must receive the Tundra Shareholder Approval in order for Tundra to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the Final Order.

See “The Arrangement — Tundra Shareholder Approval” in this Circular.

Sources of Funds for the Arrangement

Under the terms of the Arrangement Agreement, Acquisition Sub will pay an aggregate of approximately $120.8 million, which will be indirectly funded by IDT’s cash on hand, as the consideration to acquire all of the outstanding Tundra Shares based on 19,326,053 outstanding Tundra Shares and no Dissenting Shareholders. In addition, assuming no Tundra Shareholders exercise their Dissent Rights and no In-The-Money Tundra Options are exercised prior to the Effective Time, Tundra will use approximately $2,925,138 from its cash on hand to make the required payments in respect of the outstanding Tundra RSUs and In-The-Money Tundra Options. For additional information, see “The Arrangement — Sources of Funds for the Arrangement” in this Circular.

Voting Support Agreement

All of the Directors and executive officers of Tundra have entered into a Voting Support Agreement with IDT and Acquisition Sub pursuant to which they have agreed, among other things, to vote their Tundra Shares in favour of the Arrangement Resolution.

Interests of Directors, Executive Officers and Others in the Arrangement

In considering the recommendations of the Special Committee and the Directors with respect to the Arrangement, Tundra Shareholders should be aware that certain of the Directors and executive officers of Tundra may have interests (set out below) that differ from and/or are in addition to, those of Tundra Shareholders generally. The Special Committee and the Directors were aware of these potential interests and considered them, along with other matters, in reaching their decision to approve the Arrangement and to recommend Tundra Shareholders vote for the Arrangement Resolution. See “The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement” in this Circular.

•

At the Effective Time, Tundra will accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each unexercised In-The-Money Tundra Option, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in the Plan of Arrangement, and, subject to applicable withholdings, will be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra in accordance with the Plan of Arrangement. Each unexercised In-The Money Tundra Option issued and outstanding immediately prior to the Effective Time of the Arrangement will thereafter be immediately cancelled. The Directors and executive officers of Tundra collectively hold 339,500 In-The-Money Tundra Options.

•

At the time specified in the Plan of Arrangement, each Out-Of-The-Money Tundra Option, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, will be exchanged for a Replacement Option to purchase a number of IDT Shares in accordance with, and at the exercise price set forth in, the Plan of Arrangement. Except as otherwise set out in the Plan of Arrangement, each Out-Of-The-Money Tundra Option will continue to be governed by the terms and conditions of the applicable Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule). The Directors and executive officers of Tundra collectively hold 460,927 Out-of-The-Money Tundra Options.

•

At the time specified in the Plan of Arrangement, Tundra will accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra will deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time a cash payment in settlement of each such Tundra RSU in accordance with the Plan of Arrangement. The Directors and executive officers of Tundra collectively hold 102,500 Tundra RSUs.

•

The Directors and executive officers of Tundra will receive the payment(s) and/or Replacement Options described above and in “Arrangement Mechanics” in this Summary in respect of their respective In-The-Money Tundra Options, Out-Of-The-Money Tundra Options and/or Tundra RSUs on the same basis as all of the other holders of each such securities.

•

Pursuant to the Arrangement Agreement, IDT or Acquisition Sub will maintain directors’ and officers’ liability insurance for six years from the Effective Date for the directors and officers of Tundra and its subsidiaries for acts or omissions occurring prior to the Effective Date on terms comparable to the coverage provided by the policies maintained by Tundra.

•

The Directors and executive officers of Tundra entered into the Voting Support Agreement with IDT and Acquisition Sub, pursuant to which each agreed to vote his Tundra Shares in favour of the Arrangement.

•	The employment agreements between Tundra and its executive officers contain change of control provisions.

The Arrangement Agreement

A copy of the Arrangement Agreement is attached in its entirety as Appendix B to this Circular. You should read the Arrangement Agreement in its entirety as it contains important provisions governing the terms and conditions of the Arrangement. The rights and obligations of Tundra, IDT and Acquisition Sub are governed by the express terms of the Arrangement Agreement and not by the information contained in this Circular. See “The Arrangement Agreement” in this Circular.

Mutual Conditions

The implementation of the Arrangement is subject to the satisfaction of a number of conditions precedent, some of which may only be waived by all of Tundra, IDT and Acquisition Sub including:

•	the approval of the Arrangement Resolution having been obtained;

•	the Interim Order and the Final Order each having been obtained;

•	the absence of any Law that prevents the consummation of the Arrangement;

•	the absence of any pending or threatened Proceedings before any Governmental Entity preventing the consummation of the Arrangement; and

•	the Arrangement Agreement not having been terminated.

See “The Arrangement Agreement — Conditions Precedent to the Arrangement — Mutual Conditions Precedent” in this Circular.

IDT and Acquisition Sub Conditions Precedent

The implementation of the Arrangement is subject to the satisfaction of a number of conditions precedent for IDT’s and Acquisition Sub’s benefit, including:

•	the compliance by Tundra in all material respects or all respects, as applicable, with its covenants;

•

certain of the representations and warranties of Tundra being true and correct as of the Effective Time and all other representations and warranties being true and correct in all material respects as of the Effective Time;

•	the absence of a Material Adverse Effect in respect of Tundra;

•	Dissent Rights having been exercised in respect of no more than 5% of the Tundra Shares;

•	the number of issued and outstanding Tundra Shares as of the Effective Time not exceeding 19,326,053 plus Tundra Shares issued pursuant to any exercise of Tundra Options; and

•	all necessary actions having been taken by the Board of Directors in respect of the Tundra Options and Tundra RSUs in accordance with the Arrangement Agreement.

See “The Arrangement Agreement — Conditions Precedent to the Arrangement — Acquisition Sub Conditions Precedent” in this Circular.

Tundra Conditions Precedent

The implementation of the Arrangement is subject to the satisfaction of a number of conditions precedent for Tundra’s benefit, including:

•	the compliance by IDT and Acquisition Sub in all material respects with their covenants;

•	representations and warranties of IDT and Acquisition Sub being true and correct as of the Effective Time; and

•	the deposit with the Depositary of the cash consideration to be paid by Acquisition Sub for the Tundra Shares.

See “The Arrangement Agreement — Conditions Precedent to the Arrangement — Tundra Conditions Precedent” in this Circular.

Representations and Warranties

The Arrangement Agreement contains a number of customary representations and warranties of Tundra, IDT and Acquisition Sub. See “The Arrangement Agreement — Representations and Warranties” in this Circular.

Tundra Covenants

Tundra has agreed to certain covenants under the Arrangement Agreement, including customary negative and affirmative covenants relating to the operation of its business and using commercially reasonable efforts to satisfy the conditions precedent to the obligations of Tundra, IDT and Acquisition Sub under the Arrangement Agreement. See “The Arrangement Agreement — Tundra Covenants” in this Circular.

IDT and Acquisition Sub Covenants

IDT and Acquisition Sub have agreed to certain covenants under the Arrangement Agreement, including certain limited negative covenants and certain covenants to use commercially reasonable efforts to satisfy the conditions precedent to their and Tundra’s obligations under the Arrangement Agreement. See “The Arrangement Agreement — IDT Covenants” in this Circular.

Non-Solicitation Obligations

Tundra has agreed that it and its subsidiaries will not take actions to solicit any proposals from a person or persons which would be considered an Acquisition Proposal. See “The Arrangement Agreement —Non-Solicitation Obligations” in this Circular.

Superior Proposal and Matching Period

Upon payment of the Termination Fee, the Board of Directors may terminate the Arrangement Agreement in order to accept and enter into an agreement in respect of a proposal that the Board of Directors in good faith has determined is a Superior Proposal. Acquisition Sub (on behalf of IDT and Acquisition Sub) has the right, but not the obligation, to amend the terms of the Arrangement upon notification of a Superior Proposal within a five business day Matching Period. See “The Arrangement Agreement — Superior Proposal” and “The Arrangement Agreement — Matching Period” in this Circular.

Termination

Tundra, IDT and Acquisition Sub have certain rights to terminate the Arrangement Agreement. The Arrangement Agreement may be terminated by mutual written consent. In addition, any of Tundra or IDT and Acquisition Sub (and in certain circumstances, only one of Tundra, on the one hand, or IDT and Acquisition Sub, together) may terminate the Arrangement Agreement if certain specified events occur. See “The Arrangement Agreement — Termination” in this Circular.

Termination Fees and Expenses

The Arrangement Agreement provides that Tundra will pay as directed by Acquisition Sub a termination fee of $5,400,000 if the Arrangement Agreement is terminated in certain circumstances, including by Tundra upon entering into an agreement with respect to a Superior Proposal in certain circumstances or by Acquisition Sub if the Directors make a Change in Recommendation in certain circumstances.

All fees, costs and expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement will be paid by the party incurring such fees, costs or expenses; however, in certain circumstances a termination expense fee of up to $750,000 will be paid to the non-terminating party or parties upon a termination.

See “The Arrangement Agreement — Termination Fees and Expenses” in this Circular.

Amendment and Waiver

Tundra, IDT and Acquisition Sub may amend the Arrangement Agreement. In addition, each of Tundra, IDT and Acquisition Sub may waive certain conditions and obligations under the Arrangement Agreement. For further details, see “The Arrangement Agreement — Amendment and Waiver” in this Circular.

Court Approvals

Court Approval of the Arrangement and Completion of the Arrangement

The Arrangement requires Court approval under the CBCA. On May 15, 2009, prior to the mailing of this Circular, Tundra obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is set forth in Appendix E to this Circular. A copy of the Notice of Application in respect of the Final Order is attached as Appendix F to this Circular.

Subject to Tundra Shareholder Approval in accordance with the Interim Order, the hearing in respect of the Final Order is currently scheduled to take place on June 16, 2009, at 10:00 a.m. (Toronto time) in the Court at 330 University Avenue, Toronto, Ontario, M5G 1R8. The Court, in hearing the motion for the Final Order, will consider, among other things, the substantive and procedural fairness of the Arrangement.

See “Principal Legal Matters — Court Approval of the Arrangement and Completion of the Arrangement” in this Circular.

If (a) Tundra Shareholder Approval is obtained, (b) the Final Order is obtained, and (c) all other conditions under the Arrangement Agreement are satisfied or waived, the Articles of Arrangement will be filed and the Arrangement will become effective on the Effective Date. Tundra and IDT currently expect that the Effective Date will be on or about June 29, 2009.

Certain Canadian Federal Income Tax Considerations

Generally, a Tundra Shareholder who is a resident of Canada for purposes of the Tax Act and who holds their Tundra Shares as capital property and disposes of such Tundra Shares to Acquisition Sub under the

Arrangement will realize a capital gain (or capital loss) in an amount equal to the amount by which the cash received by such Tundra Shareholder under the Arrangement, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base to the Tundra Shareholder of such Tundra Shares.

Generally, a Tundra Shareholder who is not resident in Canada for purposes of the Tax Act will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Tundra Shares unless the Tundra Shares are “taxable Canadian property” (as defined by the Tax Act) to the Tundra Shareholder and the gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty.

The foregoing is a brief summary of Canadian federal income tax consequences only. Shareholders should review the more detailed information under the heading “Certain Tax Considerations for Securityholders —Certain Canadian Federal Income Tax Considerations” and consult with their own tax advisors regarding their particular circumstances.

Certain U.S. Federal Income Tax Considerations

The exchange of Tundra Shares for cash pursuant to the Arrangement will constitute a taxable transaction to U.S. Holders for U.S. federal income tax purposes. Accordingly, a U.S. Holder of Tundra Shares will recognize gain or loss equal to the difference, if any, between (a) the U.S. dollar value of the Canadian currency received pursuant to the Arrangement, and (b) the U.S. Holder’s adjusted tax basis, as determined in U.S. dollars, in the Tundra Shares surrendered pursuant to the Arrangement. Gain or loss will be calculated separately for each block of Tundra Shares (i.e., Tundra Shares acquired at the same cost in a single transaction) surrendered pursuant to the Arrangement.

Tundra believes that it is likely that it will be classified as a PFIC for its taxable year ending April 30, 2009 and may be classified as a PFIC for its taxable year that includes the Effective Date. There can be no assurance that Tundra was not classified as a PFIC in previous years. If Tundra has been treated as a PFIC for any taxable year during a U.S. Holder’s holding period of Tundra Shares, any gain on a taxable (and, in certain cases, an otherwise non-taxable) disposition of Tundra Shares, including a disposition of Tundra Shares pursuant to the Arrangement, would be subject to adverse U.S. federal income tax consequences. Such gain would be treated as if the gain had been realized rateably over the U.S. Holder’s holding period and would be taxed at ordinary income rates as described herein. The amounts allocated to the current taxable year and to any taxable year before Tundra became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations in such taxable year, as appropriate, and a non-deductible interest charge would be imposed on the amount of taxes deemed to have been payable in each such taxable year.

This summary is qualified in its entirety by the section of this Circular entitled “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations” and U.S. Holders are encouraged to read that section and consult with their own independent tax advisors regarding the U.S. federal income and other tax consequences of the Arrangement, including the possible application of the PFIC rules, to them in their particular circumstances.

Dissenting Registered Shareholders’ Rights

The Interim Order expressly provides Registered Shareholders with the right to dissent from the Arrangement Resolution pursuant to Section 190 of the CBCA, with modifications to the provisions of Section 190 as provided in Article 4 of the Plan of Arrangement, the Interim Order and the Final Order. Any Registered Shareholder who dissents from the Arrangement Resolution in compliance with Section 190 of the CBCA, as modified by Article 5 of the Plan of Arrangement, the Interim Order and the Final Order, if the Arrangement becomes effective, will transfer the holder’s Tundra Shares to Acquisition Sub and will be entitled to be paid by Acquisition Sub the fair value of the Tundra Shares held by such Dissenting Shareholder determined as of the close of business on the day prior to approval of the Arrangement Resolution. Tundra Shareholders are cautioned that fair value could be determined to be less than the Consideration. Only a Registered Shareholder may exercise the Dissent Rights in respect of Tundra Shares that are registered in that Tundra Shareholder’s name. None of the following will be entitled to exercise Dissent Rights: (i) holders of the

Tundra Options; (ii) holders of the Tundra RSUs; and (iii) holders of Tundra Shares who vote or have instructed a proxyholder to vote such Tundra Shares in favour of the Arrangement Resolution (but only in respect of such Tundra Shares).

For a summary of certain Canadian federal tax considerations relevant to a Dissenting Shareholder, see “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations” in this Circular.

Beneficial owners of Tundra Shares registered in the name of a broker, investment dealer, bank, trust company, trustee or other Intermediary who wish to dissent should be aware that only Registered Shareholders are entitled to dissent and, accordingly, they should contact such Intermediary to exercise Dissent Rights.

A Registered Shareholder who wishes to dissent must provide a Dissent Notice to Tundra at (a) 603 March Road, Ottawa, Ontario, K2K 2M5; or (b) by facsimile transmission to (613) 592-7120, in each case to be received not later than 5:00 p.m. (Toronto time) on the business day which is two business days before the Meeting or any date to which the Meeting may be postponed or adjourned. Failure to strictly comply with these dissent procedures may result in the loss or unavailability of the right to dissent.

A complete copy of Section 190 of the CBCA is attached as Appendix G to this Circular. It is recommended that any Registered Shareholder wishing to avail itself of its Dissent Rights under those provisions seek legal advice, as failure to comply strictly with the provisions of the CBCA (as modified by the Plan of Arrangement, the Interim Order and the Final Order) may prejudice its Dissent Rights. See “Dissenting Registered Shareholders’ Rights” in this Circular.

Risk Factors Related to the Arrangement

There are risks associated with the completion of the Arrangement, including the following:

•

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, or as to the timing of their satisfaction or waiver. Failure to complete the Arrangement could negatively impact the market price of the Tundra Shares.

•	The Arrangement Agreement may be terminated by Tundra or Acquisition Sub in certain circumstances.

•	The Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire Tundra.

•

The PFIC status of Tundra for U.S. federal income tax purposes during its current taxable year or in prior taxable years may subject U.S. investors to adverse U.S. federal income tax consequences in connection with a taxable (and, in certain cases, an otherwise non-taxable) disposition of Tundra Shares, including a disposition of Tundra Shares pursuant to the Arrangement.

See “Cautionary Statement Regarding Forward-Looking Statements”, “Information Concerning Tundra — Risk Factors Related to Tundra” and “Risk Factors Related to the Arrangement” in this Circular.

INFORMATION CONCERNING VOTING AT THE MEETING

Date, Time and Place of the Meeting

The Meeting will be held on June 15, 2009 at 11:00 a.m. (Toronto time), at The Marshes Golf Club, 320 Terry Fox Drive, Ottawa (Kanata), Ontario, Canada, K2K 3L1.

Record Date

Tundra Shareholders of record as of 5:00 p.m. (Toronto time) on May 15, 2009, the record date for the Meeting, are entitled to receive notice of and to attend, and to vote at, the Meeting or any adjournment(s) or postponement(s) of the Meeting. As of May 15, 2009, 19,326,053 Tundra Shares are entitled to vote at the Meeting.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Tundra for use at the Meeting. The solicitation of proxies for the Meeting will be made primarily by mail and may be supplemented by telephone or other means of communication to be made, without special compensation, by the Directors, executive officers, employees and agents of Tundra. Georgeson Shareholder Communications Canada Inc. (“Georgeson”) is acting as Tundra’s proxy solicitation agent, for which it will be paid a fee of up to $65,000, plus a fee for each telephone call made by Tundra Shareholders to Georgeson or by Georgeson to the Tundra Shareholders. Georgeson will also be reimbursed for its reasonable out-of-pocket expenses in connection with the solicitation. Tundra has also agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement. The fees and expenses of Georgeson will be paid by Tundra. Tundra may pay investment dealers or other persons holding Tundra Shares in their own names, or in the names of nominees, for their reasonable expenses for sending this Circular and the form of proxy or voting instruction form to Non-Registered Shareholders and obtaining voting instructions and/or proxies therefrom. The cost of the solicitation will be borne by Tundra.

Distribution of Meeting Materials

The Meeting Materials are being sent by Tundra to Registered Shareholders directly and to Intermediaries for distribution to Non-Registered Shareholders. The Meeting Materials are also being sent to holders of Tundra Options and Tundra RSUs who are not also Tundra Shareholders.

Most Tundra Shareholders are Non-Registered Shareholders. Applicable Securities Laws require Intermediaries to seek voting instructions from Non-Registered Shareholders in advance of the Meeting. Tundra Shares held through Intermediaries can only be voted in accordance with the instructions received from the Non-Registered Shareholders. In the absence of having obtained specific voting instructions, Intermediaries are prohibited from voting Tundra Shares held by Non-Registered Shareholders.

Voting Procedures

The procedures by which Tundra Shareholders may exercise their right to vote with respect to matters at the Meeting will vary depending on whether Tundra Shareholders are Registered Shareholders or Non-Registered Shareholders.

All Tundra Shareholders are advised to carefully read the voting instructions below that are specifically applicable to them.

Registered Shareholders

In order to vote with respect to matters being considered at the Meeting, Registered Shareholders must either:

•	attend the Meeting in person;

•

complete, sign, date and return the enclosed form of proxy (printed on white paper), or such other proper form of proxy prepared for use at the Meeting which is acceptable to the Transfer Agent and Tundra; or

•	otherwise communicate their voting instructions in accordance with the instructions set out in the enclosed form of proxy or through the use of another acceptable and proper form of proxy.

Non-Registered Shareholders

The information in this section is important to many Tundra Shareholders as a substantial number of Tundra Shareholders do not hold their Tundra Shares in their own name.

Non-Registered Shareholders should note that only proxies deposited by Tundra Shareholders whose names appear on the share register of Tundra may be recognized and acted upon at the Meeting. If Tundra Shares are shown in an account statement provided to a Non-Registered Shareholder by an Intermediary, then in almost all cases the name of such Non-Registered Shareholder will not appear in the share register of Tundra. Such Tundra Shares will most likely be registered in the name of a broker, an agent of the broker or other Intermediary. In Canada, the majority of such Tundra Shares will be registered in the name CDS, which acts as a nominee for many brokerage firms. Such Tundra Shares can only be voted by Intermediaries and only in accordance with instructions received from Non-Registered Shareholders. As a result, Non-Registered Shareholders should carefully review the voting instructions provided by their Intermediary with this Circular and ensure that they direct the voting of their Tundra Shares in accordance with those instructions.

Applicable Securities Laws require Intermediaries to seek voting instructions from Non-Registered Shareholders in advance of the Meeting. Each Intermediary has its own mailing procedures and provides its own return instructions to clients. The purpose of the form of proxy or voting instruction form provided to a Non-Registered Shareholder by such Non-Registered Shareholder’s Intermediary is limited to instructing the registered holder on how to vote Tundra Shares on behalf of the Non-Registered Shareholder. The Intermediary typically prepares voting instruction forms, mails those forms to Non-Registered Shareholders and asks those Non-Registered Shareholders to return the forms to the Intermediary or follow specific telephone or other voting procedures. The Intermediary then tabulates the results of all instructions received by it and provides appropriate instructions respecting the voting of such Tundra Shares at the Meeting. A Non-Registered Shareholder receiving a voting instruction form from the Intermediary cannot use that form to vote their Tundra Shares at the Meeting. Instead, the voting instruction form must be returned to the Intermediary or the alternate voting procedures specified by the Intermediary must be completed well in advance of the Meeting in order to ensure that such Tundra Shares are voted.

Appointment and Revocation of Proxies

The persons named in the form of proxy that accompanies this Circular are Directors and/or executive officers of Tundra. A Registered Shareholder has the right to appoint a person, other than the persons whose names appear in the accompanying form of proxy, to represent the Registered Shareholder at the Meeting by striking out the printed names and inserting that other person’s name in the blank space provided. A proxyholder need not be a Tundra Shareholder. Voting by mail or Internet are the only methods by which a Registered Shareholder may appoint a person other than the management nominees named in the form of proxy. If a Registered Shareholder appoints a Director or executive officer as proxyholder and no voting instruction in the form of proxy is made by the Registered Shareholder, such Director or executive officer will vote the proxy FOR the Arrangement Resolution.

The instrument appointing a proxyholder must be signed in writing by the Registered Shareholder, or such Registered Shareholder’s attorney authorized in writing. If the Registered Shareholder is a corporation, the instrument appointing a proxyholder must be in writing signed by an officer or attorney of the corporation duly authorized by resolution of the board of directors of such corporation, which resolution must accompany such instrument. An instrument of proxy will only be valid if it is duly completed, signed, dated and received by Computershare Investor Services Inc. before 5:00 p.m. (Toronto time), on June 11, 2009 (or the date that is two business days immediately prior to the date set for any adjournment or postponement of the Meeting). Registered Shareholders of Tundra can submit their proxy to Tundra (i) by delivering the proxy to Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1; (ii) by

fax to Tundra c/o Computershare Investor Services Inc. at 416-263-9524 or 1-866-249-7775 (toll free in North America); (iii) over the Internet by going to www.investorvote.com and following the instructions provided; or (iv) by telephone by calling toll free 1-866-732-VOTE (8683) or 312-588-4290 and following the instructions provided. Similar procedures should be followed by a Non-Registered Shareholder with respect to the completion of voting instruction forms provided by your Intermediary or the Transfer Agent, as applicable, although you should read the instructions on your voting instruction form and, if necessary, confirm the instructions with your Intermediary or the Transfer Agent, as applicable.

A Registered Shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by Law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the Registered Shareholder or by such Registered Shareholder’s attorney authorized in writing or, if the Registered Shareholder is a corporation, by an officer or attorney thereof duly authorized by resolution of the board of directors of such corporation. If a Registered Shareholder submits more than one proxy by any of mail (or hand delivery), fax, Internet or telephone, the latest dated proxy will revoke all earlier proxies. The instrument revoking the proxy must be deposited with the Transfer Agent at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 or at the registered head office of Tundra not later than 5:00 p.m. (Toronto time) on the business day immediately preceding the date of the Meeting, or any adjournment or postponement thereof, or with the chairman of the Meeting on the day of the Meeting (or an adjournment or postponement thereof) prior to the exercise of such proxy at the Meeting. Only Registered Shareholders have the right to revoke a proxy. The execution by a Registered Shareholder of a proxy will not affect such Registered Shareholder’s right to attend the Meeting and vote in person provided that such proxy is revoked prior to the commencement of the Meeting in the manner described above.

Non-Registered Shareholders who wish to change their vote must arrange for their respective Intermediaries to revoke a proxy on their behalf.

Voting of Proxies

The Tundra Shares represented by a properly executed proxy will be voted on any ballot that may be called for at the Meeting in accordance with the instructions of the Registered Shareholder and, if the Registered Shareholder specifies a choice with respect to the matter to be acted upon, the Tundra Shares will be voted accordingly. In the absence of instructions, such Tundra Shares will be voted FOR the Arrangement Resolution.

The form of proxy accompanying this Circular, when properly completed and delivered and not revoked, confers discretionary authority upon the person named therein to vote on any amendments to or variations of the matters identified in the Notice of Meeting and on other matters, if any, which may properly be brought before the Meeting or any adjournment or postponement thereof. At the date hereof, management of Tundra knows of no such amendments, variations or other matters to be brought before the Meeting. However, if any other matters, which are not now known to management of Tundra, should properly be brought before the Meeting or any adjournment or postponement thereof, the Tundra Shares represented by such proxy will be voted on such matters in accordance with the judgment of the person named as proxy in such proxy.

If you do not vote, or do not instruct your broker, investment dealer, bank, trust company or other Intermediary how to vote, you will not be considered represented by proxy for the purpose of approving the Arrangement Resolution.

Voting Securities and Holders of More than 10% of the Tundra Shares

Description of Share Capital

Tundra is authorized to issue an unlimited number of Tundra Shares. As of May 15, 2009, 19,326,053 Tundra Shares are entitled to vote at the Meeting. Each Tundra Share is entitled to one vote at the Meeting.

Holders of More than 10% of the Tundra Shares

As at May 15, 2009, to the knowledge of the Directors and executive officers of Tundra, the only persons or entities which beneficially own, or exercise control or direction over, directly or indirectly, Tundra Shares carrying more than 10% of the voting rights attached thereto are as follows:

Principal Holder	Number of Tundra Shares	Approx. % of Tundra Shares outstanding beneficially owned or over which direction or control is exercised, directly or indirectly
Letko, Brosseau & Associates Inc.(1)	3,760,475	19.37%
Mackenzie Financial Corporation(2)	3,000,690	15.53%
Howson, Tattersall Investment Counsel Limited(3)	2,542,500	13.10%

Quorum

The quorum for the transaction of business at the Meeting will be two individuals present or represented by proxy at the Meeting, each being a Tundra Shareholder entitled to vote at the Meeting and together holding at least 25% of the Tundra Shares entitled to vote at the Meeting. If no quorum is present at the opening of the Meeting, the Tundra Shareholders present or represented by proxy may adjourn the Meeting to a fixed time and place but may not transact any other business.

Please Complete Your Proxy

Whether or not you plan to attend the Meeting, the management of Tundra, with the support of the Directors, requests that you fill out your proxy to ensure your votes are cast at the Meeting. This solicitation of your proxy (your vote) is made on behalf of management of Tundra.

THE ARRANGEMENT

Background to the Arrangement

The provisions of the Arrangement Agreement are the result of negotiations conducted between representatives of Tundra, IDT and their respective advisors. The following is a summary of the meetings, negotiations, discussions and actions between the parties that preceded the execution and public announcement of the Arrangement.

Commencing at the beginning of 2008, the Board of Directors discussed and evaluated continuing consolidation trends in the global semiconductor industry, various strategic alternatives available to Tundra, including possible acquisitions of complementary businesses, the possibility of a third party acquiring Tundra and the opportunities and risks associated with remaining a stand-alone company, particularly in light of the current global economic crisis and of the continuous rising costs associated with the research and development of submicron technologies.

In January 2008, and in the context of a third party’s unsolicited indication of interest in acquiring Tundra, the Board of Directors formally retained Citigroup to act as its financial advisor to assist Tundra in exploring various strategic alternatives. An engagement letter was entered into with Citigroup pursuant to which, among other things, Citigroup agreed to provide Tundra with a fairness opinion in the event a strategic transaction was pursued. Tundra held preliminary discussions with the third party but the third party withdrew from discussions after initial diligence had been completed. At such time, the Board of Directors determined that, although it

(1)	As disclosed in an alternate monthly report prepared by Letko, Brosseau & Associates Inc. and filed on SEDAR on April 10, 2008 pursuant to NI 62-103 for the period ended March 31, 2008.
(2)	As disclosed in an alternate monthly report prepared by Mackenzie Financial Corporation and filed on SEDAR on May 11, 2009 pursuant to NI 62-103 for the period ended April 30, 2009.
(3)

As disclosed in an alternate monthly report prepared by Howson, Tattersall Investment Counsel Limited and filed on SEDAR on September 30, 2007 pursuant to NI 62-103 for the period ended September 30, 2007.

would seriously consider incoming indications of interest from third parties, and would remain open to the possibility of a strategic combination, it would not actively seek strategic partners.

On August 12, 2008, at the unsolicited request of Gennum, Daniel Hoste, President and Chief Executive Officer of Tundra, and Dr. Franz Fink, President and Chief Executive Officer of Gennum, met to discuss a possible strategic relationship between the two companies.

On August 28, 2008, at the unsolicited request of potential acquiror Z, Mr. David Long, the Chief Financial Officer of Tundra and the Chief Financial Officer of potential acquiror Z had a call to discuss the merits of a possible transaction. On September 8, 2008, Mr. Long and the Chief Financial Officer of potential acquiror Z met in person in Toronto for a follow-up discussion.

On September 11, 2008, the Board of Directors received a presentation from Citigroup in which Citigroup provided a summary of Tundra’s strategic alternatives, including continuing with the then current strategic plan regarding running the Tundra business and, potentially, making acquisitions to strengthen the business, or merging with a strategic partner. The Board of Directors, with the assistance of Citigroup, identified and discussed possible strategic acquisition partners and the benefits and disadvantages of these potential combinations. Mr. Hoste specifically discussed the merits of a potential combination with two companies (one of which was Gennum and the other of which was potential acquiror Z) and was directed by the Board of Directors to further explore these and other possible transaction partners. At the September 11, 2008 Board of Directors meeting it was determined that it would be inappropriate for Mr. Fred Shlapak, a director of both Gennum and Tundra, to participate in meetings at which a transaction with Gennum was discussed or at which competitors to a potential Gennum transaction would be discussed and, as such, Mr. Shlapak recused himself from and did not participate in any such discussions following September 11, 2008.

On September 12, 2008, Mr. Long and the Chief Financial Officer of potential acquiror Z had a call to discuss potential cost synergies between the two companies and followed up with two further phone conversations during September 2008 to further discuss each other’s cost base. On October 7, 2008, Mr. Hoste and Dr. Adam Chowaniec, the Chairman of Tundra, met with the Chairman and the Chief Executive Officer of potential acquiror Z in Chicago to further explore a possible strategic relationship between the two companies.

On September 15, 2008, Tundra entered into the Confidentiality Agreement with Gennum. On September 18, 2008, Mr. Long and Mr. Gordon Currie, the Chief Financial Officers of Tundra and Gennum, respectively, had a call to discuss the merits of a possible transaction. On September 25, 2008, Mr. Long and Mr. Currie had a subsequent call to discuss initial thoughts on possible synergies and continued to correspond through email and telephone calls on financial details throughout October 2008.

The Board of Directors met again on October 31, 2008. The main purpose of this meeting was to discuss whether or not to increase the focus on locating a strategic partner for Tundra or to run the business as a standalone entity, particularly in light of the extremely challenging global economic climate. As it became increasingly apparent that the Gennum combination had merit, the Board of Directors confirmed that management should explore other strategic combinations with which to compare the Gennum opportunity and subsequent offer, if any. The Board of Directors received an update from Mr. Hoste regarding discussions with potential acquiror Z and agreed with management that discussions with potential acquiror Z should be discontinued as, based on the information provided to Mr. Hoste about the proposed combination with potential acquiror Z, the Board of Directors did not perceive that a proposed combination with potential acquiror Z would enhance Tundra’s shareholder value. The Board of Directors confirmed that discussions with Gennum should continue and that management should continue to work with Citigroup to identify other potential strategic acquirors.

On November 21, 2008, the chairmen (Dr. Chowaniec of Tundra and Mr. Robert Weiss of Gennum) and Mr. Hoste and Dr. Fink met to further explore a possible strategic relationship between the two companies.

On December 3, 2008, the Board of Directors invited its external legal counsel, Osler, to provide them with general advice pertaining to process and items of concern in the context of a takeover bid or merger, with particular focus on the fiduciary duties of the Board of Directors in such a context. At that meeting, the Board of Directors confirmed its earlier decision to continue to pursue a strategic merger. The Board of Directors approved management’s approach of developing a list of target companies with whom it could be expected there would be a strategic fit and, thus, an opportunity for the target company to both derive and pay for increased value from a combination with Tundra. The Board of Directors considered the preliminary discussions between Gennum and Tundra and, upon confirming that there would be significant benefits to Tundra Shareholders and to the Tundra business in a merger with Gennum, directed the Tundra management team to work with Citigroup to advance discussions with Gennum. At the same time, the Board of Directors directed the management team to work with Citigroup to identify and approach additional potential partners.

After the December 3, 2008 Board of Directors meeting, Citigroup, at the direction of management, approached several other companies identified as potential acquirors. Mr. Hoste met with one of the identified companies (potential acquiror Y) on December 10, 2008.

On December 11, 2008 and on January 13, 2009, Mr. Hoste met with the Chief Executive Officer of potential acquiror Z. Mr. Hoste and Mr. Long had subsequent discussions with potential acquiror Z’s Chief Executive Officer and Chief Financial Officer through January and February 2009.

Mr. Hoste and Dr. Fink exchanged emails on December 22 and 23, 2008 for the purposes of scheduling a meeting for certain senior executives of Tundra and Citigroup to make a presentation to Dr. Fink and certain senior executives of Gennum and its financial advisors regarding a possible strategic transaction between the two companies. This presentation occurred on January 12, 2009 at an in-person meeting in Toronto involving senior management of both Tundra and Gennum. On January 8, 2009, Gennum, with the assistance of its external legal counsel, Blakes, and its financial advisor, Genuity, reviewed an indicative non-binding term sheet. On January 17, 2009, Dr. Fink of Gennum sent Mr. Hoste of Tundra a draft proposal and non-binding indicative term sheet.

On January 20, 2009, the Board of Directors (other than Mr. Shlapak) met to receive a report from Citigroup regarding its active solicitation of offers for the acquisition of Tundra through December 2008 and January 2009. The Board of Directors also considered and reviewed the various strategic transaction possibilities identified by Citigroup. The Board of Directors reviewed the discussions in which Mr. Hoste had engaged to that date with three potential acquirors, other than Gennum. Of the three, IDT and potential acquiror Y had declined at that time to enter into a mutual confidentiality agreement with Tundra. The third company, potential acquiror Z with whom Tundra had previously had discussions, indicated, for reasons related to its own business, that it would delay participation in further discussions. The Board of Directors then discussed the non-binding term sheet sent by Gennum on January 17, 2009. Citigroup provided the Board of Directors with a presentation regarding a potential transaction with Gennum and a summary of the non-binding term sheet. The Board of Directors, having received the presentation and discussed the potential benefits and disadvantages of a transaction with Gennum agreed to continue discussions with Gennum and provided comments and direction to management on the Gennum term sheet. The Board of Directors indicated that discussions with IDT should also be continued in order to further the potential of their participation in a potential acquisition of Tundra. The Board of Directors also resolved that it would be appropriate to form a special committee of independent members of the Board of Directors for the purposes of considering the strategic opportunities for Tundra and providing oversight and direction of the process and any negotiations. The Special Committee was comprised of Mr. Terry Nickerson (Chair), Dr. Chowaniec and Mr. Cesar Cesaratto.

On January 21, 2009, Tundra and Citigroup sent a written response and comments to Gennum based on discussions held with the Board of Directors on January 20, 2009. One of the terms proposed by Gennum was a one month exclusivity period. The Board of Directors and Tundra management were of the view at that time that it was premature for Tundra to commit to discussions exclusively with Gennum.

Management also continued discussions during this period with other identified potential acquirors. On January 21, 2009, a mutual confidentiality agreement was signed with potential acquiror Y. On January 23, 2009, a mutual confidentiality agreement was signed with IDT.

On January 26, 2009, Gennum sent to Tundra a revised, non-binding term sheet for Tundra’s consideration. On January 27, 2009, Mr. Hoste provided Dr. Fink with verbal comments on the Gennum term sheet.

On January 28, 2009, the Special Committee met at length, with Citigroup and Osler in attendance, for the purposes of discussing updates regarding discussions with IDT and potential acquiror Y and the discussions with Gennum. IDT’s Chief Executive Officer received a management presentation from Tundra on January 26, 2009 prior to the Special Committee meeting and had subsequently indicated that it did not wish to further pursue discussions at that time. Potential acquiror Y was moving slowly and had not demonstrated either urgency or a high level of interest in further discussions with Tundra. The Special Committee, having received the update of all discussions to date and management’s view as to the likely merits of any other potential acquirors, agreed that it would be in the best interest of Tundra to proceed with the exclusivity arrangement proposed by Gennum but directed management to negotiate an increased price range and certain other terms.

The Special Committee met again on January 29, 2009, with Citigroup and Osler in attendance, to discuss conversations between Mr. Hoste and Dr. Fink by phone on January 28, 2009 and January 29, 2009. Mr. Hoste and Dr. Fink had extensive discussions regarding the price range with which the parties were prepared to proceed and the exclusivity terms. Mr. Hoste confirmed to the Special Committee at the meeting that he had had a phone conversation with the Chief Executive Officer of IDT to understand their reasons for discontinuing discussions. Mr. Hoste also confirmed during that telephone conversation IDT’s firm conclusion to discontinue negotiations. The Special Committee questioned Mr. Hoste regarding the negotiations with Gennum and considered whether further improvement on the terms proposed would be attained. The Special Committee also identified further issues for negotiation and emphasized the need for Tundra to conduct significant due diligence on Gennum prior to agreeing to a transaction. Having considered the discussions, they agreed to enter into an exclusivity agreement with Gennum. Tundra subsequently granted Gennum exclusivity commencing on January 30, 2009 for a period of 30 days. During such period, Gennum and its advisors were provided with extensive access to due diligence materials through an electronic data room and Tundra personnel.

The Board of Directors (other than Mr. Shlapak) met on February 2, 2009 at which the Special Committee provided the Board of Directors with a full update on the status of the strategic process to that date including all previous discussions with IDT, potential acquirors Y and Z, and further confirmed the status of discussions with Gennum, including the decision to engage exclusively with Gennum. The Board of Directors also asked questions of the Special Committee and management regarding the continuing opportunities for the business of Tundra as a stand-alone company as compared to a strategic combination or merger. On February 5, 2009, Mr. Hoste and Dr. Fink met in person to discuss the strategic aspects of a possible transaction.

The Special Committee met on February 6, 2009, with Osler in attendance, to discuss the anticipated legal process and due diligence requirements of the potential transaction. The Special Committee confirmed the importance of Tundra conducting due diligence on Gennum from a legal, financial and business perspective.

At the request of the Special Committee, the Tundra Human Resources Governance and Nominating Committee (“HRGN Committee”) met on February 14, 2009 to consider the treatment of stock options and of the Tundra Restricted Share Unit Plan, as well as the severance arrangements for Tundra employees potentially affected by the transaction. The HRGN Committee presented its recommendations to the Special Committee respecting these matters on February 16, 2009. The HRGN Committee’s recommendations formed the basis for Tundra’s negotiating position on these matters.

Mr. Hoste and Dr. Fink continued to exchange emails and telephone calls between February 2, 2009 and March 19, 2009 regarding the negotiations and terms of a potential transaction. On February 26, 2009, Dr. Fink provided Mr. Hoste with the presentation prepared by Gennum as part of the reverse due diligence to be conducted by Tundra. The Special Committee met on each of February 16, 2009, February 20, 2009, February 23, 2009, February 25, 2009, February 26, 2009, February 27, 2009, and March 1, 2009 for purposes of receiving updates from management regarding the ongoing negotiations between Tundra and Gennum and providing input and direction on outstanding terms. During this period, the consideration to be paid by Gennum for the outstanding Tundra Shares was the principal term discussed. On February 27, 2009, Gennum provided Tundra with a revised verbal proposal regarding the consideration it was prepared to pay to acquire Tundra.

On February 23, 2009, legal counsel for Gennum delivered a first draft of the Gennum Agreement to Tundra and its advisors. Between February 23, 2009 and March 19, 2009, legal advisors to Tundra and Gennum exchanged a number of drafts of both the Gennum Agreement and a form of voting support agreement. Gennum continued its due diligence process. Tundra and Gennum, together with their respective legal and financial advisors, negotiated the terms of these agreements during this period.

On February 28, 2009, the board of directors of Gennum met, with Blakes and Genuity in attendance, to, among other things, review the results of Gennum’s due diligence to date, the benefits of a possible transaction with Tundra and the potential price range of such a transaction.

The Special Committee met on March 1, 2009 to discuss the ongoing negotiations on consideration, form of consideration and the possible extension of the exclusivity period. The Special Committee directed that the Tundra reverse due diligence on Gennum proceed and that negotiations on the terms of the definitive agreement continue. The exclusivity period was extended until March 23, 2009. The Special Committee met again on each of March 11, March 14 and March 17, 2009 to further review the ongoing negotiations.

On March 2, 2009, Mr. Hoste and Dr. Chowaniec, received an unsolicited non-binding solicitation of interest from the Chief Executive Officer of potential acquiror Z. On March 4, 2009, the Board of Directors noted that Tundra had an exclusivity agreement with Gennum and, in any event, determined that such indication of interest was unacceptable for a number of reasons, including the fact the consideration proposed was lower than that being proposed by Gennum.

On March 4, 2009, the Board of Directors met at a regularly scheduled meeting to review the Tundra third quarter financial results. During this meeting, Mr. Hoste provided the Board of Directors (in the absence of Mr. Shlapak) with a detailed update of the status of the discussions with Gennum.

On March 12, 2009, the Board of Directors (other than Mr. Shlapak) met for the purposes of receiving a presentation by Dr. Fink. The presentation included an overview of Gennum from an operational and financial perspective, the Gennum business plan going forward and the post-acquisition strategy proposed by Gennum. Following the presentation, the Board of Directors discussed the perceived benefits and risks of the proposed transaction with Gennum in light of the information provided in the presentation. The Board of Directors discussed the effect of the transaction on Tundra’s employees and the benefits the proposed transaction may bring to Tundra shareholders. The Board of Directors expressed the view that the proposed combined entity would benefit from the membership of no fewer than two Tundra directors.

On March 13, 2009, the management of Tundra and Gennum and their respective legal advisors met in Toronto to negotiate the terms of the Gennum Agreement. The Special Committee met on March 14, 2009 and March 17, 2009 to discuss the status of negotiations regarding the Gennum Agreement and deal terms and conditions. The Special Committee received updates by senior management of Tundra and their legal and financial advisors regarding the status of negotiations and the progress that had been made on the major issues to date.

Negotiations continued through the week of March 16, 2009 until March 19, 2009. On March 18, 2009, Mr. Hoste provided Dr. Fink the results of the Tundra customer diligence survey conducted by an external third party, one of the final elements of Gennum’s due diligence.

The Special Committee meeting on March 19, 2009 was delayed to accommodate ongoing negotiations. Prior to the meeting, Citigroup provided materials relating to its oral presentation to the Special Committee and Board of Directors. The Special Committee meeting, with Citigroup and Osler in attendance, commenced at approximately 12:30 p.m. (Toronto time). At the meeting, the Special Committee reviewed its own process, as well as a summary of the final agreed key terms reflected in the Gennum Agreement from the General Counsel of Tundra and from its external legal counsel, Osler. At the meeting, representatives of Citigroup made an oral presentation to the Special Committee on the financial terms of the Gennum Arrangement. Citigroup provided its opinion to the Special Committee that, as of March 19, 2009 and based on certain assumptions, qualifications and limitations, it was of the opinion that the consideration to be received under the Gennum Arrangement was fair, from a financial point of view, to the Tundra Shareholders. After further discussion, the Special Committee unanimously concluded that the Arrangement was fair to the Tundra Shareholders and in the best interests of Tundra and unanimously recommended that the Board of Directors approve the Gennum Arrangement and recommend that the Tundra Shareholders vote for the Gennum Arrangement.

Immediately following the meeting of the Special Committee, the Board of Directors met (other than Mr. Shlapak), with Citigroup and Osler in attendance, for the purposes of reviewing the process followed to conclude the Gennum Agreement and the final key terms reflected in the Gennum Agreement, receiving the recommendation of the Special Committee and approving the Gennum Arrangement. Following discussion and there being no further open business issues or material terms of the Gennum Agreement to negotiate, the Board of Directors (other than Mr. Shlapak) unanimously concluded that the Gennum Arrangement was fair to the Tundra Shareholders and in the best interests of Tundra and authorized the execution of the Gennum Agreement and the submission of a special resolution approving the Gennum Arrangement for consideration by the Tundra Shareholders at a meeting.

On March 19, 2009, the board of directors of Gennum, having previously considered the results of Gennum’s due diligence and considered the potential benefits and risks of a possible transaction with Tundra, met, with Blakes and Genuity in attendance, to receive an update on these matters and to review the draft of the Gennum Agreement. At that meeting, the board of directors of Gennum unanimously resolved to authorize Gennum’s execution of the Gennum Agreement.

The Gennum Agreement and the Gennum voting support agreement were finalized and executed by Tundra, Gennum and the Directors and executive officers of Tundra, as applicable, on March 19, 2009 after the close of business. A joint Gennum/Tundra press release was disseminated shortly thereafter announcing the Gennum Arrangement.

On April 14, 2009, IDT submitted an unsolicited, non-binding expression of interest to Tundra to acquire all of the Tundra Shares at a price of $5.50 per Tundra Share in cash, conditional on due diligence by IDT and other matters. The Special Committee met later that same day, with Citigroup and Osler in attendance, and determined that the IDT expression of interest was an Acquisition Proposal that was reasonably likely to constitute a Superior Proposal. On April 15, 2009, the Board of Directors (other than Mr. Shlapak) met, with Citigroup and Osler in attendance, and determined, based in part upon the recommendation of the Special Committee, that the IDT expression of interest was an Acquisition Proposal that was reasonably likely to constitute a Superior Proposal. Tundra and IDT entered into a confidentiality and standstill agreement, permitting IDT to commence due diligence for a 12 calendar day period in accordance with the Gennum Agreement. Tundra notified Gennum of IDT’s expression of interest and provided to Gennum a copy of the confidentiality and standstill agreement entered into by Tundra and IDT in accordance with the Gennum Agreement.

On April 16, 2009, Dr. Franz Fink contacted Mr. Hoste with a proposal to significantly increase the amount of consideration offered to Tundra Shareholders pursuant to the Gennum Agreement to $5.81 in cash or 1.169 common shares of Gennum or a combination thereof, for each Tundra Share, subject to pro ration. A Special Committee meeting, with Citigroup and Osler in attendance, was held shortly thereafter at which the Special Committee determined that the revised Gennum proposal offered greater consideration to Tundra Shareholders than the consideration proposed in the IDT expression of interest. Immediately following the Special Committee meeting, the Board of Directors (other than Mr. Shlapak) met, with Citigroup and Osler in attendance and, based in part on the recommendation of the Special Committee, resolved to enter into an amendment to the Gennum Agreement. Tundra and Gennum entered into an amendment to the Gennum Agreement pursuant to which Gennum increased the consideration offered for the Tundra Shares in the Gennum Agreement (the “Amended Gennum Agreement”). Pursuant to the Amended Gennum Agreement, Tundra discontinued discussions with IDT and suspended IDT’s access to Tundra’s confidential information at such time. On April 17, 2009, a press release detailing the Amended Gennum Agreement was disseminated prior to the opening of trading on the TSX.

On April 18, 2009, IDT submitted to Tundra a modified unsolicited, non-binding expression of interest to acquire all of the Tundra Shares by way of an arrangement between IDT and Tundra at a price of $6.25 in cash per Tundra Share, subject to due diligence and certain other conditions. The Special Committee met later that day, with Citigroup and Osler in attendance, and determined that the IDT modified expression of interest was an Acquisition Proposal that was reasonably likely to constitute a Superior Proposal. The Board of Directors (other than Mr. Shlapak) met subsequent to the Special Committee meeting, with Citigroup and Osler in attendance, and determined, based in part upon the recommendation of the Special Committee, that the IDT modified expression of interest was an Acquisition Proposal reasonably likely to constitute a Superior Proposal and IDT recommenced its due diligence. Tundra notified Gennum of IDT’s modified expression of interest in accordance with the Amended Gennum Agreement.

On April 21, 2009, legal counsel for IDT delivered a first draft of the Arrangement Agreement to Tundra and its advisors. Between April 21, 2009 and April 25, 2009, legal advisors to Tundra and IDT exchanged drafts of both the Arrangement Agreement and the form of Voting Support Agreement. IDT continued its due diligence process until the end of April 25, 2009, at which time IDT’s access to Tundra’s confidential information expired in accordance with the Amended Gennum Agreement.

On April 23, 2009, the management of Tundra met with the management of IDT to receive an overview of IDT from an operational and financial perspective, the IDT business plan going forward and the post-acquisition strategy proposed by IDT and to provide IDT with information regarding the Tundra business. Following the presentations, management of Tundra discussed the perceived benefits and risks of the proposed transaction with IDT in light of the information provided in the presentations.

On April 25, 2009, the board of directors of IDT, having considered the results of IDT’s due diligence and considered the potential benefits and risks of a possible transaction with Tundra, met, with Latham, McCarthys and Barclays in attendance, to receive an update on these matters and to review the draft of the Arrangement Agreement. At that meeting, the board of directors of IDT unanimously resolved to authorize IDT to make a definitive offer to Tundra at $6.25 per share in an all-cash transaction, with such offer subject to the Matching Period set forth in the Amended Gennum Agreement and the final approval of the board of directors of IDT. IDT then submitted to Tundra an Acquisition Proposal in the form of a cover letter and definitive arrangement agreement pursuant to which IDT would acquire all of the Tundra Shares at a cash price of $6.25 per share, with such offer subject to the Matching Period set forth in the Amended Gennum Agreement and the final approval of the board of directors of IDT.

The Special Committee met later that evening, with Citigroup and Osler in attendance. Prior to the meeting, Citigroup provided materials relating to its oral presentation to the Special Committee and Board of Directors. At the meeting, representatives of Citigroup made an oral presentation to the Special Committee on the financial terms of the Arrangement. Citigroup provided its opinion to the Special Committee that, as of April 25, 2009 and based on certain assumptions, qualifications and limitations, it was of the opinion that the consideration to be received under the Arrangement was fair, from a financial point of view, to the Tundra Shareholders. The Special Committee also received an overview from Osler as to the terms of the Arrangement Agreement. The Special Committee unanimously concluded, based in part on the opinion of Citigroup, that the consideration to be received under the Arrangement was fair, from a financial point of view, to Tundra Shareholders, and to recommend to the Board of Directors that the IDT Acquisition Proposal constituted a Superior Proposal.

The Board of Directors (other than Mr. Shlapak) met subsequent to the Special Committee meeting, with Citigroup and Osler in attendance, for the purpose of reviewing the IDT Acquisition Proposal and receiving the recommendation of the Special Committee. Citigroup reiterated its oral fairness opinion and Osler provided a summary overview of the Arrangement Agreement for the Board of Directors. The Board of Directors determined that the IDT Acquisition Proposal constituted a Superior Proposal in accordance with the Amended Gennum Agreement and notified Gennum in writing. This notification triggered the five business day Matching Period for Gennum.

On April 27, 2009, the IDT Acquisition Proposal was publicly announced by Tundra via a press release disseminated on Canadian Corporate News and subsequently filed on SEDAR.

On April 29, 2009, Gennum notified Tundra that Gennum would not exercise its right under the Amended Gennum Agreement to match the IDT Acquisition Proposal. As a result, on April 30, 2009, Tundra paid the $5,000,000 termination fee to Gennum in accordance with the Amended Gennum Agreement and terminated the Amended Gennum Agreement in accordance with its terms. Tundra, IDT and Acquisition Sub contemporaneously entered into the Arrangement Agreement. A joint IDT/Tundra press release was disseminated shortly thereafter announcing the Arrangement.

Recommendation of the Special Committee

Having undertaken a thorough review of, and carefully considered, the Arrangement, including consulting with financial and independent legal advisors, the Special Committee unanimously concluded that the

Arrangement is fair to the Tundra Shareholders and in the best interests of Tundra and unanimously recommended that the Board of Directors approve the Arrangement and recommend that the Tundra Shareholders vote FOR the Arrangement Resolution.

Recommendation of the Directors

Having received and considered the recommendation of the Special Committee, the Directors (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision), unanimously concluded that the Arrangement is fair to the Tundra Shareholders and in the best interests of Tundra and have authorized the submission of the Arrangement to the Tundra Shareholders for their approval at the Meeting. The Directors have determined unanimously (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision) to recommend to the Tundra Shareholders that they vote FOR the Arrangement Resolution. Each Director has agreed to vote his Tundra Shares, if any, FOR the Arrangement Resolution.

Reasons for the Arrangement

In evaluating and approving the Arrangement, the Special Committee and the Directors (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision) considered and relied upon a number of factors including the following:

•

The Consideration values Tundra at $6.25 per Tundra Share, a premium of 12.9% to Tundra’s 5-day volume weighted average price on the TSX ended April 24, 2009, the day before the IDT offer was submitted to Tundra, and a 108.3% premium to Tundra’s 5-day volume weighted average price on the TSX ended on March 18, 2009, the day before the announcement of Gennum’s initial offer.

•

The IDT offer constitutes a premium of 12% over Gennum’s amended offer, based on Gennum’s 5-day volume weighted average price on the TSX ended April 24, 2009 of $4.5904 per Gennum common share and a premium of 13% over Gennum’s amended offer, based on the closing price on the TSX of $4.48 per Gennum common share on April 24, 2009.

•

Tundra lacks the scale to effectively compete with larger competitors in its sectors and to drive long term growth and, due to its small scale, has an inability to design products at 0.45 nm as the cost of development to 0.45 nm or less would be prohibitive relative to the R&D budget of Tundra. The size of IDT is expected to permit such development costs and strengthen competitive positioning.

•

The opinion of the Special Committee’s financial advisor, Citigroup, to the effect that, as of April 25, 2009, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the Consideration to be received under the Arrangement is fair, from a financial point of view, to the Tundra Shareholders.

•	The terms of the Arrangement Agreement were the result of arm’s-length negotiations with IDT and the Special Committee was kept apprised of the status of such negotiations.

•	The Special Committee received the advice and guidance of external legal counsel, Osler, and Tundra’s financial advisor, Citigroup, throughout the process.

•

Tundra Shareholders will receive all cash as payment of the Consideration which provides certainty of value compared to a transaction in which shareholders would receive all or part of the consideration in shares.

•

Holders of In-The-Money Tundra Options and Tundra RSUs will receive cash payments substantially equivalent to the value of such security based on the consideration to be received for each Tundra Share under the Arrangement.

•	Holders of Out-Of-The-Money Tundra Options will receive Replacement Options having an economic value substantially equivalent on a per option basis to the value of the Out-Of-The-Money Tundra Options.

•

The lack of any required approval by IDT’s shareholders to complete the Arrangement, and the determination that IDT has the available resources, ability and desire to complete the Arrangement in a timely manner.

•	It is unlikely that a third party will offer a more compelling alternative than the Arrangement.

•	The Arrangement Resolution must be approved by 66 2/3% of Tundra Shareholders present in person, or represented by proxy, at the Meeting.

•

Registered Tundra Shareholders who do not vote in favour of the Arrangement will have the right to require a judicial appraisal of their Tundra Shares and obtain “fair value” pursuant to the exercise of the Dissent Rights under the Arrangement.

•	The absence of any material competition or other regulatory issues expected to arise in connection with the Arrangement so as to prevent its completion.

•	Completion of the Arrangement will be subject to approval of the Court which will consider, among other things, the fairness of the Arrangement to Tundra Shareholders.

•

Under the Arrangement Agreement, the Directors are able to respond, in accordance with their fiduciary duties, to an unsolicited Acquisition Proposal that the Directors determine could reasonably be expected to constitute a Superior Proposal. The terms of the Arrangement Agreement, including the Termination Fee payable to IDT in certain circumstances, are reasonable and not, in the opinion of the Special Committee, preclusive of other proposals.

The Special Committee and the Directors (other than Mr. Fred Shlapak, who is an interested Director and who did not participate in the decision) also considered a number of risks and potential negative factors relating to the Arrangement including the following:

•

The risks to Tundra if the Arrangement is not completed, including the costs to Tundra in pursuing the Arrangement and the diversion of management’s attention away from the conduct of Tundra’s business in the ordinary course. In addition, if Tundra is required to pay the Termination Fee to IDT and an alternative transaction is not concluded, Tundra’s financial condition may be materially and adversely affected.

•	IDT’s and Acquisition Sub’s obligations under the Arrangement are subject to certain conditions and Acquisition Sub has the right to terminate the Arrangement Agreement in certain circumstances.

•

If the Arrangement Agreement is terminated and the Directors decide to seek another business combination, Tundra may be unable to find a party willing to pay greater or equivalent value compared to the Consideration available to Tundra Shareholders under the Arrangement.

•	If the Arrangement is successfully completed, Tundra will no longer exist as a public company.

Fairness Opinion

Tundra entered into an engagement letter dated January 30, 2008 with Citigroup pursuant to which, among other things, Citigroup agreed to provide the Special Committee with its opinion as to whether the consideration under the Arrangement is fair, from a financial point of view, to the Tundra Shareholders.

Under its engagement letter with Citigroup, Tundra agreed to pay Citigroup a fee related to the delivery of a fairness opinion and a fee if the Arrangement is consummated. Citigroup is also to be reimbursed for its reasonable out-of-pocket expenses. In addition, Tundra has agreed to indemnify Citigroup and certain related persons against certain liabilities in connection with its engagement. Other than in connection with the Arrangement, Citigroup and its affiliates have not provided financial advisory services to Tundra in the past three years.

Citigroup acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Tundra, IDT or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it received or may receive compensation. As an investment dealer, Citigroup conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Tundra, IDT or the Arrangement.

At the meeting of the Special Committee held on April 25, 2009, Citigroup made a presentation to the Special Committee and advised the Special Committee that, as of that date and based upon certain analyses, assumptions, qualifications and limitations, in its opinion, the Consideration under the Arrangement was fair, from a financial point of view, to the Tundra Shareholders.

The full text of the Fairness Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Fairness Opinion, is attached as Appendix D to this Circular. IDT did not review or pass on any aspect of the Fairness Opinion prior to its delivery by Citigroup to the Special Committee and the Board of Directors. Citigroup provided its Fairness Opinion for the information and assistance of the Special Committee and the Board of Directors in connection with its evaluation of the Arrangement. The Fairness Opinion addresses only the fairness of the consideration under the Arrangement as of the date of the opinion, is for the information of the Special Committee and the Board of Directors in connection with its consideration of the proposed Arrangement only, and does not constitute and is not intended to constitute an opinion for the benefit of Tundra Shareholders or a recommendation as to how Tundra Shareholders should vote at the Meeting. This summary of the Fairness Opinion is qualified in its entirety by reference to the full text of the Fairness Opinion. Tundra Shareholders are urged to read the Fairness Opinion in its entirety.

Arrangement Mechanics

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix C to this Circular. The Arrangement Agreement provides for the acquisition of Tundra by IDT, through its wholly-owned subsidiary, Acquisition Sub, by way of plan of arrangement under Section 192 of the CBCA. The following transactions, among others, will occur and will be deemed to occur in the order and at the times set out in the Plan of Arrangement commencing at the Effective Time, if all conditions of the implementation of the Arrangement have been satisfied or waived:

•

Tundra will accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each unexercised In-The-Money Tundra Option, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in the Plan of Arrangement, and subject to (for greater certainty) applicable withholdings, will be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra equal to the product obtained by multiplying the number of Tundra Shares underlying such In-The-Money Tundra Option by the amount by which the Consideration per Tundra Share exceeds the exercise price of such In-The-Money Tundra Option. Each In-The-Money Tundra Option issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled.

•

Notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, and without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in the Plan of Arrangement, Tundra will accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra will, subject to (for greater certainty) applicable withholdings, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in cash in settlement of each such Tundra RSU. Each Tundra RSU issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled and all Tundra RSU agreements related thereto will be immediately terminated.

•

Each Tundra Share (other than those held by a Dissenting Shareholder or Acquisition Sub) outstanding immediately prior to the Effective Time will be transferred to Acquisition Sub and each holder thereof will be entitled to receive in exchange therefor $6.25 in cash, less applicable withholdings, for each Tundra Share held and the names of the holders of the Tundra Shares transferred to Acquisition Sub will be removed from the register of holders of Tundra Shares, and Acquisition Sub will be recorded as the registered holder of the Tundra Shares so acquired and will be the legal and beneficial owner thereof.

•	Each Out-Of-The-Money Tundra Option, whether or not vested, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, will be exchanged for an option (a “Replacement

Option”) to purchase from IDT the number of IDT Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The-Money Tundra Option will immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange and each such exchanged Out-Of-The-Money Tundra Option will be immediately cancelled. Such Replacement Option will provide for an exercise price per IDT Share (rounded up to the nearest whole cent) in U.S. dollars equal to (a) the quotient obtained by dividing (i) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (ii) the Exchange Ratio, divided by (b) the Currency Exchange Rate and, except as otherwise set out in the Plan of Arrangement, each Replacement Option will continue to be governed by the terms and conditions of the applicable Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule).

If (a) the Tundra Shareholder Approval is obtained, (b) the Final Order is obtained, and (c) all other conditions under the Arrangement Agreement are satisfied or waived, the Articles of Arrangement will be filed and the Arrangement will become effective on the Effective Date. Tundra, IDT and Acquisition Sub currently expect that the Effective Date will be on or about June 29, 2009.

Lost Certificates

If a Tundra Share certificate has been lost, stolen or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded to the Depositary together with an affidavit made by the person claiming the loss describing the fact that the certificate has been lost, stolen or destroyed. The Depositary will respond with the replacement requirements, which will include giving a bond satisfactory to IDT, Acquisition Sub and the Depositary in such amount as IDT and Acquisition Sub may direct, or otherwise indemnifying IDT, Acquisition Sub and Tundra in a manner satisfactory to IDT, Acquisition Sub and Tundra, against any claim that may be made against IDT, Acquisition Sub and Tundra with respect to the certificate alleged to have been lost, stolen or destroyed.

Cancellation of Rights after Six Years

In accordance with the Plan of Arrangement, any certificate which immediately before the Effective Time represented Tundra Shares and which has not been surrendered, together with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim by or interest of any Former Tundra Shareholder of any kind or nature against or in Tundra, IDT or Acquisition Sub. Accordingly, persons who deposit certificates for Tundra Shares after the sixth anniversary of the Effective Date will not receive cash and will not own any interest in IDT, Acquisition Sub or Tundra.

Any payment made by way of cheque (or otherwise) by the Depositary on behalf of IDT, Acquisition Sub or Tundra pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment under the Arrangement that remains outstanding on the sixth anniversary of the Effective Date will cease to represent a right or claim of any kind or nature and the right of the Former Tundra Shareholder to receive the Consideration for the Tundra Shares pursuant to the Arrangement will terminate and be deemed to be surrendered and forfeited to Acquisition Sub for no consideration.

Delivery Requirements

The method of delivery of Tundra Share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the Tundra Shareholder surrendering them. Tundra recommends that such documents be delivered by hand to the Depositary, at the office noted in the Letter of Transmittal, and a receipt obtained therefor or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. Tundra Shareholders holding Tundra Shares registered in the name of an Intermediary must contact such Intermediary to arrange for the surrender of their Tundra Share certificates.

Delivery of the Consideration

In the case of a Registered Shareholder, as soon as practicable after the Effective Date, assuming due delivery of the required documentation, including the applicable Tundra Share certificate(s) and a properly completed and duly executed Letter of Transmittal, the Depositary will forward a cheque (or other form of immediately available funds) representing the amount of cash such Registered Shareholder is entitled to receive under the Arrangement for its Tundra Shares, less any amounts withheld, by first class mail, postage prepaid, to the address of such Registered Shareholder as shown on the register maintained by the Transfer Agent or as directed in the Letter of Transmittal, unless such Registered Shareholder indicates in the Letter of Transmittal that it wishes to pick up the cheque. Under no circumstances will interest accrue or be paid by Tundra, IDT, Acquisition Sub or the Depositary to persons depositing Tundra Shares pursuant to the Arrangement regardless of any delay in making such payment.

As of the Effective Time, each certificate that immediately prior to the Effective Time represented Tundra Shares will be deemed after the Effective Time to represent only the right to receive cash, upon surrender, on or before the sixth anniversary of the Effective Date.

Non-Registered Shareholders should contact their Intermediaries regarding delivery of the Consideration.

Certain Effects of the Arrangement

Upon completion of the Arrangement, Acquisition Sub will acquire all of the issued and outstanding Tundra Shares and Tundra will be a wholly-owned, indirect subsidiary of IDT. Shortly after consummation of the Arrangement, the Tundra Shares will cease to be listed on the TSX and trading of the Tundra Shares in the public market will no longer be possible. IDT will seek to have Tundra be deemed to have ceased to be a reporting issuer under Canadian Securities Laws. Tundra will also cease to be required to file continuous disclosure documents with Canadian Securities Administrators upon ceasing to be a reporting issuer in Canada.

For a discussion of certain Canadian federal income tax considerations relating to the disposition of Tundra Shares, please see “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations” in this Circular.

Effects on Tundra if the Arrangement is Not Completed

If the Arrangement is not approved by the Tundra Shareholders or if the Arrangement is not completed for any other reason, Tundra Shareholders will not receive any consideration for their Tundra Shares in connection with the Arrangement. Instead, Tundra will remain a public company and the Tundra Shares will continue to be listed and traded on the TSX. If the Arrangement is not completed, it is expected that Tundra’s management will operate Tundra in a manner similar to that in which it was being operated prior to the date of the Arrangement Agreement and that Tundra Shareholders will continue to be subject to the same risks and opportunities currently facing Tundra. There can be no assurance as to the effect of these risks and opportunities on the future trading price or value of the Tundra Shares. The Directors would continue to evaluate and review, among other things, the performance of Tundra’s business and the capitalization of Tundra and would make such changes as are deemed appropriate. In addition, Tundra could be required to pay Acquisition Sub the Termination Fee if the Arrangement Agreement is terminated in certain circumstances, including, but not limited to, if the Directors make a Change in Recommendation in certain circumstances or Tundra enters into an agreement with respect to a Superior Proposal in certain circumstances. See “The Arrangement Agreement — Termination Fees and Expenses” in this Circular.

Tundra Shareholder Approval

At the Meeting, Tundra Shareholders will be asked to vote to approve the Arrangement Resolution. Pursuant to the Interim Order, the Arrangement Resolution must be approved by the affirmative vote of at least 66 2/3% of the votes cast at the Meeting by Tundra Shareholders present in person, or represented by proxy, and entitled to vote at the Meeting (the “Tundra Shareholder Approval”).

The Arrangement Resolution must receive Tundra Shareholder Approval in order for Tundra to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the Final Order.

Notwithstanding the approval by Tundra Shareholders of the Arrangement Resolution, Tundra reserves the right not to proceed with the Arrangement, subject to and in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement.

Sources of Funds for the Arrangement

Assuming no Tundra Shareholders exercise their Dissent Rights and 19,326,053 Tundra Shares are outstanding at the Effective Time and that no In-the-Money Tundra Options are exercised prior to the Effective Time, under the terms of the Arrangement Agreement:

1.	approximately $120.8 million will be required to fund the Consideration for Acquisition Sub’s acquisition of all of the outstanding Tundra Shares; and

2.	approximately $2,925,138 will be required to fund Tundra’s payments in respect of the outstanding Tundra RSUs and In-The-Money Tundra Options.

IDT’s Cash on Hand

IDT will indirectly fund the portion of the aggregate cash to be paid for the Tundra Shares by Acquisition Sub from its cash on hand.

Tundra’s Cash on Hand

Pursuant to the Arrangement Agreement, Tundra will use an aggregate of approximately $2,925,138 from its cash on hand to pay the aggregate cash to be paid for all outstanding Tundra RSUs and In-The-Money Tundra Options in accordance with the Plan of Arrangement, approximately $1,691,146 and $1,233,992, respectively, assuming that no In-The-Money Tundra Options are exercised.

Voting Support Agreement

The Voting Support Agreement can be found on the SEDAR website at www.sedar.com. The following is only a summary of the Voting Support Agreement and is qualified in its entirety by reference to the full text of the Voting Support Agreement.

The Directors and executive officers of Tundra have entered into a Voting Support Agreement with IDT and Acquisition Sub pursuant to which they have agreed, on and subject to the terms thereof, among other things, to vote their Tundra Shares at any meeting of the Tundra Shareholders and in any action by written consent of the Tundra Shareholders in favour of the Transactions, against any action that would impede, delay, interfere with or discourage the Transactions, and against any action that would result in any breach of any representation, warranty or covenant of Tundra in the Arrangement Agreement. Pursuant to the Voting Agreement, the Directors and executive officers of Tundra have also agreed not to (i) solicit, provide information to any person, entity or group, or take any other similar action relating to any Acquisition Proposal, (ii) sell or transfer any of their Tundra Shares to any person, or (iii) grant a security interest over their Tundra Shares or grant any proxies or powers of attorney or deposit any of their Tundra Shares into a voting agreement, pooling agreement or arrangement, without the prior written consent of Acquisition Sub, which consent is within the sole discretion of Acquisition Sub and may be unreasonably withheld. The Directors and executive officers of Tundra have also agreed to vote their Tundra Shares against any proposed action by Tundra or the Tundra Shareholders or any other person that might reasonably be regarded as likely to impede or delay the successful completion of the Arrangement.

Additionally, each of the Directors and executive officers of Tundra has agreed to execute and not revoke forms of proxy upon Acquisition Sub’s request or direction, in respect of all matters including any action that would impede, interfere with or discourage the Arrangement.

The obligations of the Directors and executive officers of Tundra pursuant to the Voting Support Agreement will terminate automatically upon termination of the Arrangement Agreement.

IDT and Acquisition Sub may, at any time and without prejudice to any other rights it may have, terminate such Voting Support Agreement by notice in writing.

Confidentiality Agreement

In connection with their mutual consideration of a possible transaction, IDT and Tundra entered into the Confidentiality Agreements on January 23, 2009 and April 15, 2009 (with the terms of the agreement dated April 15, 2009 governing to the extent of discrepancy with the agreement dated January 23, 2009). On and subject to the terms and conditions of the Confidentiality Agreement, each of IDT and Tundra agreed, among other things:

•

that it, and its directors, officers, employees, agents or advisors (collectively, “Representatives”) will treat in accordance with the provisions of the Confidentiality Agreement, including provisions relating to confidentiality, information concerning the other company, its affiliates and subsidiaries furnished to it;

•

that, without the prior consent of the other company, it will not, and it will direct its Representatives not to, disclose to any person that information concerning the other company had been made available to it or its Representatives;

•	that the information furnished was being provided without any representation or warranty, express or implied, as to its accuracy or completeness on the part of either company;

•

that neither company, nor any of either company’s respective affiliates or Representatives, will have any liability to the other company or its respective Representatives, under contract, tort, trust or otherwise, resulting from use of the material furnished relating to such other company or omissions therefrom;

•

that the scope of any representations and warranties to be given by either company would be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between the companies progress to such a point; and

•	to certain employee non-solicitation covenants and certain “standstill” covenants in respect of the other company.

Interests of Directors, Executive Officers and Others in the Arrangement

In considering the recommendations of the Special Committee and Directors (other than Mr. Shlapak, who is an interested Director and who did not participate in the decision) with respect to the Arrangement, Tundra Shareholders should be aware that certain of the Directors and executive officers of Tundra may have interests that differ from those of Tundra Shareholders. The Special Committee and the Directors (other than Mr. Shlapak, who is an interested Director and who did not participate in the decision) were aware of these interests and considered them along with other matters in reaching their decision to approve the Arrangement and to recommend that Tundra Shareholders vote in favour of the Arrangement Resolution. Except as described below, to the knowledge of Tundra, the Directors and executive officers have no material interest in the Arrangement that differs from the interests of Tundra Shareholders generally.

Tundra Shareholdings

As of May 15, 2009, the Directors and executive officers of Tundra beneficially owned, or exercised control or direction over, directly or indirectly, in the aggregate, 101,673 Tundra Shares, which represented approximately 0.5% of the total number of outstanding Tundra Shares. All Tundra Shares held by the Directors and executive officers of Tundra will be treated identically and in the same manner under the Arrangement as Tundra Shares held by any other Tundra Shareholder.

The following table sets out the names and positions of the Directors and executive officers of Tundra and, as of May 15, 2009, the number and percentage of Tundra Shares owned or over which control or direction is exercised, directly or indirectly, by each such Director or executive officer of Tundra and, where known after reasonable enquiry, by their respective associates or affiliates:

Name	Position	Ownership or Control over Tundra Shares	% Ownership of Tundra Shares
Dr. Adam Chowaniec	Chairman and Director	55,200	0.3%
Daniel Hoste	President, Chief Executive Officer and Director	20,000	0.1%
Cesar Cesaratto	Director	4,000	0.0%
Dr. A. Kevin Francis	Director	0	0.0%
Terry Nickerson	Director	5,000	0.0%
Fred Shlapak	Director	0	0.0%
Charles Thompson	Director	12,138	0.1%
David Long	Vice President of Finance and Chief Financial Officer	5,200	0.0%
Cheryl Foy	Vice President, General Counsel and Corporate Secretary	135	0.0%
Mike Lupiano	Vice President, Human Resources	0	0.0%
Richard Riker	Vice President, Sales	0	0.0%
Bob Solberg	Vice President, Design Services	0	0.0%
Ed Vopni	Vice President, Engineering and Interim Vice President, Operations	0	0.0%

Tundra Options

The Directors and executive officers of Tundra beneficially owned, or exercised control or direction over, directly or indirectly, in the aggregate, 800,427 Tundra Options as of the close of business on May 15, 2009. All of the Tundra Options held by the Directors and executive officers of Tundra will be treated in the same manner under the Arrangement as Tundra Options held by every other holder of Tundra Options.

The following table shows the total number of vested and unvested In-The-Money Tundra Options held by each Tundra Director and by Tundra executive officers as of May 15, 2009 that are expected to be disposed of for cash upon closing of the Arrangement in accordance with the Plan of Arrangement and the amounts to be paid for the same. The In-The-Money Tundra Options have exercise prices ranging between $3.78 and $4.34 per share. See “The Arrangement — Arrangement Mechanics” in this Circular.

Name	Number of Unvested In-The-Money Tundra Options Accelerated and Cashed Out	Amount to be Paid for Unvested In-The-Money Tundra Options Accelerated and Cashed Out	Number of In-The-Money Tundra Vested Options Cashed Out	Amount to be Paid for In-The-Money Tundra Vested Options Cashed Out	Total Amount to be Paid for In-The-Money Tundra Options Cashed Out
Dr. Adam Chowaniec	5,000	$11,250	0	$—	$11,250
Daniel Hoste	111,000	262,470	7,500	14,625	277,095
Cesar Cesaratto	5,000	11,250	0	—	11,250
Dr. A. Kevin Francis	15,000	33,750	0	—	33,750
Terry Nickerson	5,000	11,250	0	—	11,250
Fred Shlapak	5,000	11,250	0	—	11,250
Charles Thompson	5,000	11,250	0	—	11,250
David Long	23,750	56,713	1,250	2,438	59,150
Cheryl Foy	24,750	59,183	1,250	2,438	61,620
Mike Lupiano	19,750	46,833	1,250	2,438	49,270
Richard Riker	55,000	110,650	15,000	28,650	139,300

Name	Number of Unvested In-The-Money Tundra Options Accelerated and Cashed Out	Amount to be Paid for Unvested In-The-Money Tundra Options Accelerated and Cashed Out	Number of In-The-Money Tundra Vested Options Cashed Out	Amount to be Paid for In-The-Money Tundra Vested Options Cashed Out	Total Amount to be Paid for In-The-Money Tundra Options Cashed Out
Bob Solberg	13,000	32,110	0	—	32,110
Ed Vopni	24,750	59,183	1,250	2,438	61,620

All Out-Of-The-Money Tundra Options held by the Directors and executive officers of Tundra will be exchanged for Replacement Options in the same manner under the Arrangement as Out-Of-The-Money Tundra Options held by every other holder of Out-Of-The-Money Tundra Options. See “The Arrangement — Arrangement Mechanics” and “Information Concerning IDT — Description of IDT’s Capital Structure — Replacement Options” in this Circular.

The following table sets forth the number of vested and unvested Out-Of-The-Money Tundra Options held by each Director and executive officer of Tundra and the expected number of IDT Shares that would be subject to the Replacement Options received for all such Out-Of-The-Money Tundra Options, based on the May 15 Assumed IDT VWAP. The Out-Of-The-Money Tundra Options held by the Directors and executive officers have exercise prices ranging between $7.47 and $24.23 and the exercise prices for the Replacement Options to be received by the Directors and officers would range between US$6.45 and US$20.90 based on the May 15 Assumed IDT VWAP and the Currency Exchange Rate as of May 15, 2009. The IDT VWAP for purposes of the Plan of Arrangement cannot be determined as of the date of this Circular and may differ from the May 15 Assumed IDT VWAP and the Currency Exchange Rate as of May 15, 2009.

Name	Number of Unvested Out-Of-The-Money Tundra Options	Number of Vested Out-Of-The-Money Tundra Options	Aggregate Number of IDT shares to be Subject to Replacement Options
Dr. Adam Chowaniec	11,250	21,250	32,061
Daniel Hoste	91,250	83,750	172,637
Cesar Cesaratto	11,250	3,750	14,797
Dr. A. Kevin Francis	0	0	—
Terry Nickerson	11,250	8,750	19,730
Fred Shlapak	11,250	23,750	34,527
Charles Thompson	11,250	21,250	32,061
David Long	28,750	21,250	49,325
Cheryl Foy	13,750	14,677	28,043
Mike Lupiano	15,625	31,875	46,858
Richard Riker	0	0	—
Bob Solberg	3,000	1,000	3,946
Ed Vopni	12,500	8,500	20,716

Tundra RSUs

The Directors and executive officers of Tundra beneficially owned, directly or indirectly, or exercised control or direction over, in the aggregate, 102,500 Tundra RSUs as of the close of business on May 15, 2009. All of the Tundra RSUs held by the Directors and executive officers of Tundra will be treated in the same manner under the Arrangement as Tundra RSUs held by every other holder of Tundra RSUs. See “The Arrangement — Arrangement Mechanics” in this Circular.

The following table shows the total number of Tundra RSUs held by each of the Directors and executive officers of Tundra as of May 15, 2009 that are expected to be settled for cash upon the closing of the Arrangement in accordance with the Plan of Arrangement and the amounts to be paid for the same.

Name	# Tundra RSUs	Cash Payment
Dr. Adam Chowaniec	8,333	$52,083.31
Daniel Hoste	21,500	$134,375.00
Cesar Cesaratto	5,000	$31,250.00
Kevin Francis	0	—
Terry Nickerson	8,333	$52,083.31
Fred Shlapak	8,333	$52,083.31
Charles Thompson	8,333	$52,083.31
David Long	9,250	$57,812.50
Cheryl Foy	9,583	$59,895.88
Mike Lupiano	7,583	$47,395.88
Richard Riker	3,000	$18,750.00
Bob Solberg	5,333	$33,333.38
Ed Vopni	7,917	$49,479.13

“Change of Control” Provisions

President and Chief Executive Officer: Daniel Hoste has an existing employment agreement with Tundra which provides that, if Mr. Hoste’s employment is terminated without cause or Mr. Hoste resigns his position for “Good Reason” (as defined within the agreement), within twelve months after a change of control of Tundra, Mr. Hoste will be entitled to (i) thirty-six months of base salary in lieu of notice; (ii) benefits coverage for a twenty-four month period; (iii) car allowance and car-related expense reimbursement for a twenty-four month period; and (iv) an allowance of up to $75,000 to reimburse him for expenses incurred if he relocates from Ottawa to France within 180 days after such termination.

Other Officers: All other executive officers have existing employment agreements with Tundra that provide that, if the officer’s employment is terminated without cause, or the officer resigns his/her position for Good Reason, within twelve months after a change of control of Tundra, the officer is entitled to receive the following: (i) twenty-one months of base salary in lieu of notice; (ii) benefits coverage for a twelve month period; (iii) car allowance and car-related expense reimbursement for a twelve month period. Any officer may terminate his/her employment with Tundra by providing written notice of one month.

Voting Intentions

The Directors and executive officers of Tundra, who beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of 101,673 Tundra Shares as at May 15, 2009, which represent less than 1% of the outstanding Tundra Shares, have each agreed pursuant to the Voting Support Agreement to vote FOR the Arrangement Resolution.

Indemnity and Insurance Arrangements and Treatment of Tundra Directors and Officers Following the Consummation of the Arrangement

For a description of the indemnification and insurance arrangements for Directors and executive officers of Tundra under the Arrangement Agreement, see “The Arrangement Agreement — Directors’ and Officers’ Insurance and Indemnification” in this Circular.

THE ARRANGEMENT AGREEMENT

The following is a summary of certain material terms of the Arrangement Agreement, a copy of which is attached as Appendix B to this Circular. This summary and certain capitalized terms referred to in the summary do not contain all of the information about the Arrangement Agreement. Therefore, Tundra Shareholders should read the Arrangement Agreement carefully and in its entirety, as the rights and obligations of Tundra, IDT and Acquisition Sub are governed by the express terms of the Arrangement Agreement and not by this summary or any other information contained in this Circular.

The Arrangement Agreement contains representations and warranties made by Tundra, IDT and Acquisition Sub. These representations and warranties, which are set forth in the Arrangement Agreement, were made by and to the parties thereto for the purposes of the Arrangement Agreement (and not to other persons such as Tundra Shareholders) and are subject to qualifications and limitations agreed to by the parties in connection with negotiating and entering into the Arrangement Agreement. In addition, these representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality different from what may be viewed as material to Tundra Shareholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Circular, may have changed since the date of the Arrangement Agreement.

On April 30, 2009, Tundra, IDT and Acquisition Sub entered into the Arrangement Agreement, under which it was agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, Acquisition Sub will acquire all of the issued and outstanding Tundra Shares as part of the Plan of Arrangement, under which Tundra Shareholders (other than Dissenting Shareholders) will receive $6.25 in cash, less applicable withholdings, for each Tundra Share held (subject to adjustments as contemplated by the Plan of Arrangement and further discussed below). The terms of the Arrangement Agreement are the result of arm’s-length negotiations conducted between Tundra, IDT and Acquisition Sub and their respective advisors.

At the Effective Time, Tundra will accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each unexercised In-The-Money Tundra Option, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in the Plan of Arrangement, will be transferred by the holder thereof to Tundra in consideration for a cash payment, subject to (for greater certainty) applicable withholdings, by Tundra equal to the product obtained by multiplying the number of Tundra Shares underlying such In-The-Money Tundra Option by the amount by which the Consideration per Tundra Share exceeds the exercise price of such In-The-Money Tundra Option. Each unexercised In-The Money Tundra Option issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled.

Five minutes thereafter, notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in the Plan of Arrangement, Tundra will accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra will, subject to (for greater certainty) applicable withholdings, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in cash in settlement of each such RSU. Each Tundra RSU issued and outstanding immediately prior to the Effective Time will thereafter be immediately cancelled and all Tundra RSU agreements related thereto will be immediately terminated and the holder thereof will thereafter have only the right to receive the consideration to which such holder is entitled pursuant to the Plan of Arrangement. The Tundra Restricted Share Unit Plan will be terminated and none of Tundra, IDT, Acquisition Sub or any of their affiliates will have any liabilities or obligations with respect to such plan except pursuant to the Plan of Arrangement.

Five minutes thereafter, (i) each Tundra Share held by a Dissenting Shareholder immediately prior to the Effective Time will be deemed to be transferred by the holder thereof, without any act or formality on its part, free and clear of all liens, to Acquisition Sub and Acquisition Sub will thereupon be obliged to pay the amount therefor determined and payable in accordance with the procedure described in the Plan of Arrangement, and the name of such holder will be removed from the register of holders of Tundra Shares and Acquisition Sub will be recorded as the registered holder of the Tundra Shares so transferred and will be deemed to be the legal and beneficial owner of such Tundra Shares, and (ii) each Tundra Share (other than those held by a Dissenting Shareholder or Acquisition Sub) outstanding immediately prior to the Effective Time will be transferred to Acquisition Sub and each holder thereof will be entitled to receive $6.25 in cash, less applicable withholdings, for each Tundra Share held and the names of such holders of the Tundra Shares transferred to Acquisition Sub will be removed from the register of holders of Tundra Shares, and Acquisition Sub will be recorded as the registered holder of the Tundra Shares so transferred and will be the legal and beneficial owner thereof.

Five minutes thereafter, each Out-Of-The-Money Tundra Option, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, will be exchanged for a Replacement Option to purchase from IDT the number of ITD Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The-Money Tundra Option will immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange and each such exchanged Out-Of-The-Money Tundra Option will be immediately cancelled. Such Replacement Option will provide for an exercise price per ITD Share (rounded up to the nearest whole cent) in United States dollars equal to (i) the quotient obtained by dividing (x) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (y) the Exchange Ratio, divided by (ii) the Currency Exchange Rate. Except as otherwise set out in the Plan of Arrangement, each Replacement Option will continue to be governed by the terms and conditions of the Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule), with any adjustments deemed to be made thereto as are necessary to ensure consistency with the provisions of the Plan of Arrangement.

Notwithstanding the preceding paragraph, with respect to: (a) any Out-Of-The-Money Tundra Option, if the directors of IDT determine in good faith that the excess of the aggregate fair market value of the ITD Shares subject to the Replacement Option immediately after the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to the Replacement Option (such excess, referred to as the “Post-Exchange Option Value”) would otherwise exceed the excess of the aggregate fair market value of the Tundra Shares subject to such Tundra Option immediately before the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to such Tundra Option (such excess, referred to as the “Pre-Exchange Option Value”), the exchange of the Out-Of-The Money Tundra Options will be modified, but only to the extent necessary and in a manner that does not otherwise adversely affect the holder of the Replacement Option, so that the Post-Exchange Option Value does not exceed the Pre-Exchange Option Value; and (b) an Out-Of-The-Money Tundra Option that is held by a resident of the United States, the exercise price and the number of ITD Shares subject to a Replacement Option will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any such Out-Of-The-Money Tundra Option which was an incentive stock option (as defined in Section 422 of the Code) immediately prior to the Effective Time, the exercise price, the number of ITD Shares and the terms and conditions of the Replacement Option will be determined in a manner consistent with the requirements of Section 424(a) of the Code.

Conditions Precedent to the Arrangement

Mutual Conditions Precedent

The Arrangement Agreement provides that the obligations of the parties to complete the Arrangement are subject to the fulfilment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of Tundra, IDT and Acquisition Sub:

•	the Arrangement Resolution shall have been duly approved by Tundra Shareholders at the Meeting in accordance with the Interim Order and applicable Law;

•

the Interim Order and the Final Order shall each have been obtained on terms consistent with the Arrangement Agreement, and shall not have been set aside or materially modified in a manner unacceptable to Tundra, IDT or Acquisition Sub, acting reasonably, on appeal or otherwise;

•

no applicable Law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Tundra, IDT or Acquisition Sub from consummating the Arrangement or the other transactions contemplated by the Arrangement Agreement;

•

no Proceeding shall be pending or overtly threatened by or before any Governmental Entity seeking an injunction, judgment, decree or other order to prevent or challenge the consummation of the Arrangement or the other transactions contemplated by the Arrangement Agreement; and

•	the Arrangement Agreement shall not have been terminated in accordance with its terms.

IDT and Acquisition Sub Conditions Precedent

The Arrangement Agreement provides that the obligations of IDT and Acquisition Sub to complete the Arrangement are subject to the fulfilment of each of the following conditions precedent (each of which is for the exclusive benefit of IDT and Acquisition Sub and may be waived by IDT and Acquisition Sub):

•

Tundra shall have performed or complied with all agreements and covenants required by the Arrangement Agreement in all material respects or all respects, as applicable, and IDT and Acquisition Sub shall have received a certificate of Tundra addressed to IDT and Acquisition Sub and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra, confirming the same as of the Effective Date;

•

the representations and warranties of Tundra set forth in the Arrangement Agreement shall be true and correct either: (i) in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the date of the Arrangement Agreement and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect; (ii) in all respects as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); or (iii) in all material respects as of the Effective Time, as though made on and as of the Effective Time, and IDT and Acquisition Sub shall have received certificates of Tundra addressed to IDT and Acquisition Sub and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra, confirming the same;

•	since the date of the Arrangement Agreement, no Material Adverse Effect has occurred in respect of Tundra;

•

the aggregate number of Tundra Shares held, directly or indirectly, by those holders of such shares who have validly exercised Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Dissent Rights) shall not exceed 5% of the aggregate number of Tundra Shares outstanding immediately prior to the Effective Time;

•

the Plan of Arrangement shall not have been amended, modified or supplemented by Tundra without Acquisition Sub’s written consent or by approval or direction of the Court without the written consent of Acquisition Sub, acting reasonably;

•

the number of issued and outstanding Tundra Shares, as of the Effective Time shall not exceed 19,326,053 excluding any Tundra Shares issued following the date of the Arrangement Agreement pursuant to the exercise of any Tundra Options issued and outstanding on the date of the Arrangement Agreement and no Tundra Options other than those disclosed to IDT and Acquisition Sub in writing on April 30, 2009, shall have been issued and outstanding (whether vested or unvested) and there shall be no other options, warrants, conversion privileges, equity-based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Tundra of any shares or other securities of Tundra or any of its subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of, any shares or other securities of Tundra or any of its subsidiaries; and

•

the Board of Directors shall have taken all necessary action required by, and in accordance with, the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan in order to give effect to the requirements of the Arrangement Agreement relating to the Tundra Options and Tundra RSUs.

Tundra Conditions Precedent

The Arrangement Agreement provides that the obligation of Tundra to complete the Arrangement is subject to the fulfilment of each of the following conditions precedent (each of which is for the exclusive benefit of Tundra and may be waived by Tundra):

•

all covenants of IDT and Acquisition Sub under the Arrangement Agreement to be performed on or before the Effective Time shall have been duly performed by IDT and Acquisition Sub, respectively, in all material respects, and Tundra shall have received a certificate of IDT and Acquisition Sub, addressed to Tundra and dated the Effective Date, signed on behalf of IDT by two senior executive officers and on behalf of Acquisition Sub by two officers, confirming the same;

•

the representations and warranties of IDT and Acquisition Sub set forth in the Arrangement Agreement shall be true and correct in all respects, without regard to any materiality qualifications contained in them as of the date of the Arrangement Agreement and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations to be so true and correct in all respects would not have, or not be reasonably expected to have, individually or in the aggregate, a material adverse effect on IDT’s or Acquisition Sub’s ability to consummate the Transactions (other than certain representations and warranties contained in the Arrangement Agreement which shall be true and correct in all respects), and Tundra shall have received certificates of IDT and Acquisition Sub, addressed to Tundra and dated the Effective Date, signed on behalf of IDT by two senior executive officers and on behalf of Acquisition Sub by two officers, confirming the same; and

•

IDT or Acquisition Sub shall deposit or cause to be deposited with the Depositary, for the benefit of holders of Tundra Shares, an amount equal to the aggregate cash to be paid for the Tundra Shares under the Plan of Arrangement.

Representations and Warranties

The Arrangement Agreement contains a number of customary representations and warranties of Tundra relating to, among other things, the following matters: corporate existence and power; corporate authorization; governmental authorization; non-contravention; capitalization; subsidiaries; securities laws matters; financial statements; absence of certain changes to, among other things, corporate articles, by-laws, accounting principles, dividends, indebtedness, assets, employee compensation, share repurchase and Contracts; no undisclosed material liabilities; compliance with Laws; regulatory compliance; litigation; taxes; Tundra Plans; collective agreements; employees; environmental matters; real property; personal property; intellectual property; computer systems; products and services; material contracts; insurance; non-arms length transactions; opinion of financial advisors; books and records; finders’ fees; restrictions on business activities; disclosure/internal controls; shareholder rights plan; corrupt practices legislation; United States securities laws; voting requirements; no collateral benefit; confidentiality and standstill agreements; disclosure; termination of the Amended Gennum Agreement; the Investment Canada Act; and the Competition Act.

The Arrangement Agreement also contains certain customary representations and warranties of IDT and Acquisition Sub, relating to, among other things, the following matters: corporate existence and power; corporate authorization; governmental authorization; non-contravention; litigation; cash on hand; ownership of Tundra Shares; the Investment Canada Act and the Competition Act.

Tundra Covenants

Covenants Regarding the Conduct of Business

In the Arrangement Agreement, Tundra agreed to certain customary negative and affirmative covenants relating to the operation of its business between the date of the Arrangement Agreement and until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms (the “Interim Period”). In particular, Tundra agreed, except as required or permitted by the Arrangement Agreement, as required by applicable Law or by a Governmental Entity, or with the prior written consent of Acquisition Sub, such approval not to be unreasonably withheld, that Tundra shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and, except as contemplated thereby or with the prior written consent of Acquisition Sub, that Tundra shall, and shall ensure that each of its subsidiaries shall, use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets, to keep available the services of its employees and to maintain satisfactory relationships with others having business relationships with Tundra and its subsidiaries and shall not make any material change in the business, assets, liabilities, operations, insurance, capital or affairs of Tundra and its subsidiaries. Tundra also agreed that it shall comply in all material respects with all applicable Laws affecting the operation of the business of Tundra and its subsidiaries. In addition, Tundra agreed that, during the Interim Period, except as required or permitted by the Arrangement Agreement, applicable Law or by a Governmental Entity, not to and not to permit any of its subsidiaries to, directly or indirectly (other than with the prior written consent of Acquisition Sub):

(a)	amend its articles, by-laws or, in the case of any subsidiary which is not a corporation, its similar organizational documents;

(b)	other than dividends in the ordinary course of business consistent with past practice, declare, set aside or pay any dividend on, or other distribution or payment (whether in cash, shares or property) in respect of, any Tundra Shares;

(c)	amend the terms of any of its securities or split, combine, subdivide or reclassify any of the Tundra Shares;

(d)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any securities of Tundra or any of its subsidiaries, including in connection with its normal course issuer bid;

(e)	issue, grant, deliver, sell, encumber, or pledge or authorize or agree to issue, grant, deliver, sell, encumber, or pledge any shares of Tundra or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Tundra Shares or shares of its subsidiaries or any other ownership interest (including any phantom interest or other right linked to any Tundra Shares or shares of its subsidiaries in any manner) other than: (i) the issuance of Tundra Shares on the exercise of Tundra Options outstanding on the date of the Arrangement Agreement under the Tundra Stock Option Plans, provided that any such exercise is not in violation of the Voting Support Agreement, or (ii) the issuance of any shares of capital stock of any wholly-owned subsidiary of Tundra to any other wholly-owned subsidiary of Tundra;

(f)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation, reorganization or winding-up of Tundra or any of its subsidiaries or reorganize, amalgamate or merge Tundra or any of its subsidiaries with any other person;

(g)	manage accounts receivable other than in the ordinary course of business in a manner comparable to the management of accounts receivable in the 12 months preceding the date of the Arrangement Agreement;

(h)	subject to subsection (i), sell, pledge, lease, dispose of, encumber or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having a value, individually or in the aggregate, that exceeds $250,000, other than in respect of obsolete, damaged or destroyed assets or sales of inventory, in each case in the ordinary course of business consistent with past practice;

(i)	sell, pledge, lease, dispose of, encumber or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses of Silicon Logic Engineering Inc., other than in respect of sales of inventory and products and licenses of software in the ordinary course of business consistent with past practice;

(j)	acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any person or division thereof, or make any investment either by the purchase of securities or contributions of capital (other than to wholly-owned subsidiaries);

(k)	acquire any material property or assets of any other person except for purchases of raw materials and inventory in the ordinary course of business consistent with past practice;

(l)	make capital expenditures that, together with capital expenditures made or committed to be made since November 3, 2008, are in the aggregate in excess of $250,000;

(m)	make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in, to or in any other person, other than Tundra or any wholly-owned subsidiary of Tundra;

(n)	pay, discharge or satisfy any claims, liabilities or obligations (including prepaying any long-term indebtedness before its scheduled maturity) other than the payment, discharge or satisfaction of liabilities or obligations reflected or reserved against in Tundra’s most recent financial statements or made in the ordinary course of business consistent with past practice;

(o)	create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or any other liability or obligation of a financial nature other than in the ordinary course of business consistent with past practice, or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, on a per transaction or series of related transactions basis, or make any loans or advances other than indebtedness owing by one wholly-owned subsidiary of Tundra to Tundra or any wholly-owned subsidiary of Tundra to another wholly-owned subsidiary of Tundra in the ordinary course of business consistent with past practice;

(p)	except as may be required by applicable Law, the terms of any existing Tundra Plan or collective bargaining agreement or any existing agreement in writing: (i) take any action with respect to the grant or increase of any severance, change of control, bonus, retention, retirement, or termination pay to (or amend any existing arrangement with) any Tundra employee, director or officer of Tundra or any of its subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies or employment agreements with any current or former director or officer of Tundra or any of its subsidiaries; (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Tundra employee, director or officer of Tundra or any of its subsidiaries; (iv) increase compensation, bonus levels or other benefits, in any form, payable to any employee, director or officer of Tundra or any of its subsidiaries; (v) grant any general salary increase except in the ordinary course of business consistent with past practice; (vi) loan or advance money or other property by Tundra or its subsidiaries to any of their present or former directors, officers or employees; (vii) establish, adopt, enter into, amend or terminate any Tundra Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Tundra Plan if it were in existence as of the date of the Arrangement Agreement) or collective bargaining agreement; (viii) grant any equity or equity-based awards or accelerate the vesting of any equity-based award, other than the acceleration of the vesting of the In-The-Money Tundra Options and Tundra RSUs in accordance with the Arrangement Agreement; (ix) increase, or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution (including voluntary contributions) under any Tundra Plan; (x) make any voluntary contribution to any Tundra Plan; or (xi) terminate any employee of Tundra or any of its subsidiaries;

(q)

hire any employee except for (i) the replacement of any current employee whose employment with Tundra or any subsidiary is terminated for any reason, including resignation (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated or resigned employee) and (ii) a new employee who does not replace any current employee pursuant to clause (i) above (A) whose annual noncontingent cash compensation and bonus payments do not exceed, in the aggregate, $150,000 and (B) whose annual noncontingent cash compensation and annual bonus payments, when aggregated with the annual noncontingent cash compensation and annual bonus payments of all other such new employees, do not exceed $500,000;

(r)	waive, release, assign, settle or compromise any Proceeding in a manner that could require a payment by, or release another person of an obligation to, Tundra or any of its subsidiaries of $100,000 individually, or $250,000 in aggregate, or could reasonably be expected to have a Material Adverse Effect on Tundra or to adversely affect in any material respect the ability of Tundra to complete the Transactions;

(s)	enter into any Contract which would be a Tundra Material Contract if in existence on the date of the Arrangement Agreement (other than the renewal of a Contract in existence on the date of the Arrangement Agreement on terms materially consistent with terms in existence on the date of the Arrangement Agreement) or terminate, fail to renew, cancel, waive, release, assign, grant or transfer any rights of material value or amend, modify or change in any material respect any existing Tundra Material Contract;

(t)	enter into any agreement or arrangement that limits or otherwise restricts Tundra or any of its subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict Tundra or any of its subsidiaries, from competing in any manner in any location or with any person, other than in connection with the renewal or extension of any existing agreements, licenses or arrangements on substantially similar terms;

(u)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any permits;

(v)	make any change in the methods of accounting of Tundra or any of its subsidiaries, except as required by Canadian GAAP;

(w)	(i) change in any respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of its Returns for the taxation year ending April 30, 2008, and its public filings except as may be required by applicable Law or Canadian GAAP, (ii) make or revoke any material election relating to Taxes or amend any material Returns, (iii) settle, compromise or agree to the entry of judgment with respect to any Proceeding relating to Taxes, (iv) enter into any Tax sharing, Tax allocation or Tax indemnification agreement, (v) make a request for a Tax ruling to any Taxing Authorities, (vi) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment, or (vii) take any action or enter into any transaction, other than a transaction contemplated by the Arrangement Agreement including the Pre-Closing Reorganization or any Additional Reorganization requested by Acquisition Sub pursuant to the Arrangement Agreement, that would reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Acquisition Sub, its successors and its Affiliates in respect of the non-depreciable capital properties owned by Tundra and its subsidiaries (including, for the avoidance of doubt, any subsidiaries of Tundra or partnerships formed in connection with the Pre-Closing Reorganization or any Additional Reorganization);

(x)	except in accordance with the Arrangement Agreement, enter into any transaction or perform any act that could reasonably be expected to interfere with, delay or be inconsistent with the consummation of the Transactions or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any respect any of its representations and warranties set forth in the Arrangement Agreement;

(y)	approve, adopt or implement a shareholder rights plan or similar poison pill arrangement; or

(z)	agree, announce, resolve or commit to do any of the foregoing.

Tundra further agreed that during the Interim Period, it shall and shall ensure that its subsidiaries shall use their commercially reasonable efforts to cause the current insurance (or reinsurance) policies of Tundra and its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse or change, unless simultaneously with such termination, cancellation, lapse or change, replacement policies providing similar or greater coverage are in full force and effect.

Covenants Regarding the Performance of Obligations

Tundra further agreed that it will, and it will cause its subsidiaries, to perform all obligations required or desirable to be performed by Tundra or any of its subsidiaries under the Arrangement Agreement and to co-operate with Acquisition Sub in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement, including the following:

(a)	use commercially reasonable efforts to obtain the requisite approvals of the Tundra Shareholders to the Arrangement Resolution;

(b)	advise Acquisition Sub as reasonably requested, and on a daily basis commencing five business days prior to the Meeting, as to the aggregate tally of the proxies and votes received in respect of the Meeting and all matters to be considered at such Meeting;

(c)	promptly advise Acquisition Sub of any written notice of dissent or purported exercise by any Tundra Shareholder of Dissent Rights received by Tundra in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Tundra and, subject to applicable Laws, any written communications sent by or on behalf of Tundra to any Tundra Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and Tundra shall not make any payment or settlement offer, or agree to any such settlement, prior to the Effective Time with respect to any such notice of dissent or purported exercise of Dissent Rights unless Acquisition Sub shall have given its prior written consent to such payment, settlement offer or settlement as applicable;

(d)	promptly advise Acquisition Sub orally and, if then requested, in writing of any event, change or development that has a Material Adverse Effect in respect of Tundra or resulted in any material adverse change in any fact disclosed to IDT and Acquisition Sub in writing on April 30, 2009;

(e)	promptly advise Acquisition Sub orally and, if then requested, in writing of any event, change or development occurring subsequent to the date of the Arrangement Agreement that, if made on or as of the date of such event or the Effective Date, would breach, or might reasonably be expected to breach, any representation or warranty or cause a failure to perform any covenant or agreement on the part of Tundra set forth in the Arrangement Agreement;

(f)	furnish promptly to Acquisition Sub a copy of each notice, report, schedule or other document or communication delivered or filed by Tundra in connection with the Arrangement or the Meeting with any Governmental Entity;

(g)	oppose any injunction or restraining or other order seeking to stop, or otherwise adversely affecting Tundra’s ability to consummate, the Arrangement and defending, or causing to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement Agreement or the consummation of the Arrangement and the transactions contemplated by the Arrangement Agreement;

(h)	use commercially reasonable efforts to assist in effecting the resignations of the Tundra directors and cause them to be replaced following the issuance of the Articles of Arrangement but as of the Effective Date by persons nominated by Acquisition Sub;

(i)	at the request of Acquisition Sub, use commercially reasonable efforts to obtain all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments and modifications to the Tundra Material Contracts and the other Contracts identified by Acquisition Sub (i) in connection with, or required to permit, the completion of the Arrangement and the Transactions and (ii) required to maintain the Tundra Material Contracts and the other Contracts identified by Acquisition Sub in full force and effect following completion of the Arrangement, in each case on terms that are reasonably satisfactory to Acquisition Sub, and without paying, and without committing itself or Acquisition Sub to pay any consideration or incur any liability or obligation to or in respect of any other such party without the prior written consent of Acquisition Sub;

(j)	at Acquisition Sub’s request, execute all documents, take all oaths and do all reasonable acts to enable Acquisition Sub, its successors, assigns and legal representatives to procure and maintain patent or any other intellectual property protection for owned Tundra intellectual property in any and all countries and to vest title thereto to Acquisition Sub, its successors, assigns and legal representatives following the issuance of the Articles of Arrangement but as of the Effective Date;

(k)	provide, on a timely basis, all reasonable cooperation as may be reasonably requested by Acquisition Sub to promote the Arrangement with the holders of ITD Shares, including participation in investor meetings upon reasonable notice;

(l)	provide, on a timely basis, all reasonable cooperation in connection with any dealings by IDT or Acquisition Sub with any taxing authority or Governmental Entity with oversight of any Tax matters concerning any element of the Transactions (including, without limitation, any element that may be effected after the Effective Time by IDT or Acquisition Sub) as may be requested by Acquisition Sub;

(m)	unless otherwise directed by Acquisition Sub, at least five business days prior to the Effective Time, take any and all actions required to terminate each Tundra Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement as of a date no later than one day prior to the Effective Time, which actions shall include providing to Acquisition Sub executed resolutions terminating such plan(s);

(n)	provide lists of beneficial and registered holders of Tundra Shares and any geographical reports prepared by its transfer agent and a list of holders of Tundra Options (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date), as well as a security position listing from each depositary, including CDS, and deliver any such lists to Acquisition Sub promptly following the date of the Arrangement Agreement and promptly deliver to Acquisition Sub upon demand thereafter supplemental lists setting out changes thereto;

(o)	reasonably cooperate with and assist, and cause its representatives to reasonably cooperate with and assist, IDT in the preparation of the S-8 Registration Statement (as defined herein); and

(p)	promptly after execution of the Arrangement Agreement, take all steps necessary or desirable to cancel the special meeting of Tundra Shareholders called for May 8, 2009 in respect of the proposed transaction between Tundra and Gennum, and to terminate any solicitation of proxies in connection therewith.

Covenants Regarding Cash

Tundra has agreed to take all action to ensure that it will have, 48 hours prior to the Effective Time and immediately prior to the Effective Time (including amounts transferred to the Depositary as required by the Plan of Arrangement), in cash not less than the sum of the amounts contemplated for payment by Tundra for the In-The-Money Tundra Options and Tundra RSUs under the Plan of Arrangement. At or before the Effective Time, Tundra will deposit or cause to be deposited with the Depositary the aggregate money required for payments in respect of the In-The-Money Tundra Options pursuant to the Plan of Arrangement and the aggregate money required for the payment in respect of the Tundra RSUs pursuant to the Plan of Arrangement. See “The Arrangement — Sources of Funds for the Arrangement” in this Circular.

IDT and Acquisition Sub Covenants

Covenants Regarding the Conduct of Business

In the Arrangement Agreement, IDT and Acquisition Sub agreed that, during the Interim Period, except as required or permitted by the Arrangement Agreement, or as required by applicable Law or by a Governmental Entity they will not, other than with the prior written consent of Tundra, which consent shall not be withheld unreasonably:

(a)

enter into any transaction or perform any act that could reasonably be expected to interfere with, delay or be inconsistent with the consummation of the Transactions or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality qualification already contained within such representation or warranty) in any material respect any of IDT’s or Acquisition Sub’s representations and warranties set forth in the Arrangement Agreement;

(b)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or winding up of IDT or Acquisition Sub; or

(c)	agree, announce, resolve or commit to do any of the foregoing.

Covenants Regarding the Performance of Obligations

IDT and Acquisition Sub further agreed that they will, and IDT will cause its subsidiaries to, perform all obligations required or desirable to be performed by IDT, Acquisition Sub or any of IDT’s subsidiaries under the Arrangement Agreement, and co-operate with Tundra in connection therewith in order to consummate and make effective, as soon as reasonably practicable, the Arrangement, and, without limiting the generality of the foregoing, IDT and Acquisition Sub will and, where appropriate, IDT will cause its subsidiaries to:

(a)	promptly furnish to Tundra a copy of each notice, report, schedule or other document or communication delivered or filed by IDT or Acquisition Sub in connection with the Arrangement or the Meeting with any Governmental Entity;

(b)	oppose any injunction or restraining or other order seeking to stop, or otherwise adversely affecting IDT’s or Acquisition Sub’s ability to consummate, the Arrangement and defending, or causing to be defended, any Proceedings to which either entity is a party or brought against either entity or their directors or officers challenging the Arrangement Agreement or the consummation of the Arrangement and the transactions contemplated thereby;

(c)	promptly advise Tundra orally and, if then requested, in writing of any event, change or development occurring subsequent to the date of the Arrangement Agreement that, if made on or as of the date of such event or the Effective Date, would breach any representation or warranty or cause a failure to perform any covenant or agreement on the part of IDT or Acquisition Sub set forth in the Arrangement Agreement;

(d)	within 15 business days after the Effective Time, file a registration statement on Form S-8 (the “S-8 Registration Statement”) with the SEC to register the ITD Shares to be issued from time to time after the Effective Time upon exercise of Replacement Options issued pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement; and IDT will use commercially reasonable efforts to maintain the effectiveness of the S-8 Registration Statement for so long as Replacement Options remain outstanding; and

(e)	prior to or in connection with the Effective Time, submit to NASDAQ a notification of additional shares with respect to the ITD Shares to be issued upon the due exercise of the Replacement Options.

Mutual Covenants

The Arrangement Agreement provides that, subject to the terms thereof, each of the parties to the Arrangement Agreement shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions as soon as practicable, including:

•

using, and in the case of Tundra, causing its subsidiaries to use, commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under the Arrangement Agreement to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement;

•

carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements which applicable Laws may impose on it or its subsidiaries with respect to the transactions contemplated by the Arrangement Agreement;

•

preparing and filing as promptly as practicable, and in any event prior to the expiration of any legal deadline, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using their commercially reasonable efforts to obtain and maintain such Regulatory Approvals;

•

not taking any action, or permitting any action to be taken or reasonable action to not be taken, which is inconsistent with the Arrangement Agreement or which would reasonably be expected to significantly impede the completion of the Arrangement or to prevent or materially delay the completion of the transactions contemplated under the Arrangement Agreement or any Regulatory Approval, in each case, except as specifically permitted by the Arrangement Agreement; and

•

taking any action required to be taken under any applicable Securities Laws in connection with the ITD Shares to be issued from time to time after the Effective Time upon exercise of Replacement Options; provided, however, that no party will be required by reason of the foregoing to register or qualify as a foreign corporation or reporting issuer in any jurisdiction where such party is not now so registered or qualified.

Tundra, IDT and Acquisition Sub have also agreed to cooperate in the preparation of any application for the Regulatory Approvals and any other orders, clearances, consents, rulings, exemptions, no-action letters and approvals reasonably deemed to be necessary to discharge their respective obligations under the Arrangement Agreement or otherwise advisable under applicable Laws in connection with the Arrangement and the Arrangement Agreement.

In the event that any objections are asserted with respect to the Transactions under any applicable Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the Transactions as violative of or not in compliance with the requirements of any applicable Law, Tundra, IDT and Acquisition Sub shall use their reasonable best efforts consistent with the terms of the Arrangement Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

Non-Solicitation Obligations

The Arrangement Agreement provides that, subject to certain exceptions, Tundra shall not, directly or indirectly through any officer, director, employee, representative (including any financial or other advisor) or agent of Tundra or any of its subsidiaries:

•	solicit, facilitate, encourage or initiate any inquiries or proposals regarding, or that may reasonably be expected to lead to, an Acquisition Proposal;

•

encourage or participate in any discussions or negotiations, including by furnishing any information relating to Tundra or any of its subsidiaries or affording access to the business, properties, assets, books or records of Tundra or its subsidiaries, with any person (other than IDT or Acquisition Sub) regarding an Acquisition Proposal;

•	make a Change in Recommendation;

•	accept, approve, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal; or

•

accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by the Arrangement Agreement).

An Acquisition Proposal is defined in the Arrangement Agreement as, other than the Transactions and any transaction involving only Tundra and/or one or more of its wholly owned subsidiaries, any offer, communication, announcement or indication of intention, proposal or inquiry (conditional or unconditional, written or oral or otherwise) from any person or joint actors (other than IDT or any of its subsidiaries) relating to:

•

any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Tundra and its subsidiaries or 20% or more of the voting or equity securities of Tundra or any of its subsidiaries (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries;

•

any direct or indirect take-over bid, exchange offer, treasury issuance, recapitalization, liquidation, dissolution or similar transaction that, if consummated, would result in a person and its joint actors, if any, beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries; or

•

a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries.

Except as otherwise provided in the Arrangement Agreement, Tundra agreed, and agreed to cause its subsidiaries and representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted by Tundra, its subsidiaries or any representatives, with respect to, or that may reasonably be expected to lead to, any actual or potential Acquisition Proposal. In connection with these non-solicitation actions, Tundra is required to discontinue access to any such person to the data room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information), request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding Tundra and its subsidiaries previously provided to any such person or any other person and request the destruction of all material including, incorporating or otherwise reflecting any material confidential information regarding Tundra and its subsidiaries. Tundra has agreed that neither it, nor any of its subsidiaries, shall terminate, waive, amend or modify, and has agreed to actively prosecute and enforce, its rights under any agreement containing standstill provisions and any provision of any existing confidentiality agreement or any standstill agreement to which it or any of its subsidiaries is a party, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as a result of the entering into and announcement of the Arrangement Agreement by Tundra, pursuant to the express terms of any such agreement, shall not be a violation of the Arrangement Agreement. Tundra is not prohibited from considering a Superior Proposal from a party whose standstill obligations terminated automatically upon the entering into and announcement of the Arrangement Agreement.

Superior Proposal

Pursuant to the Arrangement Agreement, if, prior to the approval of the Arrangement Resolution by Tundra Shareholders, Tundra receives an Acquisition Proposal not resulting from a breach of the non-solicitation obligations of the Arrangement Agreement, which the Board of Directors determines in good faith following consultation with its financial and outside legal advisors, constitutes or is reasonably likely to constitute (assuming completion of a due diligence review not exceeding 12 calendar days from the date of Tundra’s receipt of the first Acquisition Proposal directly or indirectly from a particular person or any affiliate thereof or joint actor thereof (as defined in the Securities Act) directly or indirectly making the Acquisition Proposal (the “Restricted Period”)), if consummated in accordance with its terms (but not assuming away any risk of non-completion) a Superior Proposal, then Tundra (in compliance with the provisions of the Arrangement Agreement) may furnish information with respect to Tundra and its subsidiaries to and enter into, participate and maintain discussions or negotiations with the person making such an Acquisition Proposal for a period of review not to exceed the Restricted Period. Non-public information may not be disclosed to such person without Tundra first having entered into a confidentiality and standstill agreement with such person that contains provisions that are no less favourable to Tundra than those contained in the Confidentiality Agreements. Such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with Tundra and may not restrict Tundra or its subsidiaries from complying with the non-solicitation obligations contained in the Arrangement Agreement. Tundra will promptly provide to Acquisition Sub any material non-public information concerning Tundra or its subsidiaries provided to such other person which was not previously provided to Acquisition Sub.

Tundra is required to promptly (and in any event within 24 hours following receipt) notify Acquisition Sub (at first orally and thereafter in writing) in the event it receives after April 30, 2009, any Acquisition Proposal (including any request for non-public information relating to Tundra or any of its subsidiaries or for access to the properties, books or records of Tundra or its subsidiaries, in each case, in connection with, or that may reasonably be expected to lead to, an Acquisition Proposal) or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal together with a copy of all documents relating to such Acquisition Proposal or inquiry, and including the material terms and conditions thereof (including the identity of the person making the Acquisition Proposal), and is also required to regularly and promptly inform Acquisition Sub in writing as to the status of developments and communications with respect to such Acquisition Proposal or inquiry, including any changes to the material terms or conditions, of such Acquisition Proposal or inquiry.

A Superior Proposal is defined in the Arrangement Agreement as a bona fide written Acquisition Proposal not obtained in breach of the non-solicitation provisions of the Arrangement Agreement or in breach of any agreement between the person making the Superior Proposal and Tundra to acquire not less than 100% of the outstanding Tundra Shares (or all or substantially all of the assets of Tundra on a consolidated basis) that the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is a transaction:

•

that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is reasonably capable of being completed without significant additional delay taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal;

•

that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is on terms and conditions more favourable, from a financial point of view, to the holders of Tundra Shares than the terms and conditions of the transaction contemplated by the Arrangement Agreement (after giving effect to any changes to terms of the Arrangement Agreement proposed by IDT and Acquisition Sub in response to such Acquisition Proposal);

•	that is not subject to any due diligence condition;

•	in respect of which failure to recommend such Acquisition Proposal to the Tundra Shareholders would be inconsistent with the fiduciary duties of the Board of Directors; and

•	in respect of which any required financing to complete such Acquisition Proposal is reasonably likely to be obtained.

Prior to obtaining the approval of the Arrangement Resolution by Tundra Shareholders, the Board of Directors may, authorize Tundra to terminate the Arrangement Agreement in order to accept, approve, endorse and recommend a Superior Proposal, and contemporaneously enter into a definitive agreement with respect to such Superior Proposal if, and only if:

•

Acquisition Sub has been provided with a copy of the Superior Proposal documents by Tundra (including financing documents supplied to Tundra in connection therewith) and has received written confirmation from Tundra that the Board of Directors has determined that the proposal constitutes a Superior Proposal; and

•

five business days (the “Matching Period”) have elapsed from the later of (i) the date that Acquisition Sub received written notice that the Board of Directors has resolved to terminate the Arrangement Agreement in order to accept, approve, endorse and recommend the Superior Proposal and contemporaneously enter into a definitive agreement and (ii) the date that Acquisition Sub received the Superior Proposal documents noted above.

In the event the Tundra Board of Directors provides notice to Acquisition Sub that it has resolved to terminate the Arrangement Agreement in order to accept, approve, endorse and recommend a Superior Proposal and contemporaneously enter into a definitive agreement with respect to such Superior Proposal on a date which is less than five business days prior to the Meeting, Acquisition Sub is entitled to require Tundra to adjourn or postpone the Meeting to a date that is not more than seven business days after the date of such notice.

Each successive amendment to any Acquisition Proposal will constitute a new Acquisition Proposal and initiate a new five business day Matching Period but will not give rise to an additional 12 calendar day period or extend a 12 calendar day period that has previously commenced in respect of evaluating a particular Acquisition Proposal.

Matching Period

During the Matching Period, Acquisition Sub (on behalf of IDT and Acquisition Sub) has the right, but not the obligation, to offer to amend the terms of the Arrangement Agreement. During the Matching Period, the Board of Directors is required to review any offer by Acquisition Sub to amend the terms of the Arrangement Agreement in good faith in order to determine whether Acquisition Sub’s amended offer, upon acceptance by Tundra, would cause such Superior Proposal to cease to be a Superior Proposal. If the Board of Directors so determines, Tundra will enter into an amended agreement with Acquisition Sub reflecting Acquisition Sub’s amended offer.

If the Matching Period expires and the Board of Directors continues to believe in good faith, that the Superior Proposal remains a Superior Proposal and, therefore, rejects Acquisition Sub’s amended offer, if any, or Acquisition Sub fails to enter into an agreement with Tundra reflecting the amended offer, Tundra may, subject to compliance with the terms of the Arrangement Agreement and the payment of the Termination Fee, terminate the Arrangement Agreement in order to accept, approve, endorse and recommend the Superior Proposal and contemporaneously enter into a definitive agreement with respect to such Superior Proposal.

Pre-Closing Reorganization

In the Arrangement Agreement, Tundra has agreed to use commercially reasonable efforts to effect, at the request of Acquisition Sub, the Pre-Closing Reorganization and has agreed to use commercially reasonable efforts to cooperate with IDT and Acquisition Sub in structuring, planning and implementing any reorganization (including for tax purposes) of their respective capital, assets and corporate structure or such other planning as Acquisition Sub may request, acting reasonably (an “Additional Reorganization”) prior to the Effective Date, and the Plan of Arrangement, if required, will be modified accordingly. Notwithstanding the foregoing, Tundra will not be required to effect any Pre-Closing Reorganization or any Additional Reorganization that would (a) in its opinion, acting reasonably, materially impede or materially delay the consummation of the Arrangement, (b) in its opinion, acting reasonably, materially interfere with the ongoing operations of Tundra or its subsidiaries, (c) cause Tundra or any subsidiary to contravene any applicable Laws or the organizational documents of Tundra or any of its subsidiaries or any Tundra Material Contract in any material respect, and (d) reasonably be expected to result in any taxes being imposed on, or any adverse tax or other consequences to, any holders of Tundra Shares incrementally greater than the taxes or other consequences to such holders in connection with the consummation of the Arrangement in the absence of a pre-closing reorganization. Tundra, its subsidiaries and their respective officers, directors and employees (to the extent employees are assessed with statutory liability thereto) will have received an indemnity, in form and substance satisfactory to Tundra, acting reasonably, from IDT and Acquisition Sub from and against any and all implementation costs, liabilities, costs, damages, claims, expenses, interest, awards, judgments and penalties that may be incurred as a result of or to unwind any reorganization, suffered or incurred by any of them in connection with or as a result of the Pre-Closing Reorganization and any Additional Reorganization if the Arrangement Agreement is terminated under certain circumstances, which indemnity will survive termination of the Arrangement Agreement.

Termination

The Arrangement Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Arrangement Agreement, the Arrangement Resolution or the Arrangement by the Tundra Shareholders and/or the Court) by mutual written agreement of Tundra, IDT and Acquisition Sub or by either Tundra or Acquisition Sub if the Effective Time has not occurred by the Outside Date (provided that failure has not been caused by the terminating party’s failure to fulfill its obligations or by a breach of the terminating party’s representations and warranties under the Arrangement Agreement), or if, after the date of the Arrangement Agreement, an applicable Law is passed (or any such applicable Law is amended) that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the consummation of the Arrangement and such applicable Law or enjoinment is final and non-appealable.

Acquisition Sub alone may terminate the Arrangement Agreement in the following circumstances:

•

(A) the Board of Directors fails to make a unanimous recommendation (subject to the abstention of Mr. Shlapak, who is an interested Director), or withdraws, amends, modifies or qualifies, in a manner adverse to IDT, Acquisition Sub and/or the consummation of the Arrangement, the approval or recommendation of the Board of Directors of the Arrangement or the Arrangement Resolution, or publicly proposes or publicly states its intention to do so (it being understood that taking no position or a neutral position with respect to an Acquisition Proposal which has been publicly announced, disclosed or known beyond a period that is the lesser of three business days and four calendar days from the date of the Acquisition Proposal shall be considered a modification adverse to the consummation of the Arrangement and a Change in Recommendation), (B) the Board of Directors fails to publicly reconfirm such recommendation upon the request of Acquisition Sub within two business days following such request, (C) the Board of Directors approves or recommends an Acquisition Proposal, (D) Tundra enters into a written agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted pursuant to the Arrangement Agreement), or (E) Tundra publicly announces the intention to do any of the foregoing (each of clauses (A), (B), (C), (D) and (E) being a “Change in Recommendation”), or Tundra breaches its non-solicitation obligations under the Arrangement Agreement;

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Tundra set forth in the Arrangement Agreement that would cause any of the mutual conditions precedent of the parties or conditions precedent to the obligations of IDT and Acquisition Sub (other than a Material Adverse Effect in respect of Tundra) pursuant to the Arrangement Agreement not to be satisfied, and such breach or failure is incapable of being cured or is not cured within the earlier of 30 days following Acquisition Sub’s delivery of notice of such breach and the Outside Date;

•

a Material Adverse Effect occurs in respect of Tundra between the date of the Arrangement Agreement (or prior to such date to the extent that the relevant change, event, occurrence or development shall have been disclosed generally or to Acquisition Sub only after the date of the Arrangement Agreement) and the Effective Date; or

•

the Arrangement Resolution fails to receive the requisite vote of Tundra Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order and applicable Law.

Tundra alone may terminate the Arrangement Agreement in the following circumstances:

•

prior to obtaining the approval of the Arrangement Resolution by Tundra Shareholders at the Meeting, Tundra, in accordance with the Arrangement Agreement, enters into a written agreement concerning a Superior Proposal; provided that prior to or concurrent with such termination, Tundra pays the Termination Fee, described below under “The Arrangement Agreement — Termination Fees and Expenses”;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of IDT or Acquisition Sub set forth in the Arrangement Agreement that would cause (i) the mutual conditions precedent set forth in the first and fourth bullet points described above under “The Arrangement Agreement — Conditions Precedent to the Arrangement — Mutual Conditions Precedent” or (ii) the conditions precedent to the obligations of Tundra, not to be satisfied, and such breach or failure is incapable of being cured or is not cured within the earlier of 30 days following Tundra’s delivery of notice of such breach and the Outside Date; or

•

the Arrangement Resolution fails to receive the requisite vote of Tundra Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order and applicable Law.

Termination Fees and Expenses

If the Arrangement Agreement is terminated (each below a “Termination Fee Event”):

(a)	by Acquisition Sub, because the Board of Directors makes a Change in Recommendation or Tundra breaches the non-solicitation provisions of the Arrangement Agreement;

(b)	by Tundra, because prior to obtaining the approval of the Arrangement Resolution by Tundra Shareholders at the Meeting, Tundra, in accordance with the Arrangement Agreement, enters into a written agreement concerning a Superior Proposal;

(c)	by Tundra or IDT under any of the termination provisions of the Arrangement Agreement if, at such time, Acquisition Sub is entitled to terminate the Arrangement Agreement in the circumstances described in (a) above; or

(d)	(i) by Tundra or Acquisition Sub because (A) the Effective Time shall have not occurred on or prior to the Outside Date, except that the right to terminate the Arrangement Agreement in such an event shall not be available to any party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties has been the cause of, or resulted in, the failure of the Effective Time to occur by such date or (B) the Arrangement Resolution shall have failed to receive the requisite vote of Tundra Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order and applicable Law; or (ii) by Acquisition Sub because of a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Tundra set forth in the Arrangement Agreement shall have occurred that would cause any of the conditions described above under “The Arrangement Agreement — Conditions Precedent to the Arrangement — Mutual Conditions Precedent” or “The Arrangement Agreement — Conditions Precedent to the Arrangement — IDT and Acquisition Sub Conditions Precedent” (other than a Material Adverse Effect in respect of Tundra) not to be satisfied, and such breach or failure is incapable of being cured or is not cured within the earlier of 30 days following Acquisition Sub’s delivery of notice of such breach, and the Outside Date; but only if in the case of each of (i) or (ii), an Acquisition Proposal is made, announced or otherwise publicly disclosed or an Acquisition Proposal is discussed with or becomes known to Tundra or the Board of Directors or an inquiry concerning an Acquisition Proposal is made to Tundra or the Board of Directors otherwise after April 30, 2009 and prior to the termination of the Arrangement Agreement, and an Acquisition Proposal is consummated within a period of one year from the exercise of such termination rights, or an agreement with respect to an Acquisition Proposal is entered into by Tundra and/or any of its subsidiaries within such one year period and is subsequently consummated within six months of the expiry of such one year period; provided that for the purpose of this paragraph all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “34%”, then Tundra must pay the termination fee of $5,400,000 (the “Termination Fee”) to or as directed by Acquisition Sub. In the event that the Termination Fee is payable subsequent to the payment by Tundra to Acquisition Sub of an expense reimbursement as described below, such Termination Fee shall be reduced by the amount of such expense reimbursement.

All fees, costs and expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement will be paid by the party incurring such fees, costs or expenses; however, if the Arrangement Agreement is terminated by one party, pursuant to certain of its non-mutual termination rights for certain breaches of representations, warranties and/or covenants or by Acquisition Sub due to a Material Adverse Effect in respect of Tundra, the terminating party will pay to the non-terminating party, within two business days, an amount equal to all charges and expenses incurred in connection with the Arrangement Agreement, up to a maximum of $750,000. In addition, if the Arrangement Agreement is terminated by either Tundra or Acquisition Sub because the Arrangement Resolution has failed to receive the requisite vote of Tundra Shareholders, Tundra will be required to pay as directed by Acquisition Sub an amount equal to all charges and expenses incurred in connection with the Arrangement Agreement, up to a maximum of $750,000.

Directors’ and Officers’ Insurance and Indemnification

IDT and Acquisition Sub have agreed that IDT or Acquisition Sub, will at either IDT’s or Acquisition Sub’s option, either purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance to be in effect without any reduction in scope or coverage for at least six years providing protection no less favourable to the protection provided by the policies maintained by Tundra in favour of the directors and officers of Tundra and each of its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Date; or purchase as an extension of Tundra’s current insurance policies, prepaid non cancellable run-off directors’ and officers’ liability insurance providing coverage comparable to that contained in Tundra’s existing policies for six years from the Effective Time with respect to claims arising from or related to facts or events that occurred at or prior to the Effective Time of the Arrangement. In either case, the parties to the Arrangement Agreement have agreed that the maximum purchase price for the coverage will be no more than 200% of the average purchase price paid by Tundra per year of coverage over the three years preceding the date of the Arrangement Agreement. If such coverage cannot be obtained at such maximum purchase price, then IDT or Acquisition Sub will obtain coverage as comparable as possible to that described above at such maximum purchase price, to be determined by IDT or Acquisition Sub in its sole discretion.

Amendment and Waiver

The Arrangement Agreement and the Plan of Arrangement may be amended no later than the Effective Time of the Arrangement by mutual written agreement of Tundra, IDT and Acquisition Sub subject to the Interim Order, the Final Order and applicable Laws. A waiver of any of the provisions of the Arrangement Agreement shall be binding only if executed in writing by the party to be bound by such waiver. No waiver of any of the provisions of the Arrangement Agreement constitutes a waiver of any other provision or a future waiver of the same provisions.

PRINCIPAL LEGAL MATTERS

Court Approval of the Arrangement and Completion of the Arrangement

The Arrangement requires Court approval under the CBCA. On May 15, 2009, prior to the mailing of this Circular, Tundra obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix E to this Circular. A copy of the Notice of Application in respect of the Final Order is attached as Appendix F to this Circular.

Subject to Tundra Shareholder Approval in accordance with the Interim Order, the hearing in respect of the Final Order is currently scheduled to take place on June 16, 2009, at 10:00 a.m. (Toronto time) in the Court at 330 University Avenue, Toronto, Ontario, M5G 1R8. Any Tundra Shareholder and any other interested party who wishes to appear, or to be represented, and to present evidence or arguments must file and serve on Osler, with a copy to McCarthys, a notice of intention to appear (a “Notice of Appearance”), together with a copy of any evidence or material which is to be presented to the Court at the hearing of the application for the Final Order, at or before 12:00 p.m. (noon) (Toronto time) on June 15, 2009, as set out in the Interim Order, a copy of which is attached as Appendix E to this Circular, and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness of the Arrangement to parties who may be affected, including the Tundra Shareholders. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further order of the Court, only those persons having previously served a Notice of Appearance will be given notice of the postponement, adjournment or rescheduled date. The Final Order, if granted, will constitute the basis for the Section 3(a)(10) exemption from the registration requirements of the 1933 Act with respect to the Replacement Options to be issued in connection with the Arrangement. Prior to the application for the hearing of the Final Order, the Court will be advised that the Replacement Options will be issued in reliance on the Section 3(a)(10) exemption.

If (a) Tundra Shareholder Approval is obtained, (b) the Final Order is obtained, and (c) all other conditions under the Arrangement Agreement are satisfied or waived, the Articles of Arrangement will be filed and the Arrangement will become effective on the Effective Date. Under the Arrangement Agreement, the Effective Date will be no earlier than June 30, 2009, unless another date is agreed to by the parties to the Arrangement Agreement.

Canadian Securities Law Considerations

As a reporting issuer or the equivalent in each province in Canada, Tundra is, among other things, subject to the securities laws of Ontario and Quebec, including MI 61-101. ´

MI 61-101 is intended to regulate insider bids, issuer bids, business combinations, going private transactions and related party transactions to ensure that all securityholders are treated in a manner that is fair and perceived to be fair by requiring, among other things, enhanced disclosure, valuation, review and approval processes.

If any director or officer or other related party of Tundra is entitled to receive a “collateral benefit”, as defined in MI 61-101, in connection with the Arrangement, the Arrangement would constitute a “business combination” for purposes of MI 61-101 and the Arrangement Resolution would require “minority approval” in accordance with MI 61-101.

The treatment of the Tundra Options and Tundra RSUs under the Arrangement and the corresponding payments discussed under “The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement” may be considered to be benefits received by the applicable persons as a consequence of the Arrangement for the purposes of MI 61-101. However, MI 61-101 expressly excludes benefits from being collateral benefits if such benefits are received solely in connection with the related party’s services as an employee, director or consultant under certain circumstances, including that full particulars of the benefits are disclosed in the disclosure document for the transaction and, at the time the transaction is agreed to, the related party and its associated entities (as defined in MI 61-101) beneficially own, or exercise control or direction over, less than 1% of the outstanding equity securities of the issuer. Each of the persons discussed under “The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement”, and their respective associated entities, hold less than 1% of Tundra’s issued and outstanding common shares. Therefore, these individuals will not be considered to have received any collateral benefit and the Arrangement does not constitute a “business combination” for the purposes of MI 61-101.

The issuance of Replacement Options in connection with the Arrangement will be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws.

United States Securities Laws Considerations

The following discussion is a general overview of the treatment of the Replacement Options under U.S. federal securities laws.

Exemption from the Registration Requirements of the 1933 Act

The Replacement Options issued pursuant to the Arrangement have not been and will not be registered under the 1933 Act and are being issued to holders of Out-Of-The-Money Tundra Options in reliance on the exemption from the registration requirements of the 1933 Act set forth in Section 3(a)(10) of the 1933 Act and applicable exemptions from United States state securities laws. Section 3(a)(10) of the 1933 Act exempts from registration the offer and sale of a security which is issued in exchange for outstanding securities where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by Law to grant such approval. The Final Order, if granted, will constitute the basis for the Section 3(a)(10) exemption from the registration requirements of the 1933 Act with respect to the Replacement Options issued in connection with the Arrangement. Prior to the hearing of the Final Order, the Court will be advised that the Replacement Options will be issued in reliance on the Section 3(a)(10) exemption.

Exercise of Replacement Options

The Replacement Options may not be exercised by any holder of Replacement Options, whether located in the United States, Canada, or elsewhere, until such time as the S-8 Registration Statement has been filed with the SEC and has become effective, and may only be exercised, while the S-8 Registration Statement remains effective. IDT has agreed that it will file the S-8 Registration Statement with the SEC to register the IDT Shares to be issued from time to time after the Effective Time upon exercise of Replacement Options issued pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement, and has also agreed that it will use commercially reasonable efforts to maintain the effectiveness of the S-8 Registration Statement for so long as Replacement Options remain outstanding. In addition, a holder of a Replacement Option who is an affiliate of IDT within the meaning of the 1933 Act may only resell IDT Shares acquired upon the exercise of the Replacement Options in accordance with the volume and manner of sale limitations of Rule 144 under the 1933 Act, or pursuant to a resale prospectus, if available, forming part of the S-8 Registration Statement while it remains effective.

Stock Exchange De-Listing and Reporting Issuer Status

Tundra is currently a reporting issuer (or its equivalent) in all of the provinces of Canada. The Tundra Shares are currently listed on the TSX under the symbol “TUN”. Trading of the Tundra Shares will cease in the public market shortly after completion of the Arrangement and the Tundra Shares will cease to be listed on the TSX. In addition, IDT will seek to have Tundra deemed to have ceased to be a reporting issuer under Canadian Securities Laws. Tundra will also cease to be required to file continuous disclosure documents with Canadian Securities Administrators upon ceasing to be a reporting issuer in Canada. After the Effective Time, the Tundra Share certificates will only represent the right of a Registered Shareholder to receive upon surrender the cash to which such holder is entitled under the Arrangement.

Cancellation of Rights After Six Years

In accordance with the Plan of Arrangement, any certificate which immediately before the Effective Time represented Tundra Shares and which has not been surrendered, together with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim by or interest of any Former Tundra Shareholder of any kind or nature against or in Tundra, IDT or Acquisition Sub. Accordingly, persons who deposit certificates for Tundra Shares after the sixth anniversary of the Effective Date will not receive cash and will not own any interest in either IDT, Acquisition Sub or Tundra.

TUNDRA DOCUMENTS INCORPORATED BY REFERENCE

The documents listed below and filed by Tundra with the Canadian Securities Administrators (and available electronically at www.sedar.com) are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	the annual information form of Tundra dated July 16, 2008 for the fiscal year ended April 30, 2008;

(b)	the audited consolidated financial statements of Tundra as at and for the years ended April 30, 2008 and 2007, together with the auditors’ report thereon and the notes thereto;

(c)	management’s discussion and analysis of the activities, results of operations, and the financial condition of Tundra for the fiscal year ended April 30, 2008;

(d)	the unaudited interim consolidated financial statements of Tundra for the fiscal quarters ended February 1, 2009 and January 27, 2008, together with the notes thereto;

(e)	management’s discussion and analysis of the activities, results of operations, and the financial condition of Tundra for the fiscal quarter ended February 1, 2009;

(f)	the management information circular of Tundra dated July 16, 2008 distributed in connection with the annual general meeting of the Tundra Shareholders held on September 11, 2008;

(g)	the material change report of Tundra dated March 26, 2009 relating to the proposed arrangement between Tundra and Gennum;

(h)	the material change report of Tundra dated April 22, 2009 relating to the amended arrangement agreement between Tundra and Gennum; and

(i)	the material change report of Tundra dated May 1, 2009 relating to the Arrangement.

All documents of the type referred to above and any material change reports (excluding confidential material change reports) and financial statements filed by Tundra with any of the Canadian Securities Administrators subsequent to the date of this Circular and prior to the Meeting shall be deemed to be incorporated by reference into this Circular.

Any statement contained in this Circular or in a document incorporated or deemed to be incorporated by reference in this Circular relating to Tundra shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Circular, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

For information on how to obtain the information that has been incorporated by reference in this Circular, please see the section in this Circular entitled “Where You Can Find More Information”.

INFORMATION CONCERNING TUNDRA

Incorporation

Tundra is a corporation governed by the CBCA. Tundra’s head office is located at 603 March Road, Ottawa, Ontario, K2K 2M5.

Tundra is a reporting issuer (or its equivalent) in all the provinces of Canada. The Tundra Shares trade on the TSX under the symbol “TUN”.

Summary Description of Business

Tundra supplies leading communications, computing and storage companies with System Interconnect products and design services backed by world-class service and technical support. Tundra’s track record of product leadership includes over a decade of bringing to market bridges and switches enabling key industry standards: RapidIO®, PCI, PCI-X, PCI Express®, Power Architecture™, VME, HyperTransport™, Interlaken, and SPI4.2.

Tundra’s interconnect technology connects critical components in high performance embedded systems around the world, such as data and telecom switches and routers, cellular base stations, Internet access products, industrial automation equipment, storage networking, medical and defence technology. Through its design services division, Silicon Logic Engineering, Inc., Tundra offers industry leading ASIC and FPGA design services, semiconductor intellectual property and product development consulting.

Tundra operates in a “fabless” semiconductor manufacturing model, outsourcing manufacturing, assembly and testing. This approach allows Tundra to focus resources on the definition, design, development and marketing of products with significant reductions in capital requirements. Tundra’s products are sold through a worldwide network of direct sales personnel, independent distributors and manufacturers’ representatives. In order to ensure high quality interaction with customers, Tundra’s direct sales force and its applications engineers maintain a high level of technical capability.

Tundra’s strategy is to focus on providing interconnect solutions to high growth communications, computing and storage markets, continuously developing its product portfolio of standard interconnect products, developing complementary smart system interconnect solutions, partnering with industry leaders to develop system solutions, tools and marketing programs, supporting industry standards and growing through acquisition.

Board of Directors

The Board of Directors is comprised of Adam Chowaniec (Chair), Daniel Hoste, Cesar Cesaratto, Kevin Francis, Terry Nickerson, Fred Shlapak and Charles Thompson.

Committees of the Board of Directors

Tundra does not have an executive committee of its Directors. The Audit Committee of Tundra is comprised of Terry Nickerson (Chair), Fred Shlapak and Cesar Cesaratto. The Human Resources, Governance and Nominating Committee is comprised of Charles Thompson (Chair), Kevin Francis and Cesar Cesaratto.

Prior Purchases and Sales

During the 12 months preceding the date of this Circular, Tundra repurchased 344,560 Tundra Shares on the open market under its normal course issuer bid for a total consideration of $1,178,451.

During the 12 months preceding the date of this Circular, Tundra issued the following Tundra Options:

Date of Grant	Number of Tundra Shares Subject to Option	Exercise price per Tundra Share
June 11, 2008	1,000	$4.34
September 4, 2008	1,000	$4.07
September 11, 2008	40,000	$4.00
October 10, 2008	345,100	$3.78
December 9, 2008	4,500	$3.10
March 25, 2009	5,500	$4.38

Price Range and Trading Volume of the Tundra Shares

The Tundra Shares are listed and posted for trading on the TSX under the symbol “TUN”.

Toronto Stock Exchange

The closing price of the Tundra Shares on the TSX on April 24, 2009 (the last trading day before the entering into of the Arrangement Agreement was announced) was $6.360 per Tundra Share. The closing price of the Tundra Shares on the TSX on May 14, 2009, the last trading day prior to the date of this Circular, was $6.190 per Tundra Share. The following table sets forth the reported high and low sale prices and the aggregate volume of trading of the Tundra Shares on the TSX for the periods indicated:

Month	High ($)	Low ($)	Volume
2008
April	4.24	3.79	205,500
May	4.95	4.14	916,300
June	4.80	3.82	2,450,300
July	3.99	3.50	980,700
August	4.30	3.40	381,200
September	4.22	3.60	1,331,600
October	3.99	3.16	2,749,800
November	3.73	3.02	263,400
December	3.49	2.37	454,700

2009
January	4.00	3.21	506,800
February	3.50	2.65	232,400
March	4.55	2.51	2,840,567
April	6.38	4.50	6,135,488
May 1 - 15	6.23	6.18	3,204,307

Independent Auditors

Deloitte & Touche LLP, Chartered Accountants, Licensed Public Accountants, have been the auditors of Tundra for over ten years and are independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Transfer Agent and Registrar

The transfer agent and registrar for the Tundra Shares is Computershare Investor Services Inc., at its principal offices in Toronto, Ontario.

Shareholder Proposal

A person entitled to vote at the next annual meeting of shareholders of Tundra, who desires to raise a matter at such meeting, must submit a proposal (as contemplated in section 137 of the CBCA) outlining the matter to Tundra by May 30, 2009.

Risk Factors Related to Tundra

Whether or not the Arrangement is completed, Tundra will continue to face many of the risks that it currently faces with respect to its business and affairs. A description of the risk factors applicable to Tundra is contained under the heading “Risk Factors” in Tundra’s annual information form dated July 16, 2008 and “Risks and Uncertainties” in the Management’s Discussion and Analysis for the fiscal year ended April 30, 2008, incorporated by reference into this Circular. See also “Risk Factors Related to the Arrangement” in this Circular.

INFORMATION CONCERNING IDT

Incorporation

IDT was incorporated in California in 1980 and reincorporated in Delaware in 1987. The shares of IDT trade on the NASDAQ Global Select Market under the symbol “IDTI”.

Acquisition Sub is a wholly-owned subsidiary of IDT, that was incorporated under the laws of Canada solely for the purposes of this transaction.

Summary Description of Business

IDT designs, develops, manufactures and markets a broad range of low power, high-performance mixed-signal semiconductor solutions for the advanced communications, computing and consumer industries. IDT’s communications products target markets including the core, metro, access, enterprise, small office/home office, data center and wireless markets. IDT’s computing products are designed specifically for desktop, notebook, sub-notebook, storage, and server applications while its consumer products are optimized for gaming consoles, set-top boxes, digital TV and smart phones.

IDT markets its products on a worldwide basis primarily to original equipment manufacturers through a variety of channels, including a direct sales force, distributors, electronic manufacturing suppliers and independent sales representatives.

CERTAIN TAX CONSIDERATIONS FOR SECURITYHOLDERS

Certain Canadian Federal Income Tax Considerations

General

In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to Tundra, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Tundra Shares who disposes of Tundra Shares pursuant to the Arrangement and who, for purposes of the application of the Tax Act and at all relevant times (a) holds the Tundra Shares, and will hold any IDT Shares received pursuant to the Arrangement, as capital property and (b) deals at arm’s length with IDT, Acquisition Sub and Tundra and is not affiliated with IDT, Acquisition Sub or Tundra (a “Holder” or “Holders”). Tundra Shares will generally constitute capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business or as part of an adventure in the nature of trade.

This summary is not applicable to Holders holding Tundra RSUs, Holders holding Tundra Options or other rights to acquire Tundra Shares, or Holders who acquired Tundra Shares on the exercise of employee stock options. All such Holders should consult their own tax advisors in this regard.

This summary is based on the current provisions of the Tax Act, all specific proposed amendments to the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) before the date hereof (“Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof and assumes that the Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate changes in Law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policy or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Tundra Shareholders should consult their own tax advisors having regard to their own particular circumstances.

Holders Resident in Canada

This part of the summary is generally applicable to Holders who, at all relevant times for purposes of the application of the Tax Act are, or are deemed to be, resident in Canada (a “Resident Holder” or “Resident Holders”). Certain Resident Holders whose Tundra Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act the effect of which may be to deem their Tundra Shares and every “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, to be capital property. Resident Holders whose Tundra Shares might not otherwise be considered to be capital property should consult their own tax advisor concerning this election.

This part of the summary is not applicable to a Resident Holder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), a “specified financial institution” as defined in the Tax Act, a shareholder an interest in which is a “tax shelter investment” for purposes of the Tax Act, or a shareholder to whom the “functional currency” (as defined in the Tax Act) reporting rules apply. Such Resident Holders should consult their own tax advisors with respect to their own particular circumstances.

Sale Pursuant to Arrangement

A Resident Holder who disposes of their Tundra Shares under the Arrangement will realize a capital gain (or capital loss) equal to the amount by which the proceeds received for such Tundra Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such Tundra Shares immediately before the disposition. The general tax treatment of capital gains and losses is discussed below under the heading “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against net taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Tundra Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such Tundra Share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Tundra Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the year a “Canadian controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax on certain investment income including taxable capital gains.

A capital gain realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax. Resident Holders should consult their own tax advisors.

Dissenting Resident Holders

A Resident Holder who exercises Dissent Rights (a “Dissenting Resident Holder”) will, pursuant to the Plan of Arrangement, be deemed to transfer such person’s shares to Acquisition Sub and will be entitled to be paid the fair value of such shares by Acquisition Sub. In general, a Dissenting Resident Holder will realize a capital gain (or capital loss) equal to the amount, if any, by which the cash received in respect of the fair value of such holder’s shares (other than in respect of interest awarded by a court) exceeds (or is less than) the aggregate adjusted cost base of such shares to the Dissenting Resident Holder and any reasonable costs of disposition. See “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses”. Any interest awarded to a Dissenting Resident Holder by a court will be required to be included in such holder’s income for purposes of the Tax Act.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold the Tundra Shares in a business carried on in Canada (a “Non-Resident Holder” or “Non-Resident Holders”). Special rules, which are not discussed in this summary, may apply to holders that are insurers carrying on an insurance business in Canada and elsewhere.

Sale Pursuant to Arrangement

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Tundra Shares pursuant to the Arrangement unless such shares are “taxable Canadian property” as defined in the Tax Act to such Non-Resident Holder at the Effective Time and such gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty.

Generally, Tundra Shares will not be taxable Canadian property to a Non-Resident Holder at the Effective Time provided that (a) such shares are listed on a “designated stock exchange” (as defined in the Tax Act) (which includes the TSX) at that time, and (b) the Non-Resident Holder, persons not dealing at arm’s length with such Non-Resident Holder, and the Non-Resident Holder together with all such persons, did not at any time during the 60 month period ending at that time, own 25% or more of the issued shares of any class or series of the capital stock of Tundra. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Tundra Shares could be deemed to be taxable Canadian property.

Non-Resident Holders whose Tundra Shares are taxable Canadian property should consult their own tax advisors having regard to their particular circumstances.

Dissenting Non-Resident Holders

A Non-Resident Holder who validly exercises Dissent Rights (a “Dissenting Non-Resident Holder”) will, pursuant to the Plan of Arrangement, be deemed to transfer such holder’s shares to Acquisition Sub and will be entitled to be paid the fair value of such shares by Acquisition Sub. In general, the tax treatment of a Dissenting Non-Resident Holder will be similar to that of a Non-Resident Holder who participates in the Arrangement. See “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada — Exchange of Tundra Shares”.

A Dissenting Non-Resident Holder will not be subject to tax under the Tax Act in respect of any interest awarded to such holder by a court.

Certain U.S. Federal Income Tax Considerations

U.S. IRS CIRCULAR 230: To ensure compliance with IRS Circular 230, you are hereby notified that: (i) any discussion of U.S. federal tax issues in this Circular (including any attachments) is not intended or written to be relied upon, and cannot be relied upon by you, for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the Arrangement. This summary is not applicable to persons holding Tundra RSUs, Tundra Options or other rights to acquire Tundra Shares and any U.S. Holder that holds any of the foregoing should consult their own independent tax advisor regarding the U.S. federal income tax consequences to them of the Arrangement, having regard to such holder’s particular circumstances.

This summary is not intended to constitute a complete description of all the potential U.S. federal income tax consequences, or any other tax consequences, that may apply to a U.S. Holder as a result of the Arrangement. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences applicable to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own independent tax advisor regarding the U.S. federal income tax consequences of the Arrangement.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences described below. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from the positions described in this summary. Because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions described in this summary.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations, published IRS rulings, judicial decisions, published administrative positions of the IRS, as in effect and available as of the date of this Circular, as well as proposed Treasury Regulations. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Tundra Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state in the United States or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U. S. court is able to exercise primary supervision over the administration of such trust and one or more U. S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Tundra Shares other than a U.S. Holder or any entity treated as a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the Arrangement. Accordingly, non-U.S. Holders should consult their own independent tax advisors regarding the U.S. federal, U.S. state and local and non-U.S. tax consequences (including the potential application of and operation of any tax treaties) arising from the Arrangement.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders subject to the alternative minimum tax provisions of the Code; (f) U.S. Holders that own Tundra Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired the Tundra Shares through the exercise of employee stock options or otherwise as compensation for services; (h) U.S. expatriates; and (i) persons that own, or have owned, directly, indirectly or constructively, 5% or more, by voting power or value, of the outstanding equity interests of Tundra. In addition, this summary does not address U.S. Holders that hold the Tundra Shares other than as a capital asset within the meaning of Section 1221 of the Code. U.S. Holders that are described in this paragraph should consult their own independent tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences arising from and relating to the Arrangement.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Tundra Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Owners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own independent tax advisors regarding the U.S. federal income tax consequences arising from and relating to the Arrangement.

This summary does not address the U.S. gift, inheritance, estate, state, or local tax consequences, or non-U.S. tax consequences to U.S. Holders of the Arrangement. EACH U.S. HOLDER SHOULD CONSULT ITS OWN INDEPENDENT TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE ARRANGEMENT, INCLUDING THE POTENTIAL APPLICATION OF THE PFIC RULES DESCRIBED BELOW.

Assumptions

This summary is based on certain understandings and assumptions with respect to the business, assets and shareholders of Tundra, including that Tundra has at no time been a “controlled foreign corporation” as defined in Section 957 of the Code. This summary also assumes that the Arrangement will be completed according to the terms of the Arrangement Agreement and the Plan of Arrangement, with the consideration contemplated in the Plan of Arrangement. This summary does not address the U.S. federal income tax consequences of transactions effected before or after, or concurrently with, the Arrangement (whether or not any such transactions are undertaken in connection with the Arrangement).

U.S. Federal Income Tax Consequences of the Arrangement

Tax Consequences to U.S. Holder of the Exchange of Tundra Shares Pursuant to the Arrangement

The exchange of Tundra Shares for cash pursuant to the Arrangement will constitute a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Tundra Shares will recognize gain or loss equal to the difference, if any, between (a) the U.S. dollar value of the Canadian currency received pursuant to the Arrangement, and (b) the U.S. Holder’s adjusted tax basis, as determined in U.S. dollars, in the Tundra Shares surrendered pursuant to the Arrangement. Gain or loss will be calculated separately for each block of Tundra Shares (i.e., Tundra Shares acquired at the same cost in a single transaction) exchanged pursuant to the Arrangement. Subject to the discussion below under “PFIC Status of Tundra”, gain or loss recognized generally would be treated as capital gain or loss, and would be long-term capital gain or loss if the U.S. Holder’s holding period for the block of Tundra Shares is more than one year. However, as discussed in more detail below in “PFIC Status of Tundra”, Tundra believes that it is likely that Tundra will be classified as a “passive foreign investment company” (a “PFIC”) for its taxable year ending April 30, 2009 and may be a PFIC for its taxable year which includes the Effective Date. Additionally, there can be no assurance that Tundra has not been classified as a PFIC in prior years. If Tundra has been treated as a PFIC for any taxable year during a U.S. Holder’s holding period of Tundra Shares, any gain on a taxable (and, in certain cases, an otherwise non-taxable) disposition of Tundra Shares, including a disposition of Tundra Shares pursuant to the Arrangement, would be treated as an “excess distribution” and would not be treated as capital gain. Such gain would be subject to tax as if the gain had been realized rateably over the U.S. Holder’s holding period. The amounts allocated to the taxable year of the “excess distribution” and to any year before Tundra became a PFIC would be taxed at the U.S. Holder’s regular ordinary income rate for the taxable year of the “excess distribution”. The amount allocated to each other taxable year would be subject to tax as if the amount deemed realized in such year had been subject to tax at the highest rate in effect for individuals or corporations in such taxable year, as appropriate, and a non-deductible interest charge generally applicable to underpayments of tax had been imposed on the amount of taxes deemed to have been payable in such taxable year. Deductions for capital losses are subject to significant limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit limitation purposes.

Dissenting U.S. Holders

A U.S. Holder who exercises Dissent Rights under the Arrangement will recognize gain or loss on the exchange of such holder’s Tundra Shares for cash in an amount equal to the difference between (a) the U.S. dollar value on the date of receipt of the Canadian currency (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (b) such holder’s adjusted tax basis in its Tundra Shares. Gain or loss will be calculated separately for each block of Tundra Shares. Except as described in the preceding sentence relating to interest, such gain or loss generally will be subject to the application of the PFIC rules and taxed as described in the previous paragraphs. Any such gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit limitation purposes. Amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes will generally be treated as being from sources outside the U.S. for U.S. foreign tax credit limitation purposes.

PFIC Status of Tundra

A U.S. Holder of Tundra Shares will be subject to special, adverse U.S. federal income tax rules in respect of a taxable (and, in certain cases, an otherwise non-taxable) disposition of Tundra Shares, including a disposition of Tundra Shares pursuant to the Arrangement, if Tundra was classified as a PFIC for any taxable year during which such U.S. Holder has held Tundra Shares.

A non-U.S. corporation (such as Tundra) is classified as a PFIC for each taxable year in which either (i) at least 75% of its gross income is “passive” income (referred to as the “income test”), or (ii) at least 50% of the average value (determined by reference to the average of the fair market value of the assets determined as of the end of each quarterly period during the taxable year of the corporation) of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the “asset test”). For purposes of the PFIC rules, passive income generally includes dividends, royalties, rents, annuities, interest, and income equivalent to interest, and net gains from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gains from commodities transactions. For purposes of the asset test, the aggregate fair market value of the assets of a publicly traded non-U.S. corporation is generally treated as being equal to the sum of the aggregate value of the outstanding stock and the total amount of the liabilities of such corporation, based on the legislative history to the PFIC provisions of the Code. If a corporation is classified as a PFIC for any taxable year during which a U.S. Holder has held shares of such corporation, such corporation may continue to be classified as a PFIC for any subsequent year in which the U.S. Holder continues to hold the shares even if the corporation does not satisfy the income test or asset test in that subsequent taxable year.

Based on estimates of the composition of its income and the value of its assets, Tundra believes that it is likely that Tundra will be classified as a PFIC for its taxable year ending April 30, 2009 and may also be classified as a PFIC for its taxable year which includes the Effective Date. Specifically, based on its interpretation of the PFIC rules, Tundra believes that it is likely that the average quarterly value of its “passive” assets exceeded 50% of the average quarterly value of its total assets for the taxable year ended April 30, 2009. For purposes of the PFIC asset test, Tundra has calculated the value of its total assets based on the sum of its market capitalization and the balance sheet value of its liabilities. Tundra’s belief that it may be a PFIC for the year that includes the Effective Date is based on a similar analysis under the PFIC asset test. The determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations, and generally cannot be determined until after the close of the taxable year in question. Further, neither Tundra nor Tundra’s counsel has made a full and complete determination regarding its PFIC status for any taxable year. Accordingly, there can be no assurance that Tundra has also not been classified as a PFIC for its taxable year ending April 30, 2008, or any other taxable year during which a U.S. Holder may have held Tundra Shares. The determination of whether or not Tundra is a PFIC during its taxable year that includes the Effective Date will depend on the nature and composition of its income and assets during such taxable year and cannot be predicted with certainty as of the date of this Circular.

Each U.S. Holder of a Tundra Share must make an annual return on Internal Revenue Service Form 8621, reporting distributions received and gains realized with respect to each PFIC (including subsidiary PFICs) in which the U.S. Holder holds a direct or indirect interest.

The PFIC rules are extremely complex, subject to differing interpretations, and may have a significant adverse effect on the U.S. federal income tax consequences to a U.S. Holder on a taxable (and, in certain cases, an otherwise non-taxable) disposition of Tundra Shares, including a disposition of Tundra Shares pursuant to the Arrangement. Accordingly, U.S. Holders should consult their own independent tax advisor regarding the classification of Tundra as a PFIC, the effect of the PFIC rules to such holder, and the availability and effect of any election that may be available under the PFIC rules, in each case, having regard to such holder’s particular circumstances.

The Receipt of Canadian Currency

Canadian dollars received pursuant to the Arrangement will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated based on the exchange rate prevailing on the date of actual or constructive receipt of such Canadian dollars, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own independent tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Information Reporting and Backup Withholding

U.S. Holders may be subject to information reporting and backup withholding with respect to amounts received by such holder pursuant to the Arrangement. In general, a U.S. Holder will be subject to backup withholding if such holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these backup withholding rules provided that they establish such exemption. Any amounts withheld under the U.S. backup withholding tax rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, and may be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

DISSENTING REGISTERED SHAREHOLDERS’ RIGHTS

Section 190 of the CBCA provides registered shareholders of a corporation with the right to dissent from certain resolutions of a corporation that effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides Registered Shareholders with the right to dissent from the Arrangement Resolution pursuant to Section 190 of the CBCA, with modifications to the provisions of Section 190 as provided in Article 4 of the Plan of Arrangement, the Interim Order and the Final Order (“Dissent Rights”). Any Registered Shareholder who dissents from the Arrangement Resolution in compliance with Section 190 of the CBCA, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order, will, in the event the Arrangement becomes effective, be deemed to have transferred the holder’s

Tundra Shares to Acquisition Sub and will be entitled to be paid by Acquisition Sub the fair value of the shares held by such Dissenting Shareholder determined as of the close of business on the day prior to approval of the Arrangement Resolution. Tundra Shareholders are cautioned that fair value could be determined to be less than the Consideration.

Section 190 of the CBCA provides that a shareholder may only make a claim under that section with respect to all of the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that only a Registered Shareholder may exercise the Dissent Rights in respect of the Tundra Shares that are registered in that Tundra Shareholder’s name. None of the following shall be entitled to exercise Dissent Rights: (i) holders of the Tundra Options, (ii) holders of the Tundra RSUs and (iii) holders of Tundra Shares who vote or have instructed a proxyholder to vote such Tundra Shares in favour of the Arrangement Resolution (but only in respect of such Tundra Shares).

In many cases, shares beneficially owned by a Non-Registered Shareholder are registered either: (a) in the name of an Intermediary, or (b) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. Accordingly, a Non-Registered Shareholder will not be entitled to exercise its Dissent Rights directly unless the Tundra Shares are re-registered in the Non-Registered Shareholder’s name. A Non-Registered Shareholder who wishes to exercise Dissent Rights should immediately contact the Intermediary with whom the Non-Registered Shareholder deals in respect of its Tundra Shares and either: (i) instruct the Intermediary to exercise the Dissent Rights on the Non-Registered Shareholder’s behalf (which, if the Tundra Shares are registered in the name of CDS or other clearing agency, may require that such Tundra Shares first be re-registered in the name of the Intermediary), or (ii) instruct the Intermediary to re-register such Tundra Shares in the name of the Non-Registered Shareholder, in which case the Non-Registered Shareholder would be able to exercise the Dissent Rights directly.

A Registered Shareholder who wishes to dissent must provide a Dissent Notice to Tundra (a) at 603 March Road, Ottawa, Ontario, K2K 2M5; or (b) by facsimile transmission to (613) 592-7120, in either case to be received not later than 5:00 p.m. (Toronto time) on June 11, 2009 (or the date that is two business days immediately preceding the date set for any adjournment or postponement of the Meeting). Failure to strictly comply with these dissent procedures may result in the loss or unavailability of the right to dissent.

These dissent procedures are different than the statutory dissent procedures of the CBCA which would permit a notice of objection to be provided at or prior to the Meeting. In addition, unlike the statutory dissent procedures of the CBCA, these dissent procedures provide for Acquisition Sub, rather than Tundra, to be the party obliged to pay the fair value for the Tundra Shares (if the Dissenting Shareholder is ultimately determined to be entitled to be paid the fair value thereof) and for Acquisition Sub, rather than Tundra, to be the party obliged to take certain steps and be entitled to exercise certain rights that are attributable to Tundra under the statutory dissent procedures of the CBCA as amended by the Interim Order.

The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote at the Meeting. However, the CBCA provides, in effect, that a Registered Shareholder who has submitted a Dissent Notice and who votes for the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to that class of shares voted for the Arrangement Resolution, being the Tundra Shares. The CBCA does not provide, and neither Tundra nor Acquisition Sub will assume, that a proxy submitted instructing the proxyholder to vote against the Arrangement Resolution, a vote against the Arrangement Resolution or an abstention constitutes a Dissent Notice, but a Registered Shareholder need not vote its Tundra Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote for the Arrangement Resolution does not constitute a Dissent Notice. However, any proxy granted by a Registered Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxyholder from voting such Tundra Shares in favour of the Arrangement Resolution and thereby causing the Registered Shareholder to forfeit its Dissent Rights.

Tundra (or its successor) is required, within 10 days after Tundra Shareholders adopt the Arrangement Resolution, to notify each Dissenting Shareholder that the Arrangement Resolution has been adopted. Such notice is not required to be sent to any Tundra Shareholder who voted for the Arrangement Resolution or who has withdrawn its Dissent Notice.

A Dissenting Shareholder who has not withdrawn its Dissent Notice prior to the Meeting must then, within 20 days after receipt of notice that the Arrangement Resolution has been adopted, or if the Dissenting Shareholder does not receive such notice, within 20 days after learning that the Arrangement Resolution has been adopted, send to Tundra a written notice (a “Demand for Payment”) containing its name and address, the number of Tundra Shares in respect of which he or she dissents (the “Dissenting Tundra Shares”) and a demand for payment of the fair value of such Dissenting Tundra Shares. Within 30 days after sending the Demand for Payment, the Dissenting Shareholder must send certificates representing the Dissenting Tundra Shares to Tundra or the Transfer Agent. The Transfer Agent will endorse on Tundra Share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the Tundra Share certificates to the Dissenting Shareholder. A Dissenting Shareholder who fails to make a Demand for Payment in the time required or to send certificates representing Dissenting Tundra Shares has no right to make a claim under Section 190 of the CBCA.

After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a Tundra Shareholder in respect of its Dissenting Tundra Shares other than the right to be paid the fair value of such Tundra Shares as determined pursuant to Section 190 of the CBCA, unless (a) the Dissenting Shareholder withdraws its Dissent Notice before Acquisition Sub makes an Offer to Pay, (b) Acquisition Sub fails to make an Offer to Pay in accordance with subsection 190(12) of the CBCA and the Dissenting Shareholder withdraws the Demand for Payment, or (c) the Directors revoke the Arrangement Resolution in which case the Dissenting Shareholder’s rights as a Tundra Shareholder will be reinstated.

Pursuant to the Plan of Arrangement, Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissenting Tundra Shares shall be deemed to have transferred such Dissenting Tundra Shares to Acquisition Sub at the Effective Time.

Pursuant to the Plan of Arrangement, Dissenting Shareholders who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Dissenting Tundra Shares, shall be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder.

Acquisition Sub is required, not later than seven days after the later of the Effective Date and the date on which a Demand for Payment is received from a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for its Dissenting Tundra Shares in an amount considered by the directors of Acquisition Sub to be the fair value of the Tundra Shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. Acquisition Sub must pay for the Dissenting Tundra Shares of a Dissenting Shareholder within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if Acquisition Sub does not receive an acceptance within 30 days after the Offer to Pay has been made.

If Acquisition Sub fails to make an Offer to Pay for a Dissenting Shareholder’s Dissenting Tundra Shares, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, Acquisition Sub may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Tundra Shares of Dissenting Shareholders. If Acquisition Sub fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further periods as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to a court, all Dissenting Shareholders whose Dissenting Tundra Shares have not been purchased by Acquisition Sub will be joined as parties and bound by the decision of the court, and Acquisition Sub will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of such Dissenting Shareholder’s right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissenting Tundra Shares of all Dissenting Shareholders. The final order of a court will be rendered against Acquisition Sub in favour of each Dissenting Shareholder for the amount of the fair value of its Dissenting Tundra Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment.

Registered Shareholders who are considering exercising Dissent Rights should be aware that there can be no assurance that the fair value of their Tundra Shares, as determined under the applicable provisions of the CBCA (as modified by the Plan of Arrangement, the Interim Order and the Final Order), will be more than or equal to the Consideration under the Arrangement. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissenting Tundra Shares.

The foregoing is only a summary of the Dissenting Shareholder provisions of the CBCA (as modified by the Plan of Arrangement, the Interim Order and the Final Order), which are technical and complex. A complete copy of Section 190 of the CBCA is attached as Appendix G to this Circular. It is recommended that any Registered Shareholder wishing to avail itself of its Dissent Rights under those provisions seek legal advice, as failure to comply strictly with the provisions of the CBCA (as modified by the Plan of Arrangement, the Interim Order and the Final Order) may prejudice its Dissent Rights. For a summary of certain Canadian tax implications to a Dissenting Shareholder, see “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations” and “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations” in this Circular.

RISK FACTORS RELATED TO THE ARRANGEMENT

There are risks associated with the completion of the Arrangement. The following risk factors should be carefully considered by Tundra Shareholders in evaluating whether to approve the Arrangement Resolution, in addition to those risk factors set forth under the heading “Information Concerning Tundra — Risk Factors Related to Tundra” in this Circular.

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, or as to the timing of their satisfaction or waiver. Failure to complete the Arrangement could negatively impact the market price of the Tundra Shares.

The completion of the Arrangement is subject to a number of conditions precedent which must be satisfied or waived, some of which are outside the control of IDT and Tundra, including receipt of the Tundra Shareholder Approval and the Final Order. It is also a condition in favour of IDT and Acquisition Sub that, from the date of the Arrangement Agreement to and including the Effective Time, there shall not have occurred a Material Adverse Effect in respect of Tundra. There can be no certainty, nor can Tundra provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. See “The Arrangement Agreement — Conditions Precedent to the Arrangement” in this Circular.

If the Arrangement is not completed, for any reason, the market price of the Tundra Shares may be adversely affected. Moreover, if the Arrangement Agreement is terminated, there is no assurance that the Directors will be able to find a party willing to pay an equivalent or a more attractive price for the Tundra Shares than the price that IDT is willing to pay for the Tundra Shares.

The Arrangement Agreement may be terminated by Tundra or IDT and Acquisition Sub in certain circumstances.

Each of Tundra, IDT and Acquisition Sub has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement Agreement. Accordingly, there can be no certainty, nor can Tundra provide any assurance, that the Arrangement Agreement will not be terminated by either of Tundra, IDT or Acquisition Sub prior to the completion of the Arrangement. For example, the Arrangement Agreement may be terminated by Acquisition Sub if Tundra breaches its non-solicitation obligations. See “The Arrangement Agreement — Termination” in this Circular.

The Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire Tundra.

Under the Arrangement Agreement, Tundra is required to pay as directed by Acquisition Sub a Termination Fee in the event the Arrangement Agreement is terminated in certain circumstances following the occurrence of a Termination Fee Event. The Termination Fee may discourage other parties from attempting to acquire the Tundra Shares, even if those parties would otherwise be willing to offer greater value to Tundra

Shareholders than that offered by IDT under the Arrangement. See “The Arrangement Agreement —Termination Fees and Expenses” in this Circular.

Tundra as a PFIC

Tundra believes that it is likely that it will be classified as a PFIC for U.S. federal income tax purposes for its taxable year ending April 30, 2009 and may be a PFIC for its taxable year that includes the Effective Date. If Tundra has been classified as a PFIC for any taxable year during a U.S. Holder’s holding period of Tundra Shares, a U.S. Holder would be subject to adverse U.S. federal income tax consequences in connection with the Arrangement.

Special, generally unfavorable U.S. federal income tax rules apply to the disposition of the stock of a PFIC. For U.S. federal income tax purposes, a non-U.S. corporation is classified as a PFIC if (a) at least 75% of its gross income in a taxable year is “passive” income, or (b) at least 50% of the value of its assets in a taxable year (based on an average of the quarterly values of the assets for the taxable year) is attributable to assets that produce passive income or are held for the production of passive income. Tundra believes that it is likely that it will be treated as a PFIC for its taxable year ending April 30, 2009, and may also be classified as a PFIC for its taxable year that includes the Effective Date. There can be no assurance that Tundra was not classified as a PFIC in previous years. If Tundra is considered a PFIC for any taxable year during a U.S. Holder’s holding period of Tundra Shares, any gain on a taxable (and, in certain cases, an otherwise non-taxable) disposition of Tundra Shares, including a disposition of Tundra Shares pursuant to the Arrangement, generally would be taxed as ordinary income, as opposed to capital gain, and would be subject to an interest charge in certain circumstances. See “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations” in this Circular.

The PFIC rules are extremely complex. Each U.S. investor is encouraged to consult his or her own independent U.S. tax advisor regarding the application of the PFIC rules to such holder, having regard to his or her particular circumstances.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Circular and as set forth above, none of the Directors or executive officers of Tundra are aware of any material interest of any informed person, or any associate or affiliate of such informed person, in any transaction since the beginning of the most recently completed financial year of Tundra which has materially affected Tundra or any of its subsidiaries, in the Arrangement or in any other proposed transaction which would materially affect Tundra or any of its subsidiaries.

OTHER INFORMATION AND MATTERS

There is no information or matter not disclosed in this Circular but known to Tundra that would reasonably be expected to affect the decision of Tundra Shareholders to vote for or against the Arrangement Resolution.

PROXY SOLICITATION AND DEPOSITARY

Georgeson Shareholder Communications Canada Inc. is acting as Tundra’s proxy solicitation agent, for which it will be paid a fee of up to $65,000, plus a fee for each telephone call made by Tundra Shareholders to Georgeson or by Georgeson to the Tundra Shareholders. Georgeson will also be reimbursed for its reasonable out-of-pocket expenses in connection with the solicitation. The fees and expenses of Georgeson will be paid by Tundra.

Tundra has engaged Computershare Investor Services Inc. to act as depositary for the receipt of Tundra Share certificates and related Letters of Transmittal deposited pursuant to the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by Tundra against certain liabilities arising out of or in connection with its engagement and expenses in connection therewith.

No fee or commission is payable by any Tundra Shareholder who transmits its Tundra Shares directly to the Depositary. Except as set forth above or elsewhere in this Circular, Tundra will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Tundra Shares pursuant to the Arrangement.

LEGAL MATTERS

Certain legal matters in connection with the Arrangement will be passed upon on behalf of Tundra by Osler, Hoskin & Harcourt LLP, as to Canadian and U.S. legal matters, and on behalf of IDT and Acquisition Sub by McCarthy Tétrault LLP, as to Canadian legal matters, and Latham & Watkins LLP, as to U.S. legal matters. As at the date of this Circular, partners and associates of Osler own beneficially, directly or indirectly, less than 1% of the outstanding securities of Tundra and its associates and affiliates.

WHERE YOU CAN FIND MORE INFORMATION

Information contained in this Circular is given as of May 15, 2009, except as otherwise noted and except that information incorporated by reference in this Circular is given as of the respective dates noted therein.

Tundra files reports and other information with the Canadian Securities Administrators. These reports and information, which include financial information provided in the consolidated financial statements and management discussion and analysis for Tundra’s most recently completed fiscal year, are available to the public free of charge on SEDAR at www.sedar.com.

IDT files reports and other information with the SEC. These reports and information, which include financial information provided in the consolidated financial statements and management discussion and analysis for IDT’s most recently completed fiscal year, are available to the public free of charge on the SEC’s website at www.sec.gov.

Copies of Tundra’s documents incorporated in this Circular by reference may be obtained on request without charge from the Corporate Secretary of Tundra, 603 March Road, Ottawa, Ontario, K2K 2M5, telephone (613) 592-0714, and are also available electronically at www.sedar.com.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT:

100 University Avenue

11th Floor, South Tower

Toronto, Ontario

M5J 2Y1

North American Toll Free Number: 1-866-413-8829

APPROVAL OF TUNDRA

The contents and the sending of this Circular have been approved by the Directors.

Daniel Hoste

President, Chief Executive Officer and Director

Ottawa, Ontario

May 15, 2009

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We refer to the fairness opinion dated April 25, 2009 (the “Fairness Opinion”), which we prepared for the Special Committee of Tundra Semiconductor Corporation for the Arrangement (as defined in Tundra’s Management Proxy Circular dated May 15, 2009). We consent to the filing of the Fairness Opinion with the securities commissions (and other applicable securities regulatory authorities) in all of the provinces of Canada and the inclusion of the Fairness Opinion, and all references to the Fairness Opinion and our name, in this Circular.

(Signed) CITIGROUP GLOBAL MARKETS INC.

Dated May 15, 2009

CONSENT OF DELOITTE & TOUCHE LLP

We have read the Notice of Special Meeting and Management Proxy Circular of Tundra Semiconductor Corporation (“Tundra”) dated May 15, 2009 (the “Circular”) relating to the special meeting of shareholders of Tundra to approve the arrangement involving Tundra and 4440471 Canada Inc., a corporation wholly-owned by Integrated Device Technology, Inc. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above mentioned Circular of our report to the shareholders of Tundra on the consolidated balance sheets of Tundra as at April 30, 2008 and 2007, and the consolidated statements of earnings (loss) and comprehensive income (loss), cash flows and shareholders’ equity for each of the years in the two-year period ended April 30, 2008. Our report is dated June 5, 2008.

(Signed) DELOITTE & TOUCHE LLP

Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

Dated May 15, 2009

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

We hereby consent to the reference to our opinion contained under “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations” in the Management Proxy Circular of Tundra Semiconductor Corporation dated May 15, 2009 (the “Circular”) and to the inclusion of the foregoing opinion in the Circular.

(Signed) OSLER, HOSKIN & HARCOURT LLP

Dated May 15, 2009

GLOSSARY OF TERMS

The following glossary of terms used in this Circular, including the Summary, but not including the Appendices, is provided for ease of reference:

“1933 Act” means the U.S. Securities Act of 1933, as amended.

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Acquisition Sub” means 4440471 Canada Inc., a corporation incorporated under the CBCA.

“Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement and other than any transaction involving only Tundra and/or one or more of its wholly owned subsidiaries, any offer, communication, announcement or indication of intention, proposal or inquiry (conditional or unconditional, written or oral or otherwise) from any person or joint actors (other than IDT or any of its subsidiaries) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Tundra and its subsidiaries or 20% or more of the voting or equity securities of Tundra or any of its subsidiaries (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries; (b) any direct or indirect take-over bid, exchange offer, treasury issuance, recapitalization, liquidation, dissolution or similar transaction that, if consummated, would result in a person and its joint actors, if any, beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries.

“Additional Reorganization” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Matching Period — Pre-Closing Reorganization”.

“affiliate” has the meaning ascribed thereto under the CBCA.

“allowable capital loss” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada —Taxation of Capital Gains and Capital Losses”.

“Amended Gennum Agreement” means the Gennum Agreement, as amended on April 16, 2009.

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of Tundra and Acquisition Sub, each acting reasonably.

“Arrangement Agreement” means the Arrangement Agreement dated as of April 30, 2009 among Tundra, IDT and Acquisition Sub, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with such agreement.

“Arrangement Resolution” means the special resolution of the Tundra Shareholders approving the Plan of Arrangement which is to be considered at the Meeting, substantially in the form set out in Appendix A to this Circular.

“Articles of Arrangement” means the articles of arrangement of Tundra in respect of the Arrangement that are required to be sent to the CBCA Director after the Final Order is made, which shall be in form and content satisfactory to Tundra and Acquisition Sub, each acting reasonably.

“Barclays” means Barclays Capital, Inc., in its capacity as financial advisor to IDT.

“Blakes” means Blake, Cassels & Graydon LLP, counsel to Gennum in connection with the Gennum Arrangement.

“Board of Directors” means the board of directors of Tundra.

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or San Jose, California.

“Canadian GAAP” means Canadian generally accepted accounting principles, as in effect from time to time.

“Canadian Securities Administrators” means the securities commissions or other similar regulatory authorities in each of the provinces and territories of Canada.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time.

“CBCA Director” means the director appointed pursuant to Section 260 of the CBCA.

“CDS” means CDS Clearing and Depositary Services Inc.

“Change in Recommendation” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Termination”.

“Circular” means this management proxy circular of Tundra, including the Notice of Meeting, all schedules and Appendices to this Circular and all documents incorporated by reference in this Circular, as the same may be amended or supplemented from time to time.

“Citigroup” means Citigroup Global Markets Inc., in its capacity as financial advisor to the Special Committee.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means the non-disclosure agreements between IDT and Tundra dated January 23, 2009 and April 15, 2009, certain provisions of which are described under “The Arrangement — Confidentiality Agreements”, each as amended from time to time in accordance with their terms.

“Consideration” means $6.25 per Tundra Share payable to Tundra Shareholders in accordance with the Plan of Arrangement.

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which a party to the Arrangement Agreement or any of its respective subsidiaries is a party or by which a party to the Arrangement Agreement or any of their respective subsidiaries is bound or affected or to which any of their properties or other assets is subject.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means the Canada Revenue Agency.

“Currency Exchange Rate” means the noon spot rate of exchange on the Effective Date for United States dollars expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by IDT to be appropriate for such purpose.

“Demand for Payment” has the meaning ascribed thereto under the heading “Dissenting Registered Shareholders’ Rights”.

“Depositary” means Computershare Investor Services Inc. in its capacity as depositary.

“Directors” means the members of the board of directors of Tundra from time to time.

“Dissenting Non-Resident Holder” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders—Certain Canadian Federal Income Tax Considerations—Holders Not Resident in Canada—Dissenting Non-Resident Holders”.

“Dissenting Resident Holder” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders —Certain Canadian Federal Income Tax Considerations—Holders Resident in Canada—Dissenting Resident Holders”.

“Dissenting Shareholder” means a Registered Shareholder who validly dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Tundra Shares in respect of which Dissent Rights are validly exercised by such Registered Shareholder.

“Dissenting Tundra Shares” has the meaning ascribed thereto under the heading “Dissenting Registered Shareholders’ Rights”.

“Dissent Notice” means the written objection of a Registered Shareholder to the Arrangement Resolution, submitted to Tundra in accordance with dissent procedures described under the heading “Dissenting Registered Shareholders’ Rights”.

“Dissent Rights” has the meaning ascribed thereto under the heading “Dissenting Registered Shareholders’ Rights”.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time), or such other time as may be agreed to in writing by Tundra and Acquisition Sub, on the Effective Date.

“Exchange Ratio” means an amount, rounded to four (4) decimal places, determined by dividing $6.25 by the product of the IDT VWAP multiplied by the Currency Exchange Rate.

“Fairness Opinion” means the fairness opinion of Citigroup (a copy of which is attached as Appendix D to this Circular) provided to the Special Committee to the effect that as of April 25, 2009, based upon and subject to the matters set out therein, the Consideration under the Arrangement is fair, from a financial point of view, to the Tundra Shareholders.

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in a form acceptable to Tundra and Acquisition Sub, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of Tundra and Acquisition Sub, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Tundra and Acquisition Sub, each acting reasonably) on appeal.

“Former Tundra Shareholders” means, at and following the Effective Time, the holders of Tundra Shares immediately prior to the Effective Time.

“forward-looking statements” has the meaning ascribed thereto under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

“Gennum” means Gennum Corporation, and includes, as the context requires, its subsidiaries.

“Gennum Agreement” means the arrangement agreement entered into as of March 19, 2009 between Gennum and Tundra.

“Gennum Arrangement” means the arrangement under Section 192 of the CBCA between Gennum and Tundra contemplated by the Gennum Agreement.

“Genuity” means Genuity Capital Markets, in its capacity as financial advisor to Gennum.

“Georgeson” means Georgeson Shareholder Communications Canada Inc., in its capacity as Tundra’s proxy solicitation agent.

“Governmental Entity” means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-

governmental or private body, including any tribunal, commission, stock exchange (including the TSX), regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and “Governmental Entities” means more than one Governmental Entity.

“Holder” or “Holders” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — General”.

“HRGN Committee” has the meaning ascribed thereto under the heading “The Arrangement — Background to the Arrangement”.

“IDT” means Integrated Device Technology, Inc., and includes, as the context requires, its subsidiaries.

“IDT Shares” means the shares of common stock, par value of $0.001 per share, of IDT.

“IDT VWAP” means the volume weighted average trading price of the IDT Shares on NASDAQ for the five trading days ending on the third trading day prior to the Effective Date.

“In-The-Money Tundra Option” means each Tundra Option, at the Effective Time, with an exercise price per such In-The-Money Tundra Option less than the Consideration per Tundra Share.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 192(4) of the CBCA, in a form acceptable to Tundra and Acquisition Sub, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of Tundra and Acquisition Sub, each acting reasonably, a copy of which is attached as Appendix E to this Circular.

“Interim Period” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Tundra Covenants — Covenants Regarding the Conduct of Business”.

“Intermediary” means an intermediary with which a Non-Registered Shareholder may deal, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans (collectively, as defined in the Tax Act) and similar plans, and their nominees.

“IRS” means the United States Internal Revenue Service.

“Latham” means Latham & Watkins LLP, counsel to IDT and Acquisition Sub in connection with the Arrangement.

“Law” or “Laws” means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity or self-regulatory authority (including the TSX and the NASDAQ), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets.

“Letter of Transmittal” means the letter of transmittal for use by Registered Shareholders in connection with the Arrangement.

“Matching Period” has the meaning ascribed thereto in “The Arrangement Agreement — Superior Proposal”.

“Material Adverse Effect” means, in respect of any party to the Arrangement Agreement, any fact or state of facts, circumstance, change, effect, occurrence or event which: (a) either individually is or in the aggregate are, or individually or in the aggregate would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of such party and its subsidiaries, on a consolidated basis, except to the extent of any fact or state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with: (i) any change in Canadian GAAP or changes in regulatory accounting requirements applicable to the industry in which such party operates; (ii) any change in applicable Law or interpretations thereof by any Governmental Entity; (iii) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, or market conditions or in national or global financial or capital markets; (iv) any change generally affecting the industry in which such party operates; (v) the execution, announcement or performance of the Arrangement Agreement or consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners; (vi) any action taken with the prior written consent of the other party or which is required pursuant to the Arrangement Agreement, (vii) any natural disaster; (viii) any change in the market price or trading volume of the securities of the party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the securities of the party trade; or (ix) the failure of the party in and of itself to meet any public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); provided, however, that with respect to clauses (i), (ii), (iii), (iv) and (vii) such matter does not have a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to comparable entities operating in the industry in which such party operates, and references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Effect” has occurred; or (b) either individually or in the aggregate prevents, or individually or in the aggregate would reasonably be expected to prevent, such party from performing its material obligations under the Arrangement Agreement in any material respect.

“May 15 Assumed IDT VWAP” means US$5.3890, which would be the IDT VWAP assuming an Effective Date of May 15, 2009.

“McCarthys” means McCarthy Tetrault LLP, Canadian counsel to IDT and Acquisition Sub in connection with ´ the Arrangement.

“Meeting” means the special meeting of Tundra Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and, with the prior written consent of Acquisition Sub, any other proper purpose set out in the notice of the Meeting sent to Tundra Shareholders.

“Meeting Materials” means this Circular, together with the Notice of Meeting, form of proxy accompanying this Circular and Letter of Transmittal.

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions.

“misrepresentation” means (a) an untrue statement of a material fact, or (b) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“NASDAQ” means the NASDAQ Stock Market.

“NI 62-103” means National Instrument 62-103 — The Early Warning System and Related Take-Over Bid and Insider Reporting Issues.

“Non-Resident Holder” or “Non-Resident Holders” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”.

“Non-Registered Shareholder” means a holder of Tundra Shares who holds such Tundra Shares beneficially through an Intermediary.

“non-U.S. Holder” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations — Scope of this Disclosure —Non-U.S. Holders”.

“Notice of Appearance” has the meaning ascribed thereto under the heading “Principal Legal Matters — Court Approval of the Arrangement and Completion of the Arrangement”.

“Notice of Meeting” means the Notice of Special Meeting of Shareholders accompanying this Circular.

“Offer to Pay” means the written offer from Acquisition Sub to each Dissenting Shareholder who has sent a Demand for Payment to pay for its Tundra Shares in an amount considered by Acquisition Sub to be fair value of the Tundra Shares, all in compliance with the dissent procedures described under the heading “Dissenting Registered Shareholders’ Rights”.

“Osler” means Osler, Hoskin & Harcourt LLP, counsel to the Special Committee and Tundra in connection with the Arrangement.

“Out-Of-The-Money Tundra Option” means a Tundra Option that is not an In-The-Money Tundra Option.

“Outside Date” means August 31, 2009, or such later date as the parties to the Arrangement Agreement may agree in writing.

“PFIC” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders —Certain U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Consequences of the Arrangement”.

“person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement substantially in the form of Appendix C, and any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and Section 6.1 of the Plan of Arrangement or upon the direction of the Court in the Final Order with the written consent of Tundra and Acquisition Sub, each acting reasonably.

“Post-Exchange Option Value” has the meaning ascribed thereto under the heading “The Arrangement Agreement”.

“Pre-Closing Reorganization” means any reorganization of the business, operations, capital, assets and/or corporate structure (and any related transactions) of Tundra and certain of its subsidiaries, as summarized in Schedule C to the Arrangement Agreement.

“Pre-Exchange Option Value” has the meaning ascribed thereto under the heading “The Arrangement Agreement”.

“Proceedings” means any claim, action, suit, proceeding, arbitration, mediation or investigation, assessment or reassessment, whether civil, criminal, administrative or investigative.

“Proposed Amendments” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — General”.

“Registered Shareholder” means a holder of Tundra Shares who holds such Tundra Shares in his, her or its own name and who is entered on the register of Tundra Shareholders.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Entities, in each case required to consummate the transactions contemplated by the Arrangement Agreement.

“Replacement Option” has the meaning ascribed thereto under the heading “The Arrangement — Arrangement Mechanics”.

“Representatives” has the meaning ascribed thereto under the heading “The Arrangement — Confidentiality Agreement”.

“Resident Holder” or “Resident Holders” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada”.

“Restricted Period” has the meaning ascribed thereto under the heading “The Arrangement Agreement —Superior Proposal”.

“Returns” means all reports, forms, elections, declarations, designations, schedules, agreements, statements, estimates, declarations of estimated tax, information statements, returns and all other similar documents required by Law to be filed with or provided to a Governmental Entity or other person with respect to Taxes or Tax information reporting, including any claims for refunds of Taxes, and any amendments or supplements of the foregoing.

“S-8 Registration Statement” has the meaning ascribed thereto under the heading “The Arrangement Agreement — IDT and Acquisition Sub Covenants — Covenants Regarding the Performance of Obligations”.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as in effect on the date of the Arrangement Agreement and as they may be promulgated or amended from time to time.

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial legislation and rules and regulations and published policies thereunder, the 1934 Act and the 1933 Act and the rules and regulations thereunder and any applicable blue sky laws.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators.

“Special Committee” means the Special Committee of the Directors formed in January 2009 for the purpose of considering Tundra’s strategic options.

“Superior Proposal” means a bona fide written Acquisition Proposal not obtained in breach of Section 7.2 of the Arrangement Agreement or in breach of any agreement between the person making the Superior Proposal and Tundra to acquire not less than 100% of the outstanding Tundra Shares (or all or substantially all of the assets of Tundra on a consolidated basis) that the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is a transaction (a) that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is reasonably capable of being completed without significant additional delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, (b) that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is on terms and conditions more favourable, from a financial point of view, to the holders of Tundra Shares than the terms and conditions of the transaction contemplated by the Arrangement Agreement (after giving effect to any changes to terms of the Arrangement Agreement proposed by IDT and Acquisition Sub in response to such Acquisition Proposal pursuant to Section 7.2 of the Arrangement Agreement), taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, (c) that is not subject to any due diligence condition, (d) in respect of which failure to recommend such Acquisition Proposal to the Tundra Shareholders would be inconsistent with its fiduciary duties and (e) in respect of which any required financing to complete such Acquisition Proposal is reasonably likely to be obtained.

“Tax” and “Taxes” means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities of any kind imposed by any Governmental Entity, including tax instalment payments, unemployment insurance contributions and employment insurance contributions, Canada Pension Plan and provincial pension contributions (and similar foreign plans), worker’s compensation and deductions at source, taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, use, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“taxable capital gain” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada —Taxation of Capital Gains and Capital Losses”.

“Taxing Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes and “Taxing Authorities” means more than one Taxing Authority.

“Termination Fee” has the meaning ascribed thereto under the heading “The Arrangement Agreement —Termination Fees and Expenses”.

“Termination Fee Event” has the meaning ascribed thereto under the heading “The Arrangement Agreement —Termination Fees and Expenses”.

“Transactions” means, collectively, the Arrangement and the other transactions contemplated by the Arrangement Agreement and in the Plan of Arrangement.

“Transfer Agent” means Computershare Investor Services Inc. in its capacity as transfer agent of the Tundra Shares.

“Treasury Regulations” means Treasury regulations as promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“Tundra” means Tundra Semiconductor Corporation.

“Tundra 1995 Plan” means the Tundra stock option plan dated December 15, 1995, as amended or supplemented.

“Tundra 2005 Plan” means the Tundra stock option plan dated December 15, 2005, as amended or supplemented.

“Tundra Financial Statements” means the audited consolidated financial statements of Tundra as at and for the years ended April 30, 2008 and 2007 (together with the notes thereto) and the unaudited interim consolidated financial statements of Tundra for the fiscal quarters ended February 1, 2009 and January 27, 2008 (together with the notes thereto).

“Tundra Material Contract” means any Contract that: (a) if terminated would reasonably be expected to have a Material Adverse Effect on Tundra and its subsidiaries on a consolidated basis; (b) provides for obligations or entitlements of Tundra, or which has an economic value to Tundra or any of its subsidiaries, in excess of $300,000 in total; (c) is a Contract that contains any non-competition obligations or otherwise restricts in any material way the business of Tundra or any subsidiary of Tundra or that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of Tundra or its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (d) relates to indebtedness in excess of $300,000, or relates to the direct or indirect guarantee or assumption by Tundra or its subsidiaries (contingent or otherwise) of any payment or performance obligations of any other person in excess of $300,000; (e) is a financial risk management Contract, such as currency, commodity, interest or equity related hedge or derivative Contract; (f) relates to the disposition or acquisition by Tundra or any of its subsidiaries after the date of the Arrangement Agreement of an amount of assets in excess of $300,000 or pursuant to which Tundra or any of its subsidiaries has any ownership interest in any other person or other business enterprise other than Tundra’s subsidiaries in excess of $300,000; (g) relates to the acquisition or sale by Tundra of any operating business or the capital stock or other ownership interest of any other person; or (h) that is a material shareholders, joint venture, alliance or partnership agreement.

“Tundra Option” means each outstanding option to purchase Tundra Shares granted under one of the Tundra Stock Option Plans.

“Tundra Plan” means any health, medical, dental, welfare, supplemental unemployment benefit, bonus, profit sharing, stock option, restricted share unit, insurance, incentive, incentive compensation, deferred compensation, change in control, employment, retention, severance, bonus, share purchase, share compensation, fringe benefit, retiree medical, disability, pension, retirement or supplemental retirement plans and each other material employee or director compensation or benefit plan, policy, trust, fund, agreement or arrangement for the benefit of current or former directors of Tundra or any subsidiary, employees or former employees of Tundra or any subsidiary, which is maintained or sponsored by, contributed to, required to be contributed to, or binding upon Tundra, any subsidiary or any trade or business associate that, together with Tundra, would be deemed a “single employer” within the meaning of Section 4001(b) of the United States Employee Retirement Income Security Act of 1974, as amended, or in respect of which Tundra or any subsidiary has had or has any actual or potential liability.

“Tundra Restricted Share Unit Plan” means the Tundra Restricted Share Unit Plan (Cash Settled) dated October, 2007.

“Tundra RSU” means each outstanding restricted share unit granted under the Tundra Restricted Share Unit Plan.

“Tundra Shareholders” means the holders of Tundra Shares.

“Tundra Shareholder Approval” has the meaning ascribed thereto under the heading “The Arrangement —Tundra Shareholder Approval”.

“Tundra Shares” means the common shares in the authorized share capital of Tundra.

“Tundra Stock Option Plans” means the Tundra 1995 Plan and the Tundra 2005 Plan, collectively.

“U.S.” or “United States” means United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“U.S. Holder” has the meaning ascribed thereto under the heading “Certain Tax Considerations for Securityholders — Certain U.S. Federal Income Tax Considerations — Scope of this Disclosure —U.S. Holders”.

“U.S. Person” means a U.S. Person, as defined in Rule 902(k) of Regulation S under the 1933 Act.

“U.S. Securityholder” has the meaning given to such term under “Principal Legal Matters — United States Securities Laws Considerations”.

“Voting Support Agreement” means the voting support agreement dated April 30, 2009 among IDT, Acquisition Sub and the directors and executive officers of Tundra pursuant to which such shareholders have agreed to, among other things, vote their Tundra Shares in favour of the Arrangement Resolution as described in this Circular under the heading “The Arrangement — Voting Support Agreement”.

APPENDIX A

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF TUNDRA

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of Tundra Semiconductor Corporation (“Tundra”), as more particularly described and set forth in the management information circular (the “Tundra Circular”) of Tundra accompanying the notice of meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement (the “Arrangement Agreement”) dated as of April 30, 2009 among Tundra, Integrated Device Technology, Inc. and 4440471 Canada Inc.) is hereby authorized, approved and adopted.

2.	The plan of arrangement of Tundra (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in an appendix to the Tundra Circular, is hereby authorized, approved and adopted.

3.	Tundra be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Tundra Circular).

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of the common shares of Tundra or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of Tundra are hereby authorized and empowered to, without notice to or approval of the shareholders of Tundra, (a) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

5.	Any officer or director of Tundra is hereby authorized and directed for and on behalf of Tundra to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.	Any officer or director of Tundra is hereby authorized and directed for and on behalf of Tundra to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A - 1

APPENDIX B

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT

AMONG

INTEGRATED DEVICE TECHNOLOGY, INC.,

4440471 CANADA INC.,

– AND –

TUNDRA SEMICONDUCTOR CORPORATION

April 30, 2009

6.1	Mutual Conditions Precedent	29
6.2	Additional Conditions Precedent to the Obligations of Parent and Parent SubCo	29
6.3	Additional Conditions Precedent to the Obligations of Tundra	31
6.4	Satisfaction of Conditions	31

ARTICLE VII ADDITIONAL AGREEMENTS		32

7.1	Notice and Cure Provisions	32
7.2	Non-Solicitation	32
7.3	Termination Fee	36
7.4	Expense Fees	37
7.5	Access to Information; Confidentiality Agreements	37
7.6	Interim Period Consents	38
7.7	Insurance and Indemnification	38
7.8	Cooperation Regarding Reorganization	39

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		40

8.1	Termination	40
8.2	Effect of Termination; Limited Recourse	42
8.3	Waiver	42

ARTICLE IX GENERAL PROVISIONS		42

9.1	Notices	42
9.2	Governing Law; Jurisdiction	43
9.3	Injunctive Relief and Specific Performance	44
9.4	No Recourse	44
9.5	Time of Essence	44
9.6	Entire Agreement, Binding Effect and Assignment	44
9.7	Severability	44
9.8	No Third Party Beneficiaries	44
9.9	Rules of Construction	45
9.10	No Liability	45
9.11	Counterparts, Execution	45
9.12	Amendments	45

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated as of April 30, 2009,

AMONG:

Integrated Device Technology, Inc.,

a corporation incorporated under the laws of Delaware

(“Parent”)

4440471 Canada Inc.,

a corporation incorporated under the laws of Canada

(“Parent SubCo”)

- and -

Tundra Semiconductor Corporation,

a corporation incorporated under the laws of Canada

(“Tundra”)

WHEREAS Parent desires Parent SubCo to acquire all of the Tundra Shares (as hereinafter defined);

AND WHEREAS the board of directors of Tundra (the “Tundra Board of Directors”) has determined that the consideration per Tundra Share to be received by the holders of such shares pursuant to the Arrangement (as hereinafter defined) is fair and that the Arrangement is in the best interests of Tundra and the Tundra Board of Directors has resolved to support the Arrangement and to unanimously recommend (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum Corporation, a corporation existing under the laws of Ontario (“Gennum”)) that the Tundra Shareholders (as hereinafter defined) vote in favour of the Arrangement, all subject to the terms and the conditions contained herein;

AND WHEREAS concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Parent SubCo’s willingness to enter into this Agreement, certain shareholders of Tundra are entering into a Voting Support Agreement, pursuant to which each such party has agreed, subject to the terms and conditions thereof, to support and vote in favour of the Plan of Arrangement (as hereinafter defined);

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“1933 Act” means the United States Securities Act of 1933, as amended;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Tundra and/or one or more of its wholly owned subsidiaries, any offer, communication, announcement or indication of intention, proposal or inquiry (conditional or unconditional, written or oral or otherwise) from any person or joint actors (other than Parent or any of its subsidiaries) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Tundra and its subsidiaries or 20% or more of the voting or equity securities of Tundra or any of its subsidiaries (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries; (b) any direct or indirect take-over bid, exchange offer, treasury issuance, recapitalization, liquidation, dissolution or similar transaction that, if consummated, would result in a person and its joint actors, if any, beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Tundra or any of its subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Tundra and its subsidiaries;

“Additional Reorganization” has the meaning ascribed thereto in Section 7.8(1);

“affiliate” has the meaning ascribed thereto in the CBCA;

“Agreement” means this arrangement agreement, as amended from time to time in accordance with its terms;

“Application Software” has the meaning ascribed thereto in paragraph (v)(iv) of Schedule D;

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.12 of this Agreement and Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Tundra and Parent SubCo, each acting reasonably;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, to be substantially in the form and content of Schedule A;

“Articles of Arrangement” means the articles of arrangement of Tundra in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to Tundra and Parent SubCo, each acting reasonably;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or San Jose, California;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Change in Recommendation” has the meaning ascribed thereto in Section 8.1(1)(c)(A);

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by Tundra to receive, store, process or transmit data;

“Confidentiality Agreements” means the non-disclosure agreements between Parent and Tundra dated January 23, 2009 and April 15, 2009, each as amended from time to time in accordance with their terms;

“Consideration” means the cash consideration payable to each Tundra Shareholder in accordance with the Plan of Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which a Party or any of its subsidiaries is a party or by which a Party or any of its subsidiaries is bound or affected or to which any of their properties or other assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Currency Exchange Rate” means the noon spot rate of exchange on the Effective Date for United States dollars expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by Parent SubCo to be appropriate for such purpose;

“Data Room” means the virtual data room established by Tundra, the contents of which on the date of this Agreement are set forth in the index of documents, which is appended to the Tundra Disclosure Letter;

“Depositary” means any trust company, bank or financial institution agreed to in writing among the Parties for the purpose of, among other things, distributing the Consideration to Tundra Shareholders and such amount of cash to holders of Tundra Options and Tundra RSUs as they are entitled to under the Arrangement, each in accordance with the Plan of Arrangement;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Environmental Law” means any applicable Law relating to pollution or protection of human health (including worker health and safety) or the environment, or governing the handling, use, re-use, generation, treatment, storage, transportation, disposal, recycling, manufacture, distribution, formulation, packaging, labelling, Release or threatened Release of or exposure to Hazardous Materials;

“Environmental Permit” means any permit, license, approval, consent, certificate, waiver, exemption or authorization required or issued by any Governmental Entity under or in connection with any Environmental Law;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any trade or business associate that, together with Tundra, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA;

“Exchanges” means, collectively, the TSX and NASDAQ;

“Exchange Ratio” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Fairness Opinion” means the opinion of Citigroup Global Markets Inc., the financial advisor to Tundra, to the effect that, as of the date of such opinion, the Consideration per Tundra Share to be received by the holders of such shares is fair, from a financial point of view, to such holders;

“Filing Date” has the meaning ascribed thereto in Section 2.8(3);

“Filing Time” has the meaning ascribed thereto in Section 2.8(3);

“Final Order” means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended by the Court (with the consent of Tundra and Parent SubCo, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Tundra and Parent SubCo, each acting reasonably) on appeal;

“GAAP” means Canadian generally accepted accounting principles, as in effect from time to time;

“Gennum” has the meaning ascribed thereto in the recitals hereof.

“Governmental Entity” means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body, including any tribunal, commission, stock exchange (including the Exchanges), regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and “Governmental Entities” means more than one Governmental Entity;

“Hazardous Material” means petroleum, petroleum hydrocarbons, petroleum products or petroleum byproducts, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, and polychlorinated biphenyls, and any other chemical, material, substance or waste in any amount or concentration (a) that is now or hereafter becomes defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “deleterious substances,” “dangerous goods,” “corrosive substances,” “regulated substances,” “solid wastes” or “contaminants” or words of similar import under any Environmental Law, or (b) that is otherwise regulated under or for which liability can be imposed under Environmental Law;

“In-The-Money Tundra Option” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Intellectual Property Rights” means: (a) all Canadian, United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof (“Patents”); (b) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, business methods, technical data and know how; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”); (f) all moral and economic rights of authors and inventors, however denominated, throughout the world; (g) all Web addresses, domain names and numbers, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (h) any similar or equivalent rights to any of the foregoing anywhere in the world;

“Interim Order” means the interim order of the Court in a form acceptable to Tundra and Parent SubCo, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of Tundra and Parent SubCo, each acting reasonably;

“Interim Period” has the meaning ascribed thereto in Section 5.1(1);

“IRC” means the United States Internal Revenue Code of 1986, as amended;

“Law” or “Laws” means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity or self-regulatory authority (including the Exchanges), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets;

“Licensed Tundra IP” means all Tundra IP other than the Owned Tundra IP;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, encroachments, options, rights of first refusal or first offer, occupancy rights, covenants, restrictions, encumbrances of any kind and adverse claims;

“Matching Period” has the meaning ascribed thereto in Section 7.2(5)(b);

“Material Adverse Effect” means, in respect of any Party, any fact or state of facts, circumstance, change, effect, occurrence or event which: (a) either individually is or in the aggregate are, or individually or in the aggregate would reasonably be expected to be, material and adverse to the business, operations, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of such Party and its subsidiaries, on a consolidated basis, except to the extent of any fact or state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with: (i) any change in GAAP or changes in regulatory accounting requirements applicable to the industry in which such Party operates; (ii) any change in applicable Law or interpretations thereof by any Governmental Entity; (iii) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, or market conditions or in national or global financial or capital markets; (iv) any change generally affecting the industry in which such Party operates; (v) the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners; (vi) any action taken with the prior written consent of the other Parties or which is required pursuant to this Agreement; (vii) any natural disaster; (viii) any change in the market price or trading volume of the securities of the Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the securities of the Party trade; or (ix) the failure of the Party in and of itself to meet any public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); provided, however, that with respect to clauses (i), (ii), (iii), (iv) and (vii) such matter does not have a materially disproportionate effect on such Party and its subsidiaries, taken as a whole, relative to comparable entities operating in the industry in which such Party operates, and references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Effect” has occurred; or (b) either individually or in the aggregate prevents, or individually or in the aggregate would reasonably be expected to prevent, such Party from performing its material obligations under this Agreement in any material respect;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Meeting” means the special meeting of the Tundra Shareholders, including any adjournment or postponement thereof, to be called and held to consider the Arrangement Resolution and, with the prior written consent of Parent SubCo, any other proper purpose set out in the notice of the Meeting sent to Tundra Shareholders;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“NASDAQ” means The NASDAQ Stock Market;

“NCIB” means the normal course issuer bid of Tundra announced on April 7, 2008;

“Out-Of-The-Money Tundra Option” has the meaning ascribed thereto in the form of plan of arrangement attached at Schedule B hereto;

“Outside Date” means August 31, 2009, or such later date as the Parties may agree in writing;

“Owned Tundra IP” means all Intellectual Property Rights owned by or filed in the name of Tundra or any of its subsidiaries;

“Parent Board of Directors” means the board of directors of Parent;

“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent;

“Parent SubCo Board of Directors” means the board of directors of Parent SubCo;

“Parties” means collectively, Tundra, Parent and Parent SubCo, and “Party” means any of them;

“Permitted Liens” means: (a) the reservations, limitations, provisos and conditions expressed in any original grant from the Crown and any statutory exceptions to title; (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen, carriers and others arising in the ordinary course of business in respect of the construction, maintenance, repair, or operation or storage of real or immovable, or personal or movable property; (c) easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in real or immovable property (including easements, servitudes, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) that in each case do not materially impact the use of such property as it is being used at the date hereof; (d) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent or that are being contested in good faith by appropriate proceedings; (e) zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, marketability or development of real or immovable property that in each case do not materially impact the use of such property as it is being used at the date hereof; (f) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements that in each case do not materially impact the use of such property as it is being used at the date hereof; and (g) such other imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

“person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule B hereto, and any amendments or variations thereto made in accordance with Section 9.12 hereof and Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of Tundra and Parent SubCo, each acting reasonably;

“Post-Exchange Option Value” has the meaning ascribed thereto in Section 2.7(2);

“Pre-Closing Reorganization” means any reorganization of the business, operations, capital, assets and/or corporate structure (and any related transactions) of Tundra and certain of its subsidiaries, as summarized in Schedule C hereto;

“Pre-Exchange Option Value” has the meaning ascribed thereto in Section 2.7(2);

“Proceedings” means any claim, action, suit, proceeding, arbitration, mediation or investigation, assessment or reassessment, whether civil, criminal, administrative or investigative;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early terminations, authorizations, clearances, or written confirmations of no intention to initiate legal proceedings from Governmental Entities, in each case required to consummate the transactions contemplated by this Agreement;

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, depositing, spraying, burying, abandoning, seeping, dumping or disposing of a Hazardous Material;

“Reorganization Resolution” has the meaning ascribed thereto in Section 7.8(2);

“Replacement Option” has the meaning ascribed thereto in Section 2.7(2);

“Representatives” has the meaning ascribed thereto in Section 7.2(1);

“Restricted Period” has the meaning ascribed thereto in Section 7.2(3);

“Returns” means all reports, forms, elections, declarations, designations, schedules, agreements, statements, estimates, declarations of estimated tax, information statements, returns and all other similar documents required by Law to be filed with or provided to a Governmental Entity or other person with respect to Taxes or Tax information reporting, including any claims for refunds of Taxes, and any amendments or supplements of the foregoing;

“S-8 Registration Statement” has the meaning ascribed thereto in Section 5.4(d);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario), as amended;

“Securities Authorities” means the Ontario Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada and in the United States;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial, rules and regulations and published policies thereunder and applicable U.S. Securities Laws;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“subsidiary” means “subsidiary” as defined in Section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions as in effect on the date hereof;

“Superior Proposal” means a bona fide written Acquisition Proposal not obtained in breach of Section 7.2 or in breach of any agreement between the person making the Superior Proposal and Tundra to acquire not less than 100% of the outstanding Tundra Shares (or all or substantially all of the assets of Tundra on a consolidated basis) that the Tundra Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is a transaction (a) that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is reasonably capable of being completed without significant additional delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, (b) that if consummated in accordance with its terms (but not assuming away any risk of non-completion) is on terms and conditions more favourable, from a financial point of view, to the holders of Tundra Shares than the terms and conditions of the transaction contemplated by this Agreement (after giving effect to any changes to terms of this Agreement proposed by Parent and Parent SubCo in response to such Acquisition Proposal pursuant to Section 7.2), taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, (c) that is not subject to any due diligence condition, (d) in respect of which failure to recommend such Acquisition Proposal to the Tundra Shareholders would be inconsistent with its fiduciary duties and (e) in respect of which any required financing to complete such Acquisition Proposal is reasonably likely to be obtained;

“Tax” and “Taxes” means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities of any kind imposed by any Governmental Entity, including tax instalment payments, unemployment insurance contributions and employment insurance contributions, Canada Pension Plan and provincial pension contributions (and similar foreign plans), worker’s compensation and deductions at source, taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, use, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Taxing Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes and “Taxing Authorities” means more than one Taxing Authority;

“Termination Fee” has the meaning ascribed thereto in Section 7.3(2);

“Termination Fee Event” has the meaning ascribed thereto in Section 7.3(2);

“TSX” means the Toronto Stock Exchange;

“Transactions” means, collectively, the transactions contemplated herein and in the Plan of Arrangement;

“Tundra 1995 Plan” means the Tundra Stock Option Plan dated December 15, 1995;

“Tundra 2005 Plan” means the Tundra Stock Option Plan dated December 15, 2005;

“Tundra Balance Sheet” means the consolidated balance sheet of Tundra as at April 30, 2008 and the notes thereto;

“Tundra Board of Directors” has the meaning ascribed thereto in the recitals hereof;

“Tundra Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to, among others, the Tundra Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Tundra Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Tundra to Parent and Parent SubCo;

“Tundra Employees” means employees and independent contractors of Tundra or its subsidiaries;

“Tundra Filings” means (a) the annual information form of Tundra dated July 16, 2008 for the fiscal year ended April 30, 2008, (b) the annual audited consolidated financial statements of Tundra as at and for the fiscal years ended April 30, 2008 and 2007, including the notes thereto, the management’s discussion and analysis thereof and the auditors’ report thereon, (c) the interim unaudited consolidated financial statements of Tundra as at and for the three- and nine- month periods ended February 1, 2009, including the notes thereto and the management’s discussion and analysis thereof, (d) the management proxy circular of Tundra dated July 16, 2008, (e) all material change reports filed or furnished by Tundra since April 30, 2008, and (f) all similar documents filed by Tundra after the date hereof under its profile on SEDAR;

“Tundra IP” means all Intellectual Property Rights that are used or held for use by Tundra or any of its subsidiaries;

“Tundra IP Agreements” has the meaning ascribed thereto in paragraph (u)(iv) of Schedule D;

“Tundra Leased Personal Property” has the meaning ascribed thereto in paragraph (t) of Schedule D;

“Tundra Leased Real Property” has the meaning ascribed thereto in paragraph (s)(ii) of Schedule D;

“Tundra Material Contract” means any Contract that: (a) if terminated would reasonably be expected to have a Material Adverse Effect on Tundra and its subsidiaries on a consolidated basis; (b) provides for obligations or entitlements of Tundra, or which has an economic value to Tundra or any of its subsidiaries, in excess of $300,000 in total; (c) is a Contract that contains any non-competition obligations or otherwise restricts in any material way the business of Tundra or any subsidiary of Tundra or that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of Tundra or its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (d) relates to indebtedness in excess of $300,000, or relates to the direct or indirect guarantee or assumption by Tundra or its subsidiaries (contingent or otherwise) of any payment or performance obligations of any other person in excess of $300,000; (e) is a financial risk management Contract, such as currency, commodity, interest or equity related hedge or derivative Contract; (f) relates to the disposition or acquisition by Tundra or any of its subsidiaries after the date of this Agreement of an amount of assets in excess of $300,000 or pursuant to which Tundra or any of its subsidiaries has any ownership interest in any other person or other business enterprise other than Tundra’s subsidiaries in excess of $300,000; (g) relates to the acquisition or sale by Tundra of any operating business or the capital stock or other ownership interest of any other person; or (h) that is a material shareholders, joint venture, alliance or partnership agreement;

“Tundra Option” means each outstanding option to purchase Tundra Shares granted under one of the Tundra Stock Option Plans;

“Tundra Owned Personal Property” has the meaning ascribed thereto in paragraph (t) of Schedule D;

“Tundra Owned Real Property” has the meaning ascribed thereto in paragraph (s)(i) of Schedule D;

“Tundra Permits” has the meaning ascribed thereto in paragraph (l)(i) of Schedule D;

“Tundra Plans” has the meaning ascribed thereto in paragraph (o)(i) of Schedule D;

“Tundra Restricted Share Unit Plan” means the Tundra Restricted Share Unit Plan (Cash Settled) dated October, 2007;

“Tundra RSU” means each outstanding restricted share unit granted under the Tundra Restricted Share Unit Plan;

“Tundra Shareholders” means the registered holders of the Tundra Shares;

“Tundra Shares” means the common shares in the capital of Tundra;

“Tundra Source Code” means all source code that is part of the Owned Tundra IP;

“Tundra Stock Option Plans” means the Tundra 1995 Plan and the Tundra 2005 Plan, collectively;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Securities Laws” means the 1933 Act, the 1934 Act and the rules and regulations thereunder and any applicable state blue sky laws; and

“Voting Support Agreement” means the voting support agreement dated as of the date hereof and made among, Parent, Parent SubCo and certain officers and directors of Tundra, substantially in the form of Schedule F hereto;

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, paragraphs, clauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph, clause or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day. In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and “Cdn$” or “$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of Tundra shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of Tundra required to be made shall be made in a manner consistent with GAAP.

1.7	Knowledge

In this Agreement, unless otherwise stated, references to “the knowledge of Tundra” means the actual knowledge, after reasonable internal inquiry, in their capacity as officers of Tundra and not in their personal capacity, of Daniel Hoste, David Long, Cheryl Foy, Michael Lupiano and Ed Vopni and references to “the knowledge of Parent” means the actual knowledge, after reasonable internal inquiry, in their capacity as officers of Parent and not in their personal capacity, of Ted Tewksbury, Richard Crowley and Vince Tortolano.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	–	Arrangement Resolution
Schedule B	–	Plan of Arrangement
Schedule C	–	Pre-Closing Reorganization
Schedule D	–	Representations and Warranties of Tundra
Schedule E	–	Representations and Warranties of Parent and Parent SubCo
Schedule F	–	Form of Voting Support Agreement

1.9	Other Definitional and Interpretive Provisions

(a)	References in this Agreement to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b)	The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	Any capitalized terms used in the Tundra Disclosure Letter, any exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)	References to any agreement, contract or plan are to that agreement, contract or plan as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Agreement to a person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person.

(e)	References to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

(f)	The term “made available” means that (a) copies of the subject materials were included in, and were not removed from, the Data Room at least two business days prior to the date hereof, or (b) copies of the subject materials were provided to Parent SubCo.

ARTICLE II

THE ARRANGEMENT

2.1	Arrangement

Tundra, Parent and Parent SubCo agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

Tundra agrees that as soon as reasonably practicable after the date hereof, and in any event no later than May 15, 2009, Tundra shall apply, in a manner acceptable to Parent SubCo, acting reasonably, pursuant to Section 192 of the CBCA, and in cooperation with Parent SubCo, prepare, file, and diligently pursue an application, for the Interim Order, the terms of which are reasonably acceptable to Parent SubCo, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which notice is to be provided;

(b)	that the requisite and sole approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by the Tundra Shareholders present in person or represented by proxy at the Meeting, voting as a single class;

(c)	that, in all other respects, the terms, restrictions and conditions of Tundra’s articles of amalgamation and by-laws, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)	for the grant of the Dissent Rights;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Meeting may be adjourned or postponed by Tundra on one or more occasions in accordance with the terms of this Agreement; and

(g)	for the fixing of the record date for the Meeting.

Tundra shall advise the Court of the intention of Parent to rely upon Section 3(a)(10) of the 1933 Act to issue Parent Shares to holders of Tundra Options who are resident in the United States based on the Court’s approval of the Arrangement.

2.3	The Meeting

(1)	Subject to the terms of this Agreement and the Interim Order, Tundra agrees to duly call, convene and conduct the Meeting as soon as practicable in accordance with the Interim Order, Tundra’s articles of amalgamation and by-laws and applicable Laws on or before June 19, 2009 and not to propose to adjourn or postpone or cancel or fail to hold the Meeting without the prior written consent of Parent SubCo:

(a)	except as required for quorum purposes (in which case the Meeting shall be adjourned and not cancelled) or by applicable Law or by a Governmental Entity; or

(b)	except as required under Section 7.1(2) or Section 7.2(7).

(2)	Upon request of Parent SubCo, Tundra shall adjourn or postpone the Meeting to a date specified by Parent SubCo, provided that the Meeting, so adjourned or postponed, shall not be later than 15 business days after the date on which the Meeting was originally scheduled and in any event shall not be later than the date that is five business days prior to the Outside Date.

(3)	Notwithstanding the receipt by Tundra of a Superior Proposal in accordance with Section 7.2, unless otherwise agreed to in writing by Parent SubCo or except as required by applicable Law or by a Governmental Entity, Tundra shall continue to take all commercially reasonable steps necessary to hold the Meeting and to cause the Arrangement to be voted on at the Meeting and shall not propose to adjourn or postpone the Meeting other than as contemplated by Section 2.3(1) or Section 2.3(2).

(4)	Subject to the terms of this Agreement, Tundra shall use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including by using the services of dealers and proxy solicitation services and cooperating with any persons engaged by Parent or Parent SubCo to solicit proxies in favour of the approval of the Arrangement Resolution; provided, however, if Tundra makes any Change in Recommendation in accordance with Section 7.2(9), it shall remain obligated to solicit proxies, but shall no longer be obligated to recommend approval of the Arrangement Resolution. Tundra agrees that Parent or Parent SubCo may, subject to applicable Law, at any time directly or through a soliciting dealer actively solicit proxies in favour of the Arrangement and that the Tundra Circular shall disclose that Parent and Parent SubCo may make such solicitations; provided that in exercising such rights, Parent and Parent SubCo and its agents shall obtain the prior written approval of Tundra, such approval not to be unreasonably withheld or delayed.

(5)	Tundra shall consult with Parent SubCo in fixing the date of the Meeting and allow Parent and Parent SubCo’s representatives and legal counsel to attend the Meeting.

2.4	Tundra Circular

(1)

Promptly after the execution of this Agreement, Tundra shall prepare and complete the Tundra Circular together with any other documents required by the CBCA, Securities Laws and other applicable Laws and the rules and policies of the Exchanges in connection with the

Meeting and the Arrangement, and Tundra shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Tundra Circular and other documentation required in connection with the Meeting to be filed and to be sent to each Tundra Shareholder and other persons as required by the Interim Order and applicable Laws, in each case so as to permit the Meeting to be held within the time required by Section 2.3(1).

(2)	Tundra shall ensure that the Tundra Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Tundra Circular shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made and shall provide the Tundra Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting. Subject to Section 7.2(9), the Tundra Circular shall include the unanimous recommendation (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum) of the Tundra Board of Directors that the Tundra Shareholders vote in favour of the Arrangement Resolution and shall include a copy of the Fairness Opinion. Tundra shall use reasonable efforts to obtain any necessary consents from any of its auditors or other advisors to the use of any financial or other expert information required to be included in the Tundra Circular.

(3)	Tundra shall ensure that the Tundra Circular provides notice of, and advises Tundra Shareholders of their right to attend, the Court hearing of Tundra’s application for the Final Order.

(4)	Parent SubCo and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Tundra Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by Parent SubCo and its counsel, provided that all information relating solely to the Parent or Parent SubCo included in the Tundra Circular shall be in form and content satisfactory to Parent SubCo, acting reasonably.

(5)	Parent SubCo shall furnish to Tundra all such information relating solely to Parent SubCo, Parent and the Parent Shares, including any pro forma financial statements prepared in accordance with applicable Laws, as may be reasonably required by Tundra to comply with Securities Laws in the preparation of the Tundra Circular and other documents related thereto, and Parent SubCo shall ensure that no such information provided by Parent and Parent SubCo specifically for inclusion in the Tundra Circular shall contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Tundra Circular in order to make any information so furnished by Parent SubCo not misleading in light of the circumstances in which it is disclosed. Parent SubCo shall use reasonable efforts to obtain any necessary consents from any of its or Parent’s auditors or other advisors to the use of any financial or other expert information required to be included in the Tundra Circular.

(6)

Each of Tundra and Parent SubCo shall promptly notify each other if at any time before the Effective Date it becomes aware that the Tundra Circular does not comply in all material respects with all applicable Laws, including that the Tundra Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Tundra Circular, and the Parties shall cooperate in the preparation of any amendment or supplement to the Tundra Circular, as required or appropriate, and Tundra shall, if required by the Court or applicable Laws, promptly mail or otherwise publicly disseminate any amendment or supplement to the Tundra Circular to the Tundra Shareholders and file the same with the Securities Authorities and as otherwise required.

2.5	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, Tundra shall as soon as reasonably practicable thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA.

2.6	Court Proceedings

Subject to the terms and conditions of this Agreement, Parent SubCo shall cooperate with, assist and consent to Tundra seeking the Interim Order and the Final Order, including by providing to Tundra on a timely basis any information required to be supplied by Parent SubCo concerning Parent and Parent SubCo in connection therewith. Tundra shall provide legal counsel to Parent SubCo with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, shall give reasonable consideration to all such comments and shall accept the reasonable comments of Parent SubCo and its legal counsel with respect to any such information required to be supplied by Parent SubCo and included in such material. In addition, Tundra shall not object to legal counsel to Parent and Parent SubCo making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Tundra is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement, the agreements contemplated hereby and the Plan of Arrangement. Tundra shall also provide legal counsel to Parent SubCo on a timely basis with copies of any notice of appearance, proceedings and evidence served on Tundra or its legal counsel in respect of the motion for the Interim Order or the application for the Final Order or any appeal therefrom.

2.7	Treatment of Tundra Options and Tundra RSUs

(1)	In accordance with the Plan of Arrangement, at the Effective Time, Tundra shall accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each unexercised In-The-Money Tundra Option, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in the Plan of Arrangement, and subject to (for greater certainty) applicable withholdings in accordance with Section 2.9, shall be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra equal to the product obtained by multiplying the number of Tundra Shares underlying such In-The-Money Tundra Option by the amount by which the Consideration per Tundra Share exceeds the exercise price of such In The-Money Tundra Option. Each unexercised In-The-Money Tundra Option issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled.

(2)

In accordance with the Plan of Arrangement, at the time specified therein, each Out-Of The- Money Tundra Option, without any further action on behalf of any holder of such Out-Of- The-Money Tundra Option, shall be exchanged into an option (a “Replacement Option”) to purchase from Parent the number of Parent Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The Money Tundra Option shall immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange, and each such exchanged Out-Of-The-Money Tundra Option shall be immediately cancelled. For each Out-Of-The- Money Tundra Option, such Replacement Option shall provide for an exercise price per

Parent Share (rounded up to the nearest whole cent) in United States dollars equal to (i) the quotient obtained by dividing (x) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (y) the Exchange Ratio, divided by (ii) the Currency Exchange Rate and, except as otherwise set out in the Plan of Arrangement, each Out-Of-The-Money Tundra Option shall continue to be governed by the terms and conditions of the applicable Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule), with any adjustments deemed to be made thereto as are necessary to ensure consistency with the provisions of the Plan of Arrangement.

Notwithstanding the above provisions of this Section 2.7(2),

(a)	with respect to any Out-Of-The-Money Tundra Option, if the Parent Board of Directors determine in good faith that the excess of the aggregate fair market value of the Parent Shares subject to the Replacement Option immediately after the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to the Replacement Option (such excess, referred to as the “Post-Exchange Option Value”) would otherwise exceed the excess of the aggregate fair market value of the Tundra Shares subject to such Tundra Option immediately before the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to such Tundra Option (such excess, referred to as the “Pre- Exchange Option Value”), the previous provisions in this Section 2.7(2) shall be modified, but only to the extent necessary and in a manner that does not otherwise adversely affect the holder of the Replacement Option, so that the Post-Exchange Option Value does not exceed the Pre-Exchange Option Value; and

(b)	with respect only to an Out-Of-The-Money Tundra Option that is held by a resident of the United States, the exercise price and the number of Parent Shares subject to a Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the IRC; provided, further, that in the case of any such Out-Of-The-Money Tundra Option which was an incentive stock option (as defined in Section 422 of the IRC) immediately prior to the Effective Time, the exercise price, the number of Parent Shares and the terms and conditions of the Replacement Option shall be determined in a manner consistent with the requirements of Section 424(a) of the IRC.

(3)	In accordance with the Plan of Arrangement, notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, and without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in the Plan of Arrangement, at the time specified in the Plan of Arrangement, Tundra shall accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra shall, subject to (for greater certainty) applicable withholdings in accordance with Section 2.9, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in settlement of each such Tundra RSU.

(4)	Tundra shall take all necessary actions to provide the holders of Tundra Options and Tundra RSUs with any applicable notice required by the Tundra Stock Option Plans and/or the Tundra Restricted Share Unit Plan. As soon as practicable after the Effective Time, Parent shall deliver or cause to be delivered to the holders of Replacement Options appropriate notice setting forth such holders’ rights pursuant to such Replacement Options.

(5)	Prior to the Effective Time, the Tundra Board of Directors shall take all necessary action required by, and in accordance with, the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan in order to give effect to Sections 2.7(1), 2.7(2), 2.7(3) and 2.7(4).

(6)	Other than in accordance with Section 2.7(1), Tundra shall not accelerate the vesting of any Tundra Stock Options.

2.8	Articles of Arrangement and Effective Date

(1)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule B and any amendments or variations thereto made in accordance with Section 9.12 and the terms thereof or made at the direction of the Court in the Final Order with the consent of Tundra and Parent SubCo, each acting reasonably.

(2)	On the later of June 30, 2009 and the second business day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article VI, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by Tundra with the Director.

(3)	Subject to the terms hereof, Tundra shall specify in writing the date the Articles of Arrangement are to be filed (the “Filing Date”) on no less than two business days’ notice to Parent SubCo, which notice shall also indicate the time on the Filing Date that Tundra intends to file the Articles of Arrangement with the Director (the time so indicated, the “Filing Time”).

(4)	From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law. The closing of the transactions contemplated hereby shall take place on the Effective Date at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California or at such other location as may be agreed upon by the Parties.

2.9	Tax Withholdings

Parent, Parent SubCo, Tundra and the Depositary shall be entitled to deduct and withhold from any amounts payable to any person pursuant to this Agreement and under this Plan of Arrangement, such amounts as Parent, Parent SubCo, Tundra or the Depositary determines, each acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the IRC or any provision of any other applicable Law. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to such person in respect of which such deduction and withholding were made.

2.10	Adjustments to Consideration

If, on or after the date hereof, Tundra declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Tundra Shares, or sets a record date therefor that is prior to the Effective Date, then the Consideration shall be adjusted to reflect such dividend or other distribution by way of a reduction to the Consideration by an amount equal to the value of such dividend or other distribution.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TUNDRA

3.1	Representations and Warranties of Tundra

Except as disclosed in the Tundra Disclosure Letter, Tundra hereby represents and warrants to and in favour of Parent and Parent SubCo as set forth in Schedule D and acknowledges that Parent and Parent SubCo are relying upon such representations and warranties in connection with the entering into of this Agreement.

3.2	Tundra Disclosure Letter

Contemporaneously with the execution and delivery of this Agreement, Tundra is delivering to Parent and Parent SubCo the Tundra Disclosure Letter required to be delivered pursuant to this Agreement, which sets out the disclosures, exceptions and exclusions contemplated or permitted by this Agreement, including certain exceptions and exclusions to the representations and warranties and covenants of Tundra contained in this Agreement. The disclosure of any item in the Tundra Disclosure Letter shall constitute disclosure or, as applicable, exclusion of that item for the Tundra Disclosure Letter where the relevance of that item as an exception to (or a disclosure for the purposes of) the applicable representations and warranties and covenants is reasonably apparent. Tundra shall be permitted to include an express cross-reference to an item in the Tundra Filings in the Tundra Disclosure Letter so long as the information provided in the Tundra Disclosure Letter is meaningful and not misleading and further provided that no qualification or disclosure shall be made by reference to the risk factors or forward-looking statements sections of the Tundra Filings.

3.3	Survival of Representations and Warranties of Tundra

The representations and warranties of Tundra contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUBCO

4.1	Representations and Warranties of Parent and Parent SubCo

Parent and Parent SubCo hereby represent and warrant to and in favour of Tundra as set forth in Schedule E and acknowledge that Tundra is relying upon such representations and warranties in connection with the entering into of this Agreement.

4.2	Survival of Representations and Warranties of Parent and Parent SubCo

The representations and warranties of Parent and Parent SubCo contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE V

COVENANTS OF TUNDRA, PARENT AND PARENT SUBCO

5.1	Covenants of Tundra Regarding the Conduct of Business

(1)

Tundra covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms (the “Interim Period”), except (a) as required or permitted by this Agreement,

(b) as required by applicable Law or by a Governmental Entity, or (c) with the prior written consent of Parent SubCo, such approval not to be unreasonably withheld, Tundra shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Except as contemplated hereby or with the prior written consent of Parent SubCo, Tundra shall, and shall ensure that each of its subsidiaries shall, use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets, to keep available the services of its employees and to maintain satisfactory relationships with others having business relationships with Tundra and its subsidiaries and shall not make any material change in the business, assets, liabilities, operations, insurance, capital or affairs of Tundra and its subsidiaries. Tundra shall comply in all material respects with all applicable Laws affecting the operation of the business of Tundra and its subsidiaries.

(2)	During the Interim Period, except (a) as required or permitted by this Agreement or (b) as required by applicable Law or by a Governmental Entity, Tundra shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, other than with the prior written consent of Parent SubCo:

(a)	amend its articles, by-laws or, in the case of any subsidiary which is not a corporation, its similar organizational documents;

(b)	other than dividends in the ordinary course of business consistent with past practice, declare, set aside or pay any dividend on, or other distribution or payment (whether in cash, shares or property) in respect of, any Tundra Shares;

(c)	amend the terms of any of its securities or split, combine, subdivide or reclassify any shares of Tundra;

(d)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any securities of Tundra or any of its subsidiaries, including in connection with its NCIB;

(e)	issue, grant, deliver, sell, encumber, or pledge or authorize or agree to issue, grant, deliver, sell, encumber, or pledge any shares of Tundra or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Tundra or its subsidiaries or any other ownership interest (including any phantom interest or other right linked to any shares of Tundra or its subsidiaries in any manner) other than: (i) the issuance of Tundra Shares on the exercise of Tundra Options outstanding on the date hereof under the Tundra Stock Option Plans, provided that any such exercise is not in violation of the Voting Support Agreement or (ii) the issuance of any shares of capital stock of any wholly-owned subsidiary of Tundra to any other wholly-owned subsidiary of Tundra;

(f)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation, reorganization or winding-up of Tundra or any of its subsidiaries or reorganize, amalgamate or merge Tundra or any of its subsidiaries with any other person;

(g)	manage accounts receivable other than in the ordinary course of business in a manner comparable to the management of accounts receivable in the 12 months preceding the date hereof;

(h)	subject to subsection (i), sell, pledge, lease, dispose of, encumber or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having a value, individually or in the aggregate, that exceeds $250,000, other than in respect of obsolete, damaged or destroyed assets or sales of inventory, in each case in the ordinary course of business consistent with past practice;

(i)	sell, pledge, lease, dispose of, encumber or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses of Silicon Logic Engineering Inc., other than in respect of sales of inventory and products and licenses of software in the ordinary course of business consistent with past practice;

(j)	acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any person or division thereof, or make any investment either by the purchase of securities or contributions of capital (other than to wholly-owned subsidiaries);

(k)	acquire any material property or assets of any other person except for purchases of raw materials and inventory in the ordinary course of business consistent with past practice;

(l)	make capital expenditures that, together with capital expenditures made or committed to be made since November 3, 2008, are in the aggregate in excess of $250,000;

(m)	make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in, to or in any other person, other than Tundra or any wholly-owned subsidiary of Tundra;

(n)	pay, discharge or satisfy any claims, liabilities or obligations (including prepay any long-term indebtedness before its scheduled maturity) other than the payment, discharge or satisfaction of liabilities or obligations reflected or reserved against in Tundra’s most recent financial statements or made in the ordinary course of business consistent with past practice;

(o)	create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or any other liability or obligation of a financial nature other than in the ordinary course of business consistent with past practice, or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, on a per transaction or series of related transactions basis, or make any loans or advances other than indebtedness owing by one wholly-owned subsidiary of Tundra to Tundra or any wholly-owned subsidiary of Tundra to another wholly-owned subsidiary of Tundra in the ordinary course of business consistent with past practice;

(p)

except as may be required by applicable Law, the terms of any existing Tundra Plan or collective bargaining agreement or any existing agreement in writing: (i) take any action with respect to the grant or increase of any severance, change of control, bonus, retention, retirement, or termination pay to (or amend any existing arrangement with) any Tundra Employee, director or officer of Tundra or any of its subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies or employment agreements with any current or former director or officer of Tundra or any of its subsidiaries; (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Tundra Employee, director or officer of Tundra or any of its subsidiaries; (iv) increase compensation, bonus levels or other benefits, in any form, payable to any Tundra Employee, director or officer of Tundra or any of its subsidiaries; (v) grant any general salary increase except in the ordinary course of business consistent with past practice; (vi) loan or advance money or other property by Tundra or its subsidiaries to any of their present or former directors, officers or Tundra Employees; (vii) establish, adopt, enter into, amend or terminate any Tundra Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Tundra Plan if it were in existence as of the date hereof) or collective bargaining agreement; (viii) grant any equity or equity-based awards or accelerate the vesting of any equity-based award, other than the acceleration of the vesting of the In-The-Money Tundra Options and Tundra RSUs in accordance with Section 2.7(1) and Section 2.7(3), respectively; (ix) increase, or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution (including voluntary contributions) under any Tundra Plan; (x) make any voluntary contribution to any Tundra Plan; or (xi) terminate any Tundra Employee;

(q)	hire any employee except for (i) the replacement of any current employee whose employment with Tundra or any subsidiary is terminated for any reason, including resignation (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated or resigned employee) and (ii) a new employee who does not replace any current employee pursuant to clause (i) above (A) whose annual noncontingent cash compensation and bonus payments does not exceed, in the aggregate, $150,000 and (B) whose annual noncontingent cash compensation and annual bonus payments, when aggregated with the annual noncontingent cash compensation and annual bonus payments of all other such new employees, does not exceed $500,000;

(r)	waive, release, assign, settle or compromise any Proceeding in a manner that could require a payment by, or release another person of an obligation to, Tundra or any of its subsidiaries of $100,000 individually, or $250,000 in aggregate, or could reasonably be expected to have a Material Adverse Effect on Tundra or to adversely affect in any material respect the ability of Tundra to complete the Transactions;

(s)	enter into any Contract which would be a Tundra Material Contract if in existence on the date hereof (other than the renewal of a Contract in existence on the date hereof on terms materially consistent with terms in existence on the date hereof) or terminate, fail to renew, cancel, waive, release, assign, grant or transfer any rights of material value or amend, modify or change in any material respect any existing Tundra Material Contract;

(t)	enter into any agreement or arrangement that limits or otherwise restricts Tundra or any of its subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict Tundra or any of its subsidiaries, from competing in any manner in any location or with any person, other than in connection with the renewal or extension of any existing agreements, licenses or arrangements on substantially similar terms;

(u)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Tundra Permits;

(v)	make any change in the methods of accounting of Tundra or any of its subsidiaries, except as required by GAAP;

(w)	(i) change in any respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of its Returns for the taxation year ending April 30, 2008 and its Tundra filings except as may be required by applicable Law or GAAP, (ii) make or revoke any material election relating to Taxes or amend any material Returns, (iii) settle, compromise or agree to the entry of judgment with respect to any Proceeding relating to Taxes, (iv) enter into any Tax sharing, Tax allocation or Tax indemnification agreement, (v) make a request for a Tax ruling to any Taxing Authorities, (vi) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment, or (v) take any action or enter into any transaction, other than a transaction contemplated by this Agreement including the Pre-Closing Reorganization or any Additional Reorganization requested by Parent SubCo pursuant to Section 7.8 hereof, that would reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Parent SubCo, its successors and its Affiliates in respect of the non-depreciable capital properties owned by Tundra and its subsidiaries (including, for the avoidance of doubt, any subsidiaries of Tundra or partnerships formed in connection with the Pre-Closing Reorganization or any Additional Reorganization);

(x)	except in accordance with Sections 7.2, 7.3 and 7.4, enter into any transaction or perform any act that could reasonably be expected to interfere with, delay or be inconsistent with the consummation of the Transactions or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any respect any of Tundra’s representations and warranties set forth in this Agreement;

(y)	approve, adopt or implement a shareholder rights plan or similar poison pill arrangement; or

(z)	agree, announce, resolve or commit to do any of the foregoing.

(3)	During the Interim Period, Tundra shall and shall ensure that its subsidiaries shall use their commercially reasonable efforts to cause the current insurance (or reinsurance) policies of Tundra and its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse or change, unless simultaneously with such termination, cancellation, lapse or change, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage similar to or greater than the coverage under the cancelled, terminated, lapsed or changed policies are in full force and effect; provided that none of Tundra or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months from the date hereof.

5.2	Covenants of Tundra Regarding the Performance of Obligations

Subject to Section 7.2, Tundra shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by Tundra or any of its subsidiaries under this Agreement, and co-operate with Parent SubCo in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, Tundra shall and, where appropriate, shall cause its subsidiaries to:

(a)	use commercially reasonable efforts to obtain the requisite approvals of the Tundra Shareholders to the Arrangement Resolution including participating in presentations to Tundra Shareholders and submitting the Arrangement Resolution for approval by the Tundra Shareholders at the Meeting in accordance with Section 2.3(1), except to the extent that the Tundra Board of Directors has withdrawn, modified or qualified its recommendation to Tundra Shareholders in accordance with the terms of this Agreement;

(b)	advise Parent SubCo as reasonably requested, and on a daily basis commencing five business days prior to the Meeting, as to the aggregate tally of the proxies and votes received in respect of the Meeting and all matters to be considered at such Meeting;

(c)	promptly advise Parent SubCo of any written notice of dissent or purported exercise by any Tundra Shareholder of Dissent Rights received by Tundra in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Tundra and, subject to applicable Laws, any written communications sent by or on behalf of Tundra to any Tundra Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and Tundra shall not make any payment or settlement offer, or agree to any such settlement, prior to the Effective Time with respect to any such notice of dissent or purported exercise of Dissent Rights unless Parent SubCo shall have given its prior written consent to such payment, settlement offer or settlement, as applicable;

(d)	promptly advise Parent SubCo orally and, if then requested, in writing of any event, change or development that has a Material Adverse Effect in respect of Tundra or resulted in any material adverse change in any fact set forth in the Tundra Disclosure Letter;

(e)	promptly advise Parent SubCo orally and, if then requested, in writing of any event, change or development occurring subsequent to that date hereof that, if made on or as of the date of such event or the Effective Date, would breach, or might reasonably be expected to breach, any representation or warranty or cause a failure to perform any covenant or agreement on the part of Tundra set forth in this Agreement;

(f)	furnish promptly to Parent SubCo a copy of each notice, report, schedule or other document or communication delivered or filed by Tundra in connection with the Arrangement or the Meeting with any Governmental Entity;

(g)	oppose any injunction or restraining or other order seeking to stop, or otherwise adversely affecting Tundra’s ability to consummate, the Arrangement and defending, or causing to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the Arrangement and the transactions contemplated hereby;

(h)	use commercially reasonable efforts to assist in effecting the resignations of the Tundra directors and cause them to be replaced following the issuance of the Articles of Arrangement but as of the Effective Date by persons nominated by Parent SubCo;

(i)	at the request of Parent SubCo, use commercially reasonable efforts to obtain all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments and modifications to the Tundra Material Contracts and the other Contracts identified by Parent SubCo (i) in connection with, or required to permit, the completion of the Arrangement and the Transactions and (ii) required to maintain the Tundra Material Contracts and the other Contracts identified by Parent SubCo in full force and effect following completion of the Arrangement, in each case on terms that are reasonably satisfactory to Parent SubCo, and without paying, and without committing itself or Parent SubCo to pay any consideration or incur any liability or obligation to or in respect of any other such party without the prior written consent of Parent SubCo;

(j)	at Parent SubCo’s request, execute all documents, take all oaths and do all reasonable acts to enable Parent SubCo, its successors, assigns and legal representatives to procure and maintain patent or any other intellectual property protection for Owned Tundra IP in any and all countries and to vest title thereto to Parent SubCo, its successors, assigns and legal representatives following the issuance of the Articles of Arrangement but as of the Effective Date;

(k)	provide, on a timely basis, all reasonable cooperation as may be reasonably requested by Parent SubCo to promote the Arrangement with the holders of Parent Shares, including participation in investor meetings upon reasonable notice;

(l)	provide, on a timely basis, all reasonable cooperation in connection with any dealings by Parent or Parent SubCo with any Taxing Authority or Governmental Entity with oversight of any Tax matters concerning any element of the Transactions (including, without limitation, any element that may be effected after the Effective Time by Parent or Parent SubCo) as may be requested by Parent SubCo;

(m)	unless otherwise directed by Parent SubCo, at least five business days prior to the Effective Time, take any and all actions required to terminate each Tundra Plan qualified under Section 401(a) of the IRC and containing an IRC Section 401(k) cash or deferred arrangement as of a date no later than one day prior to the Effective Time, which actions shall include providing to Parent SubCo executed resolutions terminating such plan(s);

(n)	provide lists of beneficial and registered holders of Tundra Shares and any geographical reports prepared by its transfer agent and a list of holders of Tundra Options (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date), as well as a security position listing from each depositary, including CDS Clearing and Depository Services Inc., and deliver any such lists to Parent SubCo promptly following the date hereof and promptly deliver to Parent SubCo upon demand thereafter supplemental lists setting out changes thereto;

(o)	reasonably cooperate with and assist, and cause its representatives to reasonably cooperate with and assist, Parent in the preparation of the S-8 Registration Statement; and

(p)	promptly after execution of this Agreement, take all steps necessary or desirable to cancel the special meeting of Tundra Shareholders called for May 8, 2009 in respect of the proposed transaction between Tundra and Gennum, and to terminate any solicitation of proxies in connection therewith.

5.3	Covenants of Parent and Parent SubCo Regarding the Conduct of Business

During the Interim Period, except (a) as required or permitted by this Agreement or (b) as required by applicable Law or by a Governmental Entity, Parent and Parent SubCo shall not other than with the prior written consent of Tundra, which consent shall not be withheld unreasonably:

(a)	enter into any transaction or perform any act that could reasonably be expected to interfere with, delay or be inconsistent with the consummation of the Transactions or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality qualification already contained within such representation or warranty) in any material respect any of Parent’s or Parent SubCo’s representations and warranties set forth in this Agreement;

(b)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or winding-up of Parent or Parent SubCo; or

(c)	agree, announce, resolve or commit to do any of the foregoing.

5.4	Covenants of Parent and Parent SubCo Regarding the Performance of Obligations

Parent and Parent SubCo shall, and Parent shall cause its subsidiaries to, perform all obligations required or desirable to be performed by Parent, Parent SubCo or any of Parent’s subsidiaries under this Agreement, cooperate with Tundra in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, Parent and Parent SubCo shall and where appropriate Parent shall cause its subsidiaries to:

(a)	furnish promptly to Tundra a copy of each notice, report, schedule or other document or communication delivered or filed by Parent or Parent SubCo in connection with the Arrangement or the Meeting with any Governmental Entity;

(b)	oppose any injunction or restraining or other order seeking to stop, or otherwise adversely affecting Parent’s or Parent SubCo’s ability to consummate, the Arrangement and defending, or causing to be defended, any Proceedings to which either entity is a party or brought against either entity or their directors or officers challenging this Agreement or the consummation of the Arrangement and the transactions contemplated hereby; and

(c)	promptly advise Tundra orally and, if then requested, in writing of any event, change or development occurring subsequent to the date hereof that, if made on or as of the date of such event or the Effective Date, would breach any representation or warranty or cause a failure to perform any covenant or agreement on the part of Parent or Parent SubCo set forth in this Agreement;

(d)

within 15 business days after the Effective Time, file a registration statement on Form S-8 (the “S-8 Registration Statement”) with the SEC to register the Parent Shares to be issued from time to time after the Effective Time upon exercise of

Replacement Options issued pursuant to the terms of this Agreement and the Plan of Arrangement; Parent shall use commercially reasonable efforts to maintain the effectiveness of the S-8 Registration Statement for so long as Replacement Options remain outstanding; and

(e)	prior to or in connection with the Effective Time, submit to NASDAQ a notification of additional shares with respect to Parent Shares to be issued upon the due exercise of the Replacement Options.

5.5	Mutual Covenants

(1)	Subject to the terms and conditions of this Agreement, each of the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions as soon as practicable, including:

(a)	using, and in the case of Tundra, causing its subsidiaries to use, commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article VI to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement;

(b)	carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements which applicable Laws may impose on it or its subsidiaries with respect to the transactions contemplated hereby;

(c)	preparing and filing as promptly as practicable, and in any event prior to the expiration of any legal deadline, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using their commercially reasonable efforts to obtain and maintain such Regulatory Approvals;

(d)	not taking any action, or permitting any action to be taken or reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Arrangement or to prevent or materially delay the completion of the transactions contemplated under this Agreement (including the satisfaction of any condition set forth in Article VI) or any Regulatory Approval, in each case, except as specifically permitted by this Agreement; and

(e)	taking any action required to be taken under any applicable Securities Laws in connection with the Parent Shares to be issued from time to time after the Effective Time upon exercise of Replacement Options issued pursuant to the terms of this Agreement and the Plan of Arrangement; provided, however, that no Party shall be required by reason of the foregoing to register or qualify as a foreign corporation or reporting issuer in any jurisdiction where such Party is not now so registered or qualified.

(2)

The Parties shall cooperate in the preparation of any application for the Regulatory Approvals and any other orders, clearances, consents, rulings, exemptions, no-action letters and approvals reasonably deemed by Parent, Parent SubCo or Tundra to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable

Laws in connection with the Arrangement and this Agreement. In connection with the foregoing, each Party shall furnish, on a timely basis, all information as may be reasonably required by another Party or by any Governmental Entity to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing shall contain a misrepresentation.

(3)	Each Party shall consult with, and consider in good faith any suggestions or comments made by, any other Party with respect to the documentation relating to the Regulatory Approvals process, provided that, to the extent any such document contains any information or disclosure relating to a Party or any affiliate of a Party, such Party shall have approved such information or disclosure prior to the submission or filing of any such document (which approval shall not be unreasonably withheld or delayed).

(4)	Subject to applicable Laws, the Parties shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement, and each Party shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Parties in advance and, to the extent not precluded by such Governmental Entity, gives the other Parties the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings. Notwithstanding the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with any other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that external legal counsel to Parent SubCo and Tundra shall receive non-redacted versions of drafts or final submissions, filings or other written communications to any Governmental Entity on the basis that the redacted information shall not be shared with their respective clients. The Parties shall request that the Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approvals.

(5)	Each of Parent SubCo and Tundra shall promptly notify the other if at any time before the Effective Time it becomes aware that:

(a)	any application for a Regulatory Approval or other filing under applicable Laws made in connection with this Agreement, the Arrangement or the transactions contemplated herein contains a misrepresentation; or

(b)	any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated herein which has been obtained contains or reflects or was obtained following submission of any application, filing, document or submission as contemplated herein that contained a misrepresentation, such that an amendment or supplement to such application, filing, document or submission or order, clearance, consent, ruling, exemption, no-action letter or approval may be necessary or advisable. In such case, the Parties shall cooperate in the preparation of such amendment or supplement as required.

(6)	Notwithstanding anything in this Agreement to the contrary, if any objections are asserted with respect to the Transactions under any applicable Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the Transactions as violative of or not in compliance with the requirements of any applicable Law, the Parties shall use their reasonable best efforts consistent with the terms hereof to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

5.6	Cash Deposit

Tundra shall take all action to ensure that it shall have, 48 hours prior to the Effective Time and immediately prior to the Effective Time (including amounts transferred to the Depositary as required by the Plan of Arrangement), in cash not less than the sum of the amounts contemplated for payment by Tundra for the Tundra Options and Tundra RSUs under Sections 3.1(1) and 3.1(2) of the Plan of Arrangement. In connection with the completion of the Plan of Arrangement and as set forth in the Plan of Arrangement, at or before the Effective Time, Tundra will deposit or cause to be deposited with the Depositary the aggregate money required for payments in respect of the In-The-Money Tundra Options pursuant to Section 3.1(1) of the Plan of Arrangement and the aggregate money required for the payments in respect of the Tundra RSUs pursuant to Section 3.1(2) of the Plan of Arrangement.

5.7	Public Communications

Subject to Section 2.4, no Party shall, and each shall cause its respective representatives not to, issue any press release or otherwise make any disclosure relating to this Agreement or the Arrangement without the consent of the other Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to Tundra’s, Parent’s and Parent SubCo’s overriding obligation to make any disclosure or filing required under applicable Laws, and in such circumstances Tundra, Parent or Parent SubCo, as applicable, shall use reasonable best efforts to give prior oral or written notice to the other Parties and reasonable opportunity for such Parties and its legal counsel to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

5.8	Deliveries

(a)	In connection with the Effective Time, Tundra shall deliver to Parent SubCo: (a) a certificate of compliance for Tundra issued pursuant to the CBCA dated within two days prior to the Effective Date; (b) a certified copy of the resolutions of the Tundra Board of Directors and the Tundra Shareholders approving the Transactions; (c) a certified copy of Tundra’s constating documents; and (d) such other documents relating to the transactions contemplated by this Agreement as Parent SubCo may reasonably request.

(b)	In connection with the Effective Time, Parent shall deliver to Tundra: (a) a good standing certificate for Parent issued by the Secretary of State of the State of Delaware dated within two days prior to the Effective Date; (b) a certified copy of the resolutions of the Parent Board of Directors approving the Transactions; (c) a certified copy of Parent’s certificate of incorporation and bylaws; and (d) such other documents relating to the Transactions as Tundra may reasonably request.

(c)

In connection with the Effective Time, Parent SubCo shall deliver to Tundra: (a) a certificate of compliance for Parent SubCo issued pursuant to the CBCA dated within two days prior to the Effective Date; (b) a certified copy of the resolutions of the Parent SubCo Board of Directors approving the Transactions; (c) a certified copy of

Parent SubCo’s constating documents; and (d) such other documents relating to the Transactions as Tundra may reasonably request.

ARTICLE VI

CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement and the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been duly approved by the Tundra Shareholders at the Meeting in accordance with the Interim Order and applicable Law;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or materially modified in a manner unacceptable to Tundra, Parent or Parent SubCo, each acting reasonably, on appeal or otherwise;

(c)	no applicable Law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Tundra, Parent or Parent SubCo from consummating the Arrangement or the other transactions contemplated by this Agreement;

(d)	no Proceeding shall be pending or overtly threatened by or before any Governmental Entity seeking an injunction, judgment, decree or other order to prevent or challenge the consummation of the Arrangement or the other transactions contemplated by this Agreement; and

(e)	this Agreement shall not have been terminated in accordance with its terms.

6.2	Additional Conditions Precedent to the Obligations of Parent and Parent SubCo

The obligations of Parent and Parent SubCo to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Parent and Parent SubCo and may be waived by Parent and Parent SubCo):

(a)	Tundra shall have performed or complied: (i) in all material respects with all agreements and covenants required by this Agreement (other than Section 5.l(2)(e), Section 5.1(2)(h) and Section 7.2) to be performed or complied with by Tundra at or prior to the Effective Time; (ii) in all respects with Section 5.l(2)(e), Section 5.1(2)(h) and Section 7.2 at and prior to the Effective Time; and (iii) Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)

the representations and warranties of Tundra set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the date hereof and as of the Effective

Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect (other than the representations and warranties contained in paragraphs (b), (d), (e), (i), (u), (w)(i),(ii),(iv),(v) and (vi), (aa), (cc), (nn), (oo) and (pp) of Schedule D), and Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(c)	the representations and warranties of Tundra set forth in paragraphs (b), (d), (e), (i)(i),(iii),(iv),(v),(vii) and (viii), (u) (other than the representations and warranties of Tundra set forth in paragraphs (u)(ii) and (u)(xii)), (w)(i),(ii),(iv),(v) and (vi), (aa), (cc), (nn), (oo) and (pp) of Schedule D shall be true and correct in all respects, as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(d)	the representations and warranties of Tundra set forth in paragraphs (i)(ii), (i)(vi), (u)(ii) and (u)(xii) of Schedule D shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, and Parent and Parent SubCo shall have received a certificate of Tundra addressed to Parent and Parent SubCo and dated the Effective Date, signed on behalf of Tundra by two senior executive officers of Tundra (on Tundra’s behalf and without personal liability), confirming the same as of the Effective Date;

(e)	since the date hereof, there shall not have been or occurred a Material Adverse Effect in respect of Tundra;

(f)	the aggregate number of Tundra Shares held, directly or indirectly, by those holders of such shares who have validly exercised Dissent Rights and not withdrawn such exercise in connection with the Arrangement (or instituted proceedings to exercise Dissent Rights) shall not exceed 5% of the aggregate number of Tundra Shares outstanding immediately prior to the Effective Time;

(g)	the Plan of Arrangement shall not have been amended, modified or supplemented (A) by Tundra without Parent SubCo’s written consent or (B) by approval or direction of the Court without the written consent of Parent SubCo, acting reasonably;

(h)

the number of issued and outstanding Tundra Shares as of the Effective Time shall not exceed 19,326,053, excluding any Tundra Shares issued following the date hereof pursuant to the exercise of any Tundra Options issued and outstanding on the date hereof, and no Tundra Options other than those set out in Section 3 of the Tundra Disclosure Letter, shall have been issued and outstanding (whether vested or unvested) and there shall be no other options, warrants conversion privileges, equity- based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Tundra of any shares or other securities of Tundra or any of its subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of, any shares or other securities of Tundra or any of its subsidiaries; and

(i)	the Tundra Board of Directors shall have taken all necessary action required by, and in accordance with, the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan in order to give effect to Section 2.7.

6.3	Additional Conditions Precedent to the Obligations of Tundra

The obligations of Tundra to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Tundra and may be waived by Tundra):

(a)	all covenants of Parent and Parent SubCo under this Agreement to be performed on or before the Effective Time shall have been duly performed, in all material respects, by Parent and Parent SubCo respectively, and Tundra shall have received a certificate of Parent and Parent SubCo, addressed to Tundra and dated the Effective Date, signed on behalf of Parent by two senior executive officers (on Parent’s behalf and without personal liability) and on behalf of Parent SubCo by two officers (on Parent SubCo’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)	the representations and warranties of Parent and Parent SubCo set forth in this Agreement shall be true and correct in all respects, without regard to any materiality qualifications contained in them as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be true and correct in all respects would not have, or not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Parent SubCo’s ability to consummate the Transactions (other than the representations and warranties contained in paragraphs (b) and (d) of Schedule E which shall be true and correct in all respects) and Tundra shall have received a certificate of Parent and Parent SubCo, addressed to Tundra and dated the Effective Date, signed on behalf of Parent by two senior executive officers (on Parent’s behalf and without personal liability) and on behalf of Parent SubCo by two officers (on Parent SubCo’s behalf and without personal liability), confirming the same as of the Effective Date; and

(c)	Parent or Parent SubCo shall deposit or cause to be deposited with the Depositary, for the benefit of holders of Tundra Shares, an amount equal to the aggregate cash to be paid for the Tundra Shares under Section 3.1(4) of the Plan of Arrangement.

6.4	Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director following the filing of the Articles of Arrangement in accordance with the terms of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1	Notice and Cure Provisions

(1)	Each of Tundra and Parent SubCo shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of such Party (including, in the case of Parent SubCo, Parent) contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party (including, in the case of Parent SubCo, Parent) hereunder prior to the Effective Time.

(2)	Parent SubCo may not exercise its right to terminate this Agreement pursuant to Section 8.1(1)(c)(B) and Tundra may not exercise its right to terminate this Agreement pursuant to Section 8.1(1)(d)(B) unless the Party seeking to terminate this Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is reasonably capable of being cured (except matters arising out of the failure to make appropriate disclosure in Tundra Disclosure Letter), no Party may exercise such termination right until the earlier of (a) the Outside Date and (b) the date that is 30 days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the earlier of (i) five business days prior to the Outside Date and (ii) the date that is 30 days following receipt of such notice by the Party to whom the notice was delivered (without causing any breach of any other provision contained herein).

(3)	Each Party shall promptly notify the other Parties of (a) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives), and (b) any material legal actions threatened or commenced against or otherwise affecting such Party or any of its subsidiaries or affiliates that are related to the transactions contemplated by this Agreement.

7.2	Non-Solicitation

(1)	Except as expressly provided in this Section 7.2, Tundra shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Tundra or any of its subsidiaries (collectively, “Representatives”): (a) solicit, facilitate, encourage or initiate any inquiries or proposals regarding, or that may reasonably be expected to lead to, an Acquisition Proposal; (b) encourage or participate in any discussions or negotiations, including by furnishing any information relating to Tundra or any of its subsidiaries or affording access to the business, properties, assets, books or records of Tundra or its subsidiaries, with any person (other than Parent or Parent SubCo) regarding an Acquisition Proposal; (c) make a Change in Recommendation; (d) accept, approve, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal; or (e) accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(3)).

(2)	Except as otherwise provided in this Section 7.2, Tundra shall, and shall cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by Tundra, its subsidiaries or any Representatives with respect to, or that may reasonably be expected to lead to, any actual or potential Acquisition Proposal, and, in connection therewith, Tundra shall discontinue access to any such person to the Data Room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding Tundra and its subsidiaries previously provided to any such person or any other person and shall request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding Tundra and its subsidiaries. Tundra agrees that neither it, nor any of its subsidiaries, shall terminate, waive, amend or modify, and agrees to actively prosecute and enforce, its rights under any agreement containing standstill provisions and any provision of any existing confidentiality agreement or any standstill agreement to which it or any of its subsidiaries is a party, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as a result of entering into and announcement of this Agreement by Tundra, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.2(2) and that Tundra shall not be prohibited from considering a Superior Proposal from a party whose standstill obligations terminated automatically upon the entering into and announcement of this Agreement.

(3)	Notwithstanding Section 7.2(1), Section 7.2(2) and any other provision of this Agreement, if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by the Tundra Shareholders at the Meeting, Tundra receives a written Acquisition Proposal not resulting from a breach of this Section 7.2 that the Tundra Board of Directors determines in good faith, after consultation with its financial advisors and outside legal advisors, constitutes or is reasonably likely to constitute (assuming completion of a due diligence review not exceeding 12 calendar days from the date of Tundra’s receipt of the first Acquisition Proposal directly or indirectly from a particular person or any affiliate thereof or joint actor thereof (as defined in the Securities Act) directly or indirectly making the Acquisition Proposal (the “Restricted Period”)) if consummated in accordance with its terms (but not assuming away any risk of non-completion) a Superior Proposal, then Tundra may, following compliance with Section 7.2(4):

(a)	furnish information with respect to Tundra and its subsidiaries to the person making such Acquisition Proposal for a period of review not to exceed the Restricted Period; and/or

(b)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal for a period of review not to exceed the Restricted Period;

provided that Tundra shall not, and shall not allow its Representatives to, disclose any non-public information to such person without having entered into a confidentiality and standstill agreement (a correct and complete copy of which confidentiality and standstill agreement shall be provided to Parent SubCo before any such non-public information is provided) with such person that contains provisions that are no less favourable to Tundra than those contained in the Confidentiality Agreements (with the terms of the agreement dated April 15, 2009 governing to the extent of discrepancy with the agreement dated January 23, 2009), provided that such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with Tundra and may not restrict Tundra or its subsidiaries from complying with this Section 7.2, and Tundra shall promptly provide to Parent SubCo any material non-public information concerning Tundra or its subsidiaries provided to such other person which was not previously provided to Parent SubCo.

(4)	Tundra shall promptly (and in any event within 24 hours following receipt) notify Parent SubCo (at first orally and thereafter in writing) in the event it receives after the date hereof any Acquisition Proposal (including any request for non-public information relating to Tundra or any of its subsidiaries or for access to the properties, books or records of Tundra or its subsidiaries, in each case, in connection with, or that may reasonably be expected to lead to, an Acquisition Proposal) or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal together with a copy of all documents relating to such Acquisition Proposal or inquiry, and including the material terms and conditions thereof (including the identity of the person making the Acquisition Proposal), and shall regularly and promptly inform Parent SubCo in writing as to the status of developments and communications with respect to such Acquisition Proposal or inquiry, including any changes to the material terms or conditions, of such Acquisition Proposal or inquiry.

(5)	Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by Tundra Shareholders at the Meeting, Tundra receives an Acquisition Proposal not resulting from a breach of this Section 7.2 that the Board of Directors concludes in good faith, after consultation with its financial and outside legal advisors, constitutes a Superior Proposal, the Tundra Board of Directors may, subject to compliance with the procedures set forth in Section 8.1(1)(d)(A), authorize Tundra to terminate this Agreement in order to accept, approve, endorse and recommend such Superior Proposal and, contemporaneously, enter into a definitive agreement with respect to such Superior Proposal if the Tundra Board of Directors determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, if and only if:

(a)	it has provided Parent SubCo with a copy of the Superior Proposal document, together with any financing documents supplied to Tundra in connection therewith, and written confirmation from Tundra that the Tundra Board of Directors has determined that the proposal constitutes a Superior Proposal; and

(b)	five business days (the “Matching Period”) shall have elapsed from the date that is the later of (i) the date Parent SubCo received written notice advising Parent SubCo that the Tundra Board of Directors has resolved, subject only to compliance with this Section 7.2 (including complying with the procedures set forth in Section 8.l(1)(d)(A)), to terminate this Agreement in order to accept, approve, endorse and recommend such Superior Proposal and, contemporaneously, enter into a definitive agreement with respect to such Superior Proposal and (ii) the date Parent SubCo has received all of the materials set forth in Section 7.2(5)(a) (it being understood that Tundra shall promptly inform Parent SubCo of any amendment to the financial or other material terms of such Superior Proposal during such period).

(6)	During the Matching Period, Tundra agrees that Parent SubCo (on behalf of Parent and Parent SubCo) shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Tundra Board of Directors shall review any offer by Parent SubCo to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties and in consultation with its financial and outside legal advisors, whether Parent SubCo’s amended offer, upon acceptance by Tundra, would cause the Superior Proposal giving rise to the Matching Period to cease to be a Superior Proposal. If the Tundra Board of Directors so determines, Tundra shall enter into an amended agreement with Parent SubCo reflecting Parent SubCo’s amended offer. If, after the expiry of the Matching Period, the Tundra Board of Directors continues to believe, in good faith, after consultation with its financial and outside legal advisors, that such Superior Proposal remains a Superior Proposal and therefore rejects Parent SubCo’s amended offer, if any, or Parent SubCo fails to enter into an agreement with Tundra reflecting such amended offer, Tundra and the Tundra Board of Directors may, subject to compliance with the other provisions hereof, effect a Change in Recommendation (other than of the type referred to in clause (iv) of the definition thereof) and, subject to payment of the Termination Fee as set forth in Section 8.l(1)(d)(A), terminate this Agreement in order to accept, approve, endorse and recommend such Superior Proposal and, contemporaneously, enter into a definitive agreement with respect to such Superior Proposal.

(7)	In the event that Tundra provides the notice contemplated by Section 7.2(5)(b) on a date which is less than five business days prior to the Meeting, Parent SubCo shall be entitled to require Tundra to adjourn or postpone the Meeting to a date that is not more than seven business days after the date of such notice.

(8)	Tundra acknowledges that each successive modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 7.2(5)(b) and shall initiate a new five business day period. For greater certainty, each such successive modification shall not constitute a new Acquisition Proposal for purposes of Section 7.2(3) and, in any event, shall not give rise to an additional 12 calendar day period or extend a 12 calendar day period that has previously commenced pursuant to Section 7.2(3).

(9)	Nothing contained in this Article VII shall prohibit the Tundra Board of Directors from making a Change in Recommendation (other than of the type identified in clause (iv) of the definition thereof) or from making any disclosure to any securityholders of Tundra prior to the Effective Time, including for greater certainty disclosure of a Change in Recommendation, if, in the good faith judgment of the Tundra Board of Directors, after consultation with outside legal counsel, failure to take such action or make such disclosure would be or would reasonably be expected to be a breach of the Tundra Board of Directors’ exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law, provided that for greater certainty in the event of a Change of Recommendation and a termination by Parent SubCo of this Agreement pursuant to Section 8.1(1)(c)(A), Tundra shall pay the Termination Fee as required by Section 7.3(2). The Tundra Board of Directors may not make a Change in Recommendation pursuant to the preceding sentence unless Tundra gives Parent SubCo at least two business days prior written notice of its intention to make such Change in Recommendation. In addition, nothing contained in this Agreement shall prevent Tundra or the Tundra Board of Directors from calling and holding a meeting of the Tundra Shareholders, or any of them, requisitioned by the Tundra Shareholders, or any of them, in accordance with the CBCA or ordered to be held by a court in accordance with applicable Laws.

7.3	Termination Fee

(1)	Subject to Section 7.4, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

(2)	If a Termination Fee Event occurs, Tundra shall pay as directed by Parent SubCo in writing (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 7.3(3). For the purposes of this Agreement, “Termination Fee” means $5,400,000 and “Termination Fee Event” means:

(a)	the termination of this Agreement pursuant to (i) Section 8.1(1)(c)(A), (ii) Section 8.1(1)(d)(A) or (iii) any subsection of Section 8.1 if at such time Parent SubCo is entitled to terminate this Agreement pursuant to Section 8.1(1)(c)(A); or

(b)	except where a Termination Fee has been paid, (i) the making or announcement or other public disclosure of an Acquisition Proposal, or an Acquisition Proposal otherwise is discussed with or becomes known to Tundra or the Tundra Board of Directors or an inquiry concerning an Acquisition Proposal is made to Tundra or the Tundra Board of Directors, after the announcement of the transactions contemplated herein and prior to the termination of this Agreement, (ii) the exercise by Tundra or Parent SubCo of their respective termination rights pursuant to Section 8.1(1)(b)(A), or the exercise by Parent SubCo of its termination rights pursuant to Section 8.1(1)(c)(B) or Section 8.1(1)(c)(D), or the exercise by Tundra of its termination rights pursuant to Section 8.1(1)(d)(C) and (iii) an Acquisition Proposal is consummated within a period of one year from the exercise of such termination rights, or an agreement with respect to an Acquisition Proposal is entered into by Tundra and/or any of its subsidiaries within such one year period and such Acquisition Proposal is subsequently consummated within 6 months of the expiry of such one year period; provided that for the purpose of this Section 7.3(2)(b), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “34%.”

(3)	If a Termination Fee Event occurs in circumstances described in Section 7.3(2)(a)(ii) or due to a termination of this Agreement by Tundra in circumstances described in Section 7.3(2)(a)(iii), the Termination Fee shall be paid simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by Parent SubCo in circumstances described in Section 7.3(2)(a)(i) or (iii), the Termination Fee shall be paid within two business days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances described in Section 7.3(2)(b), the Termination Fee shall be paid immediately upon the earlier of entry by Tundra and/or any of its subsidiaries into an agreement with respect to an Acquisition Proposal or consummation of an Acquisition Proposal.

(4)

Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Tundra acknowledges that the payment amounts set out in Section 7.3(2) are payments of liquidated damages which are a genuine pre-estimate of the damages which Parent and Parent SubCo will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Tundra irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where

Parent SubCo is entitled to, and directs payment of, the Termination Fee, provided the Termination Fee is paid in full, Parent and Parent SubCo shall be precluded from any other remedy against Tundra at law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Tundra or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the Transactions contemplated hereby.

(5)	Nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement, the Confidentiality Agreements or the Plan of Arrangement or to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.4	Expense Fees

(1)	In the event that this Agreement is terminated pursuant to the exercise (i) by Parent SubCo of its rights pursuant to Sections 8.1(l)(c)(B), 8.1(l)(c)(C) or 8.1(1)(c)(D), or (ii) by Tundra of its rights pursuant to Section 8.1(1)(d)(C), in addition to the rights of Parent SubCo under Section 7.3(2) (including to any payment thereunder), Tundra shall pay as directed by Parent SubCo, within two business days following such termination, by wire transfer in immediately available funds to an account designated by Parent SubCo an amount equal to all of the charges and expenses incurred by Parent SubCo in connection with this Agreement and the Transactions and the financing thereof, up to a maximum amount of $750,000.

(2)	In the event that this Agreement is terminated pursuant to the exercise by Tundra of its rights pursuant to Section 8.1(1)(d)(B), Parent SubCo shall pay to Tundra, within two business days following such termination, by wire transfer in immediately available funds to an account designated by Tundra, an amount equal to all of the charges and expenses incurred by Tundra in connection with this Agreement and the Transactions, up to a maximum amount of $750,000.

(3)	In no event shall Tundra be obligated to pay to Parent SubCo under Sections 7.3 and 7.4 an amount in respect of the termination of this Agreement that is, in aggregate, in excess of the Termination Fee.

(4)	For greater certainty, each Party further agrees that any payment of amounts under this Section 7.4 shall not be exclusive of any other remedies to which the Parties may be entitled as a result of the termination of this Agreement.

7.5	Access to Information; Confidentiality Agreements

(1)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any Contract of Tundra or its subsidiaries, Tundra shall:

(a)	give to Parent SubCo and its representatives reasonable access to the officers, employees, agents, offices, properties (including for the purpose of conducting environmental assessments and investigations), books and records, including correspondence with regulators and work papers, of Tundra and its subsidiaries; and

(b)	furnish to Parent SubCo and its representatives such financial and operating data and other information as such persons may reasonably request.

(2)	Any investigation pursuant to this Section 7.5 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of Tundra and its subsidiaries.

(3)	For greater certainty, the Parties shall treat, and shall cause their respective representatives to treat, all information furnished to them or any of such representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreements. Without limiting the generality of the foregoing, the Parties acknowledge and agree that the Tundra Disclosure Letter and all information contained in it is confidential and shall be treated in accordance with the terms of the Confidentiality Agreements. However, nothing subject to the Confidentiality Agreements nor anything contained herein shall limit the ability of any person to disclose such information as is required by Law.

7.6	Interim Period Consents

(1)	Parent SubCo shall, promptly following the date hereof, designate two individuals from either of whom Tundra may seek approval to undertake any actions not otherwise permitted to be taken under Section 5.1, and shall ensure that such persons shall respond, on behalf of Parent SubCo, to Tundra’s requests in an expeditious manner.

(2)	Tundra shall, promptly following the date hereof, designate two individuals from either of whom Parent SubCo may seek approval to undertake any actions not otherwise permitted to be taken under Section 5.3(2), and shall ensure that such persons shall respond, on behalf of Tundra, to Parent SubCo’s requests in an expeditious manner.

7.7	Insurance and Indemnification

(1)	From and after the Effective Time, Parent or Parent SubCo will, at Parent’s or Parent SubCo’s option, either (a) purchase (to a maximum purchase price per year of coverage equal to 200% of the average purchase price paid by Tundra per year of coverage over the three years preceding the date hereof) prepaid non cancellable run-off directors’ and officers’ liability insurance to be in effect without any reduction in scope or coverage for not less than six years from the Effective Date providing protection no less favourable to the protection provided by the policies maintained by Tundra in favour of the directors and officers of Tundra and each of its subsidiaries which are in effect immediately prior to the Effective Date (and true and complete copies of which Tundra has provided to Parent SubCo prior to the date hereof) and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Time or (b) purchase (to a maximum purchase price per year of coverage equal to 200% of the average purchase price paid by Tundra per year of coverage over the three years preceding the date hereof) as an extension of Tundra’s current insurance policies (and true and complete copies of which Tundra has provided to Parent SubCo prior to the date hereof), prepaid non cancellable run-off directors’ and officers’ liability insurance providing coverage comparable to that contained in Tundra’s existing policies for six years from the Effective Time with respect to claims arising from or related to facts or events that occurred at or prior to the Effective Time, in each case provided that if comparable coverage may not be obtained at the maximum purchase price per year specified above, then the coverage shall be as comparable as possible at such price, to be determined by Parent or Parent SubCo in its sole discretion.

(2)	Tundra and Parent SubCo agree that all rights to indemnification or exculpation existing in favour of the directors or officers of Tundra or any subsidiary of Tundra as at the date of this Agreement as provided in Tundra’s articles or bylaws shall survive the transactions contemplated hereby and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(3)	If Tundra or, following the Effective Time, Parent or any of their successors or assigns shall (a) amalgamate, consolidate with or merge or wind-up into any other person and, if applicable, shall not be the continuing or surviving corporation or entity; or (b) transfer all or substantially all of its properties and assets to any person or persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of Tundra or Parent SubCo, as the case may be, shall assume all of the obligations set forth in this Section 7.7.

(4)	The provisions of this Section 7.7 shall survive the consummation of the transactions contemplated by this Agreement and are intended for the benefit of, and shall be enforceable by, the directors and officers of Tundra, and their respective heirs, executors, administrators and personal representatives and shall be binding on Tundra and its successors and assigns, and, for this purpose only, Tundra hereby confirms that it is acting as trustee on their behalf.

7.8	Cooperation Regarding Reorganization

(1)

Tundra will use commercially reasonable efforts to effect, at the request of Parent SubCo, the Pre-Closing Reorganization and shall use commercially reasonable efforts to cooperate with Parent SubCo and Parent in structuring, planning and implementing any reorganization (including for Tax purposes) of their respective capital, assets and corporate structure or such other planning as Parent SubCo may request, acting reasonably (an “Additional Reorganization”) prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that the obligations of Tundra pursuant to this Section 7.8 shall be conditional on the understanding that (i) the Pre-Closing Reorganization and any Additional Reorganization shall not, in the opinion of Tundra, acting reasonably, materially impede or materially delay the consummation of the Arrangement, (ii) the Pre- Closing Reorganization and any Additional Reorganization shall not, in the opinion of Tundra, acting reasonably, materially interfere with the ongoing operations of Tundra or its subsidiaries, (iii) the Pre-Closing Reorganization and any Additional Reorganization shall not require Tundra or any subsidiary to contravene any applicable Laws or their respective organizational documents or any Tundra Material Contract in any material respect, (iv) Tundra and its subsidiaries shall not be obligated to take any action that would reasonably be expected to result in any taxes being imposed on, or any adverse tax or other consequences to, any holders of Tundra Shares incrementally greater than the taxes or other consequences to such holders in connection with the consummation of the Arrangement in the absence of the Pre-Closing Reorganization and any Additional Reorganization, and (v) Tundra, its subsidiaries and their respective officers, directors and employees (to the extent employees are assessed with statutory liability thereto), shall have received an indemnity, in form and substance satisfactory to Tundra, acting reasonably, from Parent and Parent SubCo from and against any and all implementation costs, liabilities, costs, damages, claims, expenses, interest, awards, judgments and penalties that may be incurred as a result of or to unwind any Pre-Closing Reorganization or Additional Reorganization suffered or incurred by any of them in connection with or as a result of the Pre-Closing Reorganization and any Additional Reorganization if this Agreement is terminated other than pursuant to Section 8.1(1)(c)(A), Section 8.1(1)(c)(B) or Section 8.1(1)(d)(A), which indemnity shall survive termination of this Agreement. Any step or action taken by Tundra or its subsidiaries at the written request of Parent SubCo in furtherance of the proposed Pre-Closing Reorganization and any

Additional Reorganization shall not be considered to be a breach of any representation, warranty or covenant of Tundra contained in this Agreement.

(2)	To the extent that the Pre-Closing Reorganization and any Additional Reorganization requires approval of the holders of Tundra Shares under the CBCA, Tundra shall (i) seek approval of the holders of Tundra Shares for such Pre-Closing Reorganization and any Additional Reorganization at the Meeting, (ii) include in the Tundra Circular a form of special resolution of holders of Tundra Shares (the “Reorganization Resolution”) approving such Pre-Closing Reorganization and any Additional Reorganization in form and substance acceptable to Parent SubCo, acting reasonably, either included within the Arrangement Resolution or separate from the Arrangement Resolution if so requested by Parent SubCo, and (iii) include in the Tundra Circular the unanimous recommendation (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum) of the Tundra Board of Directors that holders of Tundra Shares vote in favour of the Reorganization Resolution, provided that Parent SubCo agrees to amend the provisions of this Agreement requiring Tundra to take certain action by specified times, including such provisions contained in Article II, to the extent necessary to facilitate the foregoing. Subject to the provisions of this Section 7.8, the provisions in this Agreement regarding Tundra’s obligations respecting the approval of the Arrangement Resolution shall apply mutatis mutandis to the approval of the Reorganization Resolution.

(3)	Tundra agrees that it shall, and shall cause each of its subsidiaries to, co-operate with Parent SubCo and Parent in good faith to plan, prepare and implement the Pre-Closing Reorganization and any Additional Reorganization as desirable and requested by Parent SubCo.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1	Termination

(1)	This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution or the Arrangement by the Tundra Shareholders and/or the Court):

(a)	by mutual written agreement of the Parties; or

(b)	by either Tundra or Parent SubCo, if:

(A)	the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 8.1(1)(b)(A) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representation and warranties has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(B)	after the date hereof, there shall be enacted or made any applicable Law (or any such applicable Law shall have been amended) that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Tundra, Parent or Parent SubCo from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(c)	by Parent SubCo, if:

(A)	the Tundra Board of Directors fails to make a unanimous recommendation (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum), or withdraws, amends, modifies or qualifies, in a manner adverse to Parent, Parent SubCo and/or the consummation of the Arrangement, the approval or recommendation of the Tundra Board of Directors of the Arrangement or the Arrangement Resolution, or publicly proposes or publicly states its intention to do so (it being understood that taking no position or a neutral position with respect to an Acquisition Proposal which has been publicly announced, disclosed or known beyond a period that is the lesser of three business days and four calendar days from the date of the Acquisition Proposal shall be considered a modification adverse to the consummation of the Arrangement and a Change in Recommendation), (ii) the Board of Directors fails to publicly reconfirm such recommendation upon the request of Parent SubCo within two business days following such request, (iii) the Tundra Board of Directors approves or recommends an Acquisition Proposal, (iv) Tundra enters into a written agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(3)), or (v) Tundra shall have publicly announced the intention to do any of the foregoing (each of clauses (i), (ii), (iii), (iv) and (v) above, a “Change in Recommendation”) or Tundra breaches its obligations under Section 7.2; or

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Tundra set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.1 or Section 6.2 (other than Section 6.2(e)) not to be satisfied, and such breach or failure is incapable of being cured or is not cured within the earlier of (A) 30 days following Parent SubCo’s delivery of notice of such breach and (B) the Outside Date; or

(C)	there shall have occurred after the date hereof (or prior to such date to the extent that the relevant change, event, occurrence or development shall have been disclosed generally or to Parent SubCo only after the date of this Agreement) up to and including the Effective Date, a Material Adverse Effect in respect of Tundra; or

(D)	the Arrangement Resolution shall have failed to receive the requisite vote of the Tundra Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order and applicable Law; or

(d)	by Tundra, if:

(A)	prior to obtaining the approval of the Arrangement Resolution by the Tundra Shareholders at the Meeting, Tundra, in accordance with this Agreement, enters into a written agreement concerning a Superior Proposal; provided that prior to or concurrent with such termination, Tundra pays the Termination Fee payable pursuant to Section 7.3; or

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Parent SubCo set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 6.1(a) or (d), or Sections 6.3(a), (b) or (c) not to be satisfied, and such breach or failure is incapable of being cured or is not cured within the earlier of (A) 30 days following Tundra’s delivery of notice of such breach and (B) the Outside Date; or

(C)	the Arrangement Resolution shall have failed to receive the requisite vote of the Tundra Shareholders for approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order and applicable Law.

(2)	The Party desiring to terminate this Agreement pursuant to Section 8.1(1) (other than pursuant to Section 8.1(1)(a)) shall give notice of such termination to the other Party.

8.2	Effect of Termination; Limited Recourse

If this Agreement is terminated pursuant to Section 8.1(1), this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that (a) the provisions of this Section 8.2, Section 7.3, Section 7.4, Section 7.5(3), Section 7.8(1), and Article IX (other than Section 9.12) shall survive any termination hereof pursuant to Section 8.1(1); and (b) neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any Party for any liability for any breach of this Agreement.

8.3	Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

ARTICLE IX

GENERAL PROVISIONS

9.1	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other Parties given in accordance with these provisions):

(a)	if to Parent or Parent SubCo:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Attention:        Vince Tortolano

Facsimile:        (408) 284-2775

E-mail:             Vince.Tortolano@idt.com

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:        Christopher L. Kaufman and Mark V.Roeder

Facsimile:        (650) 463-2600

E-mail:             christopher.kaufman@lw.com; mark.roeder@lw.com

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Toronto Dominion Centre

Toronto, Canada M5K 1E6

Attention:        David E. Woollcombe and Ian C. Michael

Facsimile:        (416) 868-0673

E-mail:             dwoollco@mccarthy.ca; imichael@mccarthy.ca

(b)	if to Tundra:

Tundra Semiconductor Corporation

603 March Road

Ottawa, ON K2K 2M5

Attention:        Cheryl Foy

Facsimile:        (613) 592-7120

E-mail:             cheryl.foy@tundra.com

with a copy to:

Osler, Hoskin & Harcourt LLP

Suite 1900, 340 Albert Street

Ottawa, ON K7R 7Y6

Attention:        Elizabeth Walker

Facsimile:        (613) 235-2867

E-mail:             ewalker@osler.com

9.2	Governing Law; Jurisdiction

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. The Parties agree that any suit, action or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in any court of the Province of Ontario, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent, any argument that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

9.3	Injunctive Relief and Specific Performance

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.4	No Recourse

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement (including the exhibits and Schedules hereto), the Tundra Disclosure Letter and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8	No Third Party Beneficiaries

Except as provided in Section 7.7 which, without limiting its terms, is intended as stipulations for the benefit of the third persons mentioned therein, and except for the rights of the holders of Tundra Shares to receive the Consideration following the Effective Time pursuant to the Arrangement (for which purpose Tundra hereby confirms that it is acting as agent on behalf of the holders of Tundra Shares), this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. Parent and Parent SubCo appoints Tundra as the trustee for the applicable directors, officers and employees of Tundra with respect to such individuals specified in Section 7.7 and Tundra accepts such appointment. To the fullest extent permitted by applicable Law, each of Parent and Parent SubCo and Tundra agrees that the stipulations for the benefit of third persons set out in Section 7.7 shall not be revoked, and that acceptance by such third persons of such stipulations shall be deemed to have occurred, without prejudice to their right to accept in any other manner, through the fulfilment of their respective duties and functions with Tundra or its subsidiaries until the end of the business day following the execution of this Agreement, it being an essential condition of this Agreement that the persons intended to be beneficiaries of such stipulations shall be entitled to all the rights and remedies available to them thereunder and under applicable Law.

9.9	Rules of Construction

The Parties to this Agreement waive the application of any applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.10	No Liability

No director or officer of Parent or Parent SubCo or any of their subsidiaries shall have any personal liability whatsoever to Tundra under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Parent or Parent SubCo. No director or officer of Tundra or any of its subsidiaries shall have any personal liability whatsoever to Parent or Parent SubCo under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Tundra or any of its subsidiaries.

9.11	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

9.12	Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, subject to the Interim Order and Final Order and applicable Laws.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Tundra, Parent and Parent SubCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TUNDRA SEMICONDUCTOR CORPORATION

By:	(signed) Daniel Hoste
	Name:	Daniel Hoste
	Title:	President and Chief Executive Officer

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	(signed) Ted Tewksbury
	Name:	Ted Tewksbury
	Title:	President and Chief Executive Officer

4440471 CANADA INC.

By:	(signed) Ted Tewksbury
	Name:	Ted Tewksbury
	Title:	Chief Executive Officer

SCHEDULE A

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF TUNDRA

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of Tundra (“Tundra”), as more particularly described and set forth in the management information circular (the “Tundra Circular”) of Tundra accompanying the notice of meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement (the “Arrangement Agreement”) dated as of April 30, 2009 between Tundra, Parent and Parent SubCo) is hereby authorized, approved and adopted.

2. The plan of arrangement of Tundra (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in an appendix to the Tundra Circular, is hereby authorized, approved and adopted.

3. Tundra be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Tundra Circular).

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of the common shares of Tundra or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of Tundra are hereby authorized and empowered to, without notice to or approval of the shareholders of Tundra, (a) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

5. Any officer or director of Tundra is hereby authorized and directed for and on behalf of Tundra to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6. Any officer or director of Tundra is hereby authorized and directed for and on behalf of Tundra to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

SCHEDULE B

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE I

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement (as defined below) and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“affiliate” has the meaning ascribed thereto in the CBCA;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of Tundra and Parent SubCo, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of April 30, 2009 among Parent, Parent SubCo and Tundra (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting;

“Articles of Arrangement” means the articles of arrangement of Tundra in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to Tundra and Parent SubCo, each acting reasonably;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or San Jose, California;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Consideration” means $6.25 per Tundra Share, subject to any adjustment in accordance with Section 3.3(2);

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Currency Exchange Rate” means the noon spot rate of exchange on the Effective Date for United States dollars expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by Parent to be appropriate for such purpose;

“Depositary” means the depositary mutually agreed and appointed by Parent SubCo and Tundra;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of the Tundra Shares who validly dissents in respect of the Arrangement Resolution in compliance with the Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Tundra Shares in respect of which Dissent Rights are validly exercised by such registered holder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time), or such other time as may be agreed to in writing by Tundra and Parent SubCo, on the Effective Date;

“Exchange” means the Toronto Stock Exchange;

“Exchange Ratio” means an amount, rounded to four (4) decimal places, determined by dividing (i) $6.25 by (ii) the product of the Parent VWAP multiplied by the Currency Exchange Rate;

“Final Order” means the final order of the Court, as contemplated by Section 2.5 of the Arrangement Agreement, approving the Arrangement, as such order may be amended by the Court (with the consent of Tundra and Parent SubCo, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to Tundra and Parent SubCo, each acting reasonably) on appeal;

“Governmental Entity” means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body, including any tribunal, commission, stock exchange (including the Exchange and NASDAQ), regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and “Governmental Entities” means more than one Governmental Entity;

“holders” means (a) when used with reference to the Tundra Shares, except where the context otherwise requires, the holders of the Tundra Shares, shown from time to time in the register maintained by or on behalf of Tundra in respect of the Tundra Shares, and (b) when used with reference to the Tundra Options or the Tundra RSUs, the holders of Tundra Options or Tundra RSUs, respectively, shown from time to time in the registers or accounts maintained by or on behalf of Tundra in respect of the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan, as applicable;

“In-The-Money Tundra Option” means each Tundra Option, at the Effective Time, with an exercise price per such In-The-Money Tundra Option less than the Consideration per Tundra Share;

“Interim Order” means the interim order of the Court in a form acceptable to Tundra, Parent and Parent SubCo, each acting reasonably, as contemplated by Section 2.2 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of Tundra and Parent SubCo, each acting reasonably;

“IRC” means the United States Internal Revenue Code of 1986, as amended;

“Law” or “Laws” means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity or self-regulatory authority (including the Exchange and NASDAQ), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets;

“Letter of Transmittal” means the letter of transmittal sent by Tundra to holders of Tundra Shares for use in connection with the Arrangement;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, options, rights of first refusal or first offer, covenants, restrictions, encumbrance of any kind and adverse claims;

“NASDAQ” means The NASDAQ Stock Market;

“Out-Of-The-Money Tundra Option” means a Tundra Option that is not an In-The-Money Tundra Option;

“Parent” means Integrated Device Technology, Inc., a corporation existing under the laws of Delaware;

“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent;

“Parent SubCo” means 4440471 Canada Inc., a corporation existing under the laws of Canada;

“Parent VWAP” means the volume weighted average trading price of the Parent Shares on NASDAQ for the five (5) trading days ending on the third trading day prior to the Effective Date;

“person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Tundra and Parent SubCo, each acting reasonably;

“Post-Exchange Option Value” has the meaning ascribed thereto in Section 3.1(5);

“Pre-Exchange Option Value” has the meaning ascribed thereto in Section 3.1(5);

“Replacement Option” has the meaning ascribed thereto in Section 3.1(5);

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tundra” means Tundra, a corporation existing under the laws of Canada;

“Tundra Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, sent to, among others, holders of the Tundra Shares in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Tundra Option” means each outstanding option to purchase Tundra Shares granted under one of the Tundra Stock Option Plans;

“Tundra Restricted Share Unit Plan” means the Tundra Restricted Share Unit Plan (Cash Settled) dated October, 2007, as amended or supplemented;

“Tundra RSU” means each outstanding restricted share unit granted under the Tundra Restricted Share Unit Plan;

“Tundra Shares” means the common shares in the capital of Tundra; and

“Tundra Stock Option Plans” means the Tundra 1995 Plan and the Tundra 2005 Plan, collectively.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, Appendices, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, Appendix, subsection, paragraph or clause by number or letter or both refer to the Article, Section, Appendix, subsection, paragraph or clause, respectively, bearing that designation in this Plan of Arrangement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement.

1.3	Rules of Construction

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders. References in this Plan of Arrangement to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

1.4	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and “Cdn$” or “$” refers to Canadian dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a person is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6	References to Dates, Statutes, etc.

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively. In this Plan of Arrangement, references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Plan of Arrangement to a person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person.

1.7	Time

Time shall be of the essence in this Plan of Arrangement. All times expressed herein are Toronto, Ontario time unless otherwise stipulated herein.

ARTICLE II

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on Parent, Parent SubCo, Tundra, all holders and beneficial owners of the Tundra Shares (including those described in Section 4.1), and all holders of Tundra Options and Tundra RSUs, at and after the Effective Time without any further act or formality required on the part of any person, except as expressly provided herein.

ARTICLE III

ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time on the Effective Date, each of the events set out below shall occur and shall be deemed to occur in the following order and be effective at the times stated, without any further authorization, act or formality:

(1)	At the Effective Time, Tundra shall accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each In-The-Money Tundra Option that is outstanding and has not been duly exercised prior to the Effective Time, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in this Plan of Arrangement, and subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, shall be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra equal to the product obtained by multiplying the amount by which the Consideration per Tundra Share exceeds the exercise price of such In-The-Money Tundra Option by the number of Tundra Shares underlying each such In-The-Money Tundra Option. Each In-The-Money Tundra Option issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(1).

(2)

Five minutes following the step contemplated in Section 3.1(1), notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, and without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in this Plan of Arrangement, Tundra shall accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the Tundra Restricted Share Unit Plan and Tundra shall, subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in cash in settlement of each such Tundra RSU. Each Tundra RSU issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled and all Tundra RSU agreements related thereto shall be immediately terminated and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(2). The Tundra Restricted Share Unit Plan shall be terminated and none of Tundra, Parent, Parent SubCo or any of their affiliates shall have any liabilities or obligations with respect to such plan except pursuant to this Section 3.1(2).

(3)	Five minutes following the step contemplated in Section 3.1(2), each Tundra Share held by a Dissenting Shareholder immediately prior to the Effective Time shall be deemed to be transferred by the holder thereof, without any act or formality on its part, free and clear of all Liens, to Parent SubCo and Parent SubCo shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article IV hereof, and the name of such holder shall be removed from the register of holders of Tundra Shares and Parent SubCo shall be recorded as the registered holder of the Tundra Shares so transferred and shall be deemed to be the legal and beneficial owner of such Tundra Shares.

(4)	Five minutes following the step contemplated in Section 3.1(2), each Tundra Share (other than those held by a Dissenting Shareholder or Parent SubCo) outstanding immediately prior to the Effective Time shall be transferred by the holder thereof to Parent SubCo and each holder thereof shall be entitled to receive, in exchange therefor and subject to the provisions of Section 3.3 hereof, a cash amount equal to the Consideration, and the names of the holders of such Tundra Shares transferred to Parent SubCo shall be removed from the register of holders of Tundra Shares, and Parent SubCo shall be recorded as the registered holder of the Tundra Shares so transferred and shall be the legal and beneficial owner thereof.

(5)	Five minutes following the steps contemplated in Sections 3.1(3) and (4), each Out-Of-The-Money Tundra Option that is outstanding and that has not been duly exercised prior to the Effective Time, whether or not vested, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, shall be exchanged for an option (a “Replacement Option”) to purchase from Parent the number of Parent Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The-Money Tundra Option shall immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange, and each such exchanged Out-Of-The-Money Tundra Option shall be immediately cancelled. For each Out-Of-The-Money Tundra Option, such Replacement Option shall provide for an exercise price per Parent Share (rounded up to the nearest whole cent) in United States dollars equal to (i) the quotient obtained by dividing (x) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (y) the Exchange Ratio, divided by (ii) the Currency Exchange Rate.

Except as otherwise set out in this section 3.1(5), each Replacement Option shall be governed by the terms and conditions of the Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule), with any adjustments deemed to be made thereto as are necessary to ensure consistency with the provisions of this Section 3.1(5).

Notwithstanding the above provisions of this Section 3.1(5),

(i) with respect to any Out-Of-The-Money Tundra Option, if the directors of Parent determine in good faith that the excess of the aggregate fair market value of the Parent Shares subject to the Replacement Option immediately after the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to the Replacement Option (such excess, referred to as the “Post-Exchange Option Value”) would otherwise exceed the excess of the aggregate fair market value of the Tundra Shares subject to such Tundra Option immediately before the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to such Tundra Option (such excess, referred to as the “Pre-Exchange Option Value”), the previous provisions in this Section 3.1(5) shall be modified, but only to the extent necessary and in a manner that does not otherwise adversely affect the holder of the Replacement Option, so that the Post-Exchange Option Value does not exceed the Pre-Exchange Option Value; and

(ii) with respect only to an Out-Of-The-Money Tundra Option that is held by a resident of the United States, the exercise price and the number of Parent Shares subject to a Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the IRC; provided, further, that in the case of any such Out-Of-The-Money Tundra Option which was an incentive stock option (as defined in Section 422 of the IRC) immediately prior to the Effective Time, the exercise price, the number of Parent Shares and the terms and conditions of the Replacement Option shall be determined in a manner consistent with the requirements of Section 424(a) of the IRC.

3.2	Transfers Free and Clear

Any transfer of any securities pursuant to the Arrangement shall be free and clear of all Liens.

3.3	Adjustment to Consideration

(1)	Any cash consideration owing to a Tundra Shareholder, a holder of In-The-Money Tundra Options or a holder of Tundra RSUs shall be rounded up to the next whole cent.

(2)	If, on or after April 30, 2009, Tundra declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Tundra Shares, or sets a record date therefor that is prior to the Effective Date, then the Consideration shall be adjusted to reflect such dividend or other distribution by way of a reduction to the Consideration by an amount equal to the value of such dividend or other distribution.

ARTICLE IV

RIGHTS OF DISSENT

4.1	Rights of Dissent

Registered holders of the Tundra Shares may exercise, pursuant to and in the manner set forth in Section 190 of the CBCA, the right of dissent in connection with the Arrangement, as same may be modified by the Interim Order and this Section 4.1 (“Dissent Rights”); provided that, notwithstanding subsection 190(5) of the CBCA, any registered holder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution to Tundra in the form required by section 190 of the CBCA and the Arrangement Agreement, which written objection must be received by Tundra not later than 5:00 p.m. (Toronto time) on the business day which is two business days immediately preceding the Meeting (or any adjournment or postponement thereof), subject to the particular terms of the Interim Order, and must otherwise strictly comply with the requirements of the CBCA. Registered holders of the Tundra Shares who duly and validly exercise such Dissent Rights and who:

(1)	are ultimately entitled to be paid by Parent SubCo the fair value for their Tundra Shares, (i) shall be deemed to have transferred the Tundra Shares held by them and in respect of which Dissent Rights have been duly and validly exercised to Parent SubCo, without any further act or formality, free and clear of all Liens at the time specified in Section 3.1(3), in consideration of a debt claim against Parent SubCo to be paid the fair value of such Tundra Shares and (ii) shall be entitled to be paid by Parent SubCo an amount equal to the fair value of such Tundra Shares, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such registered holders not exercised their Dissent Rights in respect of such Tundra Shares; or

(2)	are ultimately not entitled, for any reason, to be paid fair value for their Tundra Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Tundra Shares.

4.2	Recognition of Dissenting Shareholders

(1)	In no circumstances shall Parent, Parent SubCo, Tundra or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Tundra Shares in respect of which such rights are sought to be exercised.

(2)	In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of the Tundra Options, (ii) holders of the Tundra RSUs and (iii) holders of Tundra Shares who vote or have instructed a proxyholder to vote such Tundra Shares in favour of the Arrangement Resolution (but only in respect of such Tundra Shares).

ARTICLE V

CERTIFICATES AND PAYMENTS

5.1	Payment of Consideration

(1)	At or before the Effective Time, (i) Parent SubCo shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of Tundra Shares, the aggregate amount of cash payable under Sections 3.1(3) and (4) (with the amount per Tundra Share in respect of which Dissent Rights have been exercised being deemed to be equal to the Consideration for this purpose only); (ii) Tundra shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of In-The-Money Tundra Options, the aggregate money required for payments in respect of the In-The-Money Tundra Options pursuant to Section 3.1(1), and (iii) Tundra shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of Tundra RSUs, the aggregate money required for the payments in respect of the Tundra RSUs pursuant to Section 3.1(2). All such money shall be cash, denominated in Canadian dollars in same day funds payable at Toronto, Ontario. Such money shall not be used for any purpose except as provided in this Plan of Arrangement.

(2)

Upon the surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Tundra Shares, together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the holder of the Tundra Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the

Depositary shall deliver to such holder as soon as possible, a cheque (or other form of immediately available funds) representing the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(4) for such Tundra Shares, less any amounts withheld pursuant to Section 5.3.

(3)	As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Tundra to each holder of In-The-Money-Tundra Options, as reflected on the books and records of Tundra, a cheque (or other form of immediately available funds) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(1).

(4)	As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Tundra to each holder of Tundra RSUs, as reflected on the books and records of Tundra, a cheque (or other form of immediately available funds) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(2).

(5)	Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Tundra Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender cash in lieu of such certificate as contemplated in Section 3.1(4). Any such certificate formerly representing Tundra Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Tundra Shares of any kind or nature against or in Tundra, Parent or Parent SubCo.

(6)	Any payment made by way of cheque by the Depositary on behalf of Tundra or Parent SubCo or Parent pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for the Tundra Shares pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to Parent SubCo for no consideration.

(7)	No holder of Tundra Shares, Tundra Options or Tundra RSUs shall be entitled to receive any consideration with respect to such securities other than the consideration to which such holder is entitled to receive in accordance with Article III and this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to the Tundra Shares with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Tundra Shares.

5.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Tundra Shares that were transferred pursuant to Section 3.1(4) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to Parent and Parent SubCo and the Depositary (acting reasonably) in such sum as Parent and Parent SubCo may direct, or otherwise indemnify

Parent, Parent SubCo and Tundra in a manner satisfactory to Parent, Parent SubCo and Tundra, acting reasonably, against any claim that may be made against Parent, Parent SubCo or Tundra with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

Parent, Parent SubCo, Tundra, and the Depositary shall be entitled to deduct and withhold from any amounts payable to any person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Sections 3.1 and 5.1), such amounts as Parent, Parent SubCo, Tundra or the Depositary determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the IRC or any provision of any other applicable Law. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to such person in respect of which such deduction and withholding were made.

ARTICLE VI

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(1)	Tundra may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be consented to by Parent SubCo in writing, (iii) be filed with the Court and, if made following the Meeting, approved by the Court and (iv) be communicated to the Tundra Shareholders if and as required by the Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Tundra at any time prior to the Meeting (provided that Parent SubCo shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of Tundra and Parent SubCo (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Tundra Shareholders voting in the manner directed by the Court.

(4)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent SubCo, provided that it concerns a matter which, in the reasonable opinion of Parent SubCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Tundra Shares.

ARTICLE VII

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

7.2	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all rights related to Tundra Shares, Tundra Options and Tundra RSUs issued prior to the Effective Time, (ii) the rights and obligations of the holders of Tundra Shares, Tundra Options and Tundra RSUs and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Tundra Shares, Tundra Options and Tundra RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

SCHEDULE C

PRE-CLOSING REORGANIZATION

Tundra agrees to undertake the following steps and transactions (or substantially similar steps and transactions as requested by Parent) prior to the Effective Date:

1.	Tundra will incorporate a new Canadian corporation (“Newco”), as a wholly owned subsidiary and subscribe for 100 common shares for $100.

2.	Together, Tundra and Newco will form a new partnership (“Partnership”).

3.	Tundra will transfer some or all of the Tundra IP to the Partnership in consideration for an additional interest in the Partnership such that, following the transfer, Tundra will have a 99.9999% interest in the Partnership and Newco will have a 0.0001% interest in the Partnership.

4.	An election under subsection 97(2) of the Tax Act shall be made by the appropriate persons and filed by the statutory filing deadline. The election shall be made at “elected amounts” specified by Parent.

5.	Such other steps as reasonably requested by Parent to achieve the objectives of the reorganization.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF TUNDRA

(a)	Corporate Existence and Power. Tundra is a corporation duly amalgamated, validly existing and in good standing under the Laws of Canada and has all corporate power and authority to own, lease and operate its properties and assets as now owned and to carry on its business as now being conducted. Tundra is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted.

(b)	Corporate Authorization. The execution, delivery and performance by Tundra of this Agreement and the consummation by Tundra of the transactions contemplated hereby are within Tundra’s corporate powers and have been duly authorized by the Tundra Board of Directors and no other corporate proceedings on the part of Tundra are necessary to authorize this Agreement or to authorize the transactions contemplated hereby other than the approval by the Tundra Board of Directors of the Tundra Circular and the approval by the Tundra Shareholders in the manner required by applicable Laws. This Agreement constitutes a valid and binding agreement of Tundra, enforceable against Tundra in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Tundra Board of Directors has (i) determined that the Consideration per Tundra Share to be received by the holders of such shares pursuant to the Arrangement is fair and that the Arrangement and the other Transactions are in the best interests of Tundra, (ii) resolved to unanimously recommend (subject to the abstention of Mr. Shlapak on account of him also being a director of Gennum) that the Tundra Shareholders vote in favour of the Arrangement Resolution, and such determinations and resolutions are effective and unamended, and (iii) directed that the Arrangement Resolution be submitted to a vote of Tundra Shareholders at the Meeting. All of the directors of Tundra have advised Tundra that they intend to vote or cause to be voted all Tundra Shares beneficially held by them in favour of the Arrangement Resolution and Tundra shall make a statement to that effect in the Tundra Circular.

(c)	Governmental Authorization. The execution, delivery and performance by Tundra of this Agreement and the consummation by Tundra of the Transactions require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than (i) any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Regulatory Approvals; (v) compliance with any applicable Securities Laws and rules and policies of the Exchanges; and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Tundra’s ability to consummate the Transactions.

(d)

Non-Contravention. The execution, delivery and performance by Tundra of its obligations under this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Arrangement do not and shall not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of amalgamation or by-laws of Tundra or the constating documents of any of its subsidiaries, (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or any material license, approval, consent or authorization issued by a Governmental Entity held by Tundra or any of its subsidiaries, (iii) require any notice or consent or other action by any person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which Tundra or any of its subsidiaries is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any material Contract except as set forth in Section 2 of the Tundra Disclosure Letter or other material instrument binding upon Tundra or any of its subsidiaries or affecting any of their respective material assets, (iv) result in the creation or imposition of any Lien on any asset of Tundra or any of its subsidiaries, or (v) except as set forth in Section 2 of the Tundra Disclosure Letter, result in any payment (including severance, unemployment compensation, golden parachute, change of control, retention, bonus or otherwise) becoming due to any current or former director, officer or Tundra Employee of, or consultant to, Tundra or any of its subsidiaries, or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Tundra Plan or restriction imposed on any asset held in connection with a Tundra Plan or otherwise. True and complete copies of the articles of amalgamation and by-laws of Tundra as currently in effect have been made available to Parent SubCo and Tundra has not taken any action to amend or supercede such documents.

(e)	Capitalization. The authorized share capital of Tundra consists of an unlimited number of Tundra Shares. As of the date hereof, there were 19,326,053 Tundra Shares issued and outstanding. Section 3 of the Tundra Disclosure Letter sets forth, as of April 30, 2009, the number of outstanding Tundra Options, the outstanding Tundra RSUs, all holders thereof and the exercise price or reference price or grant value, as applicable, and vested amounts, where applicable, of such Tundra Options and Tundra RSUs, and the number of Tundra Shares remaining reserved for issuance under the Tundra Plans other than required by such outstanding Tundra Options. Except with respect to the Tundra Options and Tundra RSUs set forth in the Tundra Disclosure Letter, there are no options, warrants, conversion privileges, equity-based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Tundra of any shares or other securities of Tundra or any of its subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of, any shares or other securities of Tundra or any of its subsidiaries. All outstanding Tundra Shares have been duly authorized and validly issued, are fully paid and non-assessable (and no such shares have been issued in violation of any preemptive or similar rights), and all Tundra Shares issuable upon the exercise of rights under the Tundra Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. All securities of Tundra (including the Tundra Shares and the Tundra Options and all other options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable Securities Laws and the rules and regulations of the TSX. There are no securities of Tundra or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Tundra Shareholders. No Tundra Shareholder is entitled to any preemptive or other similar right granted by Tundra or any of its subsidiaries. There are no outstanding contractual or other obligations, or offers of Tundra, or any subsidiary, to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of a subsidiary.

(f)

Subsidiaries. Tundra has no subsidiaries other than Quadic Systems, Inc., Silicon Logic Engineering, Inc., Tundra Semiconductor (India) Private Limited, Tundra Semiconductor Inc., Tundra Semiconductor International Ltd., Tundra Semiconductor (UK) Limited, RIOLAB Corporation, 3766446 Canada Inc. and Tundra Acquisition Corporation, Inc. Section 4 of the Tundra Disclosure Letter sets forth the following information with respect to each subsidiary of Tundra: (i) its name; (ii) as of the date hereof, the number, type and principal amount, as applicable, of its outstanding equity securities and a list of registered holders thereof; and (iii) its jurisdiction of organization or governance. Each subsidiary of Tundra is a corporation, limited liability company, partnership, trust or limited partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets as now owned and to carry on its business as now being conducted. Each subsidiary is duly registered or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration necessary, and has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry-on its business as now conducted. Tundra is, directly or indirectly, the registered and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the subsidiaries, free and clear of any Liens. All of such shares and other equity interests so owned directly or indirectly by Tundra are validly issued, fully paid and non-assessable (and no such shares or other equity interests have been issued in violation of any preemptive or similar rights). All securities of each subsidiary of Tundra have been issued in compliance with all applicable Securities Laws. As of the date hereof, except for the equity interests owned by Tundra or by any subsidiary of Tundra, directly or indirectly, in any subsidiary of Tundra, neither Tundra nor any subsidiary of Tundra owns, beneficially or of record, any equity interest of any kind in any other person.

(g)	Securities Laws Matters. Tundra is a “reporting issuer” and not on the list of reporting issuers in default under applicable Securities Laws in each of the provinces of Canada in which such concept exists and is not in default of any material requirements of any Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of Tundra and, to the knowledge of Tundra, no inquiry or investigation (formal or informal) of any Securities Authority, is pending, in effect or ongoing or threatened or expected to be implemented or undertaken. The documents comprising the Tundra Filings comply as filed or furnished, or shall comply when filed or furnished, in all material respects with the requirements of applicable Securities Laws, and did not at the time filed with or furnished to, and shall not at any time filed with or furnished to, the Securities Authorities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Tundra has complied, is in compliance, and will comply with applicable Securities Laws and the rules, policies and requirements of the TSX in all material respects. Tundra has timely filed with the Securities Authorities all material forms, reports, schedules, certifications, statements and other documents required to be filed by Tundra with the Securities Authorities since April 30, 2007. Tundra has not filed any confidential material change report with the Securities Authorities which remains confidential.

(h)	Financial Statements. The audited consolidated financial statements and the unaudited consolidated interim financial statements of Tundra (including, in each case, any notes and schedules thereto and the auditors’ report thereon) included in Tundra Filings were prepared or shall be prepared, as applicable, in accordance with GAAP, applied on a consistent basis as in effect on the date of such financial statements (except as may be indicated in the notes thereto), and fairly present, or shall fairly present, as applicable, in all material respects, the consolidated financial position of Tundra and its consolidated subsidiaries as of the dates thereof and their consolidated statements of earnings, shareholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). Except as set forth in Tundra’s financial statements, neither Tundra nor any of its subsidiaries have any documents creating any material off-balance sheet arrangements. Neither Tundra nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Tundra or any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Tundra or any of its subsidiaries in Tundra’s financial statements. Neither Tundra nor any of its subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director, employee or security holder of or consultant to Tundra or any of its subsidiaries or to any director or employee of or consultant to any such security holder. Tundra is not currently aware of any year-end adjustments that are expected to be material.

(i)	Absence of Certain Changes. Except as disclosed in Section 5 of the Tundra Disclosure Letter, since April 30, 2008, other than the transactions contemplated in this Agreement, the business of Tundra and its subsidiaries has been conducted in the ordinary course consistent with past practices, there has not been a Material Adverse Effect on Tundra, there has been no change in the accounting practices used by Tundra and its subsidiaries, and neither Tundra nor any of its subsidiaries has:

(i)	amended its articles, by-laws or, in the case of any subsidiary which is not a corporation, its similar organizational documents;

(ii)	made any material change in its accounting principles and practices as previously applied including the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(iii)	declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to any Tundra Shareholder;

(iv)	incurred any material indebtedness for borrowed money or any other material liability or obligation or issued any debt securities or assumed, guaranteed, endorsed or otherwise become responsible for, the obligations of any other person (other than one of its subsidiaries) or made any loans or advances;

(v)	on or prior to the date hereof, transferred, assigned, sold or otherwise disposed of any of its assets, securities, properties, interests or businesses, other than in respect of obsolete, damaged or destroyed assets or sales of inventory, in each case in the ordinary course of business consistent with past practice;

(vi)	materially increased the compensation paid or payable to the Tundra Employees or materially changed the benefits to which such Tundra Employees and former Tundra Employees are entitled under any Tundra Plan or created any new employee benefit plan or materially modified, amended or terminated any existing employee benefit plan for any such employees or promised to do any of the foregoing other than increases or changes made in the ordinary course of business consistent with past practice;

(vii)	redeemed, repurchased, or otherwise acquired or offered to redeem, repurchase or otherwise acquire any of its shares; or

(viii)	entered into or become bound by any Contract for, or made or authorized any capital expenditure, involving, or which may result in, the payment of money by Tundra or any of its subsidiaries of an amount in excess of $250,000, except in the ordinary course of business consistent with past practice or as disclosed in the Tundra Disclosure Letter.

(j)

No Undisclosed Material Liabilities. There are no material liabilities or obligations of Tundra or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed in the Tundra Balance Sheet or the Tundra Filings; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since April 30, 2008; and (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby. The principal amount of all indebtedness of

Tundra and its subsidiaries for borrowed money, including capital leases, as of April 30, 2009, is disclosed in Section 6 of the Tundra Disclosure Letter.

(k)	Compliance with Laws. Tundra, each of its subsidiaries and their respective assets are, and since April 30, 2007 has been, in compliance with, and to the knowledge of Tundra is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply with, investigations related to or violations of applicable Law that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra.

(l)	Regulatory Compliance.

(i)	Tundra and each of its subsidiaries have obtained and are in compliance with all material licences, permits, approvals, certificates, consents, orders, grants, procedures and standards and other authorizations of or from any Governmental Entity that are applicable to or held by it or are otherwise required by Law and are necessary to conduct its businesses as they are now being conducted (collectively, “Tundra Permits”). Except as set forth in Section 7 of the Tundra Disclosure Letter, there has not occurred any violation of, or any default under, or any event giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal or cancellation of any Tundra Permit, and no Governmental Entity has provided Tundra or any of its subsidiaries with notice of any of the foregoing.

(ii)	None of Tundra or its subsidiaries has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Governmental Entity, and, to the knowledge of Tundra, there are no Proceedings pending or threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by any Governmental Entity.

(m)	Litigation. There is no Proceeding pending against, or, to the knowledge of Tundra, threatened against or affecting, Tundra or any of its subsidiaries, any of their current or former Tundra Owned Real Property or Tundra Leased Real Property or other properties or assets, nor are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such Proceeding, that, if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra or that could result in the revocation, cancellation or suspension of any of Tundra’s or any of its subsidiaries’ permits or qualifications to do business, except those the revocation, cancellation or suspension of which would not have or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra. Neither Tundra nor any its subsidiaries nor their respective assets or properties is subject to any material outstanding judgment, order, writ, injunction or decree. True and complete copies of all Proceedings have been made available to Parent SubCo.

(n)	Taxes.

(i)	All Returns required by applicable Laws to be filed with or provided to any Taxing Authority by, or on behalf of, Tundra or any of its subsidiaries have been filed when due in accordance with all applicable Laws, and all such Returns are, or shall be at the time of filing, true, correct and complete except for such failures to file that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tundra, any of its subsidiaries, on a consolidated basis, or Parent or Parent SubCo. Complete and accurate copies of Returns and assessments in respect of Tundra and its subsidiaries for the past six taxation years have been made available to Parent SubCo. Tundra and each of its subsidiaries has timely paid to the appropriate Governmental Entity all material Taxes due and payable, other than those Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated balance sheet of Tundra. Tundra and each of its subsidiaries has established in accordance with GAAP an adequate accrual for all material Taxes which are not yet due and payable through the end of the last period for which Tundra or any of its subsidiaries ordinarily record items on their respective books. No deficiencies for any Taxes have been assessed or reassessed with respect to Tundra or any of its subsidiaries and there is no Proceeding now pending or, to Tundra’s knowledge, threatened against or with respect to Tundra or any of its subsidiaries in respect of any Tax or Tax asset. Except as set forth in Section 8 of the Tundra Disclosure Letter, no reassessments or audits of Taxes of Tundra or any of its subsidiaries have been issued and are outstanding and there are no outstanding issues which have been raised and communicated in writing to Tundra or any of its subsidiaries by any Governmental Entity. Neither Tundra nor any of its subsidiaries has executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes, and no extension of time in which to file any Return is in effect. Tundra and each of its subsidiaries has maintained and continues to maintain at their places of business all books and records required to be so maintained under applicable Law. No claim has ever been made by a Governmental Entity in a jurisdiction where Tundra or any of its subsidiaries does not file Returns that such person is or may be subject to taxation by such jurisdiction. There are no Tax Liens in respect of any property of Tundra or any of its subsidiaries.

(ii)	Neither Tundra nor any of its subsidiaries is a party to any Tax sharing, Tax allocation or Tax indemnification agreement or similar agreement or has liability for the Taxes of another person as a transferee, successor or guarantor, by contract or otherwise (including by operation of United States Treasury Regulation Section 1.1502-6 or any similar provisions). Neither Tundra nor any of its subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the IRC, or any similar affiliated or consolidated group for Tax purposes.

(iii)	Tundra and its subsidiaries have complied with all requirements relating to the withholding and remittance of any material amounts (including Taxes), including from any payments or amounts owed to any person.

(iv)	All documents on which stamp duty or any other transfer, registration or documentary Taxes or duty is or are chargeable and which are in the possession of Tundra or any of the subsidiaries, or and on which they may seek to rely, have been duly stamped (or, as the case may be, such transfer, registration or documentary Taxes or duty has or have been duly paid).

(v)	No power of attorney has been granted by or with respect to Tundra or any of its subsidiaries with respect to any matter relating to Taxes. Neither Tundra nor any subsidiary has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the IRC. Neither Tundra nor any subsidiary has engaged or participated in any reportable transactions that were required to be disclosed pursuant to United States Treasury Regulation Section 1.6011-4 or any predecessor of United States Treasury Regulation Section 1.6011-4. Tundra has made available to Parent SubCo complete and accurate copies of all audit reports, letter rulings, technical advice memoranda, closing agreements and similar documents issued by a Taxing Authority to Tundra or any of its subsidiaries relating to Taxes. None of the subsidiaries of Tundra that are domestic corporations (within the meaning of Section 7701(a)(30)(C) of the IRC) is or has been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the IRC) during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

(o)	Tundra Plans.

(i)	A complete and accurate copy (or, in the case of an oral arrangement, a written summary of the material terms thereof) of all health, medical, dental, welfare, supplemental unemployment benefit, bonus, profit sharing, stock option, restricted share unit, insurance, incentive, incentive compensation, deferred compensation, change in control, employment, retention, severance, bonus, share purchase, share compensation, fringe benefit, retiree medical, disability, pension, retirement or supplemental retirement plans and each other material employee or director compensation or benefit plan, policy, trust, fund, agreement or arrangement for the benefit of current or former directors of Tundra or any subsidiary, Tundra Employees or former Tundra Employees, which are maintained or sponsored by, contributed to, required to be contributed to, or binding upon Tundra, any subsidiary or any ERISA Affiliate or in respect of which Tundra or any subsidiary has had or has any actual or potential liability (collectively, the “Tundra Plans”) is contained in the Data Room and listed in Section 9 of the Tundra Disclosure Letter. Each Tundra Plan which is intended to be qualified within the meaning of Section 401(a) of the IRC is so qualified and has received a favourable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. No Tundra Plan is subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC and no such plan has been maintained, contributed to or required to be contributed to by Tundra or an ERISA Affiliate within the five year period preceding the date hereof.

(ii)	All of the Tundra Plans are and have been established, administered, registered, funded, invested and qualified in accordance with all applicable Laws, and in accordance with their terms, the terms of the material documents that support such Tundra Plans and the terms of agreements between Tundra or any of its subsidiaries and Tundra Employees and former Tundra Employees who are members of, or beneficiaries under, the Tundra Plans.

(iii)	No Tundra Plan is a “registered pension plan” as defined in subsection 248(1) of the Tax Act.

(iv)	All current obligations of Tundra and any of its subsidiaries regarding the Tundra Plans have been satisfied in all material respects. All contributions, premiums or taxes required to be made or paid by Tundra or its subsidiaries, as applicable, under the terms of each Tundra Plan or by applicable Laws in respect of the Tundra Plans have been made in a timely fashion in accordance with applicable Laws and in accordance with the terms of the applicable Tundra Plan. As of the date hereof, no currently outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Tundra or any subsidiary from any applicable Governmental Entity in respect of any Tundra Plan that is a pension or retirement plan.

(v)	To the knowledge of Tundra, no Tundra Plan is subject to any outstanding, anticipated, threatened or pending Proceeding initiated by any Governmental Entity, or by any other person (other than routine claims for benefits) and, to the knowledge of Tundra, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such Proceeding or to affect the registration or qualification of any Tundra Plan required to be registered or qualified.

(vi)	To the knowledge of Tundra, no event has occurred regarding any Tundra Plan that would entitle any person to wind-up or terminate any Tundra Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof or create a material liability to Tundra or any of its subsidiaries if such Tundra Plan were terminated, in whole or in part.

(vii)	Neither Tundra nor any of its subsidiaries has received any payments of surplus out of any Tundra Plan and any payments, distributions or withdrawals from, or transfers of assets to or from, any Tundra Plan have been made in accordance with the valid terms of such Tundra Plan and all applicable Laws and have occurred with the consent of any applicable Governmental Entity (where required).

(viii)	Any merger or conversion of any Tundra Plan has been carried out in accordance with the valid terms of Tundra Plan and all applicable Laws and has been approved by the applicable Governmental Entities.

(ix)	No Tundra Plan is a “multi-employer pension plan” for purposes of applicable Law.

(x)	There are no unfunded liabilities in respect of any Tundra Plan that is a registered or qualified pension plan (as defined by applicable Law), including going concern unfunded liabilities, solvency differences or wind up deficiencies where applicable.

(xi)	All liabilities of Tundra and its subsidiaries (whether accrued, absolute, contingent or otherwise) related to all Tundra Plans have been fully and accurately disclosed in accordance with GAAP in the applicable Tundra Filings.

(xii)	No amendments have been made to any Tundra Plan and no improvements to any Tundra Plan have been promised.

(xiii)	There exists no liability in connection with any former benefit plan relating to current or former directors of Tundra or any subsidiary or any Tundra Employees or former Tundra Employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefits plans and applicable Law.

(xiv)	Except as set forth in Section 10 of the Tundra Disclosure Letter, no Tundra Plan exists that, as a result of the negotiation or execution of this Agreement, Tundra Shareholder approval of the Arrangement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (A) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of Tundra Plans, other than the acceleration of vesting of In-The-Money Tundra Options and Tundra RSUs in accordance with Sections 2.7(1) and 2.7(3), respectively, of this Agreement, (C) limit or restrict the right of Tundra to merge, amend or terminate any of Tundra Plans, (D) cause Tundra to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (E) payments under any of Tundra Plans which would not be deductible under Section 280G of the IRC.

(xv)	Neither Tundra nor any of its subsidiaries has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Tundra Plan. No condition exists that would prevent Tundra or any of its subsidiaries from amending or terminating any Tundra Plan providing health or medical benefits in respect of any active of former employee of Tundra or any of its subsidiaries.

(p)	Tundra Collective Agreements.

(i)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Tundra Employees by way of certification, interim certification, voluntary recognition, designation or successor rights or has applied to have Tundra or any of its subsidiaries declared a related employer or successor employer pursuant to applicable labour legislation. To the knowledge of Tundra, there are no union organizing activities involving Tundra Employees. To the knowledge of Tundra, none of Tundra or any of the subsidiaries has engaged in any unfair labour practices and, no strike, lock-out, work stoppage, or other labour dispute is occurring or has occurred during the past two years. To the knowledge of Tundra, there are no threatened or pending strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns or similar labour related disputes pertaining to Tundra or any of its subsidiaries that might materially affect the value of Tundra or lead to an interruption of operations of any subsidiary at any location. None of Tundra or any of the subsidiaries has engaged in any plant closing or lay-off activities within the past two years that would violate or in any way subject Tundra or any of the subsidiaries to the group termination or lay-off requirements of the applicable provincial employment standards legislation.

(ii)	Neither Tundra nor any of its subsidiaries has recognized any trade union or has any staff association, staff council, works council or other organisation formed for or arrangements having a similar purpose and no notification to any trade union, staff association, staff council, works council or other organisation formed for or in respect of any arrangements having a similar purpose is required by Tundra or any of its subsidiaries for the purpose of consummating the transactions contemplated by this Agreement.

(q)	Employees.

(i)	The Data Room contains a complete list of Tundra Employees each of whom has an annual aggregate compensation in excess of $75,000 per year, including their respective location, hire date, position, salary, benefits, current status (full time or part-time, active or non-active) as well as a list of all former Tundra Employees each of whom had an annual aggregate compensation in excess of $75,000 per year to whom Tundra or any of its subsidiaries currently has any obligations indicating the nature and the value of such obligations.

(ii)	Section 11 of the Tundra Disclosure Letter contains a list, for Tundra and each of its subsidiaries, of the top 10 compensated Tundra Employees engaged by Tundra and each such subsidiary in the year immediately prior to the date hereof. As of the date hereof, no such employee has indicated to Tundra or any such subsidiary that he or she intends to resign, retire or terminate his or her engagement with Tundra or a subsidiary, as the case may be, as a result of the transactions contemplated by this Agreement or otherwise.

(iii)	As of the date hereof, neither Tundra nor any subsidiary thereof is a party to any Proceeding under any applicable Law relating to Tundra Employees or former Tundra Employees nor, to Tundra’s knowledge, is there any factual or legal basis on which any such Proceeding might be commenced.

(iv)

True and complete copies of all written contracts in relation to any current Tundra Employee who is an officer of Tundra or a senior executive of a division of Tundra have been made available in the Data Room. Except as set forth in Section 12 of the Tundra Disclosure Letter, no written contract in relation to any Tundra Employee listed in clause (i) above contains any specific provision in relation to any employee’s entitlements on termination or on a change in control that would be triggered by (A) the transactions contemplated in this

Agreement or (B) the transactions contemplated by this Agreement and a termination by employer for any reason.

(v)	Tundra and each subsidiary is operating in material compliance with all occupational health and safety Laws in connection with its business. To the knowledge of Tundra, there are no pending or threatened charges against Tundra or any subsidiary under occupational health and safety Laws relating to its business. There have been no fatal or critical accidents which have occurred in the course of the operation of the business. Tundra and each subsidiary has complied in all respects with any orders, directives, judgments, decrees, injunctions, decisions, rulings, awards or writs of any Governmental Entity issued under occupational health and safety Laws.

(r)	Environmental Matters. No written notice, claim, order, complaint or penalty has been received by Tundra alleging that Tundra or any of its subsidiaries are in violation of, or have any liability or potential liability under, any Environmental Law or Environmental Permit, and there are no Proceedings pending or, to Tundra’s knowledge, threatened against Tundra or any of its subsidiaries alleging a violation of, or any liability or potential liability under, any Environmental Law or Environmental Permit. Tundra and its subsidiaries hold and have held all Environmental Permits necessary for their operations to comply with all Environmental Laws in all material respects. The operations of Tundra and its subsidiaries are and have been in compliance with all required or applicable Environmental Laws and Environmental Permits in all material respects. Neither Tundra nor any of its subsidiaries has caused any Release of a Hazardous Material on, at, from or under any real or immovable property currently or formerly owned, operated or occupied by Tundra or its subsidiaries that is reasonably likely to form the basis of any claim against Tundra or any of its subsidiaries. Neither Tundra nor any of its subsidiaries has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any person for any liability or obligation arising under Environmental Law that is reasonably likely to form the basis of any claim against Tundra or any of its subsidiaries. Neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement shall require any notification to any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Law. Tundra has made available to Parent SubCo true and complete copies all material environmental reports, investigations, studies, audits and other environmental documents relating to Tundra, its subsidiaries, their respective operations or any real or immovable property currently or formerly owned, operated or occupied by Tundra or any of its subsidiaries.

(s)	Real Property.

(i)	With respect to the real or immovable property owned by Tundra or its subsidiaries as of the date hereof, all of which is listed in Section 13 of the Tundra Disclosure Letter (the “Tundra Owned Real Property”), (i) Tundra or one of its subsidiaries, as applicable, has valid, good and marketable fee simple title to the Tundra Owned Real Property, free and clear of any Liens except Permitted Liens and (ii) there are no outstanding options or rights of first refusal to purchase the Tundra Owned Real Property, or any portion thereof or interest therein.

(ii)

With respect to the real or immovable property leased, subleased or occupied by Tundra or its subsidiaries as of the date hereof (other than Tundra Owned Real Property), all of which is listed in Section 14 of the Tundra Disclosure Letter (the “Tundra Leased Real Property”), (A) each lease, sublease or occupancy agreement for such property is valid, legally binding, enforceable and in full force and effect unamended by oral or written agreement, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been made available to Parent SubCo, and each is in good standing and there has not been any breach or default under such lease, sublease or occupancy agreement by any party nor any arrears of rent or other defaults, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration by any party thereunder, nor is there any dispute between Tundra or a subsidiary, as the case may be, and any landlord under any lease, (B) no third party has repudiated or has the right to terminate or repudiate any such lease, sublease or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease or occupancy agreement) or any provision thereof and (C) none of the leases, subleases or occupancy agreements has been assigned by Tundra or any of its subsidiaries in favour of any person. To the knowledge of Tundra, no counterparty to any foregoing lease, sublease or occupancy agreement is in default thereunder.

(iii)	There are no Liens, except Permitted Liens, on the leasehold, subleasehold or occupancy rights of Tundra or any subsidiary with respect to any Tundra Leased Real Property.

(iv)	True and complete copies of: (i) deeds, title insurance policies, certificates of title, title opinions, summaries or memoranda relating to title to the Tundra Owned Real Property, (ii) appraisals, valuations or other information evidencing the cost, assessed value and/or market value of the Tundra Owned Real Property, (iii) any surveys, real property reports, reference plans, aerial photographs and site plans, (iv) any reports, including but not limited to zoning reports prepared by a zoning consultant, or findings relating to building inspections, roof conditions, structural elements, services or other physical condition of the Tundra Improvements and Tundra Owned Real Property, and (v) materials relating to work orders, notices of violation or deficiency notices affecting the Tundra Owned Real Property, in each case within the possession or control of Tundra, have been made available to Parent SubCo.

(v)	All plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon the Tundra Owned Real Property and mechanical, electrical, plumbing, heating and air-conditioning systems relating to the Tundra Owned Real Property, including any of the foregoing under construction (the “Tundra Improvements”) have been constructed in good and workmanlike manner and in compliance with all Laws, are in good condition, repair and proper working order, having regard to their use and age, are suitable and adequate for the purposes for which they have been designed, and such assets have been properly and regularly maintained.

(vi)	The Tundra Improvements have not been insulated with any Hazardous Material, and the Tundra Owned Real Property does not contain and Hazardous Material.

(vii)	Neither Tundra nor its subsidiaries has received any notification of and has no knowledge of, any outstanding or incomplete work orders, deficiency notices or other non-compliance with Laws relating to the Tundra Owned Real Property.

(viii)	The current uses of the Tundra Owned Real Property are permitted under current zoning and land use regulations and Laws. No notice or violation of any Law or any covenant, restriction or easement affecting the Tundra Owned Real Property or any part of it or with respect to the use or occupancy of the Tundra Owned Real Property or any part of it has been given by any Governmental Entity having jurisdiction over the Tundra Owned Real Property or by any other person entitled to enforce the same.

(ix)	No Tundra Improvements encroach on real property not forming part of the Tundra Owned Real Property or any registered or unregistered easement or right of way affecting the Tundra Owned Real Property, and no buildings, structures or other improvements on adjoining lands encroach upon the Tundra Owned Real Property.

(x)	Tundra has no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Tundra Owned Real Property or any part of the Tundra Owned Real Property.

(xi)	All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any Tundra Improvements have been fully paid and, except for Permitted Liens, no one is entitled to claim a lien under the Construction Lien Act (Ontario) or other similar legislation for such work performed by or on behalf of Tundra or its subsidiaries.

(xii)	The Tundra Owned Real Property is fully serviced (including, but not limited to, water, storm and sanitary sewer and electrical service) to a level sufficient to permit the operation of the business currently carried on by Tundra and its subsidiaries.

(xiii)	All utilities required for the operation of business in the ordinary course of business from the Tundra Owned Real Property connect into the Tundra Owned Real Property through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the operation of the Tundra Owned Real Property for purposes of the business. There is nothing owing by Tundra or any subsidiary in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water or other utilities (except for the payment dates of which have not yet passed).

(xiv)	All Taxes with respect to the Tundra Owned Real Property that are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Tundra Owned Real Property and neither Tundra or its subsidiaries have has received any notice of proposed local improvement charges or special levies.

(xv)	No part of the Tundra Owned Real Property has been designated or is threatened to be designated pursuant to any Laws: i) as an historical site or building, or ii) for regulation by any conservation authority. No part of the Tundra Owned Real Property is used, nor has it ever been used, as a cemetery.

(xvi)	The Tundra Improvements on the Tundra Owned Real Property do no contravene any of the height requirements of any of the regulations under the Aeronautics Act (Canada).

(xvii)	Each parcel of the Tundra Owned Real Property has full and free legally enforceable access to and from public highways, which access is sufficient for the purposes of the operation of the business in the ordinary course of business and neither Tundra nor any subsidiary has knowledge of any fact or condition that would result in the interruption or termination of such access.

(xviii)	The current uses of the Tundra Leased Real Property comply in all material respects with applicable Law.

(t)

Personal Property. With respect to all personal or movable property owned by Tundra or its subsidiaries (the “Tundra Owned Personal Property”), (i) Tundra or one of its subsidiaries, as applicable, has good and valid title to the Tundra Owned Personal Property, free and clear of any Liens other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Tundra Owned Personal Property, or any portion thereof or interest therein, and (iii) the Tundra Owned Personal Property and the current use thereof comply with applicable Law. With respect to the personal or movable property leased or subleased by Tundra or its subsidiaries (the “Tundra Leased Personal Property”), (A) the lease or sublease agreement for such property is valid, legally binding, enforceable and in full force and effect, true and complete copies of which, if material

(including all related amendments, supplements, notices and ancillary agreements), have been made available by Tundra to Parent SubCo, and none of Tundra or any of its subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by Tundra or any of its subsidiaries or permit termination, modification or acceleration by any third party thereunder, (B) no third party has repudiated or has the right to terminate or repudiate any such lease or sublease agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, and (C) none of the leases or subleases agreements has been assigned by Tundra or any of its subsidiaries in favour of any person, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate or assign that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Tundra. To the knowledge of Tundra, no counterparty to any foregoing lease or sublease agreement is in material default thereunder. There are no Liens, other than Permitted Liens, on the leasehold or subleasehold of Tundra or any subsidiary to any Tundra Leased Personal Property. Collectively, the Tundra Owned Personal Property and the Tundra Leased Personal Property are sufficient to permit the continued operation of the business carried on by Tundra and its subsidiaries in substantially the same manner as conducted in the year ended on the date hereof. All such tangible assets are in generally good repair and operational and usable consistent with past practice, subject to normal wear and tear, except for such assets whose failure to be in such condition would not individually or in the aggregate, have a Material Adverse Effect on Tundra.

(u)	Intellectual Property.

(i)	Section 15 of the Tundra Disclosure Letter contains a complete and accurate list of the following Owned Tundra IP: (A) all Domain Names, (B) all registered Trademarks and material unregistered Trademarks; (C) all Patents; and (D) all registered Copyrights, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction of the application/registration and (3) the application or registration number.

(ii)	To the knowledge of Tundra, except as disclosed in Section 16 of the Tundra Disclosure Letter, none of the Owned Tundra IP is invalid or unenforceable.

(iii)	To the knowledge of Tundra, in each case in which Tundra or any of its subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights or Patents included in the Owned Tundra IP from another person, Tundra or its appropriate subsidiary has taken reasonable steps to record or to have recorded such acquisition with the Canadian Intellectual Property Office, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdictions.

(iv)

Section 17 of the Tundra Disclosure Letter contains a complete and accurate list of all material Contracts (A) under which Tundra or any of its subsidiaries uses or has the right to use any Licensed Tundra IP, other than licenses and related services agreements for generally commercially available software (B) under which Tundra or any of its subsidiaries has licensed to any other person the right to use or agreed to transfer to any other person any of the Tundra IP, other than customer licenses and other agreements entered into in the ordinary course of business consistent with past practice, or (C) which grant, or which may require Tundra or any of its subsidiaries to grant, to others the right, whether contingent or otherwise, to use or access any Tundra Source Code or which creates or governs any source code escrow arrangement (such Contracts referred to in the foregoing clauses (A) and (B) being referred to herein as the “Tundra IP Agreements”). Except as set forth in Section 17 of the Tundra Disclosure Letter, neither Tundra nor any of its subsidiaries has granted to any other person any exclusive license or other exclusive rights under any Tundra IP that is still in effect. A true and complete copy of each such Tundra IP Agreement has been made available to Parent SubCo. To the knowledge of Tundra, (i) no third parties to the Tundra IP Agreements are in material breach thereof and (ii) there are no material pending disputes regarding the scope of such Tundra IP Agreements, performance under the Tundra IP Agreements, or with respect to payments made or received under such Tundra IP Agreements. To the knowledge of Tundra, all Tundra IP Agreements are binding and are in full force and effect.

(v)	The Owned Tundra IP, together with the Licensed Tundra IP, is sufficient for the conduct of the business of Tundra and its subsidiaries as currently conducted.

(vi)	Tundra and its subsidiaries own all right, title and interest in the Owned Tundra IP, free and clear of all Liens other than (A) encumbrances, restrictions or other obligations arising under any of the Tundra IP Agreements and (B) non-exclusive licenses granted by Tundra and its subsidiaries in the ordinary course of business consistent with past practice.

(vii)	Tundra and each of its subsidiaries have taken reasonable steps to protect and preserve the confidentiality of the trade secrets that comprise any part of the Tundra IP and, to the knowledge of Tundra, there has been no unauthorized use, disclosure or infringement of any such trade secrets by any person. Tundra and its subsidiaries have a policy requiring all employees, consultants and contractors to execute confidentiality and invention assignment agreements substantially in Tundra’s standard form made available to Parent SubCo. Tundra and its subsidiaries have obtained from all persons (including employees, consultants and contractors) who have created any material portion of, or otherwise who would have any material rights in or to, the Owned Tundra IP written assignments of any such work, invention, improvement or other rights in favour of Tundra and its subsidiaries.

(viii)	To the knowledge of Tundra, none of the products or services of Tundra or any of its subsidiaries nor any other aspect of the conduct of Tundra’s or its subsidiaries’ respective businesses has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party. To the knowledge of Tundra, no third party is infringing upon in any material respect any Owned Tundra IP.

(ix)	Except as disclosed in Section 18 of the Tundra Disclosure Letter, to the knowledge of Tundra, no person other than Tundra is using any Trademarks that are part of Owned Tundra IP in Canada without a licence.

(x)	There is no suit, claim, action, investigation or proceeding made, conducted or brought by any third party that has been served upon or, to the knowledge of Tundra, filed or threatened with respect to, and Tundra has not been notified in writing of, any alleged infringement or other violation in any material respect by Tundra or any of its subsidiaries of any Intellectual Property Rights of any third party. To the knowledge of Tundra, there is no pending claim or claim threatened in writing challenging the validity or enforceability of, or contesting Tundra’s or any of its subsidiaries’ ownership of or other rights with respect to any of the Tundra IP. Tundra and its subsidiaries are not subject to any order of any Governmental Entity that restricts or impairs the use of any Tundra IP.

(xi)	Assuming that the consents disclosed in Section 19 of the Tundra Disclosure Letter have been obtained, the execution and delivery of this Agreement and the consummation of the Transactions will not result in any right of termination or cancellation under any Tundra IP Agreement or any loss of rights in or to any Tundra IP that is material to the business of Tundra and its subsidiaries as currently conducted.

(xii)	Assuming that the consents disclosed in Section 20 of the Tundra Disclosure Letter have been obtained, the execution and delivery of this Agreement and the consummation of the Transactions will not result in, after consummation of the Transactions, Parent or any of its subsidiaries being required, under the terms of any agreement to which Tundra or any of its subsidiaries is a party, to grant any third party any license or other rights in or to any of Parent’s or any of its subsidiaries’ Intellectual Property Rights.

(xiii)	To the knowledge of Tundra, no Tundra product (including any Tundra product currently under development) contains or is distributed with any code, the inclusion of which would require Tundra to make any portion of the Tundra Source Code for any Tundra product publicly available.

(xiv)	To the knowledge of Tundra, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement to require release of any Tundra Source Code. To the knowledge of Tundra and assuming that the consents disclosed in Section 21 of the Tundra Disclosure Letter have been obtained, the consummation of the Transactions will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement to require release of any Tundra Source Code for any current Tundra product.

(xv)	Except as disclosed in Section 22 of the Tundra Disclosure Letter, Tundra has neither sought, applied for nor received any support, funding, resources or assistance from any Governmental Entity in connection with the Owned Tundra IP that would encumber, restrict or otherwise impair the use of such Intellectual Property. Tundra has fulfilled all of its obligations under the Contribution Agreement between Technology Partnerships Canada and Tundra.

(xvi)	Tundra’s and its subsidiaries’ collection and dissemination of personal customer information in connection with their respective businesses has been conducted in all material respects in accordance with applicable privacy policies published or otherwise adopted by Tundra and its subsidiaries and any applicable Laws.

(v)	Computer Systems.

(i)	The Computer Systems adequately meet the data processing and other computing needs of the operations of Tundra as presently conducted. The Computer Systems function, operate, process and compute in accordance with all applicable Laws, industry standards and trade practices.

(ii)	Tundra has measures in place, consistent with current industry standards and practices, to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems. Tundra has and maintains an accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by Tundra and its Employees to the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by Tundra in connection with the operation of the business are adequately and properly protected consistent with current industry standards and practices.

(iii)	Tundra has and maintains back-up systems and disaster recovery and business continuity plans to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer Systems.

(iv)	Tundra is, or at the Effective Date will be, (a) in possession of the object code and user manuals for all Application Software (other than off-the-shelf application software) which is used in the business and which is material to the business of Tundra and its subsidiaries as currently conducted (the “Application Software”); and (b) either in the possession of or a beneficiary under a source code escrow agreement to the source code and all documentation required for effective use of the Application Software. To the knowledge of Tundra, Tundra has made available to Parent SubCo, true, correct and complete copies of any source code escrow agreements relating to the Application Software.

(w)	Products and Services.

(i)	The products sold by Tundra conform in all material respects with the capabilities and performance levels described in the manuals, documentation, technical literature, product or component specifications or design documentation related to each such respective product or device.

(ii)	The products produced by Tundra have been manufactured in accordance with, and meet in all material respects all requirements of, applicable Law in all material respects and meet the specifications in all Contracts with customers of Tundra relating to the sale of such products. All services provided by Tundra to its customers have been provided in all material respects in accordance with applicable Law and the terms of all Contracts relating thereto. Tundra is not in breach in any material respect of the terms of any Contract relating to the supply of products or services or any instrument ancillary thereto.

(iii)	Tundra is not aware of any fact, circumstance or occurrence which would render any of the information regarding new product development made available to Parent SubCo inaccurate in any material respect; all of such information was prepared with due care.

(iv)	There are no currently pending or, to Tundra’s knowledge, threatened warranty claims with respect to any Tundra product. Section 23 of the Tundra Disclosure Letter contains copies of the terms of Tundra’s and its subsidiaries’ current forms of standard product warranties. Except as set forth in the Tundra Material Contracts and as set forth in Section 23 of the Tundra Disclosure Letter, Tundra and its subsidiaries have made no express warranties with respect to any Tundra products other than such standard product warranties. There are no written notices by any Governmental Entity or any product testing laboratory stating that any product of Tundra and its subsidiaries is unsafe or fails to meet any standards promulgated by such Governmental Entity or testing laboratory.

(v)	There are no currently pending or, to Tundra’s knowledge, threatened warranty or other claims with respect to services provided by Tundra or any of its subsidiaries to any person.

(vi)	Tundra is not aware of any fact, circumstance or occurrence which would reasonably be expected to have a material adverse effect upon the timeframes or budgets relating to its new product development made available to Parent SubCo prior to the date hereof.

(x)

Material Contracts. Section 24 of the Tundra Disclosure Letter sets forth a complete and accurate list of all Tundra Material Contracts as of the date hereof. Tundra has made available to Parent SubCo true and complete copies of all such Tundra Material Contracts. Neither Tundra nor any of its subsidiaries is in breach or violation of or default (in each case, with or without notice or lapse of time or both) under the terms of any Tundra Material Contract. As of the date hereof, to the knowledge of Tundra, no other party to any Tundra Material Contract is in material breach of, violation of, or default under the terms of, or has threatened to terminate, any such Tundra Material Contract, and to the knowledge of Tundra, there exists no state of facts which after notice or lapse of time or both would constitute a default, violation or breach of any such Tundra Material Contract. Each Tundra Material Contract is a valid and binding obligation of Tundra or its subsidiary that is a party thereto and is in full force and effect in accordance with its terms. Except as set forth in Section 24 of the Tundra Disclosure Letter, no Tundra Material Contract: (a) would be violated, contravened or breached by, or under which a default would occur; (b) requires any consent or prior approval be obtained from any person (including consents relating to the change of control of Tundra and its subsidiaries) or notice (prior to or following the Effective Time); or (c) would terminate; in each case, upon the execution of this Agreement or the completion of the Transactions. No state of facts exists in relation to borrowings or financial indebtedness of Tundra or any subsidiary of Tundra that (i) would constitute a default or an event of default (or a matter that with the giving of notice, the passage of time or the fulfillment of any other condition would result in the occurrence of a default or an event of default) under any such borrowings or financial indebtedness, (ii) has resulted in any such borrowings or financial indebtedness becoming due and payable, or being capable of being declared due and payable, prior to its stated maturity date, (iii) has resulted in any party to any Contract with respect to any such borrowings or financial indebtedness having a right to terminate, cancel or suspend its commitment or any of its obligations under any such Contract or (iv) has resulted in any Lien securing any such borrowings or financial indebtedness becoming, or being capable of becoming, enforceable.

(y)	Insurance.

(i)	Each of Tundra and its subsidiaries is, and has been continuously since April 30, 2007, insured by reputable and financially responsible third party insurers in respect of the operations and assets of Tundra and its subsidiaries with policies issued. The third party insurance policies of Tundra and its subsidiaries are in full force and effect in accordance with their terms and Tundra and its subsidiaries are not in material default under the terms of any such policy. Tundra has made available to Parent SubCo a complete and accurate copy of each such policy. As of the date hereof, Tundra has no knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

(ii)	Each of Tundra and its subsidiaries maintains a sufficient level of insurance to comply with (A) each of the Tundra Permits applicable to it and (B) the terms and conditions of each of the Tundra Material Contracts.

(iii)	Tundra has made available to Parent SubCo a complete and accurate claims history for Tundra during the past two years, including with respect to insurance obtained but not currently maintained, together with a statement of the aggregate amount of claims paid out, and claims pending. Tundra has made available true, correct and complete copies of all such policies, bonds or binders in effect on the date hereof (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder).

(iv)	There is no claim pending under any insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All Proceedings covered by any of the insurance policies has been properly reported to and accepted by the applicable insurer.

(z)

Non-Arms Length Transactions. Section 25 of the Tundra Disclosure Letter sets forth all Contracts with, and all advances, loans, guarantees, liabilities or other obligations to or on behalf of any shareholder, officer or director of Tundra, or any officer or director of its subsidiaries or any other person not dealing at arm’s length to Tundra or any of its subsidiaries (within the meaning of the Tax Act). There are no contracts, agreements, arrangements, understandings, commitments or other transactions currently in place between Tundra or any of its subsidiaries, on the one hand, and (i) any officer or director of Tundra or any of its subsidiaries, (ii) any holder of record or beneficial owner of the Tundra Shares, or (iii) any affiliate, associate or other person not dealing at arm’s length with any such senior officer, director, holder of record, or beneficial owner, on the other hand, that have not been disclosed and are otherwise required to be disclosed in Tundra’s financial statements or otherwise publicly disclosed pursuant to applicable Securities Laws.

(aa)	Opinion of Financial Advisors. The Tundra Board of Directors has received the opinion, dated April 25, 2009, of Citigroup Global Markets Inc. to the effect that, as of the date of the opinion, the Consideration per Tundra Share to be received by the holders of such shares is fair from a financial point of view. A true and complete copy of each of the opinion and the engagement letter between Tundra and Citigroup Global Markets Inc. has been provided to Parent SubCo.

(bb)	Books and Records. The financial books, records and accounts of Tundra and its subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Tundra and its subsidiaries and (iii) accurately and fairly reflect the basis for the Tundra financial statements. Tundra’s and its subsidiaries’ corporate records and minute books have been maintained in compliance in all material respects with applicable Laws and are complete and accurate in all material respects.

(cc)	Finders’ Fees. Except for Citigroup Global Markets Inc., there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Tundra or any of its subsidiaries in connection with the transactions contemplated by this Agreement. Section 26 of the Tundra Disclosure Letter states all fees paid and to be paid to Citigroup Global Markets Inc. under the terms of any agreement with Citigroup Global Markets Inc.

(dd)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Tundra or any of its subsidiaries that has or could have the effect of prohibiting, restricting or impairing any business practices of Tundra or any subsidiary.

(ee)	Disclosure/Internal Controls. Tundra has implemented disclosure controls and procedures and internal control over financial reporting, as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings. The disclosure controls and procedures have been designed to provide reasonable assurance that (i) material information relating to Tundra, including its subsidiaries, is made known to Tundra’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and (ii) information required by Tundra in its annual filings, interim filings or other reports filed or submitted by it under Securities Law is recorded, processed, summarized and reported within the time periods specified in Securities Laws. The internal control and procedures have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Tundra’s Chief Executive Officer and its Chief Financial Officer have disclosed to Tundra’s auditors (i) all significant deficiencies in the design or operation of the internal controls that are reasonably likely to adversely affect Tundra’s ability to record, process, summarize and report financial data and have identified for Tundra’s auditors any material weakness in internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Tundra’s internal controls. Tundra is not aware of any fraud, whether or not material, that involves management or other Tundra Employees who have a significant role in Tundra’s internal control over financial reporting.

(ff)	Shareholder Rights Plan. Tundra does not have in place, and the Tundra Shareholders have not adopted or approved, any shareholder rights plan or a similar plan giving rights to acquire additional Tundra Shares upon execution or performance of the obligations under this Agreement.

(gg)	[reserved].

(hh)	Corrupt Practices Legislation. There have been no actions taken by, or to the knowledge of Tundra, on behalf of Tundra or its subsidiaries that would cause Tundra to be in violation of the Foreign Corrupt Practices Act of the United States or the Corruption of Foreign Public Officials Act (Canada).

(ii)	United States Securities Laws. The Tundra Shares are held of record (within the meaning of Rule 12g5-1 under the 1934 Act) by fewer than 500 persons; or the Tundra Shares are held by fewer than 300 holders resident in the United States (calculated as required by Rule 12g3-2(a)); or Tundra has complied with the requirements of Rule 12g3-2(b) under the 1934 Act.

(jj)	Voting Requirements. The affirmative vote at the Meeting or any adjournment or postponement thereof of two-thirds of the votes cast on the Arrangement Resolution by the Tundra Shareholders present in person or represented by proxy at the Meeting, voting as a single class, is the only vote of the Tundra Shareholders necessary to approve or adopt the Arrangement or to consummate the Arrangement and the Transactions.

(kk)	No Collateral Benefit. To the knowledge of Tundra, no related party of Tundra (within the meaning of MI 61-101) will receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the Transactions; and no minority approval (within the meaning of such instrument) and no formal valuation (within the meaning of such instrument) is required under such instrument in connection with the Arrangement or any other Transaction.

(ll)	Confidentiality and Standstill Agreements. Tundra has made available to Parent SubCo true and complete copies, except for information which would identify any counterparty thereto, of (i) any agreement which is still in force and effect pursuant to which it has agreed to provide to any person other than Parent and Parent SubCo access to information in respect of Tundra and/or any of its subsidiaries in the context of any direct or indirect acquisition or purchase of Tundra (though any form of share or asset purchase) and such person has agreed to keep the information confidential and (ii) any agreement which is still in force and effect containing a “standstill” provision in respect of the acquisition of Tundra Shares or the acquisition by Tundra of the shares of another person.

(mm)	Disclosure. Tundra has not failed to disclose to Parent SubCo any fact or information which would be material to a purchaser of Tundra.

(nn)	Termination of Gennum Agreement. Concurrently with the execution of this Agreement, Tundra has validly terminated the arrangement agreement dated March 19, 2009 and as amended April 16, 2009 between Tundra and Gennum in accordance with its terms.

(oo)	Investment Canada Act. The value of the assets of Tundra and its subsidiaries, calculated in the manner prescribed by the Investment Canada Act (Canada), is less than $312 million and none of Tundra or any of its subsidiaries is a cultural business (as such term is defined in the Investment Canada Act).

(pp)	Competition Act. Tundra together with its affiliates (as defined in the Competition Act (Canada)) do not have assets in Canada that exceed CDN $150 million or annual gross revenues from sales in, from and into Canada that exceed $75 million, in either case, as determined pursuant to section 109 of the Competition Act (Canada).

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUBCO

(a)	Corporate Existence and Power. Each of Parent and Parent SubCo is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent owns, directly or indirectly, all of the outstanding securities of Parent SubCo. Since the date of its incorporation, Parent SubCo has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b)	Corporate Authorization. The execution, delivery and performance by each of Parent and Parent SubCo of this Agreement and the consummation by each of Parent and Parent SubCo of the transactions contemplated hereby are within the corporate powers of Parent and Parent SubCo, respectively, and have been duly authorized by the Parent Board of Directors and the Parent SubCo Board of Directors, as applicable, and no other corporate proceedings on the part of Parent or Parent SubCo are necessary to authorize this Agreement or shall be necessary at the Effective Time to authorize the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Parent and Parent SubCo, enforceable against Parent and Parent SubCo in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)	Governmental Authorization. The execution, delivery and performance by Parent and Parent SubCo of this Agreement and the consummation by Parent and Parent SubCo of the Transactions require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than (i) any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Regulatory Approvals; (v) compliance with any applicable Securities Laws and rules and policies of the Exchanges; and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Parent SubCo’s ability to consummate the Transactions.

(d)	Non-Contravention. The execution, delivery and performance by Parent and Parent SubCo of its obligations under this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Arrangement do not and shall not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent or the constating documents of any of its subsidiaries (including Parent SubCo); or (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any material provision of any applicable Law.

(e)	Litigation. There is no Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its subsidiaries or any of their property or assets, nor are there any existing facts or conditions which would reasonably be expected to be a proper basis for any such Proceeding, that, if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Parent SubCo’s ability to consummate the Transactions.

(l)	Cash on Hand. Parent has sufficient cash on hand to cause Parent SubCo to pay the aggregate Consideration to be paid pursuant to the Arrangement and any other amounts required to be paid by Parent SubCo in connection with the consummation of the Transactions and to pay all related fees and expenses.

(m)	Tundra Shares. To the knowledge of Parent, neither Parent nor any of its subsidiaries nor any “joint actor” (within the meaning of MI 61-101) therewith owns or exercises control or direction over any Tundra Shares.

(n)	Investment Canada Act. Parent is a WTO investor within the meaning of the Investment Canada Act.

(o)	Competition Act (Canada). Parent together with its affiliates (as defined in the Competition Act (Canada)) do not have assets in Canada that exceed CDN $250 million or annual gross revenues from sales in, from and into Canada that exceed CDN $325 million, in either case, as determined pursuant to section 109 of the Competition Act (Canada).

SCHEDULE F

FORM OF VOTING SUPPORT AGREEMENT

VOTING AND LOCK-UP AGREEMENT

THIS AGREEMENT is made April 30, 2009

BETWEEN:

The senior management and directors of TUNDRA SEMICONDUCTOR CORPORATION listed on Schedule A (each, a “Stakeholder” and collectively, the “Stakeholders”)

- and-

INTEGRATED DEVICE TECHNOLOGY, INC., a corporation incorporated under the laws of Delaware (“Parent”)

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4440471 CANADA INC., a corporation incorporated under the laws of Canada (“Parent SubCo”)

RECITALS:

A.	Parent, Parent SubCo, and Tundra intend to enter into a business combination transaction by way of an arrangement (the “Transactions”) pursuant to an arrangement agreement dated the date hereof (the “Arrangement Agreement”).

B.	As an inducement to Parent and Parent SubCo’s willingness to enter into the Arrangement Agreement, each Stakeholder undertakes to take certain actions and do certain things to support the Transactions as set out in this voting and lock-up agreement (the “Agreement”).

C.	Each Stakeholder is the registered and/or direct or indirect beneficial owner of the number of issued and outstanding Tundra Shares set forth on Schedule A.

D.	Each Stakeholder is the holder of the number of Tundra Options set forth on Schedule A to purchase Tundra Shares granted under one of the Tundra Stock Option Plans.

E.	The terms of the Transactions are summarized in the Arrangement Agreement, the form of which is set forth on Schedule B. Capitalized terms used herein, and the terms “affiliate,” “person” and “business day,” and not otherwise defined have the meanings set forth in the Arrangement Agreement, unless the context indicates otherwise.

THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Stakeholder and Parent and Parent SubCo agree as follows:

ARTICLE 1

REPRESENTATIONS AND WARRANTIES

1.1	Stakeholder Representations

Each Stakeholder represents and warrants to Parent and Parent SubCo in respect of such Stakeholder only and not any other Stakeholder (and acknowledges that Parent and Parent SubCo are relying upon such representations and warranties in completing the Transactions) as follows:

(a)	that the common shares in the capital of Tundra and the options to acquire common shares in the capital of Tundra set forth opposite such Stakeholder’s name on Schedule A to this Agreement (the “Shares” and the “Options,” respectively) represent all securities or rights to acquire securities of Tundra held of record or beneficially owned by such Stakeholder, or over which such Shareholder has any voting power or dispositive power or other control or direction. In respect of such Shares and Options, such Stakeholder is the sole legal and sole beneficial owner, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over, and sole power to agree to all of the matters set forth in this Agreement. Such Stakeholder has good and marketable title to such Stakeholder’s Shares and Options, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims and demands or rights of others of any nature or kind. Other than the Shares and the Options set out on Schedule A, no other securities of Tundra or rights to acquire securities of Tundra are beneficially owned, held of record or controlled or directed, directly or indirectly, by such Stakeholder;

(b)	such Stakeholder has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stakeholder (and if such Stakeholder is a corporation, duly authorized by all necessary corporate actions), and assuming the due authorization, execution and delivery by each of Parent and Parent SubCo, this Agreement constitutes the legal, valid and binding obligation of such Stakeholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity;

(c)	that there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of such Stakeholder, threatened against such Stakeholder or any of its properties that, individually or in the aggregate, could impair the ability of such Stakeholder to perform its obligations under this Agreement. There is no judgment, decree or order against such Stakeholder that could prevent, enjoin, alter or delay such Stakeholder from performing its obligations under this Agreement;

(d)	such Stakeholder has not previously granted or agreed to grant any proxy or other right to vote in respect of its Shares and Options or entered into any voting trust, nor any pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to its Shares and Options except those which are no longer of any force or effect;

(e)	no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from such Stakeholder of any of its Shares and Options, or any interest therein or right thereto, except pursuant to this Agreement and the Arrangement Agreement;

(f)	neither the execution and delivery of this Agreement by such Stakeholder, the performance by such Stakeholder of its obligations hereunder nor the compliance by such Stakeholder with any of the provisions hereof will result in the creation of any lien or encumbrance on any of its Stakeholder Shares or Options or result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of any constating or governing documents, by-laws or resolutions of such Stakeholder, if applicable, or any Contract or other document to which such Stakeholder is a party or subject, or any judgment, decree, order, statute, law, rule or regulation applicable to such Stakeholder; and

(g)	there are no other obligations relating to the Shares and Options outstanding between such Stakeholder or its affiliates, on the one hand, and Tundra or its subsidiaries, on the other hand.

1.2	Parent and Parent SubCo Representations

Parent and Parent SubCo hereby represent and warrant to each Stakeholder (and acknowledges that the Stakeholder is relying upon such representations and warranties) that:

(a)	each of Parent and Parent SubCo is a company duly incorporated and validly existing under the Laws of its jurisdiction of incorporation;

(b)	each of Parent and Parent SubCo has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Parent and Parent SubCo, and has been duly authorized by all necessary corporate action, and assuming the due authorization, execution and delivery by such Stakeholder, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Parent SubCo, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity; and

(c)	the execution, delivery, and performance of this Agreement by each of Parent and Parent SubCo, will not (i) constitute a violation of its articles or certificate of incorporation or by- laws, each as amended, or (ii) constitute a violation of any Law applicable or relating to it or its businesses.

ARTICLE 2

STAKEHOLDER OBLIGATIONS

2.1	Restrictions on Transfers

(a)

Each Stakeholder hereby irrevocably covenants in favour of Parent and Parent SubCo that, except as contemplated in this Agreement, such Stakeholder will not: (i) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of its Shares or Options or any additional shares of Tundra in respect of which it acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Shares”) or any additional options to acquire shares of Tundra in respect of which it acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Options”) or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement), or (ii) grant any proxies or powers of attorney, or deposit any of its Shares, Options, Additional Options or Additional Shares (collectively, the “Owned Securities”) into a voting trust or enter into a voting agreement, pooling agreement, understanding or arrangement with respect to such Owned Securities, without having first obtained the prior written consent of Parent SubCo, which consent is within the sole discretion of Parent SubCo and may be unreasonably withheld.

(b)	Notwithstanding the restrictions in Section 2.1(a) above, a Stakeholder may transfer, sell or dispose of any Owned Securities to a company controlled (within the meaning of the Canada Business Corporations Act) by such Stakeholder, provided, however, that prior to any such transfer, sale or disposition, the transferee shall agree with Parent and Parent SubCo, in form and on terms satisfactory to Parent and Parent SubCo, acting reasonably, to be bound by all of the provisions of this Agreement in the same manner as the Stakeholder and the Stakeholder shall remain, with such transferee, jointly and severally liable for its and such transferee’s obligations under this Agreement.

2.2	Non-Solicitation

Each Stakeholder agrees in favour of Parent and Parent SubCo that it will not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to an Acquisition Proposal or any Owned Securities. For the avoidance of doubt, nothing in this Agreement limits a Stakeholder from performing his or her fiduciary duties as a director or an officer of Tundra.

2.3	Voting Rights

(a)	Subject to completion of a proxy as contemplated under this Agreement, each Stakeholder agrees in favour of Parent and Parent SubCo that it will, to the extent permitted under applicable Securities Laws, vote (or cause to be voted) all Owned Securities at any meeting of the shareholders of Tundra, and in any action by written consent of the shareholders of Tundra: (i) in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof); or (ii) against any action that would impede, delay, interfere or discourage the Transaction (including, for greater certainty, against (A) any Acquisition Proposal or Superior Proposal, (B) any merger, consolidation, business combination, sale of assets, amalgamation, arrangement, reorganization or recapitalization of Tundra, (C) any sale, lease or transfer of any significant part of the assets of Tundra, (D) any dissolution, liquidation or winding up of Tundra, (E) any action to remove or change any of the directors of Tundra and (F) any material change in the capitalization of Tundra, or the corporate structure or charter of Tundra) (in each case where the relevant proposal does not have the express written agreement of Parent SubCo); and (iv) against any action that would result in any breach of any representation, warranty or covenant of Tundra in the Arrangement Agreement. Upon the request or direction of Parent SubCo, each Stakeholder agrees in favour of Parent and Parent SubCo that such Stakeholder shall promptly execute and deliver, and not revoke, a proxy appointing such person or persons as Parent SubCo may request or direct as proxy for such Stakeholder, with full power of substitution, to attend, vote and otherwise act for and on behalf of such Stakeholder in respect of any such resolution(s) and such Stakeholder shall have its Owned Securities counted or not counted as part of a quorum in connection with any such meeting relating to matters set forth in this Section 2.3(a). If for any reason such proxy is invalid or not effective or is not delivered promptly after request is made, such Stakeholder hereby unconditionally and irrevocably appoints Parent SubCo as attorney in fact for and on its behalf to act in respect of any such resolution in connection with any meeting of the Tundra securityholders.

(b)

For greater certainty, in connection with any matter referred to in Section 2.3(a), other than those matters referred to in Section 2.3(a)(i), each Stakeholder agrees in favour of Parent and Parent SubCo that it will consult with Parent SubCo prior to exercising any voting rights attached to its Owned Securities and will exercise or procure the exercise of such voting rights as Parent SubCo instructs.

(c)	Upon the written request or direction of Parent SubCo, each Stakeholder will execute and, subject to Section 2.4, not revoke a form of proxy in respect of any such resolution(s), appointing such person or persons as Parent SubCo may request or direct as proxy for such Stakeholder, with full power of substitution, to attend, vote and otherwise act for and on behalf of the Stakeholder in respect of all Owned Securities of the Stakeholder and in respect of all such matters that may come before a meeting of the shareholders of Tundra relating to the Transaction (other than any change in the terms of the Transaction that would decrease the value of the consideration to be received by the Stakeholder) including any action that would impede, interfere or discourage the Transaction, and in such circumstances, the Stakeholder will not be responsible for voting under Section 2.3(a).

(d)	Each Stakeholder agrees in favour of Parent and Parent SubCo that such Stakeholder shall not, without the prior written consent of Parent SubCo, requisition or join in the requisition of any meeting of the securityholders of Tundra for the purpose of considering any resolution.

2.4	Additional Covenants of each Stakeholder

Each Stakeholder hereby undertakes in favour of Parent and Parent SubCo from time to time:

(a)	To not make any statements against the Transactions or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding or varying such Transactions or any aspect thereof.

(b)	To not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to such Stakeholder’s Owned Securities pursuant to this Article 2, including, but not limited to, the sale of any direct or indirect holding company of such Stakeholder or the granting of a proxy on any of such Stakeholder’s Owned Securities of any direct or indirect holding company of such Stakeholder which would have, indirectly, the effects prohibited by this Article 2.

(c)	To deposit all of such Stakeholder’s Owned Securities, together with a duly completed letter of transmittal and election form, with the depositary specified in the Tundra Circular in accordance with the terms thereof.

(d)	If such Stakeholder is also a director of Tundra, upon completion of the Plan of Arrangement, to resign as a director of Tundra and its subsidiaries at the time and in the manner requested by Parent SubCo.

(e)	If any of such Stakeholder’s Owned Securities are registered in the name of a person other than such Stakeholder or otherwise held other than personally, to cause the direct owner of such securities to perform all covenants of such Stakeholder under this Agreement as if such Stakeholder.

(f)	To promptly notify Parent SubCo of the number of any Additional Shares and/or Additional Options acquired by such Stakeholder, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement as though they were Shares and/or Options owned by such Stakeholder on the date hereof.

(g)	To promptly notify Tundra upon becoming aware of any Material Adverse Effect in respect of Tundra, in order to allow Tundra to effect its obligations under the Arrangement Agreement.

(h)	To not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Transactions.

2.5	Fiduciary Obligations

Each of Parent and Parent SubCo agrees and acknowledges that each Stakeholder is bound hereunder solely in its capacity as a securityholder of Tundra and that the provisions hereof shall not be deemed or interpreted to bind such Stakeholder in any capacity as a director or an officer of Tundra.

2.6	Termination by Stakeholder

The obligations of each Stakeholder set out in Article 2 and any proxy granted thereby shall automatically terminate upon the termination of the Arrangement Agreement in accordance with its terms, provided that each Stakeholder shall be responsible and remains liable for any breach of this Agreement by such Stakeholder occurring prior to the termination of this Agreement.

2.7	Termination by Parent and Parent SubCo

Each of Parent and Parent SubCo, when not in default in the performance of its obligations under this Agreement, may, at any time and without prejudice to any other rights it may have under this Agreement or otherwise, terminate this Agreement, in respect of any Stakeholder, by notice in writing to such Stakeholder.

2.8	Effect of Termination

In the case of any notice of termination of this Agreement pursuant either Section 2.6 or 2.7, this Agreement shall terminate as between Parent, Parent SubCo and the applicable Stakeholder or Stakeholders and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party hereunder from liability for any breach of this Agreement prior to such termination.

2.9	No Ownership Interest

Nothing contained in this Agreement vests in Parent or Parent SubCo any direct or indirect ownership or incidence of ownership of or with respect to any Owned Securities. All rights, ownership and economic benefits of and relating to any Owned Securities remain vested in and belong to each applicable Stakeholder, and neither Parent nor Parent SubCo has any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Tundra or exercise any power or authority to direct any Stakeholder in the voting of any of the Owned Securities, except as otherwise provided herein, or in the performance of the Stakeholders’ duties or responsibilities as a shareholder of Tundra.

ARTICLE 3

INTENTIONALLY OMITTED

ARTICLE 4

OTHER COVENANTS

4.1	Disclosure

Each Stakeholder also agrees in favour of Parent and Parent SubCo:

(a)	to details of this Agreement being set out in any information circular produced by Tundra or Parent or Parent SubCo in connection with the Transactions; and

(b)	to this Agreement being made publicly available on SEDAR, with the SEC and otherwise to the extent required by Law.

4.2	Remedies

Each Stakeholder agrees that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach of this Agreement by the Stakeholder, Parent and Parent SubCo will be entitled to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach or threatened breach of this Agreement by the Stakeholder but will be in addition to all other remedies available at law or in equity to Parent and Parent SubCo.

4.3	No Dissent

Each Stakeholder hereby waives and agrees, in favour of Parent and Parent SubCo, not to exercise any rights of appraisal or rights of dissent such Stakeholder may have arising from the Transactions.

ARTICLE 5

INTENTIONALLY OMITTED

ARTICLE 6

MISCELLANEOUS

6.1	Interpretation

In this Agreement:

(a)	Governing Law—This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each Stakeholder hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario and irrevocably agrees that the courts of the Province of Ontario are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceeding arising out of or in connection with this Agreement may be brought in such courts.

(b)	Headings—Headings of Sections, Articles and Schedules are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)	Including—Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation.”

(d)	Number and Gender—Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)

Severability—If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent, Parent SubCo and such applicable Stakeholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of Parent, Parent SubCo and such Stakeholder as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.2	Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Stakeholder Shares, Options and Stakeholder Information

Schedule B – Form of Arrangement Agreement

6.3	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

6.4	Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between Parent, Parent SubCo and each Stakeholder and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between Parent, Parent SubCo and each Stakeholder pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between Parent, Parent SubCo and each Stakeholder in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

6.5	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by fax or e-mail:

(a)	if to Parent or Parent SubCo, at:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Attention:        Vince Tortolano

Fax No.:            (408) 284-2775

E-mail:             Vince.Tortolano@idt.com

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:        Christopher L. Kaufman and Mark V. Roeder

Fax No.:            (650) 463-2600

E-mail:             christopher.kaufman@lw.com; mark.roeder@lw.com

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Toronto Dominion Centre

Toronto, Canada M5K 1E6

Attention:        David E. Woollcombe and Ian C. Michael

Fax No.:            (416) 868-0673

E-mail:             dwoollco@mccarthy.ca; imichael@mccarthy.ca

(b)	If to a Stakeholder, at such Stakeholder’s address, fax number or e-mail address set out on Schedule A.

with a copy to:

Osler, Hoskin & Harcourt LLP

340 Albert Street

Suite 1900

Ottawa, ON K1R 7Y6

Attention:        Elizabeth Walker

Fax No.:            (613) 235-2867

E-mail:             ewalker@osler.com

Any Notice delivered or transmitted to a party as provided above is deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a business day then the Notice is deemed to have been given and received on the next business day.

Each of Parent and Parent SubCo may, from time to time, change its address by giving Notice to each Stakeholder in accordance with the provisions of this Section, and each Stakeholder may change its address by giving Parent SubCo such Notice in such manner.

6.6	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound.

6.7	Further Assurances

The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.8	Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which each applicable Stakeholder and Parent SubCo agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

6.9	Expenses

Parent, Parent SubCo and each Stakeholder shall pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.10	Waiver

Each Stakeholder and Parent and Parent SubCo agree with each other and confirm to each other that:

(a)	any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by any party to be bound or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)	no failure or delay by any Stakeholder or Parent or Parent SubCo in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise by such Stakeholder or Parent or Parent SubCo.

6.11	Assignability

The provisions of this Agreement are binding upon and enure to the benefit of Parent, Parent SubCo and each Stakeholder and their respective successors and permitted assigns. No Stakeholder may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of Parent SubCo. Parent and Parent SubCo may not assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement, in respect of any Stakeholder, without the prior written consent of such Stakeholder, except that Parent and Parent SubCo may each assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement, in respect of any Stakeholder, to an affiliate, without reducing its own obligations hereunder, without the consent of such Stakeholder.

6.12	Independent Legal Advice

Each Stakeholder acknowledges in favour of Parent and Parent SubCo that it has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Each Stakeholder further acknowledges in favour of Parent and Parent SubCo that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees in favour of Parent and Parent SubCo that this Agreement constitutes a binding legal obligation and that it is estopped from raising any claim on the basis that it has not obtained such advice.

6.13	Public Notices

Each Stakeholder acknowledges and agrees in favour of Parent and Parent SubCo that: all public notices to third parties and all other publicity concerning this Agreement, the Arrangement Agreement and the transactions contemplated hereunder and thereunder will be planned and co-ordinated by Parent, Parent SubCo and/or Tundra in accordance with the Arrangement Agreement; and such Stakeholder shall not act unilaterally in this regard without the prior approval of Parent SubCo unless such disclosure is required under applicable Securities Laws and stock exchange rules in circumstances where prior consultation with Parent SubCo is not practicable.

6.14	Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be delivered by fax or email, and all such counterparts together constitute one agreement.

[The next page is the signature page.]

This Agreement has been agreed and accepted as of the date first set out above.

Witness	Name:	Daniel Hoste
	Title:	President and Chief Executive Officer

Witness	Name:	Adam Chowaniec
	Title:	Chairman of the Board

Witness	Name:	David Long
	Title:	Vice President of Finance and Chief
Financial Officer

Witness	Name:	Mike Lupiano
	Title:	Vice President of Human Resources

Witness	Name:	Ed Vopni
	Title:	Vice President of Engineering & Interim
Vice President of Operations

Witness	Name:	Cheryl Foy
	Title:	Vice President, General Counsel and
Corporate Secretary

Witness	Name:	Richard Riker
	Title:	Vice President of Worldwide Sales

Witness	Name:	Bob Solberg
	Title:	Vice President of Engineering and
Operations

Witness	Name:	Cesar Cesaratto
	Title:	Director

Witness	Name:	Kevin Francis
	Title:	Director

Witness	Name:	Terry Nickerson
	Title:	Director

[Signature Page to Voting and Lock-Up Agreement]

Witness	Name:	Fred Shlapak
	Title:	Director

Witness	Name:	Charles Thompson
	Title:	Director

INTEGRATED DEVICE TECHNOLOGY, INC.

By:
Name: Title:

4440471 CANADA INC.

By:
Name: Title:

[Signature Page to Voting and Lock-Up Agreement]

SCHEDULE A

Stakeholder Shares, Options and Stakeholder Information

Stakeholder	Number of Tundra Shares	Number of Tundra Options
Daniel Hoste	20,000	293,500
Adam Chowaniec	55,200	37,500
David Long	5,200	75,000
Mike Lupiano	0	68,500
Ed Vopni	0	47,000
Cheryl Foy	135	54,427
Richard Riker	0	70,000
Bob Solberg	0	17,000
Cesar Cesaratto	4,000	20,000
Kevin Francis	0	15,000
Terry Nickerson	5,000	25,000
Fred Shlapak	0	40,000
Charles Thompson	12,138	37,500

APPENDIX C

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE I

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement (as defined below) and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“affiliate” has the meaning ascribed thereto in the CBCA;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of Tundra and Parent SubCo, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of April 30, 2009 among Parent, Parent SubCo and Tundra (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting;

“Articles of Arrangement” means the articles of arrangement of Tundra in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to Tundra and Parent SubCo, each acting reasonably;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario or San Jose, California;

“CBCA” means Canada Business Corporations Act, as amended;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Consideration” means $6.25 per Tundra Share, subject to any adjustment in accordance with Section 3.3(2);

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Currency Exchange Rate” means the noon spot rate of exchange on the Effective Date for United States dollars expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by Parent to be appropriate for such purpose;

“Depositary” means the depositary mutually agreed and appointed by Parent SubCo and Tundra;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of the Tundra Shares who validly dissents in respect of the Arrangement Resolution in compliance with the Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent rights, but only in respect of the Tundra Shares in respect of which Dissent Rights are validly exercised by such registered holder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time), or such other time as may be agreed to in writing by Tundra and Parent SubCo, on the Effective Date;

“Exchange” means the Toronto Stock Exchange;

“Exchange Ratio” means the amount, rounded to four (4) decimal places, determined by dividing (i) $6.25 by (ii) the product of the Parent VWAP multiplied by the Currency Exchange Rate;

“Final Order” means the final order of the Court, as contemplated by Section 2.5 of the Arrangement Agreement, approving the Arrangement, as such order may be amended by the Court (with the consent of Tundra and Parent SubCo, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to Tundra and Parent SubCo, each acting reasonably) on appeal;

“Governmental Entity” means any (a) supranational, multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board or authority of any of the foregoing, or (c) quasi-governmental or private body, including any tribunal, commission, stock exchange (including the Exchange and NASDAQ), regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and “Governmental Entities” means more than one Governmental Entity:

“holders” means (a) when used with reference to the Tundra Shares, except where the context otherwise requires, the holders of the Tundra Shares, shown from time to time in the register maintained by or on behalf of Tundra in respect of the Tundra Shares, and (b) when used with reference to the Tundra Options or the Tundra RSUs, the holders of Tundra Options or Tundra RSUs, respectively, shown from time to time in the registers or accounts maintained by or on behalf of Tundra in respect of the Tundra Stock Option Plans and the Tundra Restricted Share Unit Plan, as applicable;

“In-The-Money Tundra Option” means each Tundra Option, at the Effective Time, with an exercise price per such In-The-Money Tundra Option less than the Consideration per Tundra Shares;

“Interim Order” means the interim order of the Court in a form acceptable to Tundra, Parent and Parent SubCo, each acting reasonably, as contemplated by Section 2.2 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of Tundra and Parent SubCo, each acting reasonably;

“IRC” means the United States Internal Revenue Code of 1986, as amended;

“Law” or “Laws” means all federal, national, multinational, provincial, state, municipal, regional and local laws (statutory, common or otherwise), constitutions, treaties, conventions, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, legally binding codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or licence or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity or self-regulatory authority (including the Exchange and NASDAQ), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are binding upon or applicable to such person or its assets;

“Letter of Transmittal” means the letter of transmittal sent by Tundra to holders of Tundra Shares for use in connection with the Arrangement;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, options, rights of first refusal or first offer, covenants, restrictions, encumbrance of any kind and adverse claims;

“NASDAQ” means The NASDAQ Stock Market;

“Out-Of-The-Money Tundra Option” means a Tundra Option that is not an In-The-Money Tundra Option;

“Parent” means Integrated Device Technology, Inc., a corporation existing under the laws of Delaware;

“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent;

“Parent SubCo” means 4440471 Canada Inc., a corporation existing under the laws of Canada;

“Parent VWAP” means the volume weighted average trading price of the Parent Shares on NASDAQ for the five (5) trading days ending on the third trading day prior to the Effective Date;

“person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations thereto made in accordance with Section 9.12 of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Tundra and Parent SubCo, each acting reasonably;

“Post-Exchange Option Value” has the meaning ascribed thereto in Section 3.1(5);

“Pre-Exchange Option Value” has the meaning ascribed thereto in Section 3.1(5);

“Replacement Option” has the meaning ascribed thereto in Section 3.1(5);

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tundra” means Tundra, a corporation existing under the laws of Canada;

“Tundra Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits, thereto, sent to, among others, holders of the Tundra

Shares in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Tundra Option” means each outstanding option to purchase Tundra Shares granted under one of the Tundra Stock Option Plans;

“Tundra Restricted Share Unit Plan” means the Tundra Restricted Share Unit Plan (Cash Settled) dated October, 2007, as amended or supplemented;

“Tundra RSU” means each outstanding restricted share unit granted under the Tundra Restricted Share Unit Plan;

“Tundra Shares” means the common shares in the capital of Tundra; and

“Tundra Stock Option Plans” means the Tundra 1995 Plan and the Tundra 2005 Plan, collectively.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, Appendices, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, Appendix, subsection, paragraph or clause by number or letter or both refer to the Article, Section, Appendix, subsection, paragraph or clause, respectively, bearing that designation in this Plan of Arrangement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provisions of this Plan of Arrangement.

1.3	Rules of Construction

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders. References in this Plan of Arrangement to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

1.4	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and “Cdn$” or “$” refers to Canadian dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a person is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6	References to Dates, Statutes, etc.

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively. In this Plan of Arrangement, references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Any reference in this Plan of Arrangement to a person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that person.

1.7	Time

Time shall be of the essence in this Plan of Arrangement. All times expressed herein are Toronto, Ontario time unless otherwise stipulated herein.

ARTICLE II

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on Parent, Parent SubCo, Tundra, all holders and beneficial owners of the Tundra Shares (including those described in Section 4.1), and all holders of Tundra Options and Tundra RSUs, at and after the Effective Time without any further act or formality required on the part of any person, except as expressly provided herein.

ARTICLE III

ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time on the Effective Date, each of the events set out below shall occur and shall be deemed to occur in the following order and be effective at the times stated, without any further authorization, act or formality:

(1)	At the Effective Time, Tundra shall accelerate the vesting of each outstanding, unvested In-The-Money Tundra Option in accordance with the terms of the applicable Tundra Stock Option Plan immediately following which each In-The-Money Tundra Option that is outstanding and has not been duly exercised prior to the Effective Time, without any further action on behalf of any holder of such In-The-Money Tundra Option and without any payment except as provided in this Plan of Arrangement, and subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, shall be transferred by the holder thereof to Tundra in consideration for a cash payment by Tundra equal to the product obtained by multiplying the amount by which the Consideration per Tundra Share exceeds the exercise price of such In-The-Money Tundra Option by the number of Tundra Shares underlying each such In-The-Money Tundra Option. Each In-The-Money Tundra Option issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(1).

(2)	Five minutes following the step contemplated in Section 3.1(1), notwithstanding any contingent vesting provisions to which a Tundra RSU might otherwise have been subject, and without any further action on behalf of any holder of such Tundra RSU and without any payment except as provided in this Plan of Arrangement, Tundra shall accelerate the vesting of each outstanding, unvested Tundra RSU in accordance with the terms of the

Tundra Restricted Share Unit Plan and Tundra shall, subject to (for greater certainty) applicable withholdings in accordance with Section 5.3, deliver to each holder of a Tundra RSU outstanding immediately prior to the Effective Time an amount equal to the Consideration in cash in settlement of each such Tundra RSU. Each Tundra RSU issued and outstanding immediately prior to the Effective Time shall thereafter be immediately cancelled and all Tundra RSU agreements related thereto shall be immediately terminated and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 3.1(2). The Tundra Restricted Share Unit Plan shall be terminated and none of Tundra, Parent, Parent SubCo or any of their affiliates shall have any liabilities or obligations with respect to such plan except pursuant to this Section 3.1(2).

(3)	Five minutes following the step contemplated in Section 3.1(2), each Tundra Share held by a Dissenting Shareholder immediately prior to the Effective Time shall be deemed to be transferred by the holder thereof, without any act or formality on its part, free and clear of all Liens, to Parent SubCo and Parent SubCo shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article IV hereof, and the name of such holder shall be removed from the register of holders of Tundra Shares and Parent SubCo shall be recorded as the registered holder of the Tundra Shares so transferred and shall be deemed to be the legal and beneficial owner of such Tundra Shares.

(4)	Five minutes following the step contemplated in Section 3.1(2), each Tundra Share (other than those held by a Dissenting Shareholder or Parent SubCo) outstanding immediately prior to the Effective Time shall be transferred by the holder thereof to Parent SubCo and each holder thereof shall be entitled to receive, in exchange therefor and subject to the provisions of Section 3.3 hereof, a cash amount equal to the Consideration, and the names of the holders of such Tundra Shares transferred to Parent SubCo shall be removed from the register of holders of Tundra Shares, and Parent SubCo shall be recorded as the registered holder of the Tundra Shares so transferred and shall be the legal and beneficial owner thereof.

(5)	Five minutes following the steps contemplated in Sections 3.1(3) and (4), each Out-Of-The-Money Tundra Option that is outstanding and that has not been duly exercised prior to the Effective Time, whether or not vested, without any further action on behalf of any holder of such Out-Of-The-Money Tundra Option, shall be exchanged for an option (a “Replacement Option”) to purchase from Parent the number of Parent Shares (rounded down to the nearest whole number of such shares) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Tundra Shares subject to such Out-Of-The-Money Tundra Option immediately prior to the Effective Time, and each holder of such exchanged Out-Of-The-Money Tundra Option shall immediately become a holder of the number of Replacement Options to which such holder is entitled as a result of the exchange, and each such exchanged Out-Of-The-Money Tundra Option shall be immediately cancelled. For each Out-Of-The-Money Tundra Option, such Replacement Option shall provide for an exercise price per Parent Share (rounded up to the nearest whole cent) in United States dollars equal to (i) the quotient obtained by dividing (x) the exercise price per Tundra Share of such Out-Of-The-Money Tundra Option immediately prior to the Effective Time by (y) the Exchange Ratio, divided by (ii) the Currency Exchange Rate.

Except as otherwise set out in this section 3.1(5), each Replacement Option shall be governed by the terms and conditions of the Tundra Stock Option Plan and any stock option agreement pursuant to which such Tundra Option was granted (including, but not limited to, the term to expiry, conditions to and manner of exercising and vesting schedule), with any adjustments deemed to be made thereto as are necessary to ensure consistency with the provisions of this Section 3.1(5).

Notwithstanding the above provisions of this Section 3.1(5),

(i) with respect to any Out-Of-The-Money Tundra Option, if the directors of Parent determine in good faith that the excess of the aggregate fair market value of the Parent Shares subject to the Replacement Option immediately after the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to the Replacement Option (such excess, referred to as the “Post-Exchange Option Value”) would otherwise exceed the excess of the aggregate fair market value of the Tundra Shares subject to such Tundra Option immediately before the issuance of the Replacement Option over the aggregate option exercise price for such shares pursuant to such Tundra Option (such excess, referred to as the “Pre-Exchange Option Value”), the previous provisions in this Section 3.1(5) shall be modified, but only to the extent necessary and in a manner that does not otherwise adversely affect the holder of the Replacement Option, so that the Post-Exchange Option Value does not exceed the Pre-Exchange Option Value; and

(ii) with respect only to an Out-Of-The-Money Tundra Option that is held by a resident of the United States, the exercise price and the number of Parent Shares subject to a Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the IRC; provided, further, that in the case of any such Out-Of-The-Money Tundra Option which was an incentive stock option (as defined in Section 422 of the IRC) immediately prior to the Effective Time, the exercise price, the number of Parent Shares and the terms and conditions of the Replacement Option shall be determined in a manner consistent with the requirements of Section 424(a) of the IRC.

3.2	Transfers Free and Clear

Any transfer of any securities pursuant to the Arrangement shall be free and clear of all Liens.

3.3	Adjustment to Consideration

(1)	Any cash consideration owing to a Tundra Shareholder, a holder of In-The-Money Tundra Options or a holder of Tundra RSUs shall be rounded up to the next whole cent.

(2)	If, on or after April 30, 2009, Tundra declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Tundra Shares, or sets a record date therefor that is prior to the Effective Date, then the Consideration shall be adjusted to reflect such dividend or other distribution by way of a reduction to the Consideration by an amount equal to the value of such dividend or other distribution.

ARTICLE IV

RIGHTS TO DISSENT

4.1	Rights of Dissent

Registered holders of the Tundra Shares may exercise, pursuant to and in the manner set forth in Section 190 of the CBCA, the right of dissent in connection with the Arrangement, as same may be modified by the

Interim Order and this Section 4.1 (“Dissent Rights”); provided that, notwithstanding subsection 190(5) of the CBCA, any registered holder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution to Tundra in the form required by section 190 of the CBCA and the Arrangement Agreement, which written objection must be received by Tundra not later than 5:00 p.m. (Toronto time) on the business day which is two business days immediately preceding the Meeting (or any adjournment or postponement thereof), subject to the particular terms of the Interim Order, and must otherwise strictly comply with the requirements of the CBCA. Registered holders of the Tundra Shares who duly and validly exercise such Dissent Rights and who:

(1)	are ultimately entitled to be paid by Parent SubCo the fair value for their Tundra Shares, (i) shall be deemed to have transferred the Tundra Shares held by them and in respect of which Dissent Rights have been duly and validly exercised to Parent SubCo, without any further act or formality, free and clear of all Liens at the time specified in Section 3.1(3), in consideration of a debt claim against Parent SubCo to be paid the fair value of such Tundra Shares and (ii) shall be entitled to be paid by Parent SubCo an amount equal to the fair value of such Tundra Shares, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such registered holders not exercised their Dissent Rights in respect of such Tundra Shares; or

(2)	are ultimately not entitled, for any reason, to be paid fair value for their Tundra Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Tundra Shares.

4.2	Recognition of Dissenting Shareholders

(1)	In no circumstances shall Parent, Parent SubCo, Tundra or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Tundra Shares in respect of which such rights are sought to be exercised.

(2)	In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of the Tundra Options, (ii) holders of the Tundra RSUs and (iii) holders of Tundra Shares who vote or have instructed a proxyholder to vote such Tundra Shares in favour of the Arrangement Resolution (but only in respect of such Tundra Shares).

ARTICLE V

CERTIFICATES AND PAYMENTS

5.1	Payment of Consideration

(1)

At or before the Effective Time, (i) Parent SubCo shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of Tundra Shares, the aggregate amount of cash payable under Sections 3.1(3) and (4) (with the amount per Tundra Share in respect of which Dissent Rights have been exercised being deemed to be equal to the Consideration for this purpose only); (ii) Tundra shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of In-The-Money Tundra Options, the aggregate money required for payments in respect of the In-The-Money Tundra Options pursuant to Section 3.1(1), and (iii) Tundra shall deposit or cause to be deposited with the Depositary, for the benefit of and in trust for holders of Tundra RSUs, the aggregate money required for the payments in respect of the Tundra RSUs pursuant to Section 3.1(2). All such money shall be cash, denominated in Canadian dollars in same day funds payable at Toronto, Ontario. Such money shall not be used for any purpose except as provided in this Plan of Arrangement.

(2)	Upon the surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Tundra Shares, together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the holder of the Tundra Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such holder as soon as possible, a cheque (or other form of immediately available funds) representing the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(4) for such Tundra Shares, less any amounts withheld pursuant to Section 5.3.

(3)	As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Tundra to each holder of In-The-Money-Tundra Options, as reflected on the books and records of Tundra, a cheque (or other form of immediately available funds) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(1).

(4)	As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Tundra to each holder of Tundra RSUs, as reflected on the books and records of Tundra, a cheque (or other form of immediately available funds) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(2).

(5)	Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Tundra Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender cash in lieu of such certificate as contemplated in Section 3.1(4). Any such certificate formerly representing Tundra Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Tundra Shares of any kind or nature against or in Tundra, Parent or Parent SubCo.

(6)	Any payment made by way of cheque by the Depositary on behalf of Tundra or Parent SubCo or Parent pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for the Tundra Shares pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to Parent SubCo for no consideration.

(7)	No holder of Tundra Shares, Tundra Options or Tundra RSUs shall be entitled to receive any consideration with respect to such securities other than the consideration to which such holder is entitled to receive in accordance with Article III and this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to the Tundra Shares with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Tundra Shares.

5.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Tundra Shares that were transferred pursuant to Section 3.1(4) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to Parent and Parent SubCo and the Depositary (acting reasonably) in such sum as Parent and Parent SubCo may direct, or otherwise indemnify Parent, Parent SubCo and Tundra in a manner satisfactory to Parent, Parent SubCo and Tundra, acting reasonably, against any claim that may be made against Parent, Parent SubCo or Tundra with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

Parent, Parent SubCo, Tundra, and the Depositary shall be entitled to deduct and withhold from any amounts payable to any person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Sections 3.1 and 5.1), such amounts as Parent, Parent SubCo, Tundra or the Depositary determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment under the Tax Act, the IRC or any provision of any other applicable Law. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to such person in respect of which such deduction and withholding were made.

ARTICLE VI

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(1)	Tundra may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be consented to by Parent SubCo in writing, (iii) be filed with the Court and, if made following the Meeting, approved by the Court and (iv) be communicated to the Tundra Shareholders if and as required by the Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Tundra at any time prior to the Meeting (provided that Parent SubCo shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of the Tundra and Parent SubCo (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Tundra Shareholders voting in the manner directed by the Court.

(4)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent SubCo, provided that it concerns a matter which, in the reasonable opinion of Parent SubCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Tundra Shares.

ARTICLE VII

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

7.2	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all rights related to Tundra Shares, Tundra Options and Tundra RSUs issued prior to the Effective Time, (ii) the rights and obligations of the holders of Tundra Shares, Tundra Options and Tundra RSUs and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Tundra Shares, Tundra Options and Tundra RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

1001 Page Mill Road

Building 4, Suite 100

Palo Alto, CA 94304

APPENDIX D

FAIRNESS OPINION OF CITIGROUP GLOBAL MARKETS INC.

April 25, 2009

The Board of Directors

Tundra Semiconductor Corporation

603 March Road

Ottawa, Ontario, Canada

K2K 2M5

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares (“Tundra Common Shares”) in the capital of Tundra Semiconductor Corporation (“Tundra”) of the Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Arrangement Agreement (the “Arrangement Agreement”) proposed to be entered into among Tundra, Integrated Device Technology, Inc., (“Parent”) and 4440471 Canada Inc., (“Parent SubCo”). As more fully described in the Arrangement Agreement, Parent SubCo will acquire all of the outstanding Tundra Common Shares (such acquisition, the “Acquisition”), and each holder of Tundra Common Shares (other than certain Tundra Common Shares specified in the Arrangement Agreement) shall be entitled to receive, in exchange for each Tundra Common Share, Cdn$6.25 in cash (the “Consideration”).

In arriving at our opinion, we reviewed the Arrangement Agreement considered by the Board of Directors of Tundra on the date hereof and held discussions with certain senior officers, directors and other representatives and advisors of Tundra concerning the businesses, operations and prospects of Tundra. We examined certain publicly available business and financial information relating to Tundra as well as certain financial forecasts and other information and data relating to Tundra which were provided to or discussed with us by the management of Tundra. We reviewed the financial terms of the Acquisition as set forth in the Arrangement Agreement in relation to, among other things: current and historical market prices and trading volumes of Tundra Common Shares; the historical and projected earnings and other operating data of Tundra; and the capitalization and financial condition of Tundra. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Acquisition and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Tundra. In connection with our engagement and at the direction of Tundra, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of Tundra. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Tundra that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Tundra provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Tundra that

D - 1

Tundra Semiconductor Corporation

such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimated and judgments of the management of Tundra as to the future financial performance of Tundra.

We have assumed, with your consent, that the Acquisition will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary judicial, regulatory or third party approvals, consents and releases for the Acquisition, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Tundra or the Acquisition. Representatives of Tundra have advised us, and we further have assumed, that the terms of the executed Arrangement Agreement will not vary materially from those set forth in the Arrangement Agreement reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Tundra nor have we made any physical inspection of the properties or assets of Tundra. We have not been asked to prepare, nor have we made, an independent valuation of Tundra, nor should our opinion be construed as a valuation of Tundra under Canadian securities laws or otherwise. Our opinion does not address the underlying business decision of Tundra to effect the Acquisition, the relative merits of the Acquisition as compared to any alternative business strategies that might exist for Tundra or the effect of any other transaction in which Tundra might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Acquisition, or any class of such persons, relative to the Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Tundra in connection with the proposed Acquisition and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Acquisition. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Tundra and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Tundra, Parent and their respective affiliates. We are not an insider, affiliate or associate of Tundra or its related entities for purposes of Canadian securities law.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Tundra in its evaluation of the proposed Acquisition, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Acquisition.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Tundra Common Shares.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

D - 2

APPENDIX E INTERIM ORDER
Commercial List Court File No. 09-8178-00CL
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)

THE HONOURABLE	)	FRIDAY, THE 15th DAY
)
JUSTICE NEWBOULD	)	OF MAY, 2009

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF TUNDRA SEMICONDUCTOR CORPORATION

TUNDRA SEMICONDUCTOR CORPORATION

Applicant

ORDER

THIS MOTION made by the Applicant, Tundra Semiconductor Corporation (“Tundra”), pursuant to section 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), for an interim order for advice and directions (the “Interim Order”) in connection with the within application (the “Application”), was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application, Notice of Motion and the Affidavit of Cheryl Foy sworn May 11, 2009 (the “Foy Affidavit”), and the exhibits thereto, and on hearing the submissions of counsel for Tundra and counsel for Integrated Device Technology, Inc. (“IDT”) and its wholly owned subsidiary, 4440471 Canada Inc. (“Acquisition Sub”), and on being advised of the letter of non-appearance delivered by the Director appointed under the CBCA,

Definitions

1.	THIS COURT ORDERS that all capitalized terms used in this Interim Order not otherwise defined herein shall have the meanings ascribed thereto in the arrangement agreement between Tundra, IDT and Acquisition Sub, dated April 30, 2009 (the “Arrangement Agreement”), which is Appendix B to the draft notice of special meeting and management proxy circular of Tundra (the “Circular”), attached as Exhibit “A” to the Foy Affidavit.

The Meeting

2.	THIS COURT ORDERS that Tundra shall be permitted to call, hold and conduct the Meeting at which the Tundra Shareholders will be asked to consider and, if determined advisable, pass a special resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (collectively, the “Arrangement Resolution”), a copy of which is attached as Appendix A to the Circular.

3.	THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the notice of Meeting which accompanies the Circular (the “Notice of Meeting”), and the articles of amalgamation and by-laws of Tundra, subject to what may be provided hereafter and subject to further order of this Honourable Court.

4.	THIS COURT ORDERS that the record date (the “Record Date”) for determination of the shareholders entitled to notice of, and to vote at, the Meeting shall be May 15, 2009.

5.	THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be: (a) the Tundra Shareholders or their respective proxy holders; (b) the officers, directors, auditors and advisors of Tundra; (c) representatives and advisors of IDT and/or Acquisition Sub; (d) the Director; and (e) other persons who may receive the permission of the chair of the Meeting.

6.	THIS COURT ORDERS that at the Meeting, Tundra may also transact such other business as is contemplated by the Notice of Meeting sent to Tundra Shareholders, subject to the terms of the Arrangement Agreement.

Quorum

7.	THIS COURT ORDERS that the Chair of the Meeting shall be determined by Tundra and that, in accordance with Tundra’s by-laws, the quorum at the Meeting shall be not less than two persons present in person or represented by proxy at the opening of the Meeting, who hold common shares of Tundra representing not less than 25% of the common shares entitled to vote at the Meeting.

Amendments

8.	THIS COURT ORDERS that Tundra is authorized to make, subject to the terms of the Arrangement Agreement, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Tundra Shareholders or others entitled to receive notice under paragraphs 10 and 11 hereof, subject to disclosure requirements under applicable securities laws, and Arrangement and Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Tundra Shareholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, but shall be subject to approval by this Honourable Court at the hearing for the final approval of the Arrangement.

Adjournments and Postponements

9.	THIS COURT ORDERS that Tundra, if it deems advisable and subject to the terms of the Arrangement Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Tundra Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as Tundra may determine is appropriate in the circumstances. This provision shall not limit the authority of the chairperson of the Meeting in respect of adjournments and postponements.

Notice of the Meeting

10.	THIS COURT ORDERS that the Notice of Application, this Interim Order, the Notice of Meeting, the Circular, the form of proxy and the letter of transmittal, along with such amendments or additional documents as Tundra may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), shall be sent to:

(a)	the registered Tundra Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

(i)	by pre-paid ordinary or first class mail at the addresses of the Tundra Shareholders as they appear on the books and records of Tundra, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Tundra;

(ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

(iii)	by facsimile or electronic transmission to any Tundra Shareholder, who is identified to the satisfaction of Tundra, who requests such transmission in writing and, if required by Tundra, who is prepared to pay the charges for such transmission.

(b)	non-registered Tundra Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators; and

(c)	the respective directors and auditors of Tundra, and to the Director appointed under the CBCA, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

11.	THIS COURT ORDERS that Tundra is hereby authorized to distribute the Notice of Application, this Interim Order, the Circular, and any other communications or documents determined by Tundra to be necessary or desirable (collectively, the “Court Materials”) to the holders of Tundra Options and Tundra RSUs by any method permitted for notice to Tundra Shareholders as set forth in paragraphs 10(a) or 10(b), above, concurrently with the distribution described in paragraph 10 of this Interim Order. Distribution to such persons shall be to their addresses as they appear on the books and records of Tundra or its registrar and transfer agent at the close of business on the Record Date.

12.	THIS COURT ORDERS the accidental failure or omission by Tundra to give notice of the meeting or to distribute the Meeting Materials or Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Tundra, or the non-receipt of such notice shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Tundra, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

13.	THIS COURT ORDERS that Tundra is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials, as Tundra may determine in accordance with the terms of the Arrangement Agreement (“Additional Information”), and that notice of such Additional Information may be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as Tundra may determine.

14.	THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 10 and 11 of this Interim Order shall constitute good and sufficient service and notice thereof upon all such persons of the Meeting and the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons described in paragraphs 10 and 11 of this Interim Order or to any other persons, subject to the provisions governing the hearing of the within Application at paragraphs 26 to 28 of this Interim Order.

Solicitation and Revocation of Proxies

15.	THIS COURT ORDERS that Tundra is authorized to use the letter of transmittal and proxies, draft forms of which accompany the Circular, with such amendments and additional information as Tundra may determine are necessary or desirable, subject to the terms of the Arrangement Agreement. Tundra, Acquisition Sub and IDT are authorized, at their expense, to solicit proxies, directly or through their respective officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may respectively determine. Tundra may waive generally, in its discretion, the time limits set out in the Circular for the deposit or revocation of proxies by Tundra Shareholders, if Tundra deems it advisable to do so.

16.

THIS COURT ORDERS that Tundra Shareholders shall be entitled to revoke their proxies in accordance with section 148(4) of the CBCA (except as the procedures of that section are varied by this paragraph and the Plan of Arrangement) provided that any instruments in writing delivered pursuant to s.148(4)(a)(i) of the CBCA: (a) are deposited with Tundra at its registered head office, 603 March Road, Ottawa, Ontario, K2K 2M5, or with the transfer agent for Tundra, Computershare Investor Services Inc. (“Computershare”) at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1; and (b) any such instruments must be so deposited not later than 5:00 p.m. (Toronto time) on the business day immediately preceding the Meeting (or any adjournment or postponement thereof).

17.	THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Tundra Shareholders who hold common shares of Tundra as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

Voting

18.

THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per common share and that in order for the Plan of Arrangement to be implemented, subject to further Order of this Honourable Court, the Arrangement Resolution must be passed, with or without variation, at the Meeting by an affirmative vote of at least two-thirds (66 2/3%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by the Tundra Shareholders, voting in a single class. Such vote shall be sufficient to authorize Tundra to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the Tundra Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

19.	THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Tundra (other than in respect of the Arrangement Resolution), each Tundra Shareholder is entitled to one vote for each voting common share held. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast.

Dissent Rights

20.	THIS COURT ORDERS that each registered Tundra Shareholder shall be entitled to exercise Dissent Rights in connection with the Arrangement Resolution in accordance with section 190 of the CBCA (except as the procedures of that section are varied by this Interim Order and the Plan of Arrangement) provided that, notwithstanding subsection 190(5) of the CBCA, any Tundra Shareholder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution to Tundra in the form required by section 190 of the CBCA and the Arrangement Agreement, which written objection must be received by Tundra not later than 5:00 p.m. (Toronto time) on the business day that is two business days immediately preceding the Meeting (or any adjournment or postponement thereof), and must otherwise strictly comply with the requirements of the CBCA. For purposes of these proceedings, the “court” referred to in section 190 of the CBCA means this Honourable Court.

21.	THIS COURT ORDERS that Acquisition Sub, not Tundra, shall be required to offer to pay fair value, determined as of the close of business on the day prior to approval of the Arrangement Resolution, for Tundra Shares held by Tundra Shareholders who duly exercise Dissent Rights, in accordance with subsection 190(12) of the CBCA and otherwise subject to section 190 of the CBCA as modified by this Interim Order, and to pay the amount to which such Tundra Shareholders may be entitled pursuant to the terms of the Arrangement Agreement. As such, and in accordance with the Plan of Arrangement and the Circular, all references to the “corporation” in subsections 190(3) and 190(11) to 190(26), inclusive, of the CBCA (except for the second reference to the “corporation” in subsection 190(12) and the two references to the “corporation” in subsection 190(17)) shall be deemed to refer to “Acquisition Sub” in place of the “corporation”, and Acquisition Sub shall have all of the rights, duties and obligations of the “corporation” under subsections 190(11) to 190(26), inclusive, of the CBCA.

22.	THIS COURT ORDERS that any Tundra Shareholder who duly exercises such Dissent Rights set out in paragraph 20 above and who:

(i)	is ultimately determined by this Honourable Court to be entitled to be paid fair value for his, her or its Shares, shall be deemed to have transferred those Shares at the time specified in Section 3.1(3) of the Plan of Arrangement, without any further act or formality and free and clear of all hypothecs, mortgages, liens, charges, security interests, prior claims, pledges, encroachments, options, rights of first refusal or first offer, covenants, restrictions, encumbrance of any kind or adverse claims, to

Tundra for cancellation in consideration of a debt claim against Acquisition Sub to be paid the fair value of such Shares, and (ii) shall be entitled to be paid by Acquisition Sub an amount equal to the fair value of such Shares, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Shares; or

(ii)	is for any reason ultimately determined by this Honourable Court not to be entitled to be paid fair value for his, her or its Shares pursuant to the exercise of the Dissent Right, shall be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Shareholder;

but in no case shall Tundra, IDT, Acquisition Sub or any other person be required to recognize such Tundra Shareholders as holders of common shares of Tundra at or after the date upon which the Arrangement becomes effective and the names of such Tundra Shareholders shall be deleted from Tundra’s register of holders of common shares at that time.

Hearing of the Application for Approval of the Arrangement

23.	THIS COURT ORDERS that upon approval by the Tundra Shareholders of the Plan Arrangement in the manner set forth in this Interim Order, Tundra may apply to this Honourable Court for final approval of the Arrangement.

24.	THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Circular, when sent in accordance with paragraph 10 to 12 of this Interim Order, shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 25.

25.	THIS COURT ORDERS that any Appearance served in response to the Notice of Application shall be served on this solicitors for Tundra, with a copy to the Solicitors for IDT and Acquisition Sub, as soon as reasonably practicable, and, in any event, at or before 12:00 p.m. (noon) (Toronto time) on the business day immediately preceding the hearing of this Application at the following addresses:

OSLER, HOSKIN & HARCOURT LLP

Barristers & Solicitors

Box 50, 1 First Canadian Place

Toronto, Canada M5X 1B8

Attention: Laura K. Fric and Craig T. Lockwood

Solicitors for Tundra

- and -

McCARTHY TÉTRAULT LLP

Suite 5300, TD Bank Tower

Toronto Dominion Centre

Toronto ON M5K 1E6

Canada

Attention: R. Paul Steep

Solicitors for IDT / Acquisition Sub

26.	THIS COURT ORDERS that, subject to any further order, the only persons entitled to appear and be heard at the hearing of the within application shall be:

(i)	Tundra;

(ii)	IDT and/or Acquisition Sub;

(iii)	the Director; and

(iv)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure.

27.	THIS COURT ORDERS that the time for service of the Notice of Motion and the Motion Record be and its hereby abridged, and that the Notice of Motion is properly returnable today and service of the Notice of Motion and Motion Record on the Tundra Shareholders or any other interested person is hereby dispensed with.

28.	THIS COURT ORDERS that any materials to be filed by Tundra in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

29.	THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 25 shall be entitled to be given notice of the adjourned date.

Precedence

30.	THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Shares, Tundra Options or Tundra RSUs, or the articles or by-laws of Tundra, this Interim Order shall govern.

Extra-Territorial Assistance

31.	THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Honourable Court in carrying out the terms of this Interim Order.

Variance

32.	THIS COURT ORDERS that Tundra shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Honourable Court may direct.

TUNDRA SEMICONDUCTOR CORPORATION	IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE	Commercial List Court File: 09-8178-00CL

Applicant

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding commended at Toronto
ORDER

Osler, Hoskin & Harcourt LLP

Barristers & Solicitors

Box 50, 1 First Canadian Place

Toronto, Ontario

M5X 1B8

Laura K. Fric (LSUC#: 36545Q)

Craig T. Lockwood (LSUC#: 46668M)

Tel: (416) 362-2111

Fax: (416) 862-6666

Solicitors for the Applicant

Tundra Semiconductor Corporation

APPENDIX F

NOTICE OF APPLICATION	Court File No. 09-8178-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF TUNDRA SEMICONDUCTOR CORPORATION

TUNDRA SEMICONDUCTOR CORPORATION Applicant

NOTICE OF APPLICATION

TO THE RESPONDENTS:

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the Applicant appears on the following page.

THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on Tuesday, June 16, 2009, at 10:00 a.m., or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES,

LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date	May 8, 2009	Issued by
Local registrar

		Address of court office	330 University Avenue Toronto, Ontario M5G 1R7

TO:	ALL HOLDERS OF COMMON SHARES IN THE CAPITAL OF TUNDRA SEMICONDUCTOR CORPORATION

AND TO:	ALL HOLDERS OF OPTIONS EXERCISABLE FOR COMMON SHARES IN THE CAPITAL OF TUNDRA SEMICONDUCTOR CORPORATION

AND TO:	ALL HOLDERS OF RESTRICTED SHARE UNITS OF TUNDRA SEMICONDUCTOR CORPORATION

AND TO:	DIRECTORS OF TUNDRA SEMICONDUCTOR CORPORATION

AND TO:	COMPUTERSHARE INVESTOR SERVICES INC. 100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1

Registrar and Transfer Agent of Tundra Semiconductor Corporation

AND TO:	DELOITTE & TOUCHE LLP 100 Queen Street Suite 800 Ottawa Ontario K1P 5T8

Auditors of Tundra Semiconductor Corporation

AND TO:	THE DIRECTOR Compliance and Policy Directorate Corporations Canada, Industry Canada 9th Floor, Jean Edmonds Tower South 365 Laurier Avenue West Ottawa, Ontario, K1A 0C8

AND TO:	McCARTHY TÉTRAULT LLP Suite 5300, TD Bank Tower Toronto Dominion Centre Toronto ON M5K 1E6 Canada

R. Paul Steep Tel. 416-601-7998 Fax 416-868-0763

Lawyers for Integrated Device Technology, Inc. and 4440471 Canada Inc.

APPLICATION

1. THE APPLICANT MAKES APPLICATION FOR:

(a)	an interim order for advice and directions under section 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”) with respect to a proposed arrangement (the “Arrangement”) of Tundra Semiconductor Corporation (“Tundra”);

(b)	an order under sections 192(3) and 192(4) of the CBCA approving the Arrangement; and

(c)	such further and other relief as this Honourable Court may deem just.

2. THE GROUNDS FOR THE APPLICATION ARE:

(a)	Tundra is a corporation governed by the CBCA, with its head office in Ottawa, and with its common shares listed and traded on the Toronto Stock Exchange;

(b)	the Arrangement is an “arrangement” as defined in section 192(1) of the CBCA;

(c)	section 192 of the CBCA;

(d)	all statutory procedures under the CBCA have been met or will be met by the date of the return of this Application;

(e)	Tundra is not insolvent;

(f)	it is not practicable for Tundra to effect the Arrangement under any other provision of the CBCA;

(g)	the Arrangement is put forward in good faith;

(h)	the Arrangement is fair and reasonable;

(i)	the directions set out and shareholder approvals required pursuant to any interim order this Honourable Court may grant have been followed and obtained, or will be followed and obtained, by the date of the return of this Application;

(j)	certain of the holders of common shares in the capital of Tundra are resident outside of Ontario and will be served at their addresses as they appear on the books and records of Tundra pursuant to rules 17.02(n) and 17.02(o) of the Rules of Civil Procedure and the terms of any interim order for advice and directions granted by this Honourable Court;

(k)	rules 14.05(2), 14.05(3) and 38 of the Rules of Civil Procedure;

(l)	National Instrument No. 54-101 of the Canadian Securities Administrators; and

(m)	such further and other grounds as counsel may advise and this Honourable Court may permit.

3. Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), exempts from the U.S. Securities Act those securities which are issued in exchange for bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved after a hearing by a court upon the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear. Integrated Device Technology, Inc. (“IDT”) intends to rely upon this provision to issue options to acquire IDT common shares to holders of out-of-the-money Tundra options who are resident in the United States, based on the Court’s approval of the Arrangement.

4. THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

(a)	this Notice of Application, as issued;

(b)	such interim order as may be granted by this Honourable Court;

(c)	an Affidavit of a Tundra representative, to be sworn on behalf of Tundra, with exhibits thereto, outlining the basis for an interim order for advice and directions;

(d)	a further Affidavit(s), to be sworn on behalf of Tundra, with exhibits thereto, including an Affidavit outlining the basis for the final order approving the

Arrangement, and reporting as to compliance with any interim order and the results of any meeting conducted pursuant to such interim order; and

(e)	such further and other material as counsel may advise and this Honourable Court may permit.

May 8, 2009

OSLER, HOSKIN & HARCOURT LLP

Barristers & Solicitors

Box 50, 1 First Canadian Place

Toronto, Canada M5X 1B8

Laura K. Fric (LSUC#: 36545Q)

Craig T. Lockwood (LSUC#: 46668M)

Tel: (416) 362-2111

Fax: (416) 862-6666

Lawyers for the Applicant,

Tundra Semiconductor Corporation

IN THE MATTER OF AN APPLICATION UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C.

1985, C. C-44, AS AMENDED AND RULES 14.05(2) AND 14.05(3)

OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF

ARRANGEMENT OF TUNDRA SEMICONDUCTOR

CORPORATION

TUNDRA SEMICONDUCTOR CORPORATION Applicant	Court File No: 09-8178-00CL
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)
NOTICE OF APPLICATION

Osler, Hoskin & Harcourt LLP

Box 50, 1 First Canadian Place

Toronto, Ontario, Canada M5X 1B8

Laura K. Fric (LSUC#: 36545Q)

Craig T. Lockwood (LSUC#: 46668M)

Tel: 416.362-2111

Fax: 416.862-6666

Lawyers for the Applicant

Tundra Semiconductor Corporation

F.1114658

APPENDIX G

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (1) Right to dissent — Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

(2) Further right — A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1) If one class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Payment for shares — In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4) No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6) Notice of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7) Demand for payment — A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

(8) Share certificate — A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9) Forfeiture — A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10) Endorsing certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) Suspension of rights — On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

(12) Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) Same terms — Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) Payment — Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) Corporation may apply to court — Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) Shareholder application to court — If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) Venue — An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) No security for costs — A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) Parties — On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20) Powers of court — On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) Appraisers — A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) Final order — The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23) Interest — A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) Notice that subsection (26) applies — If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25) Effect where subsection (26) applies — If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) Limitation — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.